  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1996
                                                        REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 HOLOGIC, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                       3844                  04-2902449
     (STATE OR OTHER             (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF                INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR            CLASSIFICATION CODE
      ORGANIZATION)                   NUMBER)

                              590 LINCOLN STREET
                         WALTHAM, MASSACHUSETTS 02154
                                (617) 890-2300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              S. DAVID ELLENBOGEN
                                 HOLOGIC, INC.
                              590 LINCOLN STREET
                         WALTHAM, MASSACHUSETTS 02154
                                (617) 890-2300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        LAWRENCE M. LEVY, ESQ.                  JEFFREY R. PATT, ESQ.
    BROWN, RUDNICK, FREED & GESMER              KATTEN MUCHIN & ZAVIS
         ONE FINANCIAL CENTER                  525 WEST MONROE STREET
      BOSTON, MASSACHUSETTS 02111           CHICAGO, ILLINOIS 60661-3698
            (617) 856-8200                         (312) 902-5200

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after all conditions to the merger of Fenway Acquisition Corp., a wholly-owned subsidiary of Hologic, Inc., with and into FluoroScan Imaging Systems, Inc. pursuant to an Agreement and Plan of Merger dated July 18, 1996 described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

                               ----------------

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                AMOUNT         PROPOSED       PROPOSED MAXIMUM   AMOUNT OF
  TITLE OF EACH CLASS OF        TO BE      MAXIMUM OFFERING  AGGREGATE OFFERING REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED  PRICE PER SHARE(2)      PRICE(2)          FEE
- --------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......      4,901 shares       $9.75           $153,802.02       $100(3)
- --------------------------------------------------------------------------------------------
Rights to Purchase
 Common
 Stock (4).............      4,901 rights         --                 --              --

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Based upon an estimate of the maximum number of shares of the Registrant's Common Stock, $ .01 par value per share, issuable in the merger described herein to holders of shares of capital stock of FluoroScan Imaging
    Systems, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, on the bases of the average of the bid and asked price of the securities to be received by the Registrant in the transaction.
(3) The entire amount of this registration fee was paid in connection with the Registration Statement on Form S-4, Registration No. 333-08977.
(4) Pursuant to a Rights Agreement entered into in 1992, one right (each a "Right") is deemed to be delivered with each share of Common Stock issued by the Registrant. The rights currently are not separately transferable apart from the Common Stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the Rights.
                                   --------
  THIS REGISTRATION STATEMENT IS FILED PURSUANT TO RULE 429 UNDER THE
SECURITIES ACT OF 1933 AND RELATES TO THE REGISTRATION OF 4,901 ADDITIONAL
SHARES IN CONNECTION WITH THE REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-08977.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 HOLOGIC, INC.

CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS OF
                 INFORMATION REQUIRED BY THE REGISTRATION FORM

ITEM
NO.                    CAPTION                            LOCATION IN PROSPECTUS
- ----                   -------                            ----------------------
 A.   INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus.............................   Forepart of Registration Statement; Outside
                                                  Front Cover Page of Proxy
                                                  Statement/Prospectus.
2.  Inside Front and Outside Back Cover
       Pages of Prospectus....................  Inside Front Cover Page of Proxy
                                                 Statement/Prospectus; Available
                                                 Information; Table of Contents.
  3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information..........  Summary; Risk Factors; The Merger and
                                                 Related Transactions; Selected Historical
                                                 Consolidated Financial Data; Hologic
                                                 Unaudited Selected Pro Forma Combined
                                                 Condensed Financial Data; Comparative
                                                 Market Price Data; The Special Meeting;
                                                 Index to Financial Statements.
  4.  Terms of the Transaction................  Summary; The Merger and Related
                                                 Transactions; Description of Hologic
                                                 Capital Stock; Comparative Rights of the
                                                 Hologic and FluoroScan Stockholders.
  5.  Pro Forma Financial Information.........  Summary; Hologic Unaudited Selected Pro
                                                 Forma Combined Condensed Financial Data;
                                                 Index to Financial Statements.
  6.  Material Contacts With the Company Being
       Acquired...............................  Summary; the Merger and Related
  7.  Additional Information Required for        Transactions
       Reoffering by Persons and Parties
       Deemed to be Underwriters..............                       *
  8.  Interests of Named Experts and Counsel..                       *
  9.  Disclosure of Commission Position on
       Indemnification For Securities Act
       Liabilities............................                       *
 B.   INFORMATION ABOUT THE REGISTRANT
 10.  Information With Respect to S-3
       Registrants............................                       *
 11.  Incorporation of Certain Information by
       Reference..............................                       *
 12.  Information with Respect to S-2 or S-3
       Registrants............................                       *
 13.  Incorporation of Certain Information by
       Reference..............................                       *
 14.  Information With Respect to Registrants
       Other Than S-2 or S-3 Registrants......  Summary; Information Regarding Hologic;
                                                 Description of Hologic Capital Stock;
                                                 Comparative Market Price Data; Index to
                                                 Financial Statements; Selected Historical
                                                 Consolidated Financial Data; Hologic
                                                 Management's Discussion and Analysis of
                                                 Financial Condition and Results of
                                                 Operations.

ITEM
NO.                    CAPTION                            LOCATION IN PROSPECTUS
- ----                   -------                            ----------------------
 C.   INFORMATION ABOUT THE COMPANY BEING
       ACQUIRED
 15.  Information With Respect to S-3
       Companies..............................                       *
 16.  Information With Respect to S-2 or S-3
       Companies..............................                       *
 17.  Information With Respect to Companies
       Other Than S-2 or S-3 Companies........  Summary; Information Regarding FluoroScan;
                                                 Comparative Market Price Data; Index to
                                                 Financial Statements; Selected Historical
                                                 Financial Data; FluoroScan Management's
                                                 Discussion and Analysis of Financial
                                                 Condition and Results of Operations.
 D.   VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or
       Authorizations Are to be Solicited.....  Outside Front Cover Page of Proxy
                                                 Statement/Prospectus; Summary; The Merger
                                                 and Related Transactions; The Special
                                                 Meeting; Principal Stockholders of
                                                 Hologic; Principal Stockholders of
                                                 FluoroScan; Hologic Management; Certain
                                                 Transactions; Description of Hologic
                                                 Capital Stock.
 19.  Information if Proxies, Consents or
       Authorizations Are Not to be Solicited
       in an Exchange Offer...................                       *

- --------
* Not Applicable

                       FLUOROSCAN IMAGING SYSTEMS, INC.
                              650-B ANTHONY TRAIL
                          NORTHBROOK, ILLINOIS 60062

                                                                 August 7, 1996

Dear Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of FluoroScan Imaging Systems, Inc. ("FluoroScan"), which will be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, on Thursday, August 29, 1996, at 8:00 a.m., local time.

  At this important meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 18, 1996 (the "Merger Agreement"), by and among FluoroScan, Hologic, Inc. ("Hologic"), and Fenway Acquisition Corp., a newly-formed and wholly-owned subsidiary of Hologic ("Merger Sub"), and the merger (the "Merger") of Merger Sub with and into FluoroScan. If the Merger Agreement and the Merger are approved, and the Merger becomes effective, FluoroScan will become a wholly-owned subsidiary of Hologic and each outstanding share of FluoroScan Common Stock issued and outstanding immediately prior to the consummation of the Merger (the "Effective Time") will be converted into the right to receive
 .31069 shares of Hologic Common Stock, subject to adjustment as described below (the "Conversion Ratio"). If the average closing price per share of the Hologic Common Stock as quoted on the Nasdaq National Market for the ten trading days ending two business days prior to the Effective Time (the "Average Market Value") is greater than $50.29, the Conversion Ratio will be adjusted to equal $15.63 divided by the Average Market Value. If the Average Market Value is less than $30.17, at Hologic's election the Conversion Ratio will be adjusted to equal $9.37 divided by the Average Market Value. If the Average Market Value is less than $30.17, and Hologic does not elect to adjust the Conversion Ratio, the Board of Directors of FluoroScan may elect to terminate the Merger Agreement and the Merger. Under Delaware Law, FluoroScan stockholders will not be entitled to any appraisal rights with respect to the Merger.

  Rodman & Renshaw, Inc. ("Rodman") was retained by FluoroScan to act as its independent financial advisor in connection with the Merger. As discussed in the accompanying Proxy Statement/Prospectus, Rodman has delivered to the FluoroScan Board of Directors its written opinion, dated July 18, 1996, that, as of the date of such opinion and subject to certain assumptions, factors and limitations set forth in such opinion, the Conversion Ratio to be offered to FluoroScan's stockholders pursuant to the Merger is fair, from a financial point of view, to such stockholders. A copy of the opinion of Rodman is attached as Appendix B to the accompanying Proxy Statement/Prospectus, and you are urged to read it in its entirety.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF FLUOROSCAN AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

  YOU SHOULD NOT RETURN CERTIFICATES FOR FLUOROSCAN COMMON STOCK WITH THE ENCLOSED PROXY CARD. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return the enclosed proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                          Sincerely,


                                          Larry S. Grossman
                                          Chairman and Chief Executive Officer

                       FLUOROSCAN IMAGING SYSTEMS, INC.
                              650-B ANTHONY TRAIL
                          NORTHBROOK, ILLINOIS 60062

                               ----------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD AUGUST 29, 1996

                               ----------------
  A Special Meeting of Stockholders of FluoroScan Imaging Systems, Inc., a Delaware corporation ("FluoroScan"), will be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, on Thursday, August 29, 1996, at 8:00 a.m., local time, for the following purposes which are described more fully in the accompanying Proxy Statement/Prospectus:

    (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 18, 1996 (the "Merger Agreement"), by and among FluoroScan, Hologic, Inc., a Delaware corporation ("Hologic"), and Fenway Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Hologic ("Merger Sub"), and the merger (the "Merger") of Merger Sub with and into FluoroScan. At the effective time of the Merger (the "Effective Time"), FluoroScan will become a wholly-owned subsidiary of Hologic and each share of FluoroScan Common Stock, par value $0.0001 per share (the "FluoroScan Common Stock"), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive .31069 shares of Hologic Common Stock, $.01 par value per share (the "Hologic Common Stock"), subject to adjustment as described below (the "Conversion Ratio"). If the average closing price per share of the Hologic Common Stock as quoted on the Nasdaq National Market for the ten trading days ending two business days prior to the Effective Time (the "Average Market Value") is greater than $50.29, the Conversion Ratio will be adjusted to equal $15.63 divided by the Average Market Value, and (ii) if the Average Market Value is less than $30.17, at Hologic's election the Conversion Ratio will be adjusted to equal $9.37 divided by the Average Market Value. If the Average Market Value is less than $30.17, and Hologic does not elect to adjust the Conversion Ratio, the Board of Directors of FluoroScan may elect to terminate the Merger Agreement and the Merger.

    (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on August 5, 1996 as the record date for the determination of the holders of FluoroScan Common Stock entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of FluoroScan Common Stock at the close of business on such date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

  The Merger is more particularly described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached thereto as Appendix A. The affirmative vote of the holders of a majority of the outstanding shares of FluoroScan Common Stock entitled to vote thereon, at a meeting at which a quorum is present, is necessary for the approval and adoption of the Merger Agreement and the Merger. Under Delaware Law, FluoroScan stockholders will not be entitled to any appraisal rights with respect to the Merger.

  Your Board of Directors unanimously has determined that the Merger is fair to and in the best interests of FluoroScan and its stockholders, unanimously has approved the Merger Agreement (and the transactions contemplated thereby) and unanimously recommends that the holders of FluoroScan Common Stock vote "FOR" approval and adoption of the Merger Agreement and the Merger.

                                          By Order of the Board of Directors,


                                          Larry S. Grossman, Secretary

  ALL FLUOROSCAN STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY CARD.

August 7, 1996

                          PROXY STATEMENT/PROSPECTUS

                               ---------------

 [HOLOGIC LOGO] [FLUOROSCAN LOGO]HOLOGIC, INC.

                                  PROSPECTUS

                         COMMON STOCK, $0.01 PAR VALUE

                               ---------------

  This Proxy Statement/Prospectus is being furnished to stockholders of FluoroScan Imaging Systems, Inc., a Delaware corporation ("FluoroScan"), in connection with the solicitation of proxies by the Board of Directors of FluoroScan for use at a Special Meeting of Stockholders to be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, on Thursday, August 29, 1996, at 8:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Special Meeting").

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Fenway Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Hologic, Inc., a Delaware corporation ("Hologic"), with and into FluoroScan, with FluoroScan surviving the Merger, pursuant to an Agreement and Plan of Merger, dated as of July 18, 1996, a copy of which is attached hereto as Appendix A (the "Merger Agreement"), among FluoroScan, Merger Sub and Hologic. As a result of the Merger, FluoroScan will become a wholly-owned subsidiary of Hologic.

  At the effective time of the Merger (the "Effective Time"), each outstanding share of FluoroScan Common Stock, $0.0001 par value per share ("FluoroScan Common Stock"), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive .31069 shares of Hologic Common Stock, $.01 par value per share (the "Hologic Common Stock"), subject to adjustment as described below (the "Conversion Ratio"). If the average closing price of the Hologic Common Stock as quoted on the Nasdaq National Market for the ten trading days ending two business days prior to the Effective Time (the "Average Market Value") is greater than $50.29, the Conversion Ratio will be adjusted to equal $15.63 divided by the Average Market Value, and (ii) if the Average Market Value is less than $30.17, at Hologic's election the Conversion Ratio will be adjusted to equal $9.37 divided by the Average Market Value. If the Average Market Value is less than $30.17, and Hologic does not elect to adjust the Conversion Ratio, the Board of Directors of FluoroScan may elect to terminate the Merger Agreement and the Merger. Holders of FluoroScan Common Stock shall also have the right to receive together with each share of Hologic Common Stock issued in connection with the Merger, an associated common stock purchase right ("Hologic Purchase Right") pursuant to the Rights Agreement dated as of December 22, 1992, as amended (the "Rights Agreement"), between Hologic and American Stock Transfer & Trust Company, as Rights Agent. References herein to the Hologic Common Stock issuable in the Merger shall be deemed to include the associated Hologic Purchase Rights. As of the Record Date, there were 4,622,894 shares of FluoroScan Common Stock outstanding. Assuming no adjustment to the Conversion Ratio, and without giving effect to the issuance of any shares of FluoroScan Common Stock after the Record Date, upon consummation of the Merger, Hologic will issue approximately 1,436,287 shares of Hologic Common Stock.

  This Proxy Statement/Prospectus also constitutes the Prospectus of Hologic under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Hologic Common Stock to be issued in connection with the Merger. Shares of Hologic Common Stock are traded on the Nasdaq National Market under the symbol "HOLX." On August 5, 1996, the closing sales price of the Hologic Common Stock, as reported on the Nasdaq National Market, was $37.25 per share.

  This Proxy Statement/Prospectus, the accompanying Notice of Special Meeting and the accompanying form of proxy are first being mailed to FluoroScan stockholders on or about August 7, 1996.

  The Board of Directors of FluoroScan has unanimously determined that the Merger is fair to and in the best interests of FluoroScan and its Stockholders, unanimously approved the Merger Agreement (and the transactions contemplated thereby) and unanimously recommends that holders of FluoroScan Common Stock vote FOR the approval and adoption of the Merger Agreement and the Merger. See "The Merger and Related Transactions--Background of the Merger," "--FluoroScan's Reasons for the Merger," "--Recommendation of FluoroScan Board of Directors," and "--Interests of Certain Persons in the Merger."

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED CAREFULLY BY FLUOROSCAN STOCKHOLDERS.

THE  SECURITIES  TO  BE  ISSUED  IN  THE MERGER  HAVE  NOT  BEEN  APPROVED  OR
 DISAPPROVED   BY   THE   SECURITIES   AND   EXCHANGE   COMMISSION   OR   ANY
  STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
   OF THIS  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is August 6, 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE HEREIN AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Hologic and FluoroScan are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Hologic and FluoroScan may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Hologic Common Stock and the FluoroScan Common Stock are each listed and traded on the Nasdaq National Market. Material filed by Hologic and FluoroScan, respectively, can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

  Hologic has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Hologic Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus constitutes the prospectus of Hologic that is filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referenced to herein or therein are summaries of the terms thereof and, therefore, not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved and each such statement is qualified in all respects by such reference.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO HOLOGIC AND MERGER SUB HAS BEEN PROVIDED BY HOLOGIC. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO FLUOROSCAN HAS BEEN PROVIDED BY FLUOROSCAN.

                               ----------------

  The Hologic logo is a service mark of Hologic. QDR and QDR-1000 are registered trademarks of Hologic, QDR-1000W, QDR-1000plus, QDR-2000, QDR-2000plus, QDR 4500, QDR 4500A, QDR 4500SL, QDR 4500W, QDR 4500C, ACCLAIM, UBA 575+ and Sahara are trademarks of Hologic. The trademarks Scanora and Walker Sonix are licensed by Hologic. FluoroScan, FluoroScan I, FluoroScan II, FluoroScan III and FluoroScan Imaging Systems are trademarks of FluoroScan. This Prospectus also contains trademarks of other companies.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROXY STATEMENT/PROSPECTUS...............................................   1
AVAILABLE INFORMATION....................................................   2
SUMMARY..................................................................   5
RISK FACTORS.............................................................  16
THE SPECIAL MEETING......................................................  22
  Date, Place and Time of Meeting........................................  22
  Record Date and Outstanding Shares.....................................  22
  Intentions and Agreements to Vote......................................  22
  Voting of Proxies......................................................  22
  Vote Required..........................................................  23
  Quorum; Abstentions and Broker Non-Votes...............................  23
  Solicitation of Proxies and Expenses...................................  23
THE MERGER AND RELATED TRANSACTIONS......................................  24
  General................................................................  24
  Background of the Merger...............................................  25
  Hologic's Reasons for the Merger.......................................  27
  FluoroScan's Reasons for the Merger....................................  28
  Opinion of FluoroScan's Financial Advisor..............................  29
  Selection and Compensation of FluoroScan's Financial Advisor...........  32
  Recommendation of FluoroScan Board of Directors........................  32
  Interests of Certain Persons in the Merger.............................  32
  Material Contacts Between Hologic and FluoroScan.......................  34
  Representations, Warranties and Covenants..............................  34
  Conduct of Business of FluoroScan Pending the Merger...................  35
  No Solicitation........................................................  35
  Conditions to the Merger...............................................  36
  Effective Time.........................................................  37
  Termination............................................................  37
  Termination Fee and Expenses...........................................  38
  Option Agreement with Certain Stockholders.............................  39
  Conversion of Shares; Procedures for Exchange of Certificates..........  39
  Certain Federal Income Tax Matters.....................................  40
  Accounting Treatment...................................................  41
  Federal Securities Law Consequences....................................  42
  Regulatory Matters.....................................................  42
  Nasdaq National Market Listing.........................................  43
  No Appraisal Rights....................................................  43
  Waiver and Amendment...................................................  43
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..........................  44
HOLOGIC UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA...  47
COMPARATIVE MARKET PRICE DATA............................................  48
INFORMATION REGARDING HOLOGIC............................................  50
HOLOGIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATION....................................................  64
INFORMATION REGARDING FLUOROSCAN.........................................  70
FLUOROSCAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATION................................................  77
HOLOGIC MANAGEMENT.......................................................  81

                                                                            PAGE
                                                                            ----
CERTAIN TRANSACTIONS.......................................................  88
PRINCIPAL STOCKHOLDERS OF HOLOGIC..........................................  89
PRINCIPAL STOCKHOLDERS OF FLUOROSCAN.......................................  90
DESCRIPTION OF HOLOGIC COMMON STOCK........................................  91
COMPARISON OF RIGHTS OF STOCKHOLDERS OF HOLOGIC AND FLUOROSCAN.............  94
LEGAL MATTERS..............................................................  95
EXPERTS....................................................................  95
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
APPENDIX A--AGREEMENT AND PLAN OF MERGER (INCLUDING EXHIBITS).............. A-1
APPENDIX B--OPINION OF RODMAN & RENSHAW, INC. ............................. B-1

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and qualified in its entirety by, the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus. FluoroScan stockholders are urged to carefully read this Proxy Statement/Prospectus and the attached Appendices in their entirety. Forward-looking statements made in this Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements contained herein, including as a result of the risks described below under "Risk Factors."

                                 THE COMPANIES

HOLOGIC

  Hologic, Inc., a Delaware corporation ("Hologic"), is a leading international developer, manufacturer and marketer of X-ray bone densitometers which precisely measure bone density for use in the diagnosis and monitoring of metabolic bone diseases such as osteoporosis. Hologic pioneered the use of dual-energy X-ray absorptiometry ("DXA") to measure bone density, introducing the first DXA bone densitometer in 1987. Since this introduction, DXA systems have become the standard for measuring bone density. In 1995, Hologic introduced its fourth generation of DXA bone densitometers, its clinically oriented QDR(R) 4500 ACCLAIM(TM) product line. Hologic is also developing products that it believes will complement its DXA product line, including an ultrasound bone analyzer, the Sahara(TM) and, through a joint development effort with another company, a diagnostic strip test to detect biochemical markers that indicate the rate of a patient's bone loss. The mailing address of Hologic's principal executive offices is: 590 Lincoln Street, Waltham, Massachusetts 02154, and its telephone number is: (617) 890-2300.

FENWAY ACQUISITION CORP.

  Fenway Acquisition Corp., a wholly-owned subsidiary of Hologic ("Merger Sub"), is a newly formed Delaware corporation created for the sole purpose of consummating the transactions contemplated by the Merger Agreement. Merger Sub has not conducted any activities other than those incident to its formation, its execution of the Merger Agreement and its participation in the preparation of this Proxy Statement/Prospectus. As a result of the Merger, Merger Sub will be merged with and into FluoroScan, with FluoroScan surviving the Merger and becoming a wholly-owned subsidiary of Hologic. The mailing address and telephone number of Merger Sub are the same as those of Hologic.

FLUOROSCAN

  FluoroScan Imaging Systems, Inc., a Delaware corporation ("FluoroScan"), manufactures and distributes the FluoroScan Imaging System(TM) (the "FluoroScan System"), a low intensity, real time X-ray imaging device which provides high resolution images at radiation levels and at a cost well below those of conventional X-ray and fluoroscopic equipment. The FluoroScan System technology is based on a micro channel plate image intensifier commonly known as a "night vision" intensifier. To date, FluoroScan has sold the FluoroScan System primarily to hospitals and surgery centers for use by orthopedic surgeons in the operating room and, to a lesser extent, for other medical uses. FluoroScan was incorporated in Delaware in 1984 under the name HealthMate, Inc. ("HealthMate"), as the successor to HealthMate of Illinois, Inc. and Lixiscope of America, Inc., which were incorporated in Illinois in 1982 and 1981, respectively. The mailing address of FluoroScan's principal executive offices is: 650-B Anthony Trail, Northbrook, Illinois 60062, and its telephone number is: (847)564-5400.

                              RECENT DEVELOPMENTS

HOLOGIC

  For the three and nine months ended June 29, 1996, Hologic reported revenues of $22.8 million and $56.3 million, respectively, as compared with revenues of $11.3 million and $30.5 million for the same periods ended June 24, 1995. Hologic also reported net income for the three and nine months ended June 29, 1996 of $3.9 million, or $.32 per share, and $8.3 million, or $.76 per share, respectively, as compared with net income of $490,000, or $.06 per share, and $1.3 million, or $.15 per share, for the same periods ended June 24, 1995. See "Risk Factors."

FLUOROSCAN

  For the three and six months ended June 30, 1996, FluoroScan reported net sales of $3.4 million and $6.9 million, respectively, as compared with net sales of $3.6 million and $6.1 million for the same periods ended June 30, 1995. FluoroScan also reported net income for the three and six months ended June 30, 1996 of $170,000, or $0.05 per share, and $570,000, or $0.16 per share, respectively, as compared with $420,000, or $0.12 per share, and $760,000, or $0.22 per share, for the corresponding periods ended June 30, 1995. See "Risk Factors."

                              THE SPECIAL MEETING

TIME, PLACE AND DATE

  A Special Meeting of the stockholders of FluoroScan will be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, on Thursday, August 29, 1996 at 8:00 a.m., local time (including any and all adjournments or postponements thereof, the "Special Meeting").

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, holders of FluoroScan Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. Stockholders of FluoroScan will also consider and vote upon any other matter that may properly come before the Special Meeting.

VOTE REQUIRED; RECORD DATE

  The affirmative vote of the holders of a majority of the outstanding shares of FluoroScan Common Stock entitled to vote at the Special Meeting is required for the approval and adoption of the Merger Agreement and the Merger. Holders of FluoroScan Common Stock are entitled to one vote per share. Only holders of FluoroScan Common Stock at the close of business on August 5, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting.

INTENTIONS AND AGREEMENTS TO VOTE

  Each of the directors and executive officers of FluoroScan has advised FluoroScan that he intends to vote all shares of FluoroScan Common Stock over which he has voting control (a total of 1,701,428 or approximately 36.8% of the outstanding shares of FluoroScan Common Stock as of the Record Date) in favor of the Merger. Moreover, Larry S. Grossman and Arlen L. Issette, the Chief Executive Officer and President of FluoroScan, respectively, have entered into agreements with Hologic pursuant to which they have agreed to vote, and have granted Hologic irrevocable proxies with respect to, all shares of FluoroScan Common Stock over which they own or have voting control (a total of 1,697,028 shares, or approximately 36.7% of the outstanding shares of FluoroScan Common Stock as of the Record Date) in favor of the Merger. See "The Special Meeting-- Intentions and Agreements to Vote."

                                   THE MERGER

EFFECTS OF THE MERGER

  The Merger will become effective after satisfaction of all conditions to the Merger Agreement and on the date the Articles of Merger are duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming all of the conditions to the Merger are fulfilled, it is expected that the Effective Time will occur on August 29, 1996, or as soon thereafter as practicable. Upon consummation of the Merger, FluoroScan will become a wholly-owned subsidiary of Hologic, and the stockholders of FluoroScan will become stockholders of Hologic.

CONVERSION OF SHARES

  At the Effective Time, each share of FluoroScan Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive .31069 shares of Hologic Common Stock, subject to adjustment as described below (the "Conversion Ratio"). If the average closing price per share of the Hologic Common Stock as quoted on the Nasdaq National Market for the ten trading days ending two business days prior to the Effective Time (the "Average Market Value") is greater than $50.29, the Conversion Ratio shall be adjusted to equal $15.63 divided by the Average Market Value, and (ii) if the Average Market Value is less than $30.17, at Hologic's election the Conversion Ratio will be adjusted to equal $9.37 divided by the Average Market Value. If the Average Market Value is less than $30.17, and Hologic does not elect to adjust the Conversion Ratio, the Board of Directors of FluoroScan may elect to terminate the Merger Agreement and the Merger. Hologic will not be required to issue fractional shares of Hologic Common Stock in connection with the Merger. In lieu of any fractional shares of Hologic Common Stock that would otherwise be issued to FluoroScan stockholders, such stockholders will receive cash in the amount of the Conversion Ratio multiplied by the Average Market Value. Holders of FluoroScan Common Stock shall also have the right to receive together with each share of Hologic Common Stock issued in connection with the Merger, an associated common stock purchase right ("Hologic Purchase Right") pursuant to the Rights Agreement dated as of December 22, 1992, as amended (the "Rights Agreement"), between Hologic and American Stock Transfer & Trust Company, as Rights Agent. References herein to Hologic Common Stock issuable in the Merger shall be deemed to include the associated Hologic Purchase Rights. See "The Merger and Related Transactions--General," "--Conversion of Shares; Procedures for Exchange of Certificates."

CONVERSION OF OPTIONS

  At the Effective Time, each outstanding option to purchase FluoroScan Common Stock (the "FluoroScan Plan Options") granted under FluoroScan's 1994 Amended and Restated Stock Incentive Plan, as amended, (the "FluoroScan 1994 Plan"), the 1995 Stock Incentive Plan (the "FluoroScan 1995 Plan") and the 1994 Directors Stock Option Plan (the "FluoroScan Directors Plan" and, collectively, the "FluoroScan Option Plans"), and each option to purchase FluoroScan units (the "FluoroScan Units"), with each FluoroScan Unit consisting of one share of FluoroScan Common Stock and a warrant to purchase one share of FluoroScan Common Stock (the "FluoroScan Unit Options," collectively with the FluoroScan Plan Options, the "FluoroScan Options"), will be assumed by Hologic. Each FluoroScan Option so assumed shall continue to have, and be subject to, the same terms and conditions set forth in the FluoroScan Option prior to the Effective Time, except that (a) each FluoroScan Plan Option will be exercisable for that number of whole shares of Hologic Common Stock equal to the number of shares of FluoroScan Common Stock that were issuable upon exercise of the FluoroScan Plan Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and (b) each FluoroScan Unit Option shall be exercisable for that number of whole Hologic units, with each Hologic unit consisting of one share of Hologic Common Stock and a warrant to purchase one share of Hologic Common Stock (a "Hologic Unit"), equal to the number of FluoroScan Units that were issuable upon exercise of the FluoroScan Unit Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and
(c) the per share exercise price for the Hologic Common Stock and the Hologic Units issuable upon exercise of the FluoroScan

Plan Options, the FluoroScan Unit Options and the warrants included in the FluoroScan Units ("FluoroScan Unit Warrants") will be equal to the quotient determined by dividing the exercise price at which such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio. See "The Merger and Related Transactions--General."

OPINION OF FLUOROSCAN'S FINANCIAL ADVISOR

  Rodman & Renshaw, Inc. ("Rodman") has delivered its written opinion to the FluoroScan Board of Directors dated July 18, 1996 that, as of the date of such opinion and subject to certain assumptions, factors and limitations set forth in such opinion, the Conversion Ratio to be offered to FluoroScan's stockholders is fair, from a financial point of view, to such stockholders. A copy of the opinion of Rodman, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Rodman, is attached as Appendix B to this Proxy Statement/Prospectus. Stockholders of FluoroScan are urged to read the opinion carefully and in its entirety. See "The Merger and Related Transactions--Opinion of FluoroScan's Financial Advisor."

RECOMMENDATION OF THE FLUOROSCAN BOARD OF DIRECTORS

  The FluoroScan Board of Directors has unanimously determined that the Merger is fair to, and in the best interests of, the FluoroScan stockholders and has approved the Merger Agreement and the Merger. The FluoroScan Board of Directors unanimously recommends that FluoroScan's stockholders approve and adopt the Merger Agreement and the Merger. See "The Merger and Related Transactions-- Background of the Merger," "--FluoroScan's Reasons for the Merger," "-- Recommendation of FluoroScan Board of Directors," and "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the FluoroScan Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of FluoroScan's management (some of whom are members of FluoroScan's Board of Directors) and the FluoroScan Board of Directors have certain interests in the Merger in addition to their interests as stockholders of FluoroScan generally. Among other things, the Merger Agreement includes provisions obligating Hologic to preserve and assume certain indemnification rights and benefits of, and to provide liability insurance coverage for, the directors of FluoroScan, and to become obligated under Amended and Restated Employment Agreements with Larry S. Grossman and Arlen L. Issette, the Chief Executive Officer and President of FluoroScan, respectively, which were entered into on July 18, 1996 upon execution of the Merger Agreement, pursuant to which Messrs. Grossman and Issette will continue to serve as Chief Executive Officer and President of FluoroScan, respectively, remain as directors of FluoroScan and become Vice Presidents of Hologic following the consummation of the Merger. In addition, Mr. Grossman will also become a director of Hologic at the Effective Time. In addition, the outstanding Director Options to purchase, in the aggregate, 72,000 shares of Fluoroscan Common Stock will entitle the holders to receive cash payments equal to the fair market value of such shares minus their exercise price following the Merger. Each of the holders of Director Options has agreed to waive his right to such payment and have his Director Options assumed by Hologic in the event that such cash payments would cause the Merger not to qualify as a pooling of interests for accounting and financial reporting purposes. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

OPTION AGREEMENT WITH CERTAIN STOCKHOLDERS

  As a condition to entering into the Merger Agreement, on July 18, 1996, Hologic entered into a Stockholder Option Agreement with Messrs. Grossman and Issette (the "Stockholder Option Agreement"). Under the Stockholder Option Agreement, Messrs. Grossman and Issette have granted Hologic an option, under certain circumstances if the Merger is not consummated, to purchase the shares of FluoroScan Common Stock held by them at an exercise price equal to the Conversion Ratio. The number of shares of FluoroScan Common Stock covered by the Stockholder Option Agreements is 1,467,152 which constitutes approximately 31.7% of the number of outstanding shares of FluoroScan Common Stock on the Record Date. See "The Merger and Related Transactions--Option Agreement with Certain Stockholders."

CONDITIONS TO THE MERGER

  In addition to the requirement that the stockholders of FluoroScan approve the Merger, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may result in the termination of the Merger Agreement. Each party's obligation to consummate the Merger is conditioned upon, among other things, the accuracy of the other party's representations, the other party's performance of its covenants, absence of certain litigation, absence of material adverse change to the business of the other party, and favorable legal opinions to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization. In addition, Hologic may terminate the Merger Agreement if it does not receive favorable letters from the respective independent accountants of Hologic and FluoroScan that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. See "The Merger and Related Transactions--Conditions to the Merger."

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement is subject to termination: (i) by the mutual consent of the Boards of Directors of Hologic and FluoroScan, (ii) by either party, if, without the fault of such terminating party, the Merger shall not have been consummated on or before November 30, 1996, (iii) by either party, if there shall be issued a final order by any court of competent jurisdiction or other governmental body in the United States restraining, enjoining or otherwise prohibiting the Merger, (iv) by either party if the Merger Agreement shall fail to receive the requisite approval of the stockholders of FluoroScan, (v) by the Board of Directors of FluoroScan if the Average Market Value of the Hologic Common Stock is less than $30.17 and Hologic does not elect to adjust the Conversion Ratio to equal $9.37 divided by the Average Market Value, and (vi) in certain other circumstances. Under certain circumstances, if the Merger Agreement is terminated, Hologic may be entitled to receive from FluoroScan a termination fee of $2.4 million and the payment of up to $1.5 million for fees and expenses relating to the transaction. Under certain other circumstances, if the Merger Agreement is terminated, Hologic or FluoroScan may be entitled to receive from the other the payment of up to $1.5 million for fees and expenses relating to the transaction. See "The Merger and Related Transactions-- Termination" and "--Termination Fee and Expenses."

CERTAIN FEDERAL INCOME TAX MATTERS

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). A condition to the obligations of Hologic and FluoroScan to consummate the Merger is the receipt by them of an opinion of legal counsel to the effect that, among other things: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code: (ii) each of Hologic, Merger Sub and FluoroScan will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a holder of FluoroScan Common Stock as a result of the Merger with respect to shares of FluoroScan Common Stock converted solely into shares of Hologic Common Stock (except with respect to cash, if any, received in lieu of fractional share interests). However, consummation of the Merger is not conditioned upon the receipt of a private letter ruling from the Internal Revenue Service as to the tax consequences of Merger. See "The Merger and Related Transactions--Certain Federal Income Tax Matters."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Hologic and FluoroScan have been advised by, and will receive letters from Arthur Andersen LLP, Hologic's independent accountants, and BDO Seidman, LLP, FluoroScan's independent accountants, to the effect that, the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Hologic and FluoroScan will be carried forward to Hologic at their recorded amounts, the consolidated income of Hologic will include income of Hologic and FluoroScan for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for prior periods will be combined and restated as consolidated income of Hologic.

REGULATORY APPROVALS

  Neither Hologic nor FluoroScan is aware of any governmental or regulatory approvals required for the consummation of the Merger other than (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the " HSR Act"), as described below, (ii) compliance with applicable securities laws and (iii) certain filings under Delaware Law.

  The Merger is subject to the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have been expired or been terminated. On August 1, 1996, Hologic and FluoroScan filed the required information and materials with the Antitrust Division and FTC and requested early termination of the waiting period under the HSR Act. See "The Merger and Related Transactions--Regulatory Approvals."

NO APPRAISAL RIGHTS

  Under Delaware Law, the holders of FluoroScan Common Stock are not entitled to any appraisal rights in connection with the Merger. See "The Merger and Related Transactions--No Appraisal Rights."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  See "Comparison of Rights of Stockholders of Hologic and FluoroScan" for a summary of certain differences between the rights of holders of Hologic Common Stock and the rights of holders of FluoroScan Common Stock.

EXCHANGE OF STOCK CERTIFICATES

  If the Merger becomes effective, the holders of record of FluoroScan Common Stock will be required to surrender their stock certificates in exchange for certificates representing shares of Hologic Common Stock and a cash payment in lieu of fractional shares, if any. Certificates should not be surrendered at this time. See "The Merger and Related Transactions--Conversion of Shares; Procedures for Exchange of Certificates."

                    COMPARATIVE PER SHARE MARKET PRICE DATA

HOLOGIC

  Hologic's Common Stock is traded on the Nasdaq National Market under the symbol "HOLX." The following table sets forth, for the periods indicated, the high and low sales prices per share of Hologic Common Stock, as reported by the Nasdaq National Market. All sales prices have been adjusted to reflect a two-for-one stock split in the form of a stock dividend effected by Hologic in March 1996.

                                                                   HIGH   LOW
                                                                  ------ ------
1994 Fiscal Year
  First Quarter ended December 26, 1993.......................... $ 2.50 $ 1.75
  Second Quarter ended March 26, 1994............................   3.69   1.69
  Third Quarter ended June 25, 1994..............................   7.00   3.19
  Fourth Quarter ended September 24, 1994........................   9.00   4.88
1995 Fiscal Year
  First Quarter ended December 31, 1994..........................   9.06   6.13
  Second Quarter ended March 25, 1995............................   9.38   6.63
  Third Quarter ended June 24, 1995..............................   8.69   4.50
  Fourth Quarter ended September 30, 1995........................  12.56   7.69

                                                                    HIGH   LOW
                                                                    ----- -----
1996 Fiscal Year
  First Quarter ended December 30, 1995............................ 22.75 10.38
  Second Quarter ended March 30, 1996.............................. 26.75 17.25
  Third Quarter ended June 29, 1996................................ 49.50 21.00
  Fourth Quarter ending September 28, 1996 (through August 5,
   1996)........................................................... 49.00 27.50

FLUOROSCAN

  FluoroScan's Common Stock is traded on the Nasdaq National Market under the symbol "FLRO." The following table sets forth, for the periods indicated, the high and low sales prices per share of FluoroScan Common Stock, as reported by the Nasdaq National Market.

                                                                    HIGH   LOW
                                                                    ----- -----
1994 Fiscal Year
  Third Quarter ended September 30, 1994(1)........................ $8.06 $6.00
  Fourth Quarter ended December 31, 1994...........................  8.38  5.69
1995 Fiscal Year
  First Quarter ended March 31, 1995...............................  9.00  6.00
  Second Quarter ended June 30, 1995...............................  8.25  5.75
  Third Quarter ended September 30, 1995........................... 10.13  6.50
  Fourth Quarter ended December 31, 1995........................... 10.13  6.13
1996 Fiscal Year
  First Quarter ended March 31, 1996...............................  8.75  5.75
  Second Quarter ended June 30, 1996............................... 11.13  6.38
  Third Quarter ending September 30, 1996 (through August 5,
   1996)........................................................... 11.63  6.75

- --------
(1) FluoroScan's initial public offering was completed on July 11, 1994.

RECENT MARKET PRICES

  The following table sets forth the closing prices per share of the Common Stock of Hologic and FluoroScan, respectively, on the Nasdaq National Market on July 18, 1996, the last trading day preceding the public announcement of the Merger, and on August 5, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and the equivalent per share prices of the FluoroScan Common Stock based on the closing prices of the Hologic Common Stock multiplied by the Conversion Ratio:

                                              HOLOGIC     FLUOROSCAN  FLUOROSCAN
                                            COMMON STOCK COMMON STOCK EQUIVALENT
                                            ------------ ------------ ----------
   July 18, 1996...........................    $39.38       $ 7.88      $12.23
   August 5, 1996..........................    $37.25       $11.38      $11.57

NUMBER OF HOLDERS

  As of the Record Date, there were 262 holders of record of Hologic Common Stock and 92 holders of record of FluoroScan Common Stock, as shown on the records of their respective transfer agents.

DIVIDEND POLICY

  Neither Hologic nor FluoroScan has ever paid or declared any dividends on its stock. Hologic's current policy is to retain all of its earnings to finance future growth.

  FLUOROSCAN STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HOLOGIC COMMON STOCK AND FLUOROSCAN COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF HOLOGIC COMMON STOCK OR FLUOROSCAN COMMON STOCK AT, OR IN THE CASE OF HOLOGIC COMMON STOCK AFTER, THE EFFECTIVE TIME OF THE MERGER.

            HOLOGIC SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY FINANCIAL DATA

  The following selected summary financial data of Hologic have been derived from its respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and notes thereto.

                                           FISCAL YEARS ENDED(2)                    SIX MONTHS ENDED
                         --------------------------------------------------------- -------------------
                          SEPTEMBER 30,
                         --------------- SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30, MARCH 25, MARCH 30,
                          1991    1992       1993          1994          1995        1995      1996
                         ------- ------- ------------- ------------- ------------- --------- ---------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................ $17,057 $26,270    $24,848       $38,484       $43,400     $19,230   $33,521
Income (loss) before
 income taxes
 (3)(4)(5)..............   1,015   2,102     (2,075)        4,330         2,520       1,117     6,051
Net income (loss).......     701   1,479     (1,775)        2,995         1,870         797     4,331
Net income (loss) per
 common and common
 equivalent share:
  Primary (3)(4)(5)..... $  0.09 $  0.18     ($0.23)      $  0.36       $  0.21     $  0.09   $  0.42
  Fully diluted (5).....                                  $  0.34       $  0.20
Weighted average number
 of common and common
 equivalent shares
 outstanding (1):
  Primary...............   8,099   8,101      7,860         8,390         8,752       8,799    10,298
  Fully diluted.........                                    8,684         9,151

                          SEPTEMBER 30
                         --------------- SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30, MARCH 30,
                          1991    1992       1993          1994          1995        1996
                         ------- ------- ------------- ------------- ------------- ---------
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital......... $15,503 $16,427    $14,540       $17,688       $19,370     $74,559
Total liabilities.......   3,135   4,578      5,854         8,625        11,190      12,868
Total assets............  19,809  22,695     22,166        28,497        33,862      91,486
Stockholders' equity....  16,674  18,117     16,312        19,872        22,672      78,618

- --------
(1) All share and per share data has been adjusted to reflect a two-for-one stock split in the form of a stock dividend on March 25, 1996.
(2) Hologic changed its fiscal year end from September 30 to the last Saturday in September effective with the fiscal year ended September 25, 1993.
(3) Fiscal 1991 expenses include litigation expenses of $1.2 million before income taxes (approximately $800,000 after income taxes or $0.10 per share).
(4) Fiscal 1993 expenses include a restructuring charge of $900,000 (before and after income taxes or $0.11 per share) relating to the reorganization of Hologic's European operations.
(5) Fiscal 1995 expenses include litigation expenses of $2.5 million before income taxes (approximately $1.8 million after income taxes or $0.21 per share) primarily relating to certain patent litigation. A definitive agreement was reached by Hologic and the other party to this litigation in November 1995 settling all outstanding disputes. See "Information Regarding Hologic-Patents and Proprietary Rights."

                 FLUOROSCAN SELECTED HISTORICAL FINANCIAL DATA

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY FINANCIAL DATA

  The following selected summary financial data of FluoroScan have been derived from the historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Registration Statement.

                                             FISCAL YEARS ENDED   THREE MONTHS ENDED
                                                 DECEMBER 31           MARCH 31
                                            --------------------- -------------------
                                             1993   1994   1995     1995      1996
                                            ------ ------ ------- --------- ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.................................  $6,928 $9,171 $13,147 $   2,491 $   3,502
Income before income taxes................     973  2,065   2,342       539       678
Net income................................   1,458  1,773   1,479       341       404
Net income per share......................  $  .52 $  .57 $   .43 $     .10 $     .12
Weighted average common shares and common
 share equivalents outstanding............   2,787  3,107   3,473     3,507     3,495

                                                          DECEMBER 31  MARCH 31
                                                         ------------- --------
                                                          1994   1995    1996
                                                          ----  ------ --------
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................................... $6,280 $7,820  $8,248
Total liabilities.......................................    801  1,361   1,482
Total assets............................................  8,173 10,221  10,746
Stockholders' equity....................................  7,371  8,860   9,264

     HOLOGIC UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected summary unaudited combined pro forma financial data is derived from the pro forma combined condensed financial statements appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and notes thereto.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the combination had been consummated, nor is it necessarily indicative of the future operating results or financial position of Hologic or FluoroScan.

                                                                       SIX
                                    FISCAL YEARS ENDED             MONTHS ENDED
                         ----------------------------------------- ------------
                         SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30,  MARCH 30,
                             1993          1994          1995          1996
                         ------------- ------------- ------------- ------------
COMBINED STATEMENT OF
 OPERATIONS DATA:
Revenues................    $31,776       $47,654       $56,547      $40,901
Income (loss) before
 income taxes...........     (1,102)        6,395         4,861        7,352
Net income (loss).......       (317)        4,768         3,348        5,138
Net income (loss) per
 common and common
 equivalent share:
  Primary...............    $ (0.03)      $  0.49       $  0.33      $  0.44
  Fully diluted.........                  $  0.47       $  0.32
Weighted average number
 of common and common
 equivalent shares
 outstanding:
  Primary...............      9,296         9,826        10,188       11,735
  Fully diluted.........                   10,120        10,587

                                                                   MARCH 30,
                                                                     1996
                                                                   ---------
COMBINED BALANCE SHEET DATA:
Working capital................................................... $ 82,808
Total liabilities.................................................   14,350
Total assets......................................................  102,232
Stockholders' equity..............................................   87,882

              COMPARATIVE HISTORICAL AND UNAUDITED PER SHARE DATA

  The following tables set forth the historical per share data of Hologic and FluoroScan and combined per share data on an unaudited pro forma basis after giving effect to the Merger, on a pooling of interest basis, and after giving effect to the issuance of 1,436,287 shares of Hologic Common Stock in the Merger assuming 4,622,894 shares of FluoroScan Common Stock outstanding at the Effective Time and a Conversion Ratio of .31069. This data should be read in conjunction with the selected historical and pro forma financial data, the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus and the separate historical financial statements of Hologic and FluoroScan included herein. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. Neither Hologic nor FluoroScan has ever declared or paid cash dividends on its respective shares of Common Stock.

                                     COMPARATIVE PER SHARE DATA
                                -------------------------------------
                                                         PERIOD
                                    FISCAL YEARS          ENDED
                                --------------------- -------------
                                                      MARCH 30,
                                 1993    1994   1995    1996
                                ------  ------ ------ ---------
HOLOGIC HISTORICAL:
 Net income (loss):
 Primary......................  $(0.23) $ 0.36 $ 0.21   $0.42
 Fully diluted................          $ 0.34 $ 0.20
 Book value(1)................                 $ 2.75   $7.12
FLUOROSCAN HISTORICAL:
 Net income...................  $ 0.52  $ 0.57 $ 0.43   $0.12
 Book value(2)................                 $ 2.55   $2.67
PRO FORMA COMBINED HOLOGIC AND
 FLUOROSCAN:
 Net income (loss):(3)
 Primary......................  $(0.03) $ 0.49 $ 0.33   $0.44
 Fully diluted................          $ 0.47 $ 0.32
 Book Value(3)................                 $ 3.26   $7.04
EQUIVALENT PRO FORMA COMBINED-
 FLUOROSCAN:
 Net income (loss):(4)
 Primary......................  $(0.01) $ 0.15 $ 0.10   $0.14
 Fully diluted................          $ 0.15 $ 0.10
 Book value(4)................                 $ 1.01   $2.19

- --------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares of Hologic Common Stock outstanding at the end of the period.
(2) Historical book value per share is computed by dividing total stockholders' equity by FluoroScan Common Stock outstanding at the end of the period.
(3) Pro forma combined net income (loss) per share is computed by dividing pro forma net income by the Hologic weighted average number of common and common equivalent shares after giving effect to the assumed 1,436,287 shares of Hologic Common Stock to be issued in connection with the Merger. Pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the number of shares of Hologic Common Stock after giving effect to the assumed 1,436,287 shares of Hologic Common Stock to be issued in connection with the Merger. Pro forma book value per share does not reflect the exercise of outstanding stock options.
(4) Equivalent pro forma combined net income (loss) and book value per share are computed by multiplying the pro forma combined net income (loss) per share and book value per share by the Conversion Ratio of .31069.

                                 RISK FACTORS

  In addition to the other information in this Proxy Statement/Prospectus, the following risk factors should be considered carefully by the FluoroScan stockholders in determining whether to vote for the approval and adoption of the Merger Agreement and the Merger, and the acquisition of the securities offered hereby. For the period following the Merger, references to the business and operations of Hologic should be considered to refer to Hologic and its subsidiaries, including FluoroScan, unless the context otherwise requires. Forward-looking statements made in this section and elsewhere in this Proxy Statement/Prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements contained herein for a variety of reasons, including but not limited to the risks outlined in this section.

RISKS RELATING TO THE MERGER

  Integration of the Two Companies. Hologic and FluoroScan have each entered into the Merger Agreement with the expectation that the Merger will benefit both Hologic and FluoroScan. See "The Merger--Reasons for the Merger." Achieving the anticipated benefits from the Merger will depend in part upon whether the businesses of Hologic and FluoroScan can be managed and coordinated in a timely, efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations (Hologic and FluoroScan are based in the Boston and Chicago metropolitan area, respectively) and integrating personnel with disparate background and corporate cultures. The integration process will require the dedication of management resources that will detract attention from the daily business of Hologic and FluoroScan. In addition, Hologic anticipates integrating FluoroScan products into its foreign sales and distribution channels. The risk inherent in such integration may be greater than those associated with the integration of FluoroScan's and Hologic's domestic operations. See "Risk Factors--Reliance on Foreign Sales." The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the Merger will materially affect the operations of Hologic and FluoroScan. This integration process may cause an interruption of, or a loss of momentum in, the activities of either or both of the businesses of Hologic and FluoroScan, which could have a material adverse effect on Hologic's business.

  Transaction Costs. Hologic and FluoroScan estimate that they will incur direct transaction costs of approximately $1.8 million associated with the Merger. These transaction costs will be expensed in the period incurred under the pooling-of-interests method of accounting for business combinations. As a result, the earnings of the combined entity will be adversely affected. This decrease in Hologic's earnings may have a significant impact on the market price of Hologic Common Stock. This amount is a preliminary estimate only and therefore subject to change. There can be no assurance that Hologic and FluoroScan will not incur additional charges to reflect costs associated with the Merger.

RISKS RELATING TO HOLOGIC AND FLUOROSCAN

  The risk factors in this subsection apply to each of Hologic and FluoroScan individually, where appropriate, and also are expected to apply to Hologic following the consummation of the Merger.

  Dependence of Product Sales on Availability and Acceptance of New Drug Therapies. Hologic believes that it is important for the continued growth of its sales of bone densitometers and other related products, that the efficacy of new drug therapies to treat osteoporosis and other bone disorders be demonstrated, that broadened regulatory approval of those therapies be granted in the United States and elsewhere, and once approved, that these new drug therapies gain acceptance. Similarly, FluoroScan believes that it is important for the continued growth of sales of its products that the efficacy of therapies that could broaden the use of minimally invasive orthopedic surgery such as synthetic bone materials be demonstrated, that broadened regulatory approval of those therapies be granted in the United States and elsewhere, and once approved, that these new therapies gain acceptance. There can be no assurance that any therapies under development or in clinical trials will prove to be effective, obtain FDA approval or, once approved, gain acceptance. The failure of one or more of these therapies to gain wide acceptance, or the failure of new therapies to be approved and gain acceptance, could have a material adverse effect on Hologic's business.

  Uncertainty of Health Care Reform. Health care reform and medical cost containment have received significant attention in the United States and many foreign countries. Certain reform proposals and cost containment measurers could limit the use of Hologic's and FluoroScan's products, reduce reimbursement available for such use, or adversely affect the use of new therapies for which Hologic's or FluoroScan's products may be targeted. As a result, such reforms or cost containment measures could materially and adversely affect sales of each of Hologic's and FluoroScan's products. Uncertainty in the medical community regarding the nature and effect of proposed health care reforms and cost containment measures may also have a material adverse effect on Hologic's business.

  Third Party Reimbursement for Bone Density Examinations. Reimbursement for the use of DXA bone densitometers has been approved by health care insurance systems in the United States and many foreign countries, including Belgium, Brazil, Canada, Germany, Greece, Japan, South Korea, Spain and Switzerland. In the United States, DXA examinations are paid for by many private third party insurers. In addition, the Health Care Finance Administration ("HCFA"), which establishes guidelines for the reimbursement of health care providers treating Medicare and Medicaid patients, has recommended reimbursement for DXA examinations. The actual reimbursement amounts provided for DXA examinations is determined by the individual state Medicare carriers. As of December 1995, several of the more populous states, including California, Connecticut, New York, New Jersey and Pennsylvania, had no or only partial reimbursement of DXA examinations. Hologic believes that it is important for the continued growth of sales of Hologic's DXA bone densitometers in the United States and internationally that reimbursement for bone density examinations be retained and broadened. A reduction in reimbursement levels for Hologic's products could have a material adverse effect on Hologic's business.

  Developing Markets; Need to Broaden Market Acceptance. The continued success of Hologic's products that address the clinical market for the early diagnosis and monitoring of osteoporosis, will depend upon the acceptance and adoption of newly introduced and emerging drug therapies to treat osteoporosis by the broad market of primary care providers, such as gynecologists and family physicians, and Hologic's ability to broaden sales of its products to these physician groups. In order to penetrate this market more effectively, Hologic has expanded its sales and marketing activities, including increasing its sales force, advertising and participation in trade shows. Historically, FluoroScan has marketed its products to hospitals and surgery centers for use by orthopedic surgeons in the operating room. The continued success of FluoroScan's products will be dependent upon its ability to broaden its sales to orthopedic and podiatric physician groups. There can be no assurance that either Hologic or FluoroScan will be successful in obtaining broader market acceptance for its products. Failure to do so could have a material adverse effect on Hologic's business.

  Product Development; Uncertainty of Market Acceptance. Hologic's and FluoroScan's success will depend upon their ability to enhance their existing products, to develop new products to meet regulatory and customer requirements and to achieve market acceptance. Hologic is developing an enhanced ultrasound bone analyzer, the Sahara and, together with Serex, Inc., a diagnostic strip test to detect biochemical markers that indicate the rate of a patient's bone loss. FluoroScan is developing a new generation of its FluoroScan imaging system, including a medical version of the FluoroScan II and a model with a six-inch field-of-view. The development of these products will be subject to all of the risks associated with new product development, including unanticipated delays, expenses, technical problems or other difficulties that could result in the abandonment or substantial change in the commercialization of these new products. Given the uncertainties inherent in new product development and introduction, there can be no assurance that Hologic or FluoroScan will be successful in introducing products or product enhancements on a timely basis, if at all, or that Hologic or FluoroScan will be able to market these products and product enhancements once developed. Failure to do so could have a material adverse effect on Hologic's business.

  Obsolescence and Rapid Technological Change. The markets for Hologic's and FluoroScan's products are highly competitive and subject to rapid technological change and evolving industry requirements and standards. Hologic and FluoroScan believe that these trends will continue into the foreseeable future. Several companies have developed or are expected to develop DXA bone densitometry systems or other products that measure or assess bone density or bone mineral status, which compete, or will compete, with Hologic's products. These other systems include single photon absorptiometry, radiographic absorptionetry, quantitative computed topography, ultrasound and biochemical markers. Although Hologic believes that DXA technology is more precise than competing technologies and is capable of scanning a broader range of sites, certain competing technologies have cost or other advantages which may limit Hologic's DXA market. Hologic's products may also compete with sales of used and refurbished systems. In addition, many companies, research institutions and universities may be working in a number of engineering and radiology disciplines similar to those being used and developed by FluoroScan. As a result, FluoroScan's products may become subject to competition from products using technologies other than those developed by FlouroScan, which may render FluoroScan's products obsolete or less attractive to customers if FluoroScan cannot participate in such new technologies. No assurance can be given that continuing improvements in current or new technologies will not make them technically equivalent or superior to Hologic's or FluoroScan's technology, in addition to providing cost or other advantages.

  Competition. Hologic competes directly with a number of companies with significant financial resources, including Lunar, Norland Medical Systems, Aloha and Hitachi, each of which has developed DXA systems to measure bone density. FluoroScan competes directly with a limited number of companies including Xi Tec, Lunar, OEC Medical and Lixi. Xi Tec manufactures products comparable to FluoroScan's pursuant to a sublicense from FluoroScan which expires in July 1997. OEC Medical and Lunar each manufacture small C-Arm imaging systems that do not use FluoroScans patented technology. Lixi manufactures an X-ray tube version, Lixiscope, only for the industrial marketplace. FluoroScan also competes indirectly with manufacturers of conventional C-Arm image intensifiers including Philips, Siemans, General Electric, OEC Medical, Fischer Imaging and Picker International. These competitors have substantially greater financial and marketing resources than Hologic and FluoroScan. There can be no assurance that either Hologic or FluoroScan will be able to compete successfully.

  Quarterly Fluctuations in Operating Results. Hologic's and FluoroScan's results of operations have been and may continue to be subject to significant quarterly variation. The results for a particular quarter may vary due to a number of factors including the overall state of health care and cost containment efforts, the development status and demand for drug therapies to treat osteoporosis, economic conditions in Hologic's and FluoroScan's markets, the timing of orders, the timing of expenditures in anticipation of future sales, the mix of products sold by Hologic and FluoroScan, the introduction of new products and product enhancements by Hologic, FluoroScan or their respective competitors, and pricing and other competitive conditions. Hologic also believes that its sales in Europe may be seasonal, with reduced orders in the summer months reflecting summer vacation schedules. Customers may also cancel or reschedule shipments and production difficulties could delay shipments. Any of these factors also could materially adversely affect Hologic's annual results of operations.

  No Assurance that New Products Will Receive FDA or Foreign Regulatory Clearances. Medical devices cannot be marketed in the United States without clearance or approval by the FDA. Medical devices sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to comply with FDA regulations relating to investigational research, labeling and post-market reporting. States may also regulate the manufacture, sale and use of medical devices, particularly those that employ X-ray technology. Hologic's and FluoroScan's products are also subject to approval and regulation by certain foreign regulatory and safety agencies. The process of obtaining clearances and approvals can be costly and time-consuming. Moreover, any approvals or clearances, once obtained, can be withdrawn or modified. Hologic and FluoroScan have obtained all necessary FDA marketing clearances for Hologic's DXA bone densitometers and FluoroScan's FluoroScan System under the less stringent 510(k) marketing clearance procedure. Hologic believes that its ultrasound products and over-the-counter biochemical marker strip test under development may require the more stringent and time consuming FDA premarket approval to be marketed in the United States. Delay or inability to obtain any necessary United States or foreign clearances or approvals for Hologic's or FluoroScan's products could have a material adverse effect on Hologic's business.

  Reliance on Serex for the Development of Biochemical Marker Strip
Test. Hologic has entered into a research and development agreement with Serex to develop biochemical marker strip tests to monitor bone resorption. Serex is a relatively small company with limited resources and limited operating history. There can be no assurance that Serex will be able to meet its obligations under this agreement or otherwise be successful in developing the strip test on a timely basis or within budget, if at all. Any such failure on the part of Serex could have a material adverse effect on Hologic's future prospects.

  Reliance on Foreign Sales; Restriction on FluoroScan's Foreign Sales. In the six month period ending March 30, 1996 and in fiscal 1995, foreign sales accounted for approximately 56% and 75%, respectively, of Hologic's product sales. Hologic maintains sales and service offices in Belgium, France and Spain. The expenses and sales of these offices are denominated in local currencies. Hologic anticipates that foreign sales and foreign denominated sales will continue to account for a significant portion of Hologic's total sales, which will result in a significant portion of Hologic's revenues being subject to risks associated with foreign sales, including risks of exchange rate fluctuations, limitations on foreign sales of high technology products and other United States and foreign regulatory requirements and policy changes, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors or representatives and seasonality of sales. Moreover, FluoroScan's technology is governed by the International Traffic in Arms Regulations of the United States Department of State. As a result, the export of FluoroScan Systems to certain countries may be limited or prohibited. Hologic has hedged its foreign currency exposure by borrowing funds in local European currencies to pay the expenses of its foreign offices. There can be no assurance that these hedging activities will be successful, or that exchange rate fluctuations or other risks associated with international sales and operations will not have a material adverse effect on Hologic's business.

  Dependence on Third Party Distributors; Significant Customer. For its sales and service activities outside of the United States, Canada and certain European countries, Hologic is primarily dependent upon third party distributors. In the first six months of fiscal 1996 and in fiscal 1995, Hologic's sales to its exclusive Japanese distributor, Toyo Medic Co., Ltd. ("Toyo Medic"), accounted for 20% of product sales. There can be no assurance that Toyo Medic or any of Hologic's other distributors will continue to provide sales and services for Hologic at acceptable levels, if at all, or that Hologic would be able to replace any distributors on terms as advantageous to Hologic should any of its existing arrangements terminate. Further, there can be no assurance that Hologic will be able to make arrangements with additional distributors to access new markets. Material adverse changes in the relationship between Hologic and its distributors, including the loss of Toyo Medic as a distributor or an adverse change in the relationship between Hologic and Toyo Medic, or the failure of Hologic to enter into advantageous arrangements with distributors in new markets, could have a material adverse effect on Hologic's business.

  Uncertainty of Patent and Proprietary Rights Protection. Hologic relies upon trade secrets and patents to protect its technology. Hologic has obtained 12 patents, licensed five patents and has pending 18 patent applications in the United States relating to its DXA technology, and has obtained three patents, licensed four patents and has pending two patent applications in the United States relating to its ultrasound technology. Hologic has obtained or applied for corresponding patents and patent applications for certain of these patents and patent applications for certain foreign countries. There can be no assurance that any of Hologic's patent applications will be granted or that any patent or patent application will provide significant protection for Hologic's products and technology. Moreover, there can be no assurance that foreign intellectual property laws will protect Hologic's intellectual property rights. In the absence of significant patent protection, Hologic may be vulnerable to competitors who attempt to copy Hologic's products, processes or technology.

  Hologic had been involved in extensive patent litigation with Lunar, with each party claiming that the other is infringing certain patents held by the other. This litigation was settled by agreement dated November 22, 1995.

The agreement provides for certain royalties to be paid by each party to the other for future sales of products using certain defined technologies. Hologic does not believe that amounts to be paid by either party under this arrangement will be material. The agreement also provides that neither party will engage the other party in patent litigation relating to these technologies for a period of ten years following the date of the agreement, regardless of the infringement claimed and regardless of whether the technology in question currently exists or is developed or acquired by the other party in the future. There can be no assurance that Lunar will not use Hologic's technology during this ten-year period in a manner that would materially and adversely affect Hologic's business.

  FluoroScan has two licenses from NASA to use and develop certain technology that is used in its products and that are the subject of three patents held by NASA. FluoroScan's license is exclusive in the United States. However, under FluoroScan's license agreement with NASA, NASA retains the right to use its technologies in connection with devices that it produces, including devices that may be produced and marketed by NASA in direct competition with FluoroScan. NASA also has the right to circumvent the exclusivity of the license agreement if, in NASA's opinion, such circumvention is required to serve the public good and the national interest of the United States, and FluoroScan cannot serve such functions. Moreover, FluoroScan's license agreement with NASA is exclusive only in the United States and its territories. Accordingly, NASA retains the right to license its technologies to others outside of the United States, where such technologies are patented or can be patented. The technology covered by the NASA patents is not patented in many foreign countries and may therefore not be protectable or may be cumbersome and expensive to enforce in such countries. Therefore, a competitor in one of these countries could reverse engineer FluoroScan's products and manufacture and sell products in direct competition with FluoroScan outside the United States. One of the patents, covering important technology incorporated in FluoroScan's products, expires in July 1997 and the other two patents expire in 2003. These patents previously had expiration dates in February 1996 and 2002, but were extended as a result of the passage of the General Agreement on Tariff and Trade ("GATT"). Upon expiration of a patent, all of the technology covered by these patents will be accessible to potential competitors, which could have a material adverse effect on FluoroScan's business.

  Acquisition Risks. Hologic expects that in addition to internal development it will continue to seek to expand its products and technology in part through acquisitions or strategic alliances in complimentary markets, including other diagnostic or imaging markets, or other women's health care markets. There can be no assurance Hologic will be successful in identifying, acquiring and developing products and technology. If any potential acquisition opportunities are identified, there can be no assurance that Hologic will consummate such acquisitions or successfully integrate the technology or businesses acquired into Hologic. Acquisitions involve a number of special risks, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, the amortization of acquired intangible assets, the loss of key employees of the acquired company or business and the difficulty of presenting a unified corporate image. No assurance can be given that any acquisition by Hologic will or will not occur, that if an acquisition does occur it will not materially and adversely affect Hologic or that any such acquisition will be successful in enhancing Hologic's business. If the operations of the acquired company do not meet expectations, Hologic may be required to restructure the acquired business or write off the value of some or all of the assets of the acquired business.

  Attraction and Retention of Key Personnel. The future success of Hologic will depend in large part on the continued services of its executive officers, including the executive officers of FluoroScan, as well as Hologic's ability to attract and retain other highly qualified and well-trained managerial and technical personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for Hologic to hire such personnel. Competition for such personnel is intense, and there can be no assurance that Hologic will be able to attract and retain personnel necessary for the development of its business. FluoroScan has been, and for the foreseeable future will continue to be, dependent upon the services of Larry S. Grossman and Arlene L. Issette, its Chief Executive Officer and President, respectively. Hologic has entered into Amended and Restated Employment Agreements with Messrs. Grossman and Issette which expire in February 1999. There can be no assurance that either or both of Messrs. Grossman and Issette will continue their employment after the expiration of their employment agreements or that they will not terminate their employment prior to such expiration. S. David Ellenbogen and Jay A. Stein, the Chief Executive Officer and Senior Vice President, respectively, of Hologic, also serve in similar positions at Vivid Technologies, Inc. ("Vivid"). Under a management agreement between Hologic and Vivid, Hologic has agreed to provide management services to Vivid, including the part-time assistance of Mr. Ellenbogen and Dr. Stein. Mr. Ellenbogen and Dr. Stein typically devote up to approximately 16 and eight hours per week, respectively, to Vivid. See "Certain Transactions."

  Product Liability. Hologic's and FluoroScan's businesses involve the risk of product liability claims inherent to the medical device business. Hologic currently maintains product liability insurance with an aggregate coverage limit of $6.0 million per year, subject to certain deductibles and exclusions. FluoroScan currently maintains product liability insurance with a coverage limit of $1.0 million per occurrence, with an aggregate limit of $2.0 million per year, subject to certain deductibles and exclusions. There can be no assurance that Hologic's and FluoroScan's insurance will be sufficient to protect them from product liability claims, or that product liability insurance will be available to Hologic at a reasonable cost, if at all, in the future. An underinsured or uninsured claim could have a material adverse effect on Hologic's financial condition.

  Anti-takeover Provisions; Management Control. Hologic's Certificate of Incorporation and By-laws include certain provisions that may have the effect of discouraging or preventing a change in control of Hologic. In addition, Hologic made a rights distribution in December 1992 that could also have the effect of discouraging or preventing a change in control of Hologic. These provisions could limit the price that stockholders of Hologic might receive in the future for shares of Hologic Common Stock. See "Comparison of Rights of Stockholders of Hologic and FluoroScan" and "Description of Hologic Capital Stock."

  Volatility of Hologic Stock Price. The market price of Hologic Common Stock has been and may continue to be highly volatile. From January 1, 1996 to August 5, 1996, the price per share of Hologic's Common Stock has ranged from a high of $49.50 to a low of $17.25. Factors such as quarterly fluctuations in Hologic's results of operations, the announcement of technological innovations or new products by Hologic or its competitors, variations in anticipated or actual operating results, market conditions, and general economic conditions may have a significant impact on the market price of Hologic Common Stock.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME OF MEETING

  The Special Meeting will be held at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois, 60661, on Thursday, August 29, 1996, at 8:00 a.m., local time.

RECORD DATE AND OUTSTANDING SHARES

  The shares of FluoroScan Common Stock constitute the only outstanding class of voting securities of FluoroScan. The Board of Directors of FluoroScan has fixed August 5, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of FluoroScan Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 4,622,894 shares of FluoroScan Common Stock outstanding, held by approximately 92 holders of record. Each holder of record of shares of FluoroScan Common Stock on the Record Date is entitled to cast one vote per share at the Special Meeting, in person or by proxy.

INTENTIONS AND AGREEMENTS TO VOTE

  Each of the directors and executive officers of FluoroScan has advised FluoroScan that he intends to vote all shares of FluoroScan Common Stock over which he has voting control (a total of 1,701,428 or approximately 36.8% of the outstanding shares of FluoroScan Common Stock as of the Record Date) in favor of the Merger. Moreover, Larry S. Grossman and Arlen L. Issette, the Chief Executive Officer and President of FluoroScan, respectively, have entered into agreements with Hologic pursuant to which they have agreed to vote and have granted Hologic irrevocable proxies with respect to all shares of FluoroScan Common Stock over which they hold or have voting control (a total of 1,697,028 shares, or approximately 36.7% of the outstanding shares of FluoroScan Common Stock as of the Record Date) in favor of the Merger.

VOTING OF PROXIES

  A form of proxy for voting shares of FluoroScan Common Stock at the Special Meeting is enclosed. All shares of FluoroScan Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The Board of Directors of FluoroScan knows of no other matters to be presented at the Special Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked or superseded by: (i) filing with the Secretary of FluoroScan at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of FluoroScan before the taking of the vote at the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to FluoroScan Imaging Systems, Inc., 650-B Anthony Trail, Northbrook, Illinois 60062, Attention: Secretary, or hand-delivered to the Secretary of FluoroScan, at or before the taking of the vote at the Special Meeting.

VOTE REQUIRED

  The approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of FluoroScan Common Stock entitled to vote thereon.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  The presence, in person or by properly executed proxy, of the holders of shares of FluoroScan Common Stock entitled to vote at the Special Meeting representing a majority of the outstanding shares of FluoroScan Common Stock as of the Record Date is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether the proposal relating to the approval and adoption of the Merger Agreement and the Merger has been approved, abstentions and broker non-votes will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES AND EXPENSES

  FluoroScan will bear the cost of the solicitation of proxies in the enclosed form from its stockholders, which solicitation will be primarily by use of the mails. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of FluoroScan in person or by telephone, telegram, facsimile transmission or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and FluoroScan will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. FluoroScan has also retained MacKenzie Partners, Inc. at an estimated cost of $4,000 plus reimbursement of expenses, to assist in the solicitation of proxies by telephone and by mail.

  THE FLUOROSCAN BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF FLUOROSCAN AND ITS STOCKHOLDERS AND HAS THEREFORE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS OF FLUOROSCAN VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF FLUOROSCAN. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                      THE MERGER AND RELATED TRANSACTIONS

  The following is a summary of the material features of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

  The Merger Agreement provides for the merger of the newly-formed Fenway Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Hologic ("Merger Sub"), with and into FluoroScan. FluoroScan will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Hologic as a result of the Merger.

  The current directors and officers of Hologic will continue to serve in their current capacities following the Merger. The current officers of FluoroScan are expected to continue to serve FluoroScan in their current capacities following the Merger. Following the Merger, the Board of Directors of FluoroScan is expected to consist of Larry S. Grossman and Arlen L. Issette, the Chief Executive Officer and President of FluoroScan, respectively, and three members appointed by Hologic. Messrs. Grossman and Issette will also become Vice Presidents of Hologic, and Hologic has agreed to elect Mr. Grossman to its Board of Directors upon the consummation of the Merger. See "Hologic Management--Executive Officers and Directors." The stockholders of FluoroScan will become stockholders of Hologic (as described below) upon consummation of the Merger, and their rights as such will be governed by the Hologic Certificate of Incorporation and By-laws and will continue to be governed by Delaware Law. See "Comparison of Rights of Stockholders of Hologic and FluoroScan" and "Description of Hologic Capital Stock."

  Conversion of Shares. Upon consummation of the Merger, each share of FluoroScan Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive .31069 shares of Hologic Common Stock, subject to adjustment as set forth below (the "Conversion Ratio"). If the average closing price per share of the Hologic Common Stock as quoted on the Nasdaq National Market for the ten trading days ending two business days prior to the Effective Time (the "Average Market Value") is greater than $50.29, the Conversion Ratio shall be adjusted to equal $15.63 divided by the Average Market Value. If the Average Market Value is less than $30.17, at Hologic's election the Conversion Ratio will be adjusted to equal $9.37 divided by the Average Market Value. If the Average Market Value is less than $30.17 and Hologic does not elect to adjust the Conversion Ratio, the Board of Directors of FluoroScan may elect to terminate the Merger Agreement and the Merger. No fractional shares of Hologic Common Stock will be issued pursuant to the Merger. In lieu of any fractional share of Hologic Common Stock that would otherwise be issued to FluoroScan stockholders pursuant to the Merger Agreement, such FluoroScan stockholders will receive cash in an amount equal to such fractional share multiplied by the Average Market Value. Holders of FluoroScan Common Stock shall also have the right to receive together with each share of Hologic Common Stock issued in the Merger, an associated common stock purchase right ("Hologic Purchase Right") pursuant to the Rights Agreement dated as of December 22, 1992, as amended (the "Rights Agreement"), between Hologic and American Stock Transfer & Trust Company, as Rights Agent. References herein to the Hologic Common Stock issuable in the Merger shall be deemed to include the associated Hologic Purchase Rights.

  As of the Record Date, there were 4,622,894 shares of FluoroScan Common Stock outstanding and 11,310,790 shares of Hologic Common Stock outstanding. Assuming no adjustment to the Conversion Ratio, and without giving effect to the issuance of any shares of FluoroScan Common Stock or Hologic Common Stock after the Record Date, upon consummation of the Merger, the outstanding shares of FluoroScan Common Stock would be converted into approximately 1,436,287 shares of Hologic Common Stock, representing approximately 11.3% of the approximately 12,747,077 shares of Hologic Common Stock that would be outstanding after the Merger, assuming no issuance of any other shares of Hologic Common Stock or FluoroScan Common Stock after the Record Date.

  Conversion of Options. Each outstanding option to purchase FluoroScan Common Stock (the "FluoroScan Plan Options") granted under the FluoroScan Option Plans, and each option to purchase a FluoroScan unit ("FluoroScan Unit"), with each FluoroScan Unit consisting of one share of FluoroScan Common Stock and a warrant to purchase one share of FluoroScan Common Stock (the "FluoroScan Unit Options," collectively with the FluoroScan Plan Options, the "FluoroScan Options"), will be assumed by Hologic. Each FluoroScan Option so assumed shall continue to have, and be subject to, the same terms and conditions set forth in the FluoroScan Option prior to the Effective Time, except that (a) each FluoroScan Plan Option shall be exercisable for that number of whole shares of Hologic Common Stock equal to the number of shares of FluoroScan Common Stock that were issuable upon exercise of the FluoroScan Plan Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and (b) each FluoroScan Unit Option shall be exercisable for that number of whole Hologic units, with each Hologic unit consisting of one share of Hologic Common Stock and a warrant to purchase one share of Hologic Common Stock (a "Hologic Unit"), equal to the number of FluoroScan Units that were issuable upon exercise of the FluoroScan Unit Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and (c) the per share exercise price for the Hologic Common Stock and the Hologic Units issuable upon exercise of the FluoroScan Plan Options, the FluoroScan Unit Options and the warrants included in the FluoroScan Units (the "FluoroScan Unit Warrants") will be equal to the quotient determined by dividing the exercise price at which such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio.

  As of the Record Date, there were (i) 957,800 shares of FluoroScan Common Stock subject to outstanding FluoroScan Plan Options with exercise prices ranging from $5.75 to $10.125 per share, (ii) 100,000 FluoroScan Units subject to outstanding FluoroScan Unit Options with an exercise price of $10.50 per FluoroScan Unit, and (iii) 100,000 shares of FluoroScan Common Stock subject to the FluoroScan Unit Warrants, with an exercise price of $7.20 per share, that are issuable upon exercise of FluoroScan Unit Options. Assuming no adjustment to the Conversion Ratio and no exercise or grant of any FluoroScan Options after the Record Date, upon consummation of the Merger (i) the FluoroScan Plan Options would be converted into the right to purchase approximately 297,600 shares of Hologic Common Stock at exercise prices ranging from approximately $18.50 to $32.59 per share, (ii) the FluoroScan Unit Options would be converted into the right to purchase approximately 31,069 Hologic Units, with an exercise price of approximately $33.80 per Unit, and (iii) the FluoroScan Unit Warrants issuable upon exercise of the FluoroScan Unit Options would be converted into the right to purchase approximately 31,069 shares of Hologic Common Stock with an exercise price of approximately $23.17 per share. Hologic has agreed to file and maintain the effectiveness of a Registration Statement on Form S-8 under the Securities Act with respect to all shares of Hologic Common Stock subject to FluoroScan Plan Options to be assumed by Hologic that may be registered on Form S-8. In addition, the holders of FluoroScan Unit Options will have demand and piggyback registration rights with respect to the registration of the underlying Hologic securities that will become subject to the FluoroScan Unit Options upon their assumption by Hologic.

  As of the Record Date, there were 1,355,766 shares of Hologic Common Stock subject to outstanding options, with exercise prices ranging from $.05 to $45.25 per share.

BACKGROUND OF THE MERGER

  In recent years, management and the Board of Directors of Hologic have discussed various business opportunities and strategic objectives, which primarily focused on expanding Hologic's product lines. In the course of such discussions, Hologic has considered possible alliances, combinations, strategic investments and transactions with various participants in industries compatible with Hologic's business.

  In early May 1996, management representatives of Hologic approached representatives of FluoroScan to seek information regarding FluoroScan's business. At the meeting, the parties exchanged general information regarding their respective businesses and discussed in general terms potential product distribution or technical collaboration. There were no discussions regarding a possible business combination at this meeting.

  On June 4, 1996, Hologic senior management met to review their assessment of FluoroScan and decided to invite FluoroScan management to visit Hologic for further discussions.

  On June 18, 1996, Messrs. Grossman and Issette, the Chief Executive Officer and President of FluoroScan, respectively, met with Messrs. Ellenbogen, Muir and Weinstein, the Chairman and Chief Executive Officer, Vice President of Finance, and Vice President of New Business Development of Hologic, respectively, at Hologic's Waltham, Massachusetts facility. At this meeting, Hologic first mentioned its interest in a possible business combination with FluoroScan, and the senior management teams of Hologic and FluoroScan began to explore the feasibility of such a combination.

  On June 26, 1996, at a special meeting of the Hologic Board, Hologic's management made an initial presentation on the considerations regarding, and received questions and comments of the Hologic Board with respect to, a possible business combination with FluoroScan. At this meeting, members of Hologic management made a presentation consisting of descriptions of FluoroScan's product lines, the results of preliminary due diligence through the date of the meeting, and the possible risks and benefits of the proposed combination. After consideration of management's presentation, the Hologic Board concluded that management should pursue discussions with FluoroScan regarding a possible strategic business combination.

  On June 28, 1996, Hologic formally engaged Needham & Company, Inc. to serve as its financial advisor with regard to the potential business combination of Hologic and FluoroScan.

  On July 1, 1996, Messrs. Grossman, Issette, Ellenbogen, Muir and Weinstein met at an off-site location to discuss the possibility of a business combination. At this time the parties discussed specific issues relating to the combination including valuation, exchange ratio, representation of FluoroScan management on the Hologic Board, and the continued employment of FluoroScan executive officers. Upon the conclusion of this meeting, the parties had reached a preliminary understanding on the general structure and terms of a possible business combination.

  On July 3, 1996, management and legal, accounting and financial advisors of Hologic, and management and legal and accounting advisors of FluoroScan met in Chicago, Illinois to discuss the primary issues and terms of the potential business combination of the two companies and to fix a timetable for the proposed combination.

  From July 8 to July 10, 1996, management and legal, accounting and financial advisors of Hologic and FluoroScan conducted their due diligence review of the respective companies. During this time, representatives of the two companies held a number of discussions regarding the terms of the proposed business combination and the potential synergies and operational issues associated with the proposed combination.

  On July 11, 1996, FluoroScan formally engaged the services of Rodman as its financial advisor with regard to the proposed business combination.

  On July 16, 1996, at a special meeting of the Hologic Board called to review the progress of the business combination negotiations and to consider the approval of the Merger Agreement, a representative of Needham & Company, Inc. made a presentation in which he reviewed certain strategic and financial analyses of the proposed business combination. Outside legal counsel to Hologic then reviewed with the Hologic Board its fiduciary duties in considering the proposed combination and reviewed the principal terms of the Merger Agreement and other documents related to the Merger. In addition, management representatives of Hologic presented the Hologic Board with the results of their due diligence review of FluoroScan and a summary of the potential risks, synergies and benefits of the proposed combination. After consideration of the various presentations, and discussion of the issues raised in the course of such presentations, the Hologic Board unanimously approved the Merger and the terms of the Merger Agreement and the other related agreements, in substantially the form presented to the Hologic Board, concluding that the Merger was fair to, and in the best interests of, Hologic.

  On July 16, 1996, as part of a special meeting of the FluoroScan Board called to review the progress of the business combination negotiations and to consider the approval of the Merger Agreement, a representative of Rodman made a presentation in which he reviewed certain strategic and financial analyses of the proposed business combination, and presented that firm's tentative oral opinion that the conversion ratio to be paid to FluoroScan's stockholders in the Merger, as then proposed, was fair, from a financial point of view, to such stockholders. Outside legal counsel to FluoroScan then reviewed with the Board its fiduciary duties in considering the proposed combination and reviewed the principal terms of the Merger Agreement and other documents related to the Merger. In addition, management representatives of FluoroScan presented the results of their due diligence review of Hologic and a summary of the potential risks, synergies and benefits of the proposed combination. After consideration of the various presentations, and discussion of the issues raised in the course of such presentations, the FluoroScan Board unanimously authorized the officers of FluoroScan to proceed with negotiations with Hologic the next day, with the understanding that the FluoroScan Board would reconvene prior to signing the Merger Agreement to further discuss the Merger and further consider the opinion of Rodman as to whether the consideration to be paid to FluoroScan stockholders in the Merger was fair, from a financial point of view, to such stockholders.

  Negotiations between the management of Hologic and FluoroScan continued throughout July 17 and July 18, 1996 both as to the terms of the Merger Agreement, including the Conversion Ratio, termination rights and termination fees, and nonsolicitation provisions, and as to the terms of certain agreements related to the Merger Agreement. Final agreement on these and other issues was reached over the course of several discussions between Messrs. Grossman, Issette, Ellenbogen, Muir and Weinstein over this two day period.

  On July 18, 1996 at a special meeting of the Hologic Board called to review the final terms of the Merger Agreement and the other related documents, outside counsel to Hologic and a representative of Needham & Company, Inc. reviewed with the Board the material changes to the terms of the Merger from those presented at the July 16 meeting. Representatives of Hologic's management also reviewed certain due diligence issues with the Board at this meeting. The Board, after considering the revised terms of the Merger Agreement, the other related documents, and the other issues discussed at the meeting, again unanimously approved the Merger Agreement, the other related agreements, and the Merger.

  On July 18, 1996 at a special meeting of the FluoroScan Board called to review the final terms of the Merger Agreement and the other related documents and to consider the approval of the Merger Agreement, management and outside counsel to FluoroScan reviewed with the Board the material changes to the terms of the Merger from those presented at the July 16 meeting. A representative of Rodman presented that firm's oral opinion, confirmed in writing later that day, that the Conversion Ratio was fair from a financial point of view to such stockholders. The Board, after considering the revised terms of the Merger Agreement and the other related documents and the various presentations, unanimously approved the Merger and the terms of the Merger Agreement and the other related agreements, in substantially the form presented to the Board, concluding that the consideration to be paid to FluoroScan's stockholders in the Merger was fair to and in the best interests of FluoroScan and its stockholders.

  On the evening of July 18, 1996 Hologic, FluoroScan and Merger Sub executed the Merger Agreement and certain related agreements.

HOLOGIC'S REASONS FOR THE MERGER

  The Board of Directors of Hologic has determined that the Merger is in the best interests of Hologic and its stockholders, and therefore unanimously approved the Merger.

  Hologic has been seeking to leverage its medical device development, manufacturing and distribution expertise to expand, through acquisition or strategic alliances, into complementary markets such as other diagnostic or imaging markets. See "Information Relating to Hologic--Strategy." Hologic believes that the business of FluoroScan meets this criteria for complementary expansion and diversification. Among other things, the Hologic Board and management considered the following factors: (i) FluoroScan products are based on X-ray technology, an area of Hologic technical expertise; (ii) FluoroScan products address a market, minimally invasive orthopedic surgery, that Hologic believes offers attractive future growth potential; (iii) FluoroScan has established an effective sales channel in the United States to address its market which Hologic believes will be complimentary to Hologic's existing domestic sales channels; (iv) Hologic believes that its well established international sales and marketing structure could be used to accelerate the expansion of the sale of FluoroScan's products in international markets; (v) Hologic believes that its greater resources, including research and development personnel and working capital, should be able to further assist FluoroScan in maintaining and enhancing its market position; and
(vi) FluoroScan's size was in the appropriate range for effective integration with Hologic. Hologic's Board and management believed that a combination of the foregoing factors, among others, should enhance stockholder value of Hologic in the future, but Hologic's Board of Directors did not assign greater relative weight to any one of these factors.

  In approving the Merger Agreement, as part of the due diligence process, the Hologic Board considered the information about FluoroScan available to it from FluoroScan management and interviews with FluoroScan customers, an assessment of FluoroScan's technology, resources, distribution network, and financial condition, and information contained in FluoroScan's filings with the Commission. In doing so, the Hologic Board not only considered the benefits that could arise from the Merger, but also considered certain adverse effects relating to the Merger, including the dilution to Hologic stockholders resulting from the issuance of the shares of Hologic Common Stock pursuant to the Merger, certain nonrecurring costs that would result from the Merger, and the risks inherent in any merger, including the risk that the businesses of Hologic and FluoroScan will not be able to be successfully integrated, and other risks and uncertainties relating to the businesses of Hologic and FluoroScan, including without limitation those described herein under "Risk Factors."

FLUOROSCAN'S REASONS FOR THE MERGER

  In its evaluation of the Merger, FluoroScan's Board of Directors considered a number of factors prior to approving the Merger, including the following:

  . The Merger would provide FluoroScan's stockholders with shares of Hologic Common Stock in a tax-free exchange at a substantial premium over the current market price for FluoroScan Common Stock.

  . The Merger would enable FluoroScan's stockholders to own shares in Hologic, which is a company with access to broader markets and distribution channels than those of FluoroScan; and, at the same time, would provide FluoroScan's stockholders the opportunity to continue to participate in the long term growth and appreciation of both Hologic and FluoroScan.

  . The Merger would provide the opportunity to increase revenues by combining the customer bases and complementary product offerings of both companies.

  . The Merger would provide the potential to expand the market presence of FluoroScan worldwide through Hologic's sales force and distribution networks.

  . The Merger would provide FluoroScan's stockholders with greater liquidity in their investment than they have had with their FluoroScan shares because of the larger trading volume of Hologic's Common Stock.

  . Information with respect to the financial condition and business of Hologic, including among other things, Hologic's recent and historical stock and earnings performance, the demonstrated ability of Hologic to successfully implement its growth strategy, and the ability of Hologic to access the capital markets and its stated commitment to expanding FluoroScan's business.

  . The terms of the Merger Agreement offer FluoroScan's stockholders certain protection including an increase in the Conversion Ratio if the price of Hologic Common Stock falls below a certain threshold level or, in the event Hologic does not agree to increase the Conversion Ratio should the price of Hologic Common Stock fall below such a level, providing FluoroScan the right to terminate the Merger Agreement and the Merger. See "The Merger and Related Transactions--Background of the Merger" and "--Termination."

  . The opinion of Rodman to FluoroScan's Board that, as of July 18, 1996, the Conversion Ratio was fair, from a financial point of view, to FluoroScan's stockholders. See "The Merger and Related Transactions-- Opinion of FluoroScan's Financial Advisor."

  In the course of its deliberations, the Board of Directors of FluoroScan reviewed a number of additional factors relevant to the Merger, including principally (i) the capital structure of Hologic; (ii) premiums to market and multiples paid in other merger and acquisition transactions of this nature;
(iii) an analysis of the relative
value that FluoroScan might contribute to the future business and prospects of the combined company; (iv) the compatibility of the management and businesses of Hologic and FluoroScan; (v) the financial presentation by Rodman; and (vi) reports from management and legal advisors on specific terms of the Merger Agreement and the other agreements to be entered into in connection with the Merger Agreement and other matters. For a discussion of many of the foregoing factors, see "The Merger and Related Transactions--Opinion of FluoroScan Financial Advisor" below.

  The Board of Directors of FluoroScan also considered a number of potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of the combined company, key management personnel of FluoroScan might not continue with the combined company; (ii) the risk that the benefits sought to be achieved by the Merger, such as operating leverage and access to an established foreign distribution network, will not be achieved; (iii) the fact that Hologic Common Stock was trading at a relatively high multiple of earnings; (iv) the downward adjustment to the Conversion Ratio if the Average Market Value exceeds $50.29;
(v) the loss of independence which would result from being a wholly-owned subsidiary of Hologic; and (vi) the risks of the medical device industry in general and Hologic in particular such as those described elsewhere in this Proxy Statement/Prospectus. See "Risk Factors."

  The foregoing discussion of the information and factors considered by FluoroScan's Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the FluoroScan Board. In view of the wide variety of factors, both positive and negative, considered by FluoroScan's Board of Directors, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered and individual directors may have given differing weights to different factors.

  After taking into consideration all of the factors set forth above, together with an analysis of the presentations of management, Rodman, and legal counsel, the Board of Directors of FluoroScan unanimously determined that the Merger was fair to and in the best interests of FluoroScan and its stockholders and that FluoroScan should proceed with the Merger at this time.

OPINION OF FLUOROSCAN'S FINANCIAL ADVISOR

  At the special meeting of FluoroScan's Board of Directors on July 18, 1996, Rodman rendered its written opinion that, as of such date, based upon and subject to the various considerations set forth in the opinion, the Conversion Ratio is fair to the holders of FluoroScan Common Stock. Rodman's opinion addresses only the fairness of the Conversion Ratio from a financial point of view to the holders of FluoroScan Common Stock and does not constitute a recommendation to any stockholder of FluoroScan as to how such stockholder should vote at the Special Meeting. The full text of the opinion of Rodman, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders of FluoroScan Common Stock are urged to read such opinion in its entirety.

  In arriving at the opinion dated July 18, 1996, Rodman has, among other things, with respect to FluoroScan: (i) reviewed, from a financial point of view, the Merger Agreement and annexes thereto; (ii) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-KSB of FluoroScan for the years ended December 31, 1994 and 1995 and its interim reports on Form 10-QSB and 8-K filed since July 11, 1994; (iii) reviewed certain publicly available financial and operating data relating to the business and prospects of FluoroScan, which historical information and data the management of FluoroScan represented to Rodman as fairly presenting the financial condition and operating results of FluoroScan as of the dates presented and, with respect to the prospects of FluoroScan, as being reasonable evaluations of FluoroScan's prospects; (iv) discussed certain financial information and the business and prospects of FluoroScan with its senior management; (v) reviewed the reported historical and recent market prices and trading volumes of FluoroScan's Common Stock; (vi) compared the financial, operating and stock price performance of FluoroScan with certain other publicly held companies deemed comparable; (vii) reviewed the financial terms, to the extent publicly available, of certain

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

other acquisition transactions deemed comparable; and (viii) made such other analyses and examinations as Rodman deemed necessary or appropriate. Rodman has, among other things, with respect to Hologic: (i) studied the Annual Reports to Stockholders and Annual Reports on Form 10-K of Hologic for the years ended September 25, 1993, September 24, 1994 and September 30, 1995 and its interim reports on Form 10-Q and 8-K filed since September 25, 1993; (ii) reviewed certain publicly available financial and operating data relating to the business and prospects of Hologic, which historical information and data the management of Hologic represented to Rodman as fairly presenting the financial condition and results of operations of Hologic as of the dates presented and, with respect to the prospects of Hologic, as being reasonable evaluations of Hologic's prospects; (iii) discussed certain financial information and the business and prospects of Hologic with its senior management; (iv) reviewed the reported historical and recent market prices and trading volumes of Hologic's Common Stock; (v) compared the financial, operating and stock price performance of Hologic with certain other publicly held companies deemed comparable; (vi) reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions deemed comparable; and (vii) made such other analyses and examinations as Rodman deemed necessary or appropriate.

  Rodman relied upon the accuracy and completeness of all information supplied or otherwise made available to it by FluoroScan and Hologic or obtained by it from other sources, and relied upon the representations of respective management of FluoroScan and Hologic that they are unaware of any information or facts that would make the information provided incomplete or misleading. Rodman has not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of FluoroScan or Hologic, nor has it been furnished with any such appraisals. With respect to the publicly available financial forecasts with regard to each of FluoroScan and Hologic which Rodman reviewed, it relied on the representations of respective management of FluoroScan and Hologic that such available forecasts were reasonable and that: (i) as to the respective forecasts, they were not aware of any facts that would make such information incomplete, in any material respect, or misleading; and (ii) there had been no material adverse developments in the business (financial or otherwise) or prospects of FluoroScan or Hologic, since each company's most recent fiscal year end. Rodman assumed, on the basis of advice from FluoroScan's independent public accountants and counsel, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax free reorganization for Federal income tax purposes. While Rodman believes that its review, as described herein, is an adequate basis for the opinion it has expressed, its opinion is necessarily based upon market, economic and other conditions that existed and could be evaluated as of the date of its opinion and any change in such conditions would require a re-evaluation of its opinion.

  In the performance of its financial advisory services, Rodman was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of FluoroScan or any of its assets. No other limitations were imposed upon Rodman by FluoroScan with respect to the investigations to be made or procedures to be followed by it in rendering its opinion.

  Comparative Stock Price Performance. As part of its analysis, Rodman reviewed the recent stock market performance of FluoroScan and Hologic and compared such performance to a group of diagnostic device companies, including Alliance Imaging, Fischer Imaging and OEC Medical Systems (the "Diagnostic Device Companies") and a group of osteoporosis companies, including Lunar and Norland Medical Systems. Rodman observed that over the period from January 6, 1995 through July 12, 1996, FluoroScan underperformed its peer group and the S&P 500 and Hologic outperformed its peer group and the S&P 500.

  Comparable Company Analysis. Rodman reviewed selected actual and estimated financial, operating and stock market information for FluoroScan and compared that information with corresponding information for comparable Diagnostic Device Companies.

  Rodman compared the total enterprise value (equity value at market, plus total long-term debt, less cash and cash equivalents) of the Diagnostic Device Companies to revenues, income before interest and taxes ("EBIT") and income before interest, taxes, depreciation and amortization ("EBITDA") for the latest 12 months as reported by each company to the Commission, and the stock prices of the Diagnostic Device Companies to the Diagnostic Device Companies' reported earnings per share for the latest 12 months and projected earnings per share for the 12 months ending December 31, 1996 and December 31, 1997 (where available).

  Such analysis indicated that for the Diagnostic Device Companies the range of multiples were as follows: (i) for revenue, the range of multiples was 1.0 to 2.3 with a Diagnostic Device Company average of 1.5; (ii) for EBIT, the range of multiples was 12.7 to 17.9 with a Diagnostic Device Company average of 14.5; (iii) for EBITDA, the range of multiples was 5.5 to 11.7 with a Diagnostic Device Company average of 9.0; and (iv) for market capitalization (equity value at market) in terms of a multiple of net income, the range of multiples was 12.8 to 20.2 with a Diagnostic Device Company average of 15.6.

  By comparison, the multiples for FluoroScan were 1.6 times its revenues,
11.2 times its EBIT, 10.5 times its EBITDA and 18.0 times its market capitalization/net income.

  Comparable Transaction Analysis. Rodman reviewed certain publicly available information relating to three completed merger and acquisition transactions deemed comparable. The comparable transactions involved the combination of:
(i) Osteo Sciences with Metra Biosystems; (ii) Orthomet with Wright Medical Technology; and (iii) BioSurface Technology with Genzyme. Rodman reviewed the consideration paid in such transactions in terms of price paid for the common stock ("Equity Value"), plus total debt, less cash and cash equivalents ("Total Consideration"), as a multiple of latest 12 months revenues, EBIT and EBITDA, and Equity Value as a multiple of net income. The average of these multiples was 2.0 times, 19.4 times, 12.1 times and 24.6 times, respectively. Based on the conversion ratio for FluoroScan Common Stock under the Merger Agreement, as of July 18, 1996, Total Consideration to holders of FluoroScan Common Stock from the Merger represents multiples of 3.3 times latest 12 month revenues of FluoroScan, 23.3 times latest 12 month EBIT of FluoroScan, 22.0 times latest 12 month EBITDA of FluoroScan and Equity Value to latest 12 month net income of 44.6 times.

  Discounted Cash Flow Analysis. Rodman conducted a discounted cash flow analysis for the years ending December 31, 1996 to 2000 for the purpose of valuing the outstanding shares of FluoroScan Common Stock. It computed the terminal value of FluoroScan using projected EBITDA for the year ending December 31, 2000 multiplied by a range of EBITDA multiples, which varied from
10.0 to 20.0 times. The terminal value of the business, as well as cash flows for the preceding years, were then discounted five years at a range of discount rates from 10.0% to 15.0%. This analysis indicated a range of values per share of FluoroScan Common Stock of $7.17 to $10.65, compared to an actual price on July 17, 1996 of $8.00.

  Rodman's summary and further analysis showed that the "Comparable Company Analysis" implied a valuation per share that ranges from $6.94 to $9.91 with an average of $7.97, the "Comparable Transaction Analysis" implied a valuation per share that ranged from $8.90 to $13.09 with an average of $10.97, the "Discounted Cash Flow Analysis" implied a valuation per share that ranged from $7.17 to $10.65 with an average of $8.79. The average of all valuation methods implied a valuation per share of FluoroScan Common Stock of $9.25. As of the date of Rodman's opinion the Conversion Ratio offered by Hologic for each FluoroScan Common Share exceeded the minimum value for FluoroScan determined under each valuation method and the average value for FluoroScan Common Stock determined under all of these valuation methods.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Rodman's opinion. In arriving at its fairness determination, Rodman considered the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to FluoroScan or Hologic or the proposed Merger, accordingly, an analysis of the results of the foregoing is not purely quantitative. Rather, it involves complex considerations and judgments concerning the differences in operating and financial characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The analyses were prepared solely for purposes of enabling Rodman to provide its opinion as to the fairness to holders of FluoroScan Common Stock of the Conversion Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results which may be significantly more or less favorable than suggested by such analyses. The FluoroScan Board retained Rodman to act as its financial advisor in connection with the consideration by FluoroScan of the Merger, and to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of FluoroScan Common Stock in such transaction. As described above, Rodman's opinion and presentation to the FluoroScan Board was one of several factors taken into consideration by the FluoroScan Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Rodman and is qualified by reference to the written opinion of Rodman set forth in Appendix B hereto.

SELECTION AND COMPENSATION OF FLUOROSCAN'S FINANCIAL ADVISOR

  Rodman is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated under writing secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Rodman has never been involved in any prior transaction with either FluoroScan or Hologic. Rodman was retained to provide a fairness opinion in its capacity as an independent financial advisor. Pursuant to a letter agreement dated July 11, 1996 and amended July 17, 1996, FluoroScan agreed to pay Rodman a fee of $200,000, payable in cash as follows: (i) $50,000 upon execution of the engagement letter; (ii) $100,000 upon rendering a fairness opinion; and (iii) $50,000 at the Effective Time. FluoroScan also agreed to reimburse Rodman for expenses not to exceed $20,000, including fees and expenses of its legal counsel incurred by it and to indemnify Rodman for certain liabilities that may arise out of the rendering of its services or opinions.

RECOMMENDATION OF FLUOROSCAN BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF FLUOROSCAN HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FLUOROSCAN AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the FluoroScan Board of Directors with respect to the Merger, stockholders of FluoroScan should be aware that certain members of FluoroScan's management and the FluoroScan Board of Directors have interests in the Merger that are in addition to the interests of the stockholders of FluoroScan generally. The FluoroScan Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

  Stock Options. Pursuant to the Merger Agreement, at the Effective Time, each FluoroScan Plan Option then outstanding under the FluoroScan Option Plans, whether vested or unvested, shall be assumed by Hologic as described under "The Merger and Related Transactions--General" above. In addition, the outstanding Director Options to purchase, in the aggregate, 72,000 shares of FluoroScan Common Stock will entitle the holders to receive cash payments equal to the fair market value of such shares minus their exercise price following the Merger. Assuming a fair market value of $12.50 per share of FluoroScan Common Stock, these directors would receive an aggregate of approximately $400,000 if they exercised their right to receive cash payments for all of their outstanding options. Each of the holders of Director Options has agreed to waive his right to such payment and have his Director Options assumed by Hologic in the event that such cash payments would cause the Merger not to qualify as a pooling of interest for accounting and financial reporting purposes. As of the Record Date Larry S. Grossman, Arlen L. Issette and all current officers as a group held options to purchase 300,000, 300,000 and 735,000 shares, respectively, of FluoroScan Common Stock under the FluoroScan Option Plans at exercise prices ranging from $6.19 to $7.15 per share, and the independent FluoroScan Directors held options to purchase 72,000 shares of FluoroScan Common Stock at exercise prices ranging from $6.19 to $9.63 per share. In addition, one director holds FluoroScan Unit Options to purchase FluoroScan Units at an exercise price of $10.50 per FluoroScan Unit.

  Employment Arrangements with Certain FluoroScan Officers. Simultaneously with the execution of the Merger Agreement, each of Larry S. Grossman and Arlen L. Issette, the Chief Executive Officer and President of FluoroScan, respectively, entered into an Amended and Restated Employment Agreement ("Employment Agreement") with FluoroScan and Hologic that will become effective and supersede their current employment agreements (the "Current Employment Agreements")with FluoroScan upon consummation of the Merger. The Employment Agreements provide for the continuation of Messrs. Grossman's and Issette's employment with FluoroScan on terms substantially equivalent to their respective Current Employment Agreements.

  The Employment Agreements provide that Messrs. Grossman and Issette will continue as Chief Executive Officer and President of FluoroScan, respectively, continue as directors of FluoroScan and become Vice Presidents of Hologic, and that Mr. Grossman will become a director of Hologic upon the consummation of the Merger. The Employment Agreements continue through the term of the Current Employment Agreements, February 15, 1999. During the term of the Employment Agreements, Messrs. Grossman and Issette will receive their current salary of $220,000 per year, subject to a 5% increase in each year commencing on February 15, 1997, will be entitled to a discretionary bonus as determined by the Board of Directors of Hologic or FluoroScan, and participate in Hologic's fringe benefit plans on the same terms as other Hologic executive officers. The Employment Agreements also provide for the continuation of $2,000,000 of split dollar life insurance policies, with a cost of $28,000 per year, for the benefit of members of Messrs. Grossman's and Issette's respective families and the right of each of Messrs. Grossman and Issette to buy-out the policies for their cash value upon termination of his Employment Agreement.

  The Employment Agreements contain other terms similar to those contained in the Current Employment Agreements, including (i) the right of Hologic and FluoroScan to terminate Messrs. Grossman or Issette for cause, (ii) the right of Messrs. Grossman or Issette to terminate his services, while continuing to be paid under his Employment Agreement for the remainder of the term, if he is required to relocate outside of the Chicago Metropolitan Area, upon certain changes of his responsibilities, or upon certain changes of control of FluoroScan or Hologic, (iii) proprietary information and confidentiality agreements, and (iv) the agreement of each of Messrs. Grossman and Issette not to compete with Hologic or FluoroScan for a period of two years following his termination of employment (including any period in which he is paid a salary, whether or not employed).

  Continuing Rights to Indemnification; Limitation of Liability; Directors' and Officers' Liability Insurance. The Merger Agreement provides that for a period of five years after the Effective Time, Hologic will cause FluoroScan to maintain in effect the current policies of directors' and officers' liability insurance maintained by FluoroScan (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that FluoroScan will not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 150% of the annual premiums paid as of the date of the Merger Agreement by FluoroScan for such insurance and, if such premiums exceed such amount, FluoroScan will only be required to purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.

  The Merger Agreement further provides that Hologic will assume joint liability with FluoroScan for its indemnification obligations to FluoroScan's directors, in all capacities in which such directors served FluoroScan or its subsidiaries while directors prior to the Effective Time, as set forth in FluoroScan's Amended and Restated Certificate of Incorporation, provided that Hologic's maximum obligation under this agreement will be limited to the working capital of FluoroScan as of the Effective Time less any amounts indemnified by FluoroScan

(excluding amounts paid by insurance of FluoroScan). FluoroScan's Amended and Restated Certificate of Incorporation provides that FluoroScan's directors will be indemnified to the full extent permitted by Delaware Law.

  The Merger Agreement further provides that Hologic will assume joint liability with FluoroScan for any indemnification obligation it may have to directors of FluoroScan who continue to serve as directors of FluoroScan after the Effective Time pursuant to any indemnification agreements entered into by FluoroScan with such directors, with respect to acts or events (in any capacity) while serving as a director of FluoroScan on or after the Effective Time. Pursuant to their Employment Agreements, Messrs. Issette and Grossman will continue to serve as directors of FluoroScan following the consummation of the Merger and thereby continue to be entitled to such indemnification. In addition, under Mr. Grossman's Employment Agreement, Hologic has also agreed to enter into an indemnification agreement with Mr. Grossman on the same terms as Hologic's indemnification agreements with its current directors.

MATERIAL CONTACTS BETWEEN HOLOGIC AND FLUOROSCAN

  Other than the discussions in May, June and July 1996 between Hologic and FluoroScan concerning the feasibility of a strategic relationship between Hologic and FluoroScan and the negotiations relating to, and entry into, the Merger Agreement discussed in "The Merger and Related Transactions--Background of the Merger," the Stockholder Option Agreement between Hologic and certain Stockholders of FluoroScan discussed under "The Merger and Related Transactions--Option Agreement with Certain Stockholders" and the Stockholder Agreements between Hologic and certain stockholders of FluoroScan discussed under "The Special Meeting--Intentions and Agreements to Vote," Hologic and FluoroScan do not know of any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between FluoroScan or its affiliates and Hologic or its affiliates.

REPRESENTATIONS, WARRANTIES AND COVENANTS

  Hologic and FluoroScan have made certain representations and warranties to each other relating to, among other things, organization, capitalization and share ownership, authorization for, and absence of conflicts resulting from, the Merger, compliance with laws, the accuracy and completeness of financial statements and certain filings with the Commission, financial condition, employment benefit plans, legal actions and proceedings and, in the case of FluoroScan, intellectual property, tax matters, contracts, insurance, product warranty, inventories, environmental matters, properties, employees, customers, suppliers, and financial condition.

  Hologic and FluoroScan have agreed: (i) to use their respective commercially reasonable efforts to consummate the transactions contemplated by the Merger Agreement; (ii) to obtain all waivers, permits, consents, approvals or other authorizations from third parties and governmental entities necessary for the consummation of the transactions contemplated by the Merger Agreement; (iii) to jointly prepare and file with the Commission under the Exchange Act proxy materials for the purpose of soliciting proxies from FluoroScan stockholders to vote in favor of the approval of the Merger Agreement at the Special Meeting; (iv) to promptly notify the other party in writing of the occurrence of any event or development that would (a) render any statement, representation or warranty of either party in the Merger Agreement inaccurate or incomplete in any material respect or (b) constitute or result in a breach by either party or failure by either party to comply with, any agreement or covenant in the Merger Agreement applicable to such party; (v) to promptly advise and cooperate with the other party prior to a party's issuance of any press release or other information to the press or to any third party with respect to the Merger Agreement or the transactions contemplated thereby; and
(vi) to keep confidential and not use in any manner any information or documents obtained from the other party, except as provided in the Merger Agreement.

  FluoroScan has also agreed: (i) to permit representatives of Hologic to have full access to all premises, properties, financial and accounting records, contracts, other records, documents and personnel, of or pertaining to FluoroScan; (ii) to obtain from its affiliates the agreements referred to under "The Merger and Related

Transactions--Accounting Treatment;" and (iii) to encourage the employees of FluoroScan to remain in the employ of FluoroScan following the Effective Time
 .

CONDUCT OF BUSINESS OF FLUOROSCAN PENDING THE MERGER

  FluoroScan has agreed in the Merger Agreement that prior to the consummation of the Merger, it will, among other things, conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

  FluoroScan has also agreed that prior to the consummation of the Merger it will not, without the prior written consent of Hologic, take certain actions including without limitation: (i) the issuance, sale or delivery of securities, or the commitment or authorization therefor; (ii) the split, recombination or reclassification of shares of capital stock or the payment of any dividend; (iii) the creation or assumption of debt (except in the ordinary course of business) or the making of any loans; (iv) the adoption or amendment of any employee benefit plan or employment or severance arrangement; (v) the acquisition, sale or transfer of any equity interests in any entity (except in the ordinary course of business); (vi) any amendment of FluoroScan charter documents; (vii) any changes in any material respect in accounting methods;
(viii) the discharge or satisfaction of security interests; (ix) the mortgage or pledge of any property or assets; (x) the transfer of any intellectual property (except in the ordinary course of business); (xi) the taking of any action that would result in a violation or default under any material contract; (xii) the making or commitment to make any capital expenditure in excess of specified dollar amounts; (xiii) the taking of any action that would result in a breach of any representation or warranty in the Merger Agreement or would result in any of the conditions to the Merger not being satisfied; or
(xiv) the taking of any action that would jeopardize the treatment of the Merger as a "pooling of interests."

NO SOLICITATION

  The Merger Agreement provides that subject to certain exceptions described below, FluoroScan will not, and will not permit its officers, directors, employees, representatives and agents, directly or indirectly: (i) to encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than Hologic) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of shares of FluoroScan Common Stock, proxy solicitation or other business combination involving FluoroScan or any subsidiary or division of FluoroScan (an "Acquisition Transaction"); or (ii) to provide any information concerning the business, properties or assets of FluoroScan to any person or entity (other than Hologic). Nonetheless, if FluoroScan receives an unsolicited written proposal for, or an unsolicited written indication of a serious interest in entering into, an Acquisition Transaction from a bona fide, financially capable third party that contains no financing contingency, (i) FluoroScan in its discretion may furnish to and communicate with such third party public information requested by such party, and (ii) FluoroScan may enter into discussions and negotiations with such third party and may, at the request of such third party, furnish such third party with non-public information concerning FluoroScan, provided (in the case of this clause (ii)) that (a) FluoroScan gives Hologic written notice thereof at least five business days prior to furnishing any such information, (b) FluoroScan's Board of Directors, after consultation with and based upon the advice of an independent financial advisor (who may be FluoroScan's regularly engaged financial advisor), determines in good faith that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction that would yield a higher value to FluoroScan stockholders than will the Merger, (c) FluoroScan's Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to FluoroScan stockholders than will the Merger, and (d) the Company's Board of Directors shall have been advised in writing by independent legal counsel (who may be the Company's regular legal counsel), that any failure to provide such non-public information to such party would likely constitute a breach of the fiduciary responsibilities of the Board of Directors to FluoroScan's stockholders.

  FluoroScan has agreed immediately to advise Hologic in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to the preceding paragraph.

CONDITIONS TO THE MERGER

  The obligations of each party to effect the Merger are subject to the following conditions: (i) the Merger Agreement shall have been approved by FluoroScan's stockholders; (ii) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; (iii) the shares of Hologic Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market; and (iv) the pre-transaction filing and waiting period requirements applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or shall have been terminated.

  The obligation of Hologic to consummate the Merger is subject to the satisfaction of certain conditions, including the following: (i) FluoroScan shall have obtained all of the waivers, permits, consents, approvals and other authorizations, and effected all of the registrations, filings and notices required pursuant to the Merger Agreement that are reasonably deemed necessary by Hologic to provide for the continuation of all material agreements and to consummate the Merger; (ii) the representations and warranties of FluoroScan contained in the Merger Agreement shall continue to be true and correct in all material respects as of the Effective Time; (iii) FluoroScan shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the Merger Agreement; (iv) FluoroScan shall have delivered to Hologic all necessary certificates and opinions required pursuant to the Merger Agreement; (v) Hologic shall have received an opinion of Katten Muchin & Zavis, counsel to FluoroScan, with respect to the due authorization, execution, delivery and enforceability of the Merger Agreement and certain other matters; (vi) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement, (b) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (c) affect adversely the right of Hologic to own, operate or control any of the assets and operations of FluoroScan following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; (vii) Hologic shall have received a letter from BDO Seidman, LLP, the independent accountants of FluoroScan, with respect to the absence of certain attributes of FluoroScan which would preclude the Merger from being treated as a pooling of interests for accounting purposes; (viii) Hologic shall have received a letter from Arthur Andersen LLP, its independent accountants, to the effect that Hologic may treat the Merger as a pooling of interests for accounting purposes; (ix) Hologic shall have received written agreements from all FluoroScan affiliates that they will not transfer the shares of Hologic Common Stock held by them or obtained by them in connection with the Merger, otherwise than in accordance with the terms of such agreements; (x) Hologic shall have received an opinion from Brown, Rudnick, Freed & Gesmer, counsel to Hologic, (or, in the absence of such an opinion from said firm, from Katten Muchin & Zavis, in either case in a form reasonably satisfactory to the Hologic), based upon certain factual representations of FluoroScan and Hologic, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code;
(xi) there shall not have been any material adverse change in the assets, business, financial condition or results of operations of FluoroScan, nor shall there have occurred any event or development which could reasonably be likely to result in such material adverse change; (xii) Hologic shall have received from Cooper & Dunham, its patent counsel, an opinion with respect to matters relating to the patents and technology of FluoroScan; and (xiii) all actions to be taken by FluoroScan in connection with the consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Hologic.

  The obligation of FluoroScan to consummate the Merger is subject to the satisfaction of the following additional conditions: (i) the representations and warranties of Hologic and Merger Sub contained in the Merger Agreement shall continue to be true and correct in all material respects as of the Effective Time; (ii) Hologic and Merger Sub shall have performed or complied with in all material respects the required agreements and covenants required to be performed or complied with by them under the Merger Agreement; (iii) Hologic and Merger Sub shall have delivered to FluoroScan all necessary certificates and opinions required pursuant to the Merger Agreement;
(iv) Hologic and Merger Sub shall have obtained all of the waivers, permits, consents, approvals and other authorizations, and effected all of the registrations, filings and notices required pursuant to the Merger Agreement that are reasonably deemed necessary by FluoroScan to consummate the Merger;
(v) no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Hologic, Merger Sub or FluoroScan which prohibits the consummation of the Merger; (vi) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement, (b) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (c) materially and adversely affect or otherwise encumber the title of the shares of Hologic Common Stock to be issued to the stockholders of FluoroScan upon consummation of the Merger; provided, however, that FluoroScan shall automatically be deemed to have waived this requirement if Hologic agrees to provide FluoroScan, its officers, directors, controlling persons and stockholders, with indemnification with respect to such action, suit or proceeding in form and substance reasonably satisfactory to FluoroScan; (vii) FluoroScan shall have received an opinion of counsel of Brown, Rudnick, Freed & Gesmer, counsel to Hologic, with respect to the due authorization, execution, delivery and enforceability of the Merger Agreement, the validity of the shares of Hologic Common Stock to be issued in the Merger and certain other matters; (viii) FluoroScan shall have received a written opinion from Katten Muchin & Zavis, Counsel to FluoroScan (or in the absence of such an opinion from said firm, from Brown, Rudnick, Freed & Gesmer, in either case in a form reasonably acceptable to FluoroScan), based upon certain factual representations of FluoroScan and Hologic, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; (ix) there shall not have been any material adverse change in the assets, business, financial condition or results of operations of FluoroScan, nor shall there have occurred any event or development which could reasonably be likely to result in such material adverse change; (x) Larry S. Grossman and Arlen L. Issette, the Chief Executive Officer and President of FluoroScan, respectively, shall have been appointed Vice Presidents of Hologic effective as of the Effective Time; and
(xi) all actions to be taken by Hologic and Merger Sub in connection with the consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated thereby shall be reasonably satisfactory in form and substance to FluoroScan.

EFFECTIVE TIME

  The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified on such certificate. The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction of the conditions set forth in the Merger Agreement, which is currently expected to be on or about August 29, 1996. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before November 30, 1996 and under certain other conditions. See "The Merger and Related Transactions--Conditions to the Merger," "--Termination" and "--Termination Fees and Expenses."

TERMINATION

  The party or parties identified below may terminate the Merger Agreement prior to the Effective Time (whether before or after stockholder approval is obtained) with the prior authorization of its or their respective Boards of Directors, as the case may be, as follows:

    (i) Hologic and FluoroScan may terminate the Merger Agreement by mutual consent;

    (ii) either Hologic or FluoroScan may terminate the Merger Agreement if
  (a) without fault of such terminating party, the Merger shall not have been consummated on or before November 30, 1996, (b) any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree ruling or other action shall have become final and nonappealable, or
  (c) FluoroScan stockholders fail to approve the Merger Agreement and the Merger at the Special Meeting;

    (iii) Hologic may terminate the Merger Agreement if (a) FluoroScan shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by FluoroScan at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure, or failures shall not have been cured within 15 days of delivery to FluoroScan of written notice of such failure or failures, (b) there exists a breach or breaches of any representation or warranty of FluoroScan contained in the Merger Agreement in any material respect such that a Hologic closing condition would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not have been cured within 15 days of delivery to FluoroScan of written notice of such failure, breach or breaches, or (c) FluoroScan shall furnish or disclose non-public information to a third party with respect to any Acquisition Transaction, or shall have resolved to do the foregoing and publicly disclose such resolution; and

    (iv) FluoroScan may terminate the Merger Agreement if (a) Hologic or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Hologic or Merger Sub at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within 15 days of delivery to Hologic of written notice of such failure or failures, (b) there exists a breach or breaches of any representation or warranty of Hologic or Merger Sub contained in the Merger Agreement in any material respect such that a FluoroScan closing condition would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not be cured within 15 days of delivery to Hologic of written notice of such failure, breach or breaches; or (c) if the Average Market Value of the Hologic Common Stock is less than $30.17 and Hologic does not elect to adjust the conversion ratio to equal $9.37 divided by the Average Market Price within 15 days after the date of the Special Meeting.

TERMINATION FEE AND EXPENSES

  In the event of a termination of the Merger Agreement (i) because FluoroScan stockholders fail to approve the Merger Agreement and the Merger at the Special Meeting or (ii) by Hologic as a result of a breach by FluoroScan of the Merger Agreement or FluoroScan furnishing or disclosing non-public information to a third party with respect to any potential Acquisition Transaction, or resolving to do the foregoing and publicly disclosing such resolution, then FluoroScan shall pay Hologic up to $1.5 million for all documented fees and expenses incurred by Hologic (including the reasonable fees and expenses of counsel, accountants, consultants and advisors) in connection with the Merger Agreement and the transactions contemplated thereby (the "Hologic Documented Expenses").

  In the event of a termination of the Merger Agreement (i) because FluoroScan stockholders fail to approve the Merger Agreement and the Merger at the Special Meeting, where the Board of Directors of FluoroScan withdraws its recommendation of the Merger or modifies such recommendation in a manner adverse to Hologic, or (ii) as a result of FluoroScan disclosing non-public information to a third party with respect to any potential Acquisition Transaction, or resolving to do the foregoing and publicly disclosing such resolution, FluoroScan shall promptly pay Hologic an additional fee of $2.4 million (the "Termination Fee"). To the extent that either Hologic Documented Expenses or the Termination Fee have not already become payable and been paid, and, if prior to any termination of the Merger Agreement (other than a termination of the Merger Agreement by FluoroScan as a result of any breaches of the Merger Agreement by Hologic or Hologic's election not to adjust the Conversion Ratio if the Average Market Value is below $30.17), any person shall have made a bona fide proposal concerning a Business Combination Transaction (as defined below) and prior to or within twelve months after the termination of the Merger Agreement, FluoroScan or any of its subsidiaries, or any affiliate of

FluoroScan, enters into a definitive agreement with a third party with respect to a Business Combination Transaction or a Business Combination Transaction is effected, then FluoroScan, prior to entering into any such definitive agreement or effecting any such Business Combination Transaction, shall promptly pay Hologic the Hologic Documented Expenses and the Termination Fee. For purposes of the foregoing, the term "Business Combination Transaction" means any of the following involving FluoroScan or any of its subsidiaries, that is material to the business, results of operation, prospects or financial condition of FluoroScan: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger);
(ii) any sale, lease, exchange, transfer or other disposition of 50% or more of the assets of FluoroScan and its subsidiaries in a single transaction or series of transactions; or (iii) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of the shares of FluoroScan Common Stock, whether by tender offer, exchange offer or otherwise. The merger cancellation fees described above could have the effect of discouraging a third party from pursuing a takeover or other acquisition transaction involving FluoroScan because the cost of such takeover or other acquisition transaction, if successful, would be increased by the amount of such fees.

  In the event of a termination of the Merger Agreement by FluoroScan as a result of a breach by Hologic or Merger Sub, Hologic shall pay to FluoroScan up to $1.5 million for all documented fees and expenses incurred by FluoroScan (including the reasonable fees and expenses of counsel, accountants, consultants and advisors) in connection with the Merger Agreement and the transactions contemplated thereby.

OPTION AGREEMENT WITH CERTAIN STOCKHOLDERS

  On July 18, 1996, Hologic entered into a Stockholder Option Agreement with Messrs. Grossman and Issette (the "Stockholder Option Agreement"). Under the Stockholder Option Agreement, Messrs. Grossman and Issette have granted Hologic an option in certain circumstances where the Termination Fee is payable, to purchase the shares of FluoroScan Common Stock held by them at an exercise price equal to the Conversion Ratio. The number of shares of FluoroScan Common Stock covered by the Stockholder Option Agreements is 1,467,152 which constitutes approximately 31.7% of the number of outstanding shares of FluoroScan Common Stock on the Record Date.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion, at the Conversion Ratio, of FluoroScan Common Stock into shares of Hologic Common Stock will occur automatically at the Effective Time.

  As soon as practicable after the Effective Time, a transmittal letter will be mailed by American Stock Transfer & Trust Company (the "Exchange Agent") to each stockholder of FluoroScan informing such stockholder of the procedures to follow in forwarding his or her certificates for FluoroScan Common Stock to the Exchange Agent. Upon receipt of such certificates, the Exchange Agent will deliver whole shares of Hologic Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled, without interest. For a description of how the amount of cash in lieu of fractional shares will be determined, see "The Merger Agreement and Related Transactions--General."

  If any issuance of shares of Hologic Common Stock in exchange for shares of FluoroScan Common Stock is to be made to a person other than the holder of FluoroScan Common Stock in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the holder of FluoroScan Common Stock requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Hologic that such tax has been paid or is not payable.

  After the Effective Time, there will be no further transfers of FluoroScan Common Stock on the stock transfer books of FluoroScan. If a certificate representing FluoroScan Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of whole shares of Hologic Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor, without interest.

  After the Effective Time and until surrendered, shares of FluoroScan Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of whole shares of Hologic Common Stock into which such shares of FluoroScan Common Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of Hologic Common Stock will be paid to the holders of any certificates for shares of FluoroScan Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions payable after the Effective Time will be paid to the holder of record of the whole shares of Hologic Common Stock represented by the certificate issued in exchange therefor, without interest.

  HOLDERS OF FLUOROSCAN COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HOLDERS OF FLUOROSCAN COMMON STOCK SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CERTAIN FEDERAL INCOME TAX MATTERS

  Set forth below is a discussion of certain federal income tax consequences of the Merger to stockholders of FluoroScan who hold shares as a capital asset. The discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired their shares of FluoroScan Common Stock pursuant to the exercise of options or otherwise as compensation, and persons holding (directly or indirectly) five percent or more of the outstanding shares of Hologic Common Stock following the Merger. In addition, the following discussion does not address the tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which FluoroScan Common Stock is acquired or shares of Hologic Common Stock are disposed of. Moreover, the tax consequences to holders of options or warrants are not discussed. The discussion is based upon the Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. FluoroScan does not intend to request a ruling from the Internal Revenue Service ("IRS") with respect to the Merger, and opinions of counsel are not binding on the IRS or the courts.

  FLUOROSCAN'S STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

  This summary is based upon the advice of Brown, Rudnick, Freed and Gesmer, counsel to Hologic, and Katten Muchin & Zavis, counsel to FluoroScan, one or both of whom will be delivering opinions to Hologic and FluoroScan that, subject to the limitations and qualifications referred to therein, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (a "Reorganization"). Qualification of the Merger as a Reorganization will generally result in the following federal income tax consequences:

    (a) No gain or loss will be recognized by FluoroScan, Hologic or Merger Sub solely as a result of the consummation of the Merger;

    (b) No gain, loss or income will be recognized by holders of FluoroScan Common Stock upon the receipt of shares of Hologic Common Stock in exchange therefor (except with respect to any cash received by holders of FluoroScan Common Stock in respect of fractional shares);

    (c) The aggregate tax basis of the shares of Hologic Common Stock received by a holder of FluoroScan Common Stock in the Merger will be the same as the aggregate tax basis of FluoroScan Common Stock surrendered in exchange therefor by such stockholder, reduced by amounts allocable to fractional shares for which cash is to be received;

    (d) The holding period of the shares of Hologic Common Stock received in the Merger by the holders of FluoroScan Common Stock will include the period during which the shares of FluoroScan Common Stock surrendered in exchange therefor were held, provided that FluoroScan Common Stock is held as a capital asset in the hands of the holders of FluoroScan Common Stock on the date of the exchange; and

    (e) Cash payments received by holders of FluoroScan Common Stock in lieu of a fractional share will be treated as if such fractional share of Hologic Common Stock had been issued in the Merger and then redeemed by Hologic. A holder of FluoroScan Common Stock receiving such cash will generally recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

  The foregoing opinions are based upon the representation of management of Hologic that the Hologic Purchase Rights have no value and that the likelihood of their being exercisable is both speculative and remote. In the event that such rights were determined to have value, the FluoroScan shareholders might recognize taxable income, limited in the case of each shareholder to the lesser of the gain realized upon the Merger or the value of the rights.

  In rendering their opinions, Brown, Rudnick, Freed and Gesmer and Katten Muchin & Zavis will rely upon information contained in this Proxy Statement/Prospectus, representations and warranties of FluoroScan and Hologic and certificates of officers of FluoroScan and Hologic with regard to the particular facts and circumstances applicable to the transactions contemplated, without independent verification. In particular, the opinion will be issued in reliance on certain representations from FluoroScan and Hologic and certain principal stockholders of FluoroScan and Hologic with respect to the satisfaction of the continuity of interest requirement of the regulations interpreting Section 368 of the Code, and certain other matters.

  A successful IRS challenge to the reorganization status of the Merger would result in a holder of FluoroScan Common Stock recognizing gain or loss with respect to each share of FluoroScan Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the date of the Merger, of the shares of Hologic Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the shares of Hologic Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Hologic and FluoroScan have been advised by, and will receive letters from Arthur Andersen LLP, Hologic's independent accountants, and BDO Seidman, LLP, FluoroScan's independent accountants, to the effect that, the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Hologic and FluoroScan will be carried forward to Hologic at their recorded amounts, the consolidated income of Hologic will include income of Hologic and FluoroScan for the entire fiscal year in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as consolidated income of Hologic. See "The Merger and Related Transactions--Conditions to the Merger" and "Hologic, Inc. Unaudited Pro Forma Combined Condensed Financial Statements."

  The respective affiliates of Hologic and FluoroScan have each executed written agreements to the effect that such person will not transfer shares of Hologic Common Stock or FluoroScan Common Stock until the date that Hologic publishes financial statements which reflect 30 days of post-merger combined continued operations of Hologic (which agreements relate to the ability of Hologic to account for the Merger as a pooling of interests).

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Hologic Common Stock to be issued in the Merger will be freely transferable, except that any shares of Hologic Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of FluoroScan or Hologic prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of FluoroScan, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Hologic, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of FluoroScan or Hologic generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

  Affiliates of FluoroScan may not sell their shares of Hologic Common Stock, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Hologic) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an affiliate of FluoroScan prior to the Merger (together with certain related persons) will be entitled to sell shares of Hologic Common Stock acquired in the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Hologic Common Stock or the average weekly trading volume of the shares of Hologic Common Stock during the four calendar weeks preceding such sale. Rule 145 will only remain available, however, to persons who were affiliates of FluoroScan prior to the Merger, if Hologic remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, a person who was an affiliate of FluoroScan prior to the Merger will be able to sell shares of Hologic Common Stock without regard to such manner of sale or volume limitations, provided that Hologic is current with its Exchange Act informational filings and such person is not then an affiliate of Hologic. Three years after the Effective Time, a person who was an affiliate of FluoroScan prior to the Merger will be able to sell such shares of Hologic Common Stock without any restrictions so long as such person had not been an affiliate of Hologic for at least three months prior to the sale.

REGULATORY MATTERS

  Neither Hologic nor FluoroScan is aware of any governmental or regulatory approvals required for the consummation of the Merger other than (i) compliance with the HSR Act, as described below, (ii) compliance with applicable securities laws and (iii) certain filings under Delaware Law.

  The Merger is subject to the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission
(the "FTC") and certain waiting periods have been expired or been terminated. On August 1, 1996, Hologic and FluoroScan filed the required information and materials with the Antitrust Division and FTC and requested early termination of the waiting period under the HSR Act.

  Hologic's and FluoroScan's request for early termination of the waiting period under the HSR Act has not yet been granted, however, neither party is aware of any reason why the Antitrust Division or the FTC will deny the request for early termination. The termination of the HSR Act waiting periods does not preclude the Antitrust Division or the FTC from challenging the Merger (or any part thereof) on antitrust grounds. Accordingly at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons, including the attorney general of one or more states or private parties, could take action under the antitrust laws, including seeking to enjoin the Merger (or any part thereof). There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that Hologic or FluoroScan will prevail.

NASDAQ NATIONAL MARKET LISTING

  Pursuant to the Merger Agreement, Hologic has agreed to cause the shares of Hologic Common Stock to be issued in the Merger to be listed, upon official notice of issuance, on the Nasdaq National Market.

NO APPRAISAL RIGHTS

  Under the Delaware Law, the holders of FluoroScan Common Stock are not entitled to any dissenters' rights of appraisal with respect to the Merger.

WAIVER AND AMENDMENT

  The Merger Agreement may not be amended except by a written agreement signed by Hologic, Merger Sub and FluoroScan.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

HOLOGIC, INC.

  The following table contains certain selected consolidated financial data of Hologic and is qualified by the more detailed Hologic Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data for the fiscal years ended September 25, 1993, September 24, 1994 and September 30, 1995 and the consolidated balance sheet data as of September 24, 1994 and September 30, 1995 have been derived from the Consolidated Financial Statements, which statements have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data for the fiscal years ended September 30, 1991 and 1992 and the consolidated balance sheet data as of September 30, 1991 and 1992 and September 25, 1993 have been derived from the Hologic Consolidated Financial Statements, which statements have been audited by Arthur Andersen LLP and are not included on this Proxy Statement/Prospectus. The unaudited Hologic Consolidated Financial Statements as of March 30, 1996 and for the six months ended March 25, 1995 and March 30, 1996 have been prepared on the same basis as the Hologic audited financial statements, and in the opinion of Hologic's management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended March 30, 1996 are not necessarily indicative of future operating results. The data set forth below is qualified by reference to, and should be read in conjunction with the Hologic Consolidated Financial Statements and Notes thereto and "Hologic Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                            FISCAL YEARS ENDED(2)                    SIX MONTHS ENDED
                          --------------------------------------------------------- -------------------
                           SEPTEMBER 30,
                          --------------- SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30, MARCH 25, MARCH 30,
                           1991    1992       1993          1994          1995        1995      1996
                          ------- ------- ------------- ------------- ------------- --------- ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
 Product sales..........  $15,258 $26,197    $24,140       $37,056       $41,130     $18,304   $32,067
 Other revenue..........    1,799      73        708         1,428         2,270         926     1,454
                          ------- -------    -------       -------       -------     -------   -------
                           17,057  26,270     24,848        38,484        43,400      19,230    33,521
Costs and Expenses:
 Cost of product sales..    8,464  13,469     13,729        20,865        22,091      10,236    15,212
 Research and
  development...........    3,559   3,608      3,182         3,442         4,301       2,077     3,077
 Selling and marketing..    2,373   4,692      5,472         5,893         7,835       3,534     5,758
 General and
  administrative........    1,249   3,132      3,501         4,189         4,461       2,040     3,250
 Litigation
  expenses(3)(5)........    1,190     --         --            --          2,534         352       798
 Restructuring
  costs(4)..............      --      --         900           --            --          --        --
                          ------- -------    -------       -------       -------     -------   -------
                           16,835  24,901     26,784        34,389        41,222      18,239    28,095
                          ------- -------    -------       -------       -------     -------   -------
Income (loss) from
 operations.............      222   1,369     (1,936)        4,095         2,178         991     5,426
Interest income.........      793     502        300           316           610         283       749
Other income (expense)..      --      231       (439)          (81)         (268)       (157)     (124)
                          ------- -------    -------       -------       -------     -------   -------
Income (loss) before
 income taxes...........    1,015   2,102     (2,075)        4,330         2,520       1,117     6,051
Provision (benefit) for
 income taxes...........      314     623       (300)        1,335           650         320     1,720
                          ------- -------    -------       -------       -------     -------   -------
Net income (loss).......  $   701 $ 1,479    $(1,775)      $ 2,995       $ 1,870     $   797   $ 4,331
                          ======= =======    =======       =======       =======     =======   =======
Net income (loss) per
 common and common
 equivalent share:
 Primary................  $  0.09 $  0.18    $ (0.23)      $  0.36       $  0.21     $  0.09   $  0.42
 Fully diluted..........                                      0.34          0.20
Weighted average number
 of common and common
 equivalent shares
 outstanding(1):
 Primary................    8,099   8,101      7,860         8,390         8,752       8,799    10,298
                          ======= =======    =======       =======       =======     =======   =======
 Fully diluted..........                                     8,684         9,151
                                                           =======       =======

                          SEPTEMBER 30,
                         --------------- SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30, MARCH 30,
                          1991    1992       1993          1994          1995        1996
                         ------- ------- ------------- ------------- ------------- ---------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital......... $15,503 $16,427    $14,540       $17,688       $19,370     $74,559
Total liabilities.......   3,135   4,578      5,854         8,625        11,190      12,868
Total assets............  19,809  22,695     22,166        28,497        33,862      91,486
Stockholders' equity....  16,674  18,117     16,312        19,872        22,672      78,618

- --------
(1) All shares and per share data has been adjusted to reflect a two-for-one stock split in the form of a stock dividend on March 25, 1996.
(2) Hologic changed its fiscal year end from September 30 to the last Saturday in September effective with the fiscal year ended September 25, 1993.
(3) Fiscal 1991 expenses include litigation expenses of $1.2 million before income taxes ($800,000 after income taxes or $0.10 per share).
(4) Fiscal 1993 expenses include restructuring charge of $900,000 (before and after income taxes or $0.11 per share), relating to the reorganization of Hologic's European operations.
(5) Fiscal 1995 litigation expenses of $2.5 million before income taxes (approximately $1.8 million after income taxes or $0.21 per share), primarily relating to certain patent litigation. A definitive agreement was reached by Hologic and the other party to this litigation in November 1995 settling all outstanding disputes. See "Information Regarding Hologic--Patents and Proprietary Rights."

FLUOROSCAN IMAGING SYSTEMS, INC.

  The following table contains certain selected consolidated financial data of FluoroScan and is qualified by the more detailed FluoroScan Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995 have been derived from the Consolidated Financial Statements, which statements have been audited by BDO Seidman, LLP, independent certified public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The unaudited FluoroScan Consolidated Financial Statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been prepared on the same basis as the FluoroScan audited financial statements, and in the opinion of FluoroScan's management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of future operating results. The data set forth below is qualified by reference to, and should be read in conjunction with the FluoroScan Consolidated Financial Statements and Notes thereto and "FluoroScan Management's Discussion and Analysis of Financial Condition" appearing elsewhere herein.

                                                                    THREE MONTHS
                                     YEARS ENDED                       ENDED
                                    DECEMBER 31,                     MARCH 31,
                          ---------------------------------- --------------------------
                             1993        1994       1995        1995          1996
                          ----------  ---------- ----------- ----------- --------------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales...............  $6,927,761  $9,170,505 $13,146,979 $ 2,490,922  $ 3,502,034
Cost of goods sold......   2,732,536   3,656,651   5,458,029   1,038,058    1,506,216
                          ----------  ---------- ----------- -----------  -----------
Gross profit............   4,195,225   5,513,854   7,688,950   1,452,864    1,995,818
Selling general and
 administrative
 expense................   3,493,466   3,720,521   5,832,622   1,020,377    1,412,315
                          ----------  ---------- ----------- -----------  -----------
Operating income........     701,759   1,793,333   1,856,328     432,487      583,503
Other Income (Expense):
  Other income..........     410,360     150,439     211,842      50,250       35,175
  Litigation expense....    (145,909)        --          --          --           --
  Interest expense......      (7,098)        --          --          --           --
  Interest income.......      14,212     120,995     273,567      56,085       58,933
                          ----------  ---------- ----------- -----------  -----------
                             271,565     271,434     485,409     106,335       94,108
                          ----------  ---------- ----------- -----------  -----------
Income before income
 taxes..................     973,324   2,064,767   2,341,737     538,822      677,611
Income taxes (benefit)..    (485,000)    292,000     863,000     198,200      274,000
                          ----------  ---------- ----------- -----------  -----------
Net income..............   1,458,324   1,772,767   1,478,737     340,622      403,611
                          ==========  ========== =========== ===========  ===========
Net income per share....  $     0.52  $     0.57 $      0.43 $      0.10  $      0.12
                          ==========  ========== =========== ===========  ===========
Weighted average common
 shares and shares
 equivalents
 outstanding............   2,787,303   3,106,721   3,472,519   3,506,538    3,495,417
                          ==========  ========== =========== ===========  ===========
                                                      DECEMBER 31,
                                                 -----------------------
                                                    1994        1995     MARCH 31, 1996
                                                 ----------- ----------- --------------
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital...............................   $ 6,279,612 $ 7,819,679  $ 8,248,456
Total liabilities.............................       801,493   1,360,798    1,482,124
Total assets..................................     8,172,681  10,220,745   10,745,682
Stockholders' equity..........................     7,371,188   8,859,947    9,263,558

    HOLOGIC UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

  The following selected summary unaudited pro forma financial data is derived from the pro forma combined condensed financial statements appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and notes thereto.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the combination had been consummated, nor is it necessarily indicative of the future operating results or financial position of Hologic or FluoroScan.

                                                                        SIX
                                     FISCAL YEARS ENDED             MONTHS ENDED
                          ----------------------------------------- ------------
                          SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30,  MARCH 30,
                              1993          1994          1995          1996
                          ------------- ------------- ------------- ------------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
  Product sales.........     $31,067       $46,227       $54,277      $39,447
  Other revenue.........         709         1,427         2,270        1,454
                             -------       -------       -------      -------
                              31,776        47,654        56,547       40,901
Costs and Expenses:
  Cost of product
   sales................      16,462        24,522        27,548       18,333
  Research and
   development..........       3,481         3,655         4,499        3,156
  Selling, general and
   administrative.......      12,168        13,589        17,931       12,110
  Litigation expenses...         --            --          2,533          798
  Restructuring costs...         900           --            --           --
                             -------       -------       -------      -------
                              33,011        41,766        52,513       34,397
                             -------       -------       -------      -------
Income (loss) from
 operations.............      (1,235)        5,888         4,034        6,504
Other income (expense)..         133           507           827          848
                             -------       -------       -------      -------
Income (loss) before
 income taxes...........      (1,102)        6,395         4,861        7,352
Provision (benefit) for
 income taxes...........        (785)        1,627         1,513        2,214
                             -------       -------       -------      -------
Net income (loss).......     $  (317)      $ 4,768       $ 3,348      $ 5,138
                             =======       =======       =======      =======
Net income (loss) per
 common and common
 equivalent share:
  Primary...............     $ (0.03)      $  0.49       $  0.33      $  0.44
                             =======       =======       =======      =======
  Fully diluted.........                   $  0.47       $  0.32
                                           =======       =======
Weighted average number
 of common and common
 equivalent shares
 outstanding:
  Primary...............       9,296         9,826        10,188       11,735
                             =======       =======       =======      =======
  Fully diluted.........                    10,120        10,587
                                           =======       =======

                                                                       MARCH 30,
                                                                         1996
                                                                       ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital....................................................... $ 82,808
Total liabilities.....................................................   14,350
Total assets..........................................................  102,232
Stockholders' equity..................................................   87,882

                         COMPARATIVE MARKET PRICE DATA

HOLOGIC

  Hologic's Common Stock is traded on the Nasdaq National Market under the symbol "HOLX." The following table sets forth, for the periods indicated, the high and low sales prices per share of Hologic Common Stock, as reported by the Nasdaq National Market. All sales prices have been adjusted to reflect a two-for-one stock split in the form of a stock dividend effected by Hologic in March 1996.

                                                                  HIGH   LOW
                                                                 ------ ------
    1994 Fiscal Year
      First Quarter ended December 26, 1993..................... $ 2.50 $ 1.75
      Second Quarter ended March 26, 1994.......................   3.69   1.69
      Third Quarter ended June 25, 1994.........................   7.00   3.19
      Fourth Quarter ended September 24, 1994...................   9.00   4.88
    1995 Fiscal Year
      First Quarter ended December 31, 1994.....................   9.06   6.13
      Second Quarter ended March 25, 1995.......................   9.38   6.63
      Third Quarter ended June 24, 1995.........................   8.69   4.50
      Fourth Quarter ended September 30, 1995...................  12.56   7.69
    1996 Fiscal Year
      First Quarter ended December 30, 1995.....................  22.75  10.38
      Second Quarter ended March 30, 1996.......................  26.75  17.25
      Third Quarter ended June 29, 1996.........................  49.50  21.00
      Fourth Quarter ending September 28, 1996 (through August
       5, 1996).................................................  49.00  27.50

FLUOROSCAN

  FluoroScan's Common Stock is traded on the Nasdaq National Market under the symbol "FLRO." The following table sets forth, for the periods indicated, the high and low sales prices per share of FluoroScan Common Stock, as reported by the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ -----
    1994 Fiscal Year
      Third Quarter ended September 30, 1994(1).................. $ 8.06 $6.00
      Fourth Quarter ended December 31, 1994.....................   8.38  5.69
    1995 Fiscal Year
      First Quarter ended March 31, 1995.........................   9.00  6.00
      Second Quarter ended June 30, 1995.........................   8.25  5.75
      Third Quarter ended September 30, 1995.....................  10.13  6.50
      Fourth Quarter ended December 31, 1995.....................  10.13  6.13
    1996 Fiscal Year
      First Quarter ended March 31, 1996.........................   8.75  5.75
      Second Quarter ended June 30, 1996.........................  11.13  6.38
      Third Quarter ending September 30, 1996 (through August 5,
       1996).....................................................  11.63  6.75

- --------
(1) FluoroScan's initial public offering was completed on July 11, 1994.

RECENT MARKET PRICES

  The following table sets forth the closing prices per share of the Common Stock of Hologic and FluoroScan, respectively, on the Nasdaq National Market on July 18, 1996, the last trading day preceding the public announcement of the Merger, and on August 5, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and the equivalent per share prices of the FluoroScan Common Stock based on the closing prices of the Hologic Common Stock multiplied by the Conversion Ratio:

                                          HOLOGIC COMMON  FLUOROSCAN  FLUOROSCAN
                                              STOCK      COMMON STOCK EQUIVALENT
                                          -------------- ------------ ----------
    July 18, 1996........................     $39.38        $7.88       $12.23
    August 5, 1996.......................      37.25        11.38        11.57

NUMBER OF HOLDERS

  As of the Record Date, there were 262 holders of record of Hologic Common Stock and 92 holders of record of FluoroScan Common Stock, as shown on the records of their respective transfer agents.

DIVIDEND POLICY

  Neither Hologic nor FluoroScan has ever paid or declared any dividends on its stock. Hologic's current policy is to retain all of its earnings to finance future growth.

  FLUOROSCAN STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HOLOGIC COMMON STOCK AND FLUOROSCAN COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF HOLOGIC COMMON STOCK OR FLUOROSCAN COMMON STOCK AT, OR IN THE CASE OF HOLOGIC COMMON STOCK AFTER, THE EFFECTIVE TIME OF THE MERGER.

                         INFORMATION REGARDING HOLOGIC

  Hologic is a leading international developer, manufacturer and marketer of X-ray bone densitometers which precisely measure bone density for use in the diagnosis and monitoring of metabolic bone diseases such as osteoporosis. Hologic pioneered the use of dual-energy X-ray absorptiometry ("DXA") to measure bone density, introducing the first DXA bone densitometer in 1987. Since this introduction, DXA systems have become the standard for measuring bone density. In 1995, Hologic introduced its fourth generation of DXA bone densitometers, its clinically oriented QDR 4500 ACCLAIM product line.

  To address the growing clinical market for the early diagnosis and monitoring of osteoporosis, Hologic is developing products that it believes will complement its DXA product line. In December 1994, Hologic acquired the ultrasound bone analyzer business of Walker Sonix, Inc. ("Walker Sonix"). Hologic is developing an enhanced ultrasound bone analyzer, the Sahara, which it has recently introduced in clinical test sites in the United States and certain international markets. Hologic believes that ultrasound systems could represent a relatively low cost, compact, easy-to-use, non-X-ray based, screening technique to assist in the initial diagnosis of osteoporosis. In September 1994, Hologic began a joint development effort with Serex, Inc. ("Serex") to develop a diagnostic strip test to detect biochemical markers that indicate the rate of a patient's bone loss. The strip test is being designed to provide a physician with a real-time means of measuring a patient's biochemical response to osteoporosis therapies and compliance with those therapies, as a complement to periodic bone density measurements. Hologic and Serex have also recently entered into an agreement in principle with a leading pharmaceutical company to develop and market an over-the-counter version of the strip test.

BACKGROUND

  Osteoporosis. Osteoporosis is a condition characterized by reduced bone density that leads to an increased risk of fractures. Bone is a dynamic organ that is maintained through a process referred to as remodeling in which old bone is removed (resorption) and new bone is formed. In early adulthood, the levels of bone resorption and bone formation are generally balanced, with the quantity and distribution of bone throughout the body varying over time depending on muscle mass, strength and use. When remodeling does not function properly, and resorption exceeds formation, the result is a net loss of bone mass and density, often causing diminished structural integrity of the skeleton (particularly of the trabecular "spongy" bone) and an increased risk of fracture.

  According to the National Osteoporosis Foundation (the "NOF"), 25 million Americans, 80% of whom are women, and approximately 200 million people worldwide, suffer from osteoporosis. Osteoporosis typically develops silently over a period of years, eventually progressing to a point where a fracture can easily occur, causing pain and disability. The post-menopausal female population has the highest incidence of osteoporosis and the highest rate of morbidity (loss of quality of life) and mortality due to osteoporosis. The NOF estimates that in the United States osteoporosis contributes to more than 1.3 million fractures annually, a majority of which were of the spine and hip, and that related direct health care and indirect productivity costs in 1987 were approximately $10 billion. Hip fractures lead to the most serious consequences. According to the NOF, as many as one in every five hip fracture patients dies from complications within a year after fracture, one in every four requires long-term care and an even higher percentage of hip fracture patients never return to an active and independent lifestyle.

  Until recently, osteoporosis was thought to be an untreatable consequence of aging. Hologic believes that the recent development and introduction of new drug therapies, the aging of the population, and an increased focus on women's health issues and preventive medical practices has created a growing awareness among patients and physicians that osteoporosis is treatable.

  Therapies. Hologic believes that over 70 clinical studies are currently in progress to assess the safety and effectiveness of new therapies to treat osteoporosis. However, prior to 1995, there were only two approved drug treatments for osteoporosis in the United States, hormone replacement therapy, using estrogen and related hormones ("HRT"), and calcitonin, with the most widely prescribed treatment being HRT. Patient concerns regarding complications related to prolonged use of HRT have contributed to a low compliance rate. Until recently, calcitonin was available only in an injectable form, a delivery method that has contributed to low patient compliance. Although HRT and calcitonin have generally been shown in clinical trials to slow or stop the loss of bone mass, these therapies have not been proven to restore bone mass.

  In September 1995, the FDA approved Merck's drug Fosamax for the treatment of established osteoporosis in post-menopausal women. Fosamax is a bisphosphonate that acts by coating the bone surface and inhibiting bone resorption. Merck reported that in clinical studies of Fosamax conducted in over 16 countries post-menopausal patients with established osteoporosis who were treated with Fosamax gained on average of 7-10% bone mass in the spine and 7-8% bone mass in the hip over a three-year period compared to patients treated with placebo, and that Fosamax reduced the number of new vertebral fractures (fractures of the spine) by approximately 48% compared with placebo. Merck is conducting ongoing clinical trials to determine the effectiveness of Fosamax in preventing osteoporosis, and in April 1996 filed a supplement with the FDA for approval of the use of Fosamax for that purpose. Fosamax is also approved in approximately 40 countries in addition to the United States. In March 1996, Merck reported that more than 475,000 patients worldwide were taking Fosamax.

  Other therapies cleared by the FDA to treat osteoporosis in 1995 are a one-tablet hormone replacement therapy, which combines estrogen and progestin, developed by Wyeth-Ayerst Laboratories, and an intra-nasal formulation of calcitonin developed by Sandoz. In addition, in November 1995, an FDA advisory committee recommended that the FDA approve slow-release sodium fluoride for the treatment of post-menopausal osteoporosis. Additional therapies undergoing clinical trials for the prevention or treatment of osteoporosis include bisphosphonates being developed by Proctor & Gamble (Rasidronate), Boehringer-Mannheim (Ibandronate) and Sanofi (Tiludronate), and estrogen analogues or anti-estrogens being developed by Eli Lilly (Raloxifene) and Pfizer (Draloxifene).

  In several European countries, Japan and other international markets, there has been an earlier availability and greater acceptance of osteoporosis therapies. Some of these therapies include estrogens, bisphosphonates, calcitonins, vitamin D compounds and ipriflavone.

  The timing of when and where new drugs will become commercially available, if ever, is uncertain. However, Hologic believes that there will be broadened and new approvals of osteoporosis therapies for both treatment and prevention which should positively impact the bone assessment market worldwide.

  Diagnosis and Monitoring of Osteoporosis. There are a number of different technologies that are available that can be used to assess bone mineral status.

  Since the introduction of the first DXA bone densitometer by Hologic in 1987, dual energy X-ray absorptiometry has become the primary means of measuring bone density. Prior to that introduction, the most widely used bone density measuring technique for the hip and spine was dual photon absorptiometry (DPA). DPA systems were not very precise and required relatively long scanning times and the use of an expensive radioactive source that required periodic replacement. In contrast, DXA systems have much higher precision, require significantly shorter scanning times and do not require a radioactive source. DXA systems require a low patient radiation exposure. The most advanced DXA systems can be used to measure the bone density of the whole body, or any site, including the most important fracture sites of the hip or spine. As a result of their precision and versatility, DXA systems have become the predominant means of evaluating low bone density before fractures occur and monitoring changes in a patient's bone density in response to therapies.

  Other bone assessment technologies include single photon absorptiometry
(SPA), radiographic absorptiometry (RA), quantitative computed tomography
(QCT), quantitative ultrasound and biochemical markers.

  Single photon absorptiometry was introduced in the 1960s and represents an effective method of measuring bone density at a peripheral site of the skeleton (forearm or heel), although it cannot be used to measure the most important fracture sites of the spine or hip. SPA systems also have the added inconvenience of requiring the patient to place the site being scanned in water or other tissue-equivalent media to achieve precision. SPA, however, does represent a relatively inexpensive and valuable tool in the diagnosis of osteoporosis with reasonable precision and low radiation exposure.

  Quantitative computed tomography was introduced in the mid 1970s and can measure bone density by using a CT scanner to determine both the patient's bone density and bone distribution in three dimensions. QCT, however, has remained limited in clinical use because of its relatively high radiation dose and the high cost of CT scanner equipment.

  Radiographic absorptiometry, also introduced in the 1970s, measures bone density from two X-ray images (radiographs) of the hand placed alongside a calibration device using a conventional X-ray machine. The radiographs are sent to a central processing laboratory where a computer measures the density of the bone. The precision of this technique is comparable to SPA measurements. An advantage of this system is that it does not require any additional capital investment, as traditional X-ray equipment can be used to obtain the radiographs. The technique, however, cannot be used to measure and monitor the hip or spine. Also, because the radiograph must be sent to a laboratory for testing, it does not provide a real-time assessment of bone density, and, if the test is positive, a follow-up consultation is required. Hologic believes that RA will be useful in rural areas where there may not be a sufficient concentration of patients to justify a capital investment in DXA bone density measuring equipment.

  Ultrasound has long been used in medical testing. However, the use of ultrasound for the detection of osteoporosis was not commercially introduced until recently, and then only in certain foreign countries. Ultrasound measurement has concentrated mainly on the calcaneous (the heel), which is comprised primarily of trabecular bone, as a measuring site. Initial clinical trials of ultrasound systems have indicated a significant association of low ultrasonic bone measurements of the calcaneous and the risk of fracture. The latest developments in hardware and software, resulting in enhanced precision and ease of use, are currently making ultrasound techniques an option for the diagnosis of osteoporosis. Major advantages of ultrasound examination are the complete absence of radiation and the small size and low cost of the equipment. Ultrasound devices do not use X-rays in making their measurements and therefore do not require X-ray licensing or registered operators. However, because ultrasound bone measurements currently are not as precise as DXA and other measurements, they are less reliable for continued monitoring of small changes in bone density or for assessing the response to therapies. In addition, they are generally limited to measurements at peripheral sites, not the more important spine or hip fracture sites. Accordingly, Hologic believes that the most likely use for ultrasound techniques currently employed and under development by Hologic and others will be for initial screening for osteoporosis and not for continued monitoring of changes in bone density or the response to therapies.

  Biochemical markers are substances that are produced within the body that correlate directly or indirectly to disease or bodily function. A number of biochemical markers have been discovered that can be used to measure the rate of bone resorption or formation. These measurements, while not measuring bone density, can provide a means to assess quickly (within approximately three months) the effectiveness of treatment and patient compliance with therapies for osteoporosis. A baseline and subsequent bone density tests (as frequently as annually) must be used in conjunction with biochemical marker measurements to assess fully the bone density of the patient. Because biochemical markers cannot be used independently to diagnose osteoporosis or risk of fracture, or to monitor a patient's changes in bone density as a result of therapy or otherwise, Hologic believes that biochemical marker tests, including those being developed by Hologic, will complement and not replace densitometry.

  Market. Hologic believes that the clinical market for osteoporosis diagnostic and monitoring products is expanding due to the recent development and introduction of new drug therapies to treat osteoporosis, the more widespread and increased reimbursement for bone density examinations, the aging of the population, and an increased focus on women's health issues and preventive medical practices. All of these factors have led to an increased awareness by women and primary care providers, such as gynecologists and family physicians, that osteoporosis is a treatable disease and that measurement of bone density is an integral component of diagnosis and monitoring of this disease.

  Upon obtaining FDA approval for Fosamax in September 1995, Merck launched an extensive educational campaign to increase patient and physician awareness that osteoporosis is a treatable disease. In connection with this effort, Merck is promoting the use of DXA and other techniques to diagnose and monitor osteoporosis and the effects of drug therapies. Hologic believes that this comprehensive Merck program will further accelerate the growth of the bone densitometer and related markets. Currently, Fosamax is only approved for use by patients with established osteoporosis. However, Merck and other drug companies are conducting ongoing clinical trials to establish the efficacy of drug therapies to prevent osteoporosis in high risk patients. In April 1996, Merck filed a supplement with the United States FDA for a new indication for Fosamax--the prevention of osteoporosis in women. Such approval would increase the need for patient testing and monitoring at an earlier age, before a patient is afflicted with osteoporosis.

  In the United States, the Health Care Finance Administration, which establishes guidelines for the reimbursement of health care providers treating Medicare and Medicaid patients, provided validation for DXA bone densitometry examinations as a clinically useful procedure by recommending the reimbursement for DXA bone evaluations at the rate of $68 per scan effective April 1994. Effective January 1995, HCFA furthered the clinical use of DXA evaluations by increasing the recommended reimbursement rate to $124. In part as a result of the reimbursement policy recommendations implemented by HCFA, bone density examinations are paid for by many private third party insurers in the United States.

  With the recent increase in reimbursement levels in the United States, and the FDA approval of Fosamax and other drug therapies, Hologic believes that the United States market for bone densitometers and other methods of bone mineral assessment will expand from the hospitals, large clinics, research institutions and imaging and women's centers, to the larger potential market of primary care providers, including gynecologists and family physicians.

  In several European countries, Japan and other international markets, there has been a greater availability or acceptance of osteoporosis therapies and an earlier adoption of reimbursement for bone densitometry exams. Countries in which reimbursement for the use of X-ray bone densitometers has been approved include Belgium, Brazil, Canada, Germany, Greece, Japan, South Korea, Spain and Switzerland. In addition, the Japanese government has been actively supporting an educational program to promote public awareness of osteoporosis as a treatable disease. In Latin American countries such as Argentina, Brazil and Chile, and in Pacific Rim countries, such as Australia, The Peoples Republic of China, South Korea and Taiwan, there is a growing use of osteoporosis therapies and an expanding market for osteoporosis diagnostic and monitoring equipment.

HOLOGIC'S STRATEGY

  Hologic's goal is (i) to become the leading fully-integrated supplier of technologically advanced, innovative and clinically valuable diagnostic systems and tests that address the growing market for osteoporosis prevention and treatment, and (ii) to diversify into other medical device markets which it believes will be complementary to its current business. Key elements of this strategy are as follows:

  Maintain and Enhance DXA Technological Leadership. Hologic has been a pioneer in the development of DXA bone densitometers. Since commercially introducing the first DXA bone densitometer in 1987, Hologic introduced a bone densitometer capable of assessing the bone density of the entire body in 1989, introduced the first bone densitometer capable of taking supine lateral measurements of the spine in 1991 and introduced its fourth generation clinically-oriented QDR 4500 ACCLAIM series of bone densitometers in 1995. The ACCLAIM series integrates Hologic's most advanced X-ray technology into a compact package that facilitates installation in a standard examination room. Hologic believes that because of their technological features, its DXA systems have been and continue to be the most widely used bone densitometers for clinical studies

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

involving the emerging drug therapies for osteoporosis. Hologic intends to continue to enhance and expand upon its core technical expertise to develop increasingly efficient and cost-effective DXA bone densitometer solutions.

  Expand Range of Complementary Bone Diagnostic and Monitoring
Products. Hologic believes that a significant market exists for relatively low-cost products that assess bone density, employ technologies that do not use X-rays or other ionizing radiation, and may be used in a doctor's office. In order to address this market, Hologic is pursuing the development and acquisition of products that use ultrasound and biochemical markers to assess bone mineral status. Recent milestones achieved by Hologic in connection with this pursuit include the following:

  . In December 1994, Hologic acquired the Walker Sonix ultrasound bone analyzer business.

  . In September 1995, Hologic introduced a prototype of the Sahara, an internally developed advanced ultrasound bone analyzer that does not require the use of water, at the American Society of Bone Mineral Research.

  . In September 1994, Hologic began a joint development effort with Serex to develop a low-cost biochemical marker strip test.

  . In December 1995, Hologic and Serex further entered into an agreement in principle with a major pharmaceutical company to develop an over-the-counter version of the biochemical marker strip test.

Hologic believes that if it is able to develop these products successfully it will be in a position to offer a full range of diagnostic and monitoring products for the growing osteoporosis market. Hologic also plans to pursue other product development and market opportunities in the area of bone assessment that Hologic identifies as promising.

  Expand United States Distribution. Hologic believes that the continued development of its distribution network in the United States will be an important factor in its continued success. Hologic has developed an experienced 61 person direct sales force covering the United States, has recently entered into agreement with Leisegong Medical Systems for the exclusive distribution of certain of Hologic's products to gynecologists and primary care physicians, and plans to enhance further its distribution capabilities in the United States through a combination of an expansion of its sales force and strategic alliances with companies with established distribution channels in the various market segments for Hologic's products.

  Continued International Expansion. International sales have accounted for approximately 56% and 75% of Hologic's sales in the first six months of fiscal 1996 and fiscal 1995, respectively, with such sales being made predominantly to countries in Western Europe and Japan. In fiscal 1995, Hologic increased its efforts to expand its market penetration into new markets in Latin America, including Argentina, Brazil and Chile, and along the Pacific Rim, including Australia, The Peoples Republic of China, South Korea and Taiwan. Hologic intends to continue to seek to expand sales in these and other less-developed territories.

  Diversification into Complementary Markets. Hologic is seeking to leverage its medical device development, manufacturing and distribution expertise to expand, through acquisition or strategic alliances, into complementary markets. Such markets could include other diagnostic or imaging markets, as represented by FluoroScan, or other women's healthcare markets.

  There can be no assurance that Hologic will be able to implement successfully any of its strategies on a timely basis, if at all, or if successfully implemented, that any of these strategies will enable Hologic to maintain or enhance its growth.

BONE ASSESSMENT PRODUCTS

  Hologic's products include a family of DXA bone densitometers which are used for the precise measurement of bone density to assist physicians in the diagnosis and monitoring of metabolic bone diseases such as osteoporosis. Since commercially introducing the first DXA bone densitometer in 1987, Hologic introduced its first bone densitometer capable of assessing the bone density of the entire body in 1989, introduced the first bone densitometer capable of taking lateral measurements of the spine in 1991, and, in 1995, introduced its new QDR 4500 ACCLAIM fourth generation series of bone densitometers, which integrates Hologic's most advanced X-ray technology into a compact package that facilitates installation in a standard examination room. The United States list prices for Hologic's DXA bone densitometers range from approximately $55,000 to $165,000 per system.

  Hologic believes that a significant market may exist for relatively low-cost products that assess bone mineral status, employ technologies that do not use ionizing radiation and may be used in a doctor's office. In order to address this market, Hologic has acquired or is developing products that use ultrasound or measure biochemical markers to assist in the assessment of bone mineral status.

  QDR X-Ray Bone Densitometers. Since Hologic's first commercial shipment of a DXA system in October 1987, Hologic has sold more than 2,800 DXA systems. Hologic believes that its systems' performance advantages and their early adoption by leading clinical investigators have led to their market acceptance. Hologic's DXA systems have been purchased for multiple-site studies sponsored by the pharmaceutical companies and by the United States government for evaluation of the incidence and treatment of osteoporosis. In addition, pharmaceutical companies have promoted the purchase of the systems for use by physicians to assist in the diagnosis and treatment of osteoporosis.

  Advantages of Hologic's DXA systems include high precision (consistency from test to test), low patient radiation exposure equivalent to 1/10th of a conventional chest X-ray, a relatively fast scanning time, low operating cost, no radioactive source and the ability to measure bone density of the most important fracture sites, the spine and hip. Studies conducted by Hologic and independent investigators have demonstrated that the systems can detect a change in spine bone density with a precision error of less than 1%.

  All Hologic's DXA systems employ Hologic's patented Automatic Internal Reference System, which continuously calibrates each patient's bone density measurement to a known standard. This system virtually eliminates errors that might result from manual calibration and saves operators the time-consuming task of calibrating several times a day. The system automatically compensates for drift in the X-ray system, detectors or other electronic components which ensures long-term measurement stability.

  Each of Hologic's DXA systems contains an X-ray source mounted beneath the patient, who is positioned lying on her back. The X-ray source generates alternating high and low energy pulses in a thin beam that passes through Hologic's patented Automatic Internal Reference System and then through the patient to an X-ray detector mounted above the patient. Controlled by a computer, the X-ray source and detector are moved in tandem across the patient. When the X-ray beam is detected, it contains information about the X-ray absorbing characteristics of both the patient and the calibration materials in the Automatic Internal Reference System at each of the two levels of radiation. The system converts this information into a digital format which is processed and analyzed by a computer and displayed on a high-resolution color monitor, both of which are incorporated into the system.

  Hologic has invested substantial resources in developing operating and applications software for its systems. The software includes calibration software, automated scan and analysis programs for each scan site, a patient data base manager that archives all raw data for later retrieval and analysis and allows the operator to review the current image with an earlier image of the same patient.

  Initial DXA systems developed by Hologic employed a single narrow pencil beam detected by one receptor. In 1991, Hologic introduced the first bone densitometer employing a high density fan shaped X-ray beam that is detected by an array of receptors. This configuration enables the system to obtain better quality images with improved spatial resolution, significantly faster scanning time and higher patient throughput compared to single-beam systems. Moreover, for standard spine and hip scans, fan beam technology can reduce scan time by a factor of more than 25 compared to older single-beam scanning systems.

  Hologic developed this fan beam technology to perform lateral (side-to-side) scans of the lower spine, in addition to the posterior-anterior (back-to-front) measurements performed by Hologic's pencil beam systems. The earliest and most dramatic loss of bone density in the spine occurs primarily in the spine's soft (trabecular) bone, which is positioned directly behind the hard (cortical) bone when taking back-to-front measurements. This results in bone density measurements that average the density of the soft and hard bone and tends to mask changes in the soft bone. A lateral scan permits the imaging and measurement of the spine's soft bone with only limited interference from hard bone. In addition, a lateral scan reduces the interference caused by abnormal accumulation of bone and calcium deposits in and around the spine.

  Numerous scientific articles have established lateral bone densitometry, using supine patient positioning, as a highly precise and more diagnostically sensitive way to measure the spine than conventional posterior-anterior examinations. Lateral densitometry also eliminates scan artifacts such as aortic calcification or degenerative disease of the spinal processes that can distort conventional posterior-anterior measurements.

  In November 1994, Hologic introduced the QDR 4500A ACCLAIM at the annual meeting of the Radiological Society of North America and in January 1995 obtained FDA clearance to sell the system in the United States. See "Information Regarding Hologic--Regulation."

  Hologic's QDR 4500 ACCLAIM series of bone densitometers offers rapid scanning and high resolution imaging using the latest available fan beam and high density, solid-state multi-detector array technology. In addition, the QDR 4500 ACCLAIM series is built in modular configurations that allow customers to add new features and capabilities, while protecting their investment in the equipment and patient data.

  An important feature of the QDR 4500A and QDR 4500SL is their ability to perform lateral (side-to-side) scans of the lower spine, without turning the patient on her side, in addition to the posterior-anterior (back-to-front) measurements. The QDR 4500A and QDR 4500SL ACCLAIM are capable of producing high quality images of the spine, lateral spine, hip and other skeletal sites. The ACCLAIM's scan arm allows for multiple scan views without patient repositioning. The images produced can be combined with capabilities that enable vertebral dimensions to be determined with a radiation dose approximately ten to 100 times lower than that of conventional chest X-rays. Using the QDR 4500A or the QDR 4500SL, high-quality lateral images of the entire spine can now be obtained in as little as ten seconds.

  The ACCLAIM systems are designed to require less floor space than any other bone densitometer capable of taking hip and spine measurements. The special tabletop design and motorized scanner C-arm allow the QDR 4500C and QDR 4500SL to be installed in a standard 8ft x 8ft examination room (the QDR 4500W and QDR 4500A require an 8ft X 10ft room). Installation requirements for any of the ACCLAIM bone densitometers are minimal and normally do not require special electrical, structural or lead-shielding preparation. In addition to their small size, the QDR 4500 series offers virtually silent operation.

  The ACCLAIM series has replaced Hologic's QDR 1500, QDR 2000 and QDR 2000plus products. Hologic has retained its QDR 1000plus system as a low-price offering. The QDR 1000plus employs Hologic's older pencil beam technology. In the first six months of fiscal 1996, the ACCLAIM series accounted for approximately 89% of DXA sales.

  Ultrasound. In December 1994, Hologic acquired the ultrasound bone analyzer business of Walker Sonix. Walker Sonix had developed an ultrasound product line to assess bone mineral status of the heel. The location of the heel facilitates easy coupling of the ultrasound transducers at a site with a relatively low amount of overlying soft tissue. The heel is also made up of predominantly trabecular bone which tends to be more metabolically active. The Walker Sonix ultrasound devices measure two parameters, Broadbased Ultrasound Attention (BUA) and Speed of Sound (SOS) through a water medium to characterize bone mineral status. The use of water as a medium, which is a characteristic of other ultrasound bone analyzers, requires the patient to place her foot in water. The use of water requires cumbersome plumbing and cleaning mechanisms to be incorporated in the system.

  Hologic developed internally an enhanced dry ultrasound bone analyzer, called "Sahara" that does not require the use of water. Hologic believes that this "dry" technology does offers further operator convenience by the elimination of the water handling required between each patient. The elimination of the use of water has also enabled Hologic to reduce the size and weight of the device. In September 1995, Hologic introduced a prototype of the Sahara at the American Society of Bone Mineral Research. Hologic initiated clinical trials of the Sahara in the United States in the fourth quarter of fiscal 1995 and commenced international sales of the system in the third quarter of fiscal 1996. Commercial introduction of the system in the United States is dependent upon FDA approval. Hologic believes that this approval process may take as long as two to three years. There can be no assurance that Hologic will be able to obtain FDA approval for the Sahara on a timely basis, if at all.

  Recent studies have suggested that ultrasound provides good separation of fracture populations from reference groups and suggests that this method is a promising screening tool for evaluating a patient's fracture risk. However, ultrasound does not allow for direct assessment of important hip and spine fracture sites, has undocumented ability to follow the effects of therapy and has less precision (reproducibility of results) compared to DXA measurements. Accordingly, Hologic believes that ultrasound systems will be used predominantly as a low cost initial screening or diagnostic tool and not as a patient monitoring tool.

  Biochemical Markers. In September 1994, Hologic entered into a joint development agreement with Serex to develop a simple strip test for use by physicians to monitor the levels of a patient's biochemical markers that indicate the rate of bone resorption. In December 1995, Hologic and Serex expanded the scope of this development effort by entering into an agreement in principle with a major pharmaceutical company to develop an over-the-counter version of this strip test. Although biochemical markers cannot measure bone density, Hologic believes that biochemical markers may be useful as a tool to determine if therapy is effective. This is accomplished by comparing the baseline level of the marker with the value obtained from a serial measurement performed only two or three months following the start of therapy. This same technique may be useful to evaluate patient compliance with a prescribed therapy.

  Traditionally, biochemical markers of bone were performed using high pressure liquid chromatography ("HPLC") methods conducted in a research laboratory. HPLC procedures are complex, labor intensive requiring a highly trained technician, relatively slow, subject to high variability and expensive. For these reasons, biochemical markers of bone using HPLC methods have not been used for routine clinical testing. Recently, several immunodiagnostic tests that are antibody-based have been developed as biochemical markers of bone remodeling. Immunodiagnostic tests may be performed in a variety of technical formats. The format that has been introduced by several companies is the microtitre plate system, which is used for many different types of in-vitro diagnostic tests and is normally performed in a reference laboratory.

  Serex has developed a proprietary and patented technology that enables complex immuno-chemistry assays to be performed in a strip test format that Hologic believes is well-suited for testing directly in the physician's office or the home to provide a real-time assessment of bone resorption. In September 1994, Hologic purchased a minority interest in Serex and entered into a license and supply agreement with Serex to develop a urine-based bone resorption test deliverable in a diagnostic strip test format. Hologic believes that other applications for biochemical markers of bone as well as new markers are likely to be developed in the future, and under its agreement with Serex, Hologic retains the first right of negotiation to develop and license such tests. There can be no assurance that Serex will be able to develop effective strip tests, either for physician or over-the-counter use, on a timely basis, if at all, that once developed, any strip test will be approved or cleared for sale in the United States or other jurisdictions, or that once cleared or approved for sale any strip test will be commercially successful.

OTHER PRODUCTS; SCANORA

  In order to take advantage of its European sales force and associated distribution capability, in May 1993, Hologic entered into exclusive distribution agreement with Soredex, S.A. ("Soredex"), a division of Orion

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

Corporation of Helsinki, Finland, to distribute Scanora, a specialized system for taking X-ray images of the maxillo-facial anatomy (teeth, jaw and other facial structures).

  The Scanora system supports more than 1,000 different image modes, including pre-surgical planning of dental implants, reconstructive surgery and temporal mandibular joint repair. This system provides significantly improved images of the maxillo-facial anatomy compared to other techniques available in the market, such as panoramic X-rays or computed tomography. Dental implant procedures have experienced significant growth in Europe over the past five years.

  Under the agreement, Hologic is the exclusive distributor of Scanora systems in Western Europe, the Middle East and Africa, excluding South Africa and Namibia. In addition, Hologic has non-exclusive distribution rights in several Eastern European countries. The agreement with Soredex provides for Hologic to purchase a minimum number of systems in each contract year. In the event that Hologic does not achieve the minimum levels set forth under this agreement, Soredex has the option to terminate the distribution agreement. Hologic has met its minimum purchase requirements in each year of the contract. The agreement expired in May 1996, subject to the rights of each party to pursue an extension under conditions to be agreed upon at such time. Hologic intends to seek an extension of the distribution agreement. There can be no assurance that Hologic and Soredex will agree to an extension of the distribution agreement on favorable terms, if at all.

CUSTOMERS

  Hologic's DXA customers include many pharmaceutical companies active in the field of bone mineral metabolism, such as Eli Lilly, Merck, Pfizer, Proctor & Gamble, Rhone-Poulenc/Rorer, Sanofi Research and SmithKline. Hologic believes that because of their technological features, its DXA systems have been and continue to be the most widely used bone densitometers for clinical studies involving the emerging drug therapies for osteoporosis. Hologic has a group of 11 employees who provide data collection and quality assurance services to such customers. Initial clinical evaluation sites for Hologic's DXA systems included leading medical and research institutions, such as the Mayo Clinic, the Massachusetts General Hospital and the University of California at San Francisco in the United States; the University of Lyon and Guy's Hospital in Europe; and Kobe University in Japan. These institutions, along with many other leading medical institutions, continue to be users of Hologic's DXA systems.

  The clinical demand for Hologic's DXA bone densitometers is growing as a result of the increased worldwide focus on women's health problems and the availability of new osteoporosis therapies entering the market. More than 75% of Hologic's new sales of DXA systems have shifted to the clinical segment of the market which includes radiologists, endocrinologists and rheumatologists. Hologic expects a further shift in the market for bone densitometers to primary care physicians, including gynecologists and family physicians, in response to the development of new drug therapies for osteoporosis and the growing awareness of osteoporosis as a treatable disease.

  In the first six months of fiscal 1996 and fiscal 1995, Hologic's sales to its Japanese distributor, Toyo Medic, accounted for approximately 20% of product sales. The loss of Toyo Medic as a customer of Hologic or an adverse change in the relationship between Hologic and Toyo Medic could have a material adverse affect on Hologic's business.

MARKETING AND SALES

  In the United States, Hologic sells its DXA systems primarily through its direct sales force. As of June 30, 1996, Hologic had approximately 16 employees engaged in sales in the United States. In order to penetrate this market more effectively, Hologic has expanded its direct marketing activities, including additions to its sales force, and has implemented various leasing programs, including a program with a third party leasing company to make its QDR 4500C ACCLAIM system available to physicians on a fee-per-scan basis. To meet the growing demand for its products, Hologic plans to enhance further its distribution capabilities in the United States through a combination of an expansion of its sales force and strategic alliances with companies with established distribution channels in the various market segments for Hologic's products. In the first quarter of Fiscal 1996, Hologic entered into a distribution agreement with Leisegang Medical Systems. Under this Agreement Leisegang has the exclusive right (subject to attaining certain quotas) to represent certain Hologic products to OB/GYN and primary care physicians in the United States.

  Hologic sells its DXA and Scanora systems in international markets through independent distributors, as well as a direct sales force in France, the Benelux countries, Spain and Portugal. As of June 30, 1996, Hologic had eight employees engaged in sales in Europe.

  Hologic distributes its products in Japan through Toyo Medic, which has been Hologic's exclusive distributor in Japan since April 1988. The agreement requires Toyo Medic to purchase certain minimum quantities and to provide technical and warranty support to its customers.

  In certain other territories outside the United States, Hologic sells its DXA systems through independent distributors, all of whom offer technical support. Employees of these distributors and sales representatives have undergone product and technical training related to Hologic's products. Hologic has increased its efforts to expand its market penetration into Latin America, including Argentina, Brazil and Chile, and into Pacific Rim countries other than Japan, including Australia, The Peoples Republic of China, South Korea and Taiwan, by working with local sales representatives and distributors or entering into strategic marketing alliances in those territories. Hologic believes that with time, Eastern Europe may present a significant opportunity for growth and also is seeking to expand its presence in the area.

  In the first six months of fiscal 1996 and in fiscal 1995, foreign sales accounted for approximately 56% and 75% of Hologic's product sales, respectively. Hologic believes that the relatively high level of foreign sales reflects, in part, a more advanced regulatory status for drug therapies for osteoporosis in certain foreign countries than in the United States. Additionally, the large percentage of foreign sales in Japan in fiscal 1994 reflect a government initiative in Japan to provide wide-spread screening for women's health problems such as osteoporosis and Hologic's efforts to develop new foreign markets. Hologic's foreign sales are subject to risks generally associated with foreign sales, including United States and foreign regulatory approval requirements and policy changes. The relative strength of the United States dollar in relation to foreign currencies may also adversely affect Hologic's sales to foreign countries. Hologic also believes that its sales to Europe may be seasonal, with reduced orders in the summer months reflecting summer vacation schedules. International sales will also be affected by government approval of new drug therapies, changes in local health care policies regarding reimbursement and the strength of promotional efforts by its distributors. See "Hologic Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 11 of Notes to Hologic Consolidated Financial Statements.

COMPETITION

  The bone assessment market is highly competitive and characterized by continual change and improvement in technology, and multiple technologies that have been or are under development. Some of the companies in this industry have significantly greater manufacturing, marketing and financial resources than Hologic. See "Information Regarding Hologic--Background."

  Five companies, Lunar, Norland Medical Systems, Aloka, Hitachi and Osteometer, have developed DXA systems to measure bone density which compete with Hologic's systems. Hologic believes that competition in the field of DXA bone densitometry is based upon their price, precision, speed of measurement, patient radiation dose, cost and ease of operation, product versatility, product reliability and quality of service. Hologic believes that it competes effectively with respect to these criteria. Hologic believes that its DXA systems will also compete with other X-ray based modalities, including a radiographic absorptiometry product developed by CompuMed Inc. which has been licensed to Merck. Hologic's DXA systems also compete with specially-equipped CT scanners and may compete with used and refurbished DXA systems. See "Information Regarding Hologic--Background" for a discussion of the technical advantages and disadvantages of these other systems.

  Several companies, including Igea SPA, McCue Ultrasonics, Lunar, Myriad Ultrasound, Osteometer and Metra Biosysems, Sofratest and Vitel have developed ultrasound systems to assess bone mineral status. Some of these companies have had substantially more experience than Hologic in developing and marketing their systems. Hologic believes that competition in the field of ultrasound systems is based on price, precision, speed of measurement, cost and ease of operation, product versatility, product reliability and quality of service. Hologic believes that advantages of its Sahara ultrasound bone analyzer system include the system's dry operation, simple single-button operation, and a compact and self-contained design that does not require the use of a separate computer. No ultrasound bone analyzer has been approved for commercial sale in the United States. The timing of FDA clearance or approval for ultrasound bone analyzers in the United States, developed by Hologic and others, could have a significant impact on their respective market shares. Hologic believes that ultrasound systems will compete with DXA systems in the diagnostic market for initial screening of patients. However, Hologic believes that because ultrasound systems can only measure peripheral skeletal sites and do not have the precision of DXA systems, DXA systems will continue to be the predominant means of monitoring bone density for patients being treated for or at high risk of osteoporosis.

  Three companies have obtained FDA clearance to market biochemical marker tests that evaluate bone turnover in a microtitre format. Ostex International and Metra Biosystems have been cleared to market biochemical markers that assess bone resorption. Hybritech and Metra Biosystems have been cleared to market biochemical markers that assess bone formation. One or more of these companies may develop point-of-care, over-the-counter or other biochemical marker tests that would compete with the biochemical marker strip tests being developed by Hologic and Serex. Competition in this market will be based upon price, product reliability, diagnostic sensitivity, precision and ease of use. There can be no assurance that Hologic and Serex will be able to compete effectively in this market.

MANUFACTURING

  Hologic's manufacturing operations for its DXA and ultrasound systems consist primarily of assembly, test, burn-in and quality control. Hologic purchases a major portion of the parts and peripheral components for its products, and manufactures certain subsystems, such as the high-voltage X-ray power supply, from raw materials. Parts and materials are readily available from several supply sources.

  Hologic is required to purchase all of its requirements for Scanora from Soredex. Failure of Soredex to manufacture those systems on time and in accordance with specifications would have an adverse impact on Hologic's sales of those systems.

BACKLOG

  Backlog for Hologic's systems as of June 29, 1996 and June 24, 1995 totaled approximately $8.4 million and $4.2 million, respectively. Backlog consists of purchase orders for which a delivery schedule within the next twelve months has been specified by the customer. Orders included in backlog may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of Hologic's net revenues for any future period.

RESEARCH AND DEVELOPMENT

  Hologic's research and development efforts are focused on enhancing its existing products and developing new products for the bone assessment market. Hologic's research and development personnel also are involved in establishing protocols, monitoring, interpreting and submitting test data to the FDA and other regulatory agencies to obtain the requisite clearances and approvals for its products. At June 30, 1996, Hologic had 41 persons engaged in research and development, of whom 28 persons were engaged in the enhancement of the

DXA product line and 13 persons were engaged in the development and enhancement of Hologic's ultrasound systems. Of these persons, 12 persons were engaged in software development. The research and development group was responsible for the introduction of Hologic's fourth generation QDR ACCLAIM series of DXA bone densitometers during 1995 and the ongoing development of Hologic's Sahara bone analyzer. During the first six months of fiscal 1995, and during fiscal 1995, 1994 and 1993, Hologic's research and product development expenses were approximately $3.1 million, $4.3 million, $3.4 million and $3.2 million, respectively.

PATENTS AND PROPRIETARY RIGHTS

  Hologic relies upon trade secrets and patents to protect its technology. Due to the rapid technological change that characterizes the medical instrumentation industry, Hologic believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. Nevertheless, Hologic has obtained patents and will continue to make efforts to obtain patents, when available, in connection with its product development program. Hologic has obtained 12 patents, licensed five patents and has pending 18 patent applications in the United States relating to its DXA technology, and has obtained three patents, licensed four patents and has pending two patent applications in the United States relating to its ultrasound technology. Hologic has obtained or applied for corresponding patents and patent applications for certain of these patents and patent applications in certain foreign countries. There can be no assurance that any of Hologic's patent applications will be granted or that any patent or patent application will provide significant protection for Hologic's products and technology. Moreover, there can be no assurance that foreign intellectual property laws will protect Hologic's intellectual property rights. In the absence of significant patent protection, Hologic may be vulnerable to competitors who attempt to copy Hologic's products, processes or technology.

  In September 1994, Serex granted Hologic an exclusive license to use Serex's technology to manufacture, market, sell and distribute the biochemical marker strip test being developed under a joint development agreement between Serex and Hologic. Serex further granted Hologic the right of first negotiation with respect to the development and distribution of new products conceived of by Serex for application in bone metabolism. In order to maintain its exclusive rights, Hologic is required to purchase a certain minimum number of tests or pay Serex amounts that would have been paid had Hologic purchased the minimum number of tests. If Hologic does not meet these minimum requirements, its rights become nonexclusive.

  In June 1989, Hologic granted an exclusive worldwide license of certain of its DXA technology to Vivid Technologies, Inc., an affiliate of S. David Ellenbogen and Jay A. Stein, the Chief Executive Officer and Senior Vice President of Hologic, for the sole purpose of developing a baggage inspection and security system.

  Until recently, Hologic had been involved in extensive patent litigation with Lunar, with each party claiming that the other was infringing certain patents held by the other. This litigation was settled by agreement dated November 22, 1995. The agreement provides for certain royalties to be paid by each party to the other for future sales of products using certain defined technologies. Hologic does not believe that amounts to be paid by either party under this arrangement will be material. The agreement also provides that neither party will engage the other party in patent litigation for a period of ten years following the date of the agreement, regardless of the infringement claimed and regardless of whether the technology in question currently exists or is developed or acquired by the other party in the future. Neither party is required to disclose to the other any of its technology during this ten year period or otherwise. However, there can be no assurance that Lunar will not use Hologic's technology in a manner that would materially and adversely affect Hologic's business and results of operations.

THIRD PARTY REIMBURSEMENT

  In the United States, the Health Care Finance Administration, which establishes guidelines for the reimbursement of health care providers treating Medicare and Medicaid patients, provided validation for DXA bone densitometry examinations as a clinically useful procedure by recommending the reimbursement for DXA bone evaluations at an initial rate of $68 per scan effective April 1994, which was increased to $124, effective

January 1995. The actual reimbursement amounts provided for DXA examinations is determined by the individual state Medicare carriers. As of December 1995, several of the more populous states, including California, Connecticut, New York, New Jersey and Pennsylvania, had no or only partial reimbursement of DXA examinations. In part as a result of HCFA's recommendations, bone density examinations are paid for by many private third party insurers in the United States.

  In several European countries, Japan and other international markets, there has generally been an earlier adoption of reimbursement for bone densitometry exams. Countries in which reimbursement for the use of X-ray bone densitometers has been approved include Belgium, Brazil, Canada, Germany, Greece, Japan, South Korea, Spain and Switzerland. In addition, in Japan, where there is a general aversion to ionizing devices, the government has initiated a program to subsidize purchases of ultrasound bone densitometers. As a result, there is much greater use of ultrasound bone densitometers in Japan than in any other country. However, DXA bone densitometers continue to account for a substantial portion of the Japanese market.

REGULATION

  The medical devices manufactured and marketed by Hologic are subject to regulation by the FDA and, in many instances, by foreign governments. Under the Federal Food, Drug and Cosmetic Act (the "FDA Act"), manufacturers of medical devices must comply with certain regulations governing the testing, manufacturing, packaging and marketing of medical devices. Hologic's products are also subject to the Radiation Control for Health and Safety Act, administered by the FDA, which imposes performance standards and record keeping, reporting, product testing and product labeling requirements for devices using radiation, such as X-rays.

  The FDA generally must approve the commercial sale of new medical devices. Commercial sales of Hologic's medical devices within the United States must be preceded by either a premarket notification filing pursuant to Section 510(k) of the FDA Act or the granting of a premarket approval. The 510(k) notification filing must contain information that establishes that the device is substantially equivalent to an existing device that has been continuously marketed since May 28, 1976. Hologic received FDA market clearance under 510(k) for its DXA bone densitometers and expects to be eligible to seek 510(k) clearance for its biochemical marker strip test for use by physicians, once developed.

  The premarket approval procedure involves a more complex and lengthy testing and review process by the FDA than the 510(k) premarket notification procedure and often requires at least several years to obtain. Hologic must first obtain an investigational device exemption ("IDE") for the product to conduct extensive clinical testing of the device to obtain the necessary clinical data for submission to the FDA. The FDA will thereafter only grant premarket approval if, after evaluating this clinical data, it finds that the safety and efficacy of the product has been sufficiently demonstrated. This approval may restrict the number of devices distributed or require additional patient follow-up for an indefinite period of time. Hologic believes that the approval to market its ultrasound products and its over-the-counter biochemical market strip test, once developed, in the United States may be subject to this more stringent FDA review process.

  Hologic's systems are also subject to approval by certain foreign regulatory and safety agencies.

  No assurance can be given that the FDA or foreign regulatory agencies will give the requisite approvals or clearances for any of Hologic's medical devices under development on a timely basis, if at all. Moreover, after clearance is given, these agencies can later withdraw the clearance or require Hologic to change the device or its manufacturing process or labeling, to supply additional proof of its safety and effectiveness, or to recall, repair, replace or refund the cost of the medical device, if it is shown to be hazardous or defective. The process of obtaining clearance to market products is costly and time-consuming and can delay the marketing and sale of Hologic's products.

  As a manufacturer of medical devices, Hologic is subject to certain other FDA regulations and Hologic's manufacturing processes and facilities are subject to continuing review by the FDA. Most states and certain other foreign countries monitor and require licensing of X-ray devices. Federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future change. Hologic cannot predict what impact, if any, such changes might have on its business.

EMPLOYEES

  As of June 30, 1996, Hologic had 241 full-time employees, including 75 in manufacturing operations, 41 in research and development, 87 in marketing, sales and support services, 27 in finance and administration and 11 in medical data management. None of Hologic's employees are represented by a union. Hologic considers its employee relations to be good.

PROPERTIES

  Hologic leases a 83,500 square foot building located in Waltham, Massachusetts under a lease which expires in 2002. Hologic also leases an additional 3,100 square feet of nearby office space under a tenancy at will. Hologic believes that its facilities will be adequate for its needs for the foreseeable future. Hologic also maintains sales and service offices in France, Belgium and Spain. Hologic believes that it has adequate space for its anticipated needs and that suitable additional space will be available at commercially reasonable prices as needed.

LITIGATION

  On November 22, 1995, Hologic and Lunar entered into a settlement agreement relating to litigation involving allegations of each party against the other of patent infringement. See "Information Regarding Hologic--Patents and Proprietary Rights."

  Until recently, Hologic had been involved in litigation brought in January 1995 by B.V. Optische Industrie de Oude Delft and two subsidiaries ("Oldelft") claiming damages relating to a prior patent dispute. On December 14, 1995, the United States District Court for the Southern District of New York granted Hologic's Motion to Dismiss and dismissed all claims against Hologic. In January 1996, Oldelft filed a motion for reconsideration of the dismissal and amended its complaint. In April 1996, the Court denied Oldelft its motion for reconsideration of the dismissal, and in May 1996 Hologic and Oldelft settled this matter.

    HOLOGIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

  Since inception, Hologic has experienced generally increasing annual sales as interest in bone diseases, such as osteoporosis, has grown, as new drug therapies have become available in the United States and other countries to treat these diseases and as the use of DXA systems to measure bone density has become more widespread. Hologic's revenues increased 75% to $43.4 million in 1995 from $24.8 million in 1993. During 1995, Hologic's net income was adversely impacted by litigation costs of $2.5 million, or $0.21 per share, incurred in connection with Hologic's dispute with Lunar, which was settled in November 1995, and, to a lesser extent, its dispute with Oldelft which was dismissed in December 1995. In fiscal 1993, Hologic's sales dropped slightly from fiscal 1992 as a result of certain recessionary economic trends in Europe and a significant reduction of United States sales due to uncertainty over the direction of proposed healthcare reform. In fiscal 1994 and 1995, the economic climate in Europe steadily improved and the uncertainty over United States government reform of the healthcare system abated. In addition, Hologic was successful in its efforts to develop new international markets in Latin America and the Pacific Rim.

  Hologic commenced operations in April 1986 and was primarily engaged in product development through the end of fiscal 1987. Hologic shipped the first QDR 1000 for clinical testing in June 1987 and began commercial shipments of the system in October 1987 upon receipt of FDA marketing clearance. Hologic introduced a bone densitometer capable of assessing the bone density of the entire body in 1989, introduced the first bone densitometer capable of taking supine lateral measurements of the spine in 1991, and introduced its fourth generation clinically-oriented QDR 4500 ACCLAIM series of bone densitometers at the annual meeting of the Radiological Society of North America in November 1994. Hologic's shipments of its high-end QDR 4500A ACCLAIM began in January 1995 and of its entire ACCLAIM product line began in the third quarter of fiscal 1995. In the first six months of fiscal 1996, ACCLAIM sales represented approximately 90% of Hologic's total DXA sales. Hologic achieved a slightly higher gross margin on this product line because of higher selling prices and lower overall manufacturing costs than the older DXA line.

  Hologic believes that the two major drivers of the growth in demand for its bone densitometers are (i) the availability of new and effective drug therapies to treat and prevent bone diseases, including osteoporosis, and (ii) the availability of reimbursement to healthcare providers for bone density measurements of patients. On September 29, 1995, the FDA cleared for marketing Merck's new bisphosphonate, Fosamax, for treatment of established osteoporosis in post-menopausal women. The Health Care Finance Administration, the agency which administers Medicare, increased the recommended reimbursement rate for DXA tests to a national average of $124, effective January 1, 1995, from $68, the original recommended reimbursement rate which went into effect in April 1994.

RECENT DEVELOPMENTS

  For the three and nine months ended June 29, 1996, Hologic reported revenues of $22,829,028 and $56,349,729, respectively, as compared with revenues of $11,301,320 and $30,531,294 for the same periods ended June 24, 1995. Hologic also reported net income for the three and nine months ended June 29, 1996 of $3,940,030, or $.32 per share, and $8,271,037, or $.76 per share, respectively, as compared with net income of $487,668, or $.06 per share, and $1,284,998, or $.15 per share, for the same periods ended June 24, 1995.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of revenues represented by items as shown in Hologic's consolidated statements of operations.

                                    FISCAL YEARS ENDED              SIX MONTHS ENDED
                         ----------------------------------------- -------------------
                         SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30, MARCH 25, MARCH 30,
                             1993          1994          1995        1995      1996
REVENUES:                ------------- ------------- ------------- --------- ---------
  Product sales.........      97.1%         96.3%         94.8%       95.2%     95.7%
  Other revenue.........       2.9           3.7           5.2         4.8       4.3
                             -----         -----         -----       -----     -----
                             100.0         100.0         100.0       100.0     100.0
                             -----         -----         -----       -----     -----
COSTS AND EXPENSES:
  Cost of product
   sales................      55.3          54.2          50.9        53.3      45.4
  Research and
   development..........      12.8           8.9           9.9        10.8       9.1
  Selling and
   marketing............      22.0          15.3          18.1        18.4      17.2
  General and
   administrative.......      14.1          10.9          10.3        10.6       9.7
  Restructuring costs...       3.6           --            --          --        --
  Litigation expenses...       --            --            5.8         1.8       2.4
                             -----         -----         -----       -----     -----
                             107.8          89.3          95.0        94.9      83.8
                             -----         -----         -----       -----     -----
  Income (loss) from
   operations...........      (7.8)         10.7           5.0         5.1      16.2
  Interest income.......       1.2           0.7           1.4         1.5       2.2
  Other expense.........      (1.7)         (0.2)         (0.6)        (.8)      (.4)
                             -----         -----         -----       -----     -----
Income (loss) before
 income taxes...........      (8.3)         11.2           5.8         5.8      18.0
Provision (benefit) for
 income taxes...........      (1.2)          3.4           1.5         1.7       5.1
                             -----         -----         -----       -----     -----
Net income (loss).......      (7.1)%         7.8%          4.3%        4.1%     12.9%
                             =====         =====         =====       =====     =====

SIX MONTHS ENDED MARCH 30, 1996 COMPARED TO SIX MONTHS ENDED MARCH 25, 1995

  Revenues. Total revenues for the first six months fiscal 1996 increased 74% to $33,520,701 from $19,229,974 for the first six months of fiscal 1995. This increase was primarily due to the increase in the total number of DXA bone densitometer product shipments in both Hologic's domestic and international markets, particularly in the United States where product sales for the first six months of fiscal 1996 increased 600% over the prior year. There was also a shift in product sales mix to Hologic's new line of bone densitometers, the ACCLAIM series, which Hologic began shipping in January 1995. The new ACCLAIM products have higher average selling prices than the comparable DXA bone densitometers which they replace. For the second quarter of fiscal 1996, sales of the ACCLAIM product accounted for over 93% of product sales. Other revenues also increased due to increases in revenue relating to medical data management services provided to pharmaceutical companies to assist in the collection and monitoring of clinical trial data.

  In the first six months of fiscal 1996, approximately 44% of product sales were generated in the United States, 27% in Asia, 23% in Europe, and 6% in other international markets. In the first six months of fiscal 1995, approximately 12% of product sales were generated in the United States, 41% in Asia, 40% in Europe and 7% in other international markets.

  Hologic believes that the two major drivers of the growth in demand for its bone densitometers are (i) the availability of new and effective drug therapies to treat and prevent bone diseases, including osteoporosis, and (ii) the availability of reimbursement to healthcare providers for bone density measurements of patients. On September 29, 1995, the FDA cleared for marketing Merck's new bisphosphonate, Fosamax, for treatment of established osteoporosis in post-menopausal women. The Health Care Finance Administration, the agency which administers Medicare, increased the recommended reimbursement rate for DXA tests to a national average of

$124, effective January 1, 1995, from $68, the original recommended reimbursement rate which went into effect in April 1994.

  Costs and Expenses. The cost of product sales decreased as a percentage of product sales to 47% in the first six months of fiscal 1996 from 56% in the first six months of fiscal 1995. In the first six months of fiscal 1996, these costs decreased as a percentage of product sales primarily due to increasing shipments of Hologic's new family of DXA bone densitometers, the ACCLAIM series, a volume increase in the number of DXA systems sold resulting in certain manufacturing efficiencies, and an increase in sales by Hologic's direct sales force (primarily in the United States) which results in higher selling prices. Hologic began selling the ACCLAIM product in the second quarter of fiscal 1995 and has recognized higher gross margins than on the older DXA product line from higher average selling prices and lower labor and overhead-related manufacturing costs.

  Research and development expenses increased 48% to $3,076,899 (9% of total revenues) in the first six months of fiscal 1996 from $2,076,566 (11% of total revenues) for the first six months of fiscal 1995. The increase in research and development expenses in the fiscal 1996 period was primarily due to the addition of engineering personnel and outside consultants working on the development of new products. As a percentage of total revenues, research and development expenses declined in the first six months of fiscal 1996, reflecting increased revenues during that period.

  Selling and marketing expenses increased 63% to $5,758,126 (18% of product sales) in the first six months of 1996 from $3,534,468 (19% of product sales) in the first six months of fiscal 1995. The increase in selling and marketing expenses in the fiscal 1996 period was primarily due to an increase in sales personnel and related expenses, marketing and promotional costs incurred in connection with the introduction of the ACCLAIM series and increased sales commissions based on the higher sales volume. In addition, Hologic incurred additional costs in connection with its strategic alliances for the development of new products and the distribution of products through new sales channels.

  General and administrative expenses increased 59% to $3,250,551 (10% of total revenues) in the first six months of fiscal 1996 from $2,039,807 (11% of total revenues) in the first six months of fiscal 1995. The increase in general and administrative expenses in the fiscal 1996 period were primarily due to increased headcount and other compensation-related expenditures, and an increase in accounts receivable reserves, which reflects the increase in accounts receivable.

  Litigation expenses incurred in the first six months of fiscal 1996 and in fiscal 1995 were in connection with Hologic's disputes with Lunar and Oldelft. Legal expenses in connection with the patent litigation with Lunar began in October 1994 and represent a substantial portion of the total litigation expenses. In November 1995, a definitive agreement that provides for the cross-licensing of certain patent rights and a non-assertion agreement for all patents involving DXA and ultrasound technologies for a period of ten years was reached by Hologic and Lunar. The complaint brought by Oldelft against Hologic was dismissed in December 1995. In January 1996, Oldelft filed a motion for reconsideration of the dismissal and amended its complaint. In April 1996, the Court denied Oldelft its motion for reconsideration of the dismissal, and in May 1996 Hologic and Oldelft settled this matter.

  Interest Income. Interest income increased to $749,245 in the first six months of fiscal 1996 from $282,571 in the comparable period in fiscal 1995 as Hologic earned a higher rate of return on a higher investment base than in the prior year. In January 1996, Hologic received proceeds of approximately $49,300,000 from a public sale of Common Stock which increased the investment base. Hologic has invested these proceeds in investment grade corporate and government securities. In fiscal 1996, Hologic has also increased the number of long-term receivables to Latin American customers which generates additional interest income.

  Other Expense. In the first six months of fiscal 1996, Hologic incurred other expenses of $123,763. These expenses were slightly less than other expenses incurred in the comparable period of fiscal 1995 and were primarily attributable to the interest costs on the line of credit established by Hologic in the third quarter of fiscal

1994 and, to a lesser extent, foreign currency exchange losses arising from Hologic's U.S. dollar denominated sales transactions to its European subsidiaries. Hologic's European subsidiaries utilize the line of credit to borrow funds in their local currencies to pay for all intercompany sales, thereby reducing the foreign currency exposure on those transactions. To the extent that foreign currency exchange rates fluctuate in the future, Hologic may be exposed to continued financial risk. Although Hologic has established a borrowing line denominated in the two foreign currencies (the French Franc and the Belgian Franc) in which the subsidiaries currently conduct business to minimize this risk, there can be no assurance that Hologic will be successful or can fully hedge its foreign currency exposure.

  Provision for Income Taxes. Hologic's effective tax rate for the first six months of fiscal 1996 was 28.4%. Hologic's effective tax rate is lower than the statutory tax rates due primarily to the utilization of tax credits, the utilization of net operating losses in foreign jurisdictions and tax benefits associated with Hologic's foreign sales corporation. Hologic's effective tax rate may increase for the remainder of fiscal 1996 depending on the mix of U.S. versus international income and the availability of tax credits.

FISCAL YEARS ENDED SEPTEMBER 30, 1995, SEPTEMBER 24, 1994 AND SEPTEMBER 25,
1993

  Revenues. Total revenues were $43.4 million in fiscal 1995, $38.5 million in fiscal 1994 and $24.8 million in fiscal 1993. The increase in total revenues of 13% in fiscal 1995 compared to fiscal 1994 was primarily due to the increase in the total number of DXA product shipments in both Hologic's domestic and international markets, particularly to Europe where product sales increased 30% over the prior year. During fiscal 1995, there was also a shift in product sales mix to Hologic's new line of bone densitometers, the ACCLAIM series, which Hologic began shipping in January 1995. The new ACCLAIM products have higher average selling prices than the comparable DXA bone densitometers which they replace. For the current year, sales of the ACCLAIM product accounted for over 42% of product sales. The increase in total revenues in fiscal 1994 compared to 1993 was primarily due to the increase in the total number of DXA product shipments in both Hologic's domestic and international markets, particularly Japan where Hologic's distributor accounted for 28% of product sales in fiscal 1994. During fiscal 1994, there was also a shift in product sales mix from fiscal 1993, with an increased percentage of sales being derived from the higher-priced QDR 2000plus and QDR 2000 systems, and an increase in sales of two X-ray products which Hologic began to sell as a distributor, primarily in Europe.

  Other revenues consist of royalty revenues from Hologic's licensing of its technology to a related party and revenue relating to medical data management services provided to pharmaceutical companies to assist in the collection and monitoring of clinical trial data. In fiscal 1995, other revenue increased 59% to $2.3 million from $1.4 million in fiscal 1994, primarily due to an increase in revenue for medical data management services. In fiscal 1994, other revenue increased 101% from $710,000 in fiscal 1993 primarily due to an increase in royalty revenues and, to a lesser extent, an increase in revenue relating to medical data management services.

  In fiscal 1995, approximately 37% of product sales were generated in Europe, 29% in Asia, 25% in the United States and 9% in other international markets. In fiscal 1994, approximately 38% of product sales were generated in Asia, 31% in Europe, 26% in the United States and 5% in other international markets. In fiscal 1993, approximately 51% of product sales were generated in Europe, 26% in the United States, 17% in Asia and 6% in other international markets. Hologic expects that foreign sales in the current fiscal year will continue to account for a substantial portion of product sales.

  Costs and Expenses. The cost of product sales decreased as a percentage of product sales to 54% in fiscal 1995 from 56% in fiscal 1994 and from 57% in fiscal 1993. In fiscal 1995, these costs decreased as a percentage of product sales primarily due to Hologic initiating shipments of its new family of DXA bone densitometers, the ACCLAIM series, and a volume increase in the number of DXA systems sold resulting in certain manufacturing efficiencies. Hologic began selling the ACCLAIM product in the second quarter of fiscal 1995 and has recognized higher gross margins than on the older DXA product line from higher average selling prices and lower labor and overhead-related manufacturing costs. In fiscal 1994, the cost of product sales decreased as a percentage of product sales primarily due to the volume increase in the number of DXA systems sold and the associated manufacturing efficiencies. These gross margin improvements were offset somewhat by increased sales of X-ray systems, which are distributed but not manufactured by Hologic in Europe, resulting in an overall gross margin percentage that is less than what is earned on the DXA product line.

  Research and development expenses increased 25% to $4.3 million (10% of total revenues) in fiscal 1995 from $3.4 million (9% of total revenues) in fiscal 1994 primarily due to the addition of engineering personnel and outside consultants working on the development of new products and the funding of Serex to develop a biochemical marker strip test. In fiscal 1994, research and development expenses increased from $3.2 million (13% of total revenues) in fiscal 1993 primarily due to the addition of engineering personnel working on the development of new products and due to higher prototype material costs associated with Hologic's new fourth-generation QDR 4500 ACCLAIM bone densitometers.

  Selling and marketing expenses increased 33% to $7.8 million (19% of product sales) in fiscal 1995 from $5.9 million (16% of product sales) in fiscal 1994. The increase in fiscal 1995 expenses was primarily due to an increase in sales personnel and related expenses, marketing and promotional costs incurred in connection with the introduction of the QDR 4500 ACCLAIM product and increased sales commissions based on the higher sales volume. In fiscal 1994, selling and marketing expenses increased 8% from $5.5 million (23% of product sales) in fiscal 1993. The increase in fiscal 1994 from 1993 was primarily due to increased sales commissions based on the higher sales volume, especially in North America and Latin America where Hologic sells directly to end-user customers. In addition, Hologic incurred additional costs in connection with its initiation of a formal new business development effort, which has resulted in Hologic's recent product acquisitions and strategic alliances. The decrease in expenses as a percentage of product sales in fiscal 1994 was due to the significant increase in sales volume to distributors which generally do not receive commissions.

  General and administrative expenses increased to $4.5 million (10% of total revenues) in fiscal 1995 from $4.2 million (11% of total revenues) in fiscal 1994 and $3.5 million (14% of total revenues) in fiscal 1993. The increase in fiscal 1995 was primarily due to increased head count and other compensation-related expenditures. The increase in fiscal 1994 when compared to fiscal 1993 was primarily due to increases in accounts receivable reserves, which reflects the increase in accounts receivable, and an increase in employee incentive programs. These increases were offset in part by a decrease of general and administrative expenses in Europe as part of the reorganization begun in the fourth quarter of fiscal 1993.

  Litigation expenses incurred in fiscal 1995 were in connection with Hologic's disputes with Lunar and Oldelft. Legal expenses in connection with the patent litigation with Lunar began in October 1994 and represent a substantial portion of the total litigation expenses. In November 1995, a definitive agreement that provides for the cross-licensing of certain patent rights involving DXA and ultrasound technologies for a period of ten years was reached by Hologic and Lunar. The complaint brought by Oldelft against Hologic was dismissed in December 1995.

  In the fourth quarter of fiscal 1993, Hologic recorded a restructuring charge of $900,000. This nonrecurring charge covered the reorganization of its European operations, including consolidation of the distribution and administrative infrastructure, asset write-offs including receivables and inventory, and a reduction of its European workforce. The charges from this restructuring were a result of the weak European economy and Hologic's desire to reallocate its resources to expanding territories with greater growth potential. At the end of fiscal 1994, Hologic's reorganization was complete and all restructuring charges had been incurred.

  Interest Income. Interest income increased to $610,000 in fiscal 1995 from $320,000 in fiscal 1994 as Hologic earned a higher rate of return on a slightly higher investment base than in the prior year and increased the number of long-term receivables to Latin American customers. In fiscal 1994, interest income increased from $300,000 in fiscal 1993 as Hologic earned a slightly higher rate of return on a slightly lower investment base than in the preceding year.

  Other Expense. In fiscal 1995 and 1994, Hologic incurred other expenses of $270,000 and $80,000, respectively. These expenses were primarily attributable to the interest costs on a line of credit established by Hologic in the third quarter of fiscal 1994 for use by Hologic's European subsidiaries to borrow funds in their local currencies to pay for all intercompany sales, thereby reducing the foreign currency exposure on those transactions.

  In fiscal 1993, Hologic recognized other expenses of $440,000 which primarily represented foreign currency exchange losses, net of hedge transactions, arising from Hologic's United States dollar-denominated sales to its three European subsidiaries. Approximately one-half of the losses for the year were incurred in the first quarter, prior to the implementation of Hologic's program to purchase foreign currency forward contracts to hedge its foreign currency exposure. In 1993, the United States dollar strengthened significantly against the three foreign currencies (the French franc, the Belgian franc and the Spanish peseta) in which the subsidiaries conducted business causing Hologic to recognize a transaction loss.

  To the extent that foreign currency exchange rates fluctuate in the future, Hologic may be exposed to continued financial risk. Although Hologic has established a borrowing line denominated in the two foreign currencies (the French franc and the Belgian franc) in which the subsidiaries currently conduct business to minimize this risk, there can be no assurance that Hologic will be successful or can fully hedge its outstanding exposure.

  Provision for Income Taxes. Hologic's effective tax rate was 25.8% in fiscal 1995 and 30.8% in fiscal 1994. In fiscal 1993, Hologic had a benefit for income taxes as a result of that year's loss. Hologic's effective tax rate is lower than the statutory tax rates due primarily to the utilization of tax credits, the utilization of net operating losses in foreign jurisdictions and tax benefits associated with Hologic's foreign sales corporation.

LIQUIDITY AND CAPITAL RESOURCES

  Hologic has funded its operations primarily through cash flows from operations and the issuance of securities.

  At March 30, 1996, Hologic's working capital was $74,559,246. At such date, Hologic had $62,016,180 in cash, cash equivalents and short-term investments. The cash, cash equivalents and investments balance increased approximately $52,076,000 from September 30, 1995 primarily due to the net proceeds of approximately $49,300,000 from the public offering of common stock in the second quarter. In addition, the cash and investments balance increased approximately $2,776,000 primarily due to the proceeds and tax benefits from the exercise of stock options and an increase in Hologic's current liabilities, which were partially offset by an increase in accounts receivable. The increase in current liabilities and accounts receivable reflects Hologic's introduction of its new ACCLAIM family of bone densitometers and the increase in sales activity. At March 30, 1996, one customer had accounts receivable outstanding of approximately $3,355,000, which were current within their payment terms. Hologic finances certain sales to Latin America over a two to three year time frame. At March 30, 1996, Hologic had long-term accounts receivable outstanding of approximately $942,000 relating to these sales, which were included in other assets. In the first six months of fiscal 1996, Hologic purchased approximately $686,000 of property and equipment, primarily computers and other equipment associated with the hiring of additional personnel.

  Hologic and FluoroScan estimate that they will incur direct transaction costs of approximately $1.8 million associated with the Merger. These transactions costs will be expensed in the period incurred under the pooling-of-interests method of accounting for business combinations. As a result, the earnings of the combined entity will be adversely affected. This amount is a preliminary estimate only and therefore subject to change. There can be no assurance that Hologic and FluoroScan will not incur additional charges to reflect costs associated with the Merger.

  Hologic does not currently have any significant capital commitments and believes that existing sources of liquidity, including the anticipated net proceeds of the proposed offering, funds expected to be generated from operations and a $3.0 million credit line for use by its European subsidiaries, will provide adequate cash to fund Hologic's anticipated working capital and other cash needs for the foreseeable future.

                       INFORMATION REGARDING FLUOROSCAN

GENERAL

  FluoroScan manufactures and distributes the FluoroScan Imaging System (the "FluoroScan System"), a low intensity, real time X-ray imaging device which provides high resolution images at radiation levels and at a cost well below those of conventional X-ray and fluoroscopic equipment. The FluoroScan System technology is based on a micro channel plate image intensifier commonly known as a "night vision" intensifier. This technology permits the FluoroScan System to produce high resolution images using only a small amount of radiation that is converted to visible light and amplified approximately 50,000 times. In this manner, the FluoroScan System provides both still X-ray pictures and real time images similar to those produced by a video camera, permitting users to view, for example, the movement of bones in a flexing hand as well as the placement of bones in a still extremity or the circuitry inside a computer.

  FluoroScan believes it has the largest installed base of mini C-arms in the medical device market. FluoroScan currently sells different models of the FluoroScan System and certain related products to various customers including major university hospitals, clinics and orthopedic surgeons.

BACKGROUND

  FluoroScan was incorporated in Delaware in 1984 under the name HealthMate, Inc. ("HealthMate"), as the successor to HealthMate of Illinois, Inc. and Lixiscope of America, Inc., which were incorporated in Illinois in 1982 and 1981, respectively. In 1984 and 1985, HealthMate entered into two exclusive license agreements with NASA for certain patents and developed the underlying technology into the current FluoroScan Imaging System. See "Information Regarding FluoroScan--Licenses and Other Proprietary Information," below.

  HealthMate completed a $3.5 million initial public offering in 1985. Offering proceeds were used to market the FluoroScan System and for continued research and development of the exclusively licensed technology. Mr. Grossman, one of HealthMate's founders, left HealthMate in 1986 due to a disagreement with certain members of the Board of Directors as to the future direction of FluoroScan and resigned as a director in 1987. Mr. Issette, who had joined HealthMate in 1984 as a director, also resigned in 1987. HealthMate's business experienced a significant downturn following Mr. Grossman's departure. In March 1989, Messrs. Grossman and Issette returned to HealthMate and caused HealthMate to file a Chapter 11 petition for protection under the United States Bankruptcy Code. Messrs. Grossman and Issette also reorganized HealthMate into a privately-held company, after making equity contributions of $100,000 each in connection with the reorganization plan. The reorganization plan was confirmed in June 1991 and closed in September 1991. In 1991, HealthMate changed its name to "FluoroScan Imaging Systems, Inc." and FluoroScan made the final payment in respect of its remaining obligations to creditors in April 1994.

  In July 1994, FluoroScan completed a public offering of FluoroScan Units which netted FluoroScan $3.087 million. Each Unit consisted of one share of FluoroScan Common Stock and one FluoroScan Redeemable Common Stock Warrant. In August 1994 FluoroScan received an additional $913,000 in proceeds from the exercise of an over allotment option granted to the underwriter.

  In November 1995, FluoroScan International, Inc. was incorporated as a wholly-owned subsidiary of FluoroScan.

THE FLUOROSCAN TECHNOLOGY

  The basis of the FluoroScan System technology is a second generation micro channel plate image intensifier commonly referred to as a "night vision" intensifier. This technology permits the FluoroScan System to produce high resolution readily viewable images by using a small amount of radiation, converting it to visible light and amplifying it approximately 50,000 times. The same night vision intensifier, as used by the military, allows clear views of a battlefield at night by amplifying small amounts of ambient light.

  The FluoroScan System technology offers several advantages over existing real time X-ray imaging devices (also known as C-arms, image intensifiers or fluoroscopy equipment). These advantages include:

    (1) Substantial reduction of radiation to the patient and of scatter radiation to the surgeon and other operating room personnel. FluoroScan estimates that the FluoroScan System reduces radiation exposure by approximately 90% as compared to a conventional C-arm imaging device, based on testing conducted by independent health physicists. Because of this reduction, FluoroScan has received waivers from the legal requirement imposed by many states that persons in a room with an operating X-ray device must wear lead aprons. FluoroScan is not aware of any other X-ray device which has received such waivers.

    (2) The FluoroScan System costs approximately one-third of the cost of a conventional C-arm, although the relevant health care codes for reimbursement are the same for the FluoroScan System and conventional fluoroscopy equipment. Thus, users in the health care field are able to recover the cost of purchasing the FluoroScan System more quickly and with fewer procedures.

    (3) The FluoroScan System is mobile, does not require lead-lined rooms and can often be operated without a radiology technician. Users of the FluoroScan System can move the unit easily from room to room, thereby saving space and money.

    (4) The FluoroScan System does not require the regular service and tube replacement required by conventional C-arms. The FluoroScan System operates with micro amperage current instead of the milli amperage current used by conventional equipment, and a typical setting ranging from 25 to 99 microamps rather than the typical 3,000 microamps (three milliamps) for conventional equipment. For these reasons, the FluoroScan System can be operated continuously without overheating, while conventional equipment can require frequent and lengthy cooling-off periods or internal cooling devices, and FluoroScan's X-ray tube has a longer life than conventional equipment. In addition, the X-ray tube replacement cost for a FluoroScan System is approximately $5,000, which is substantially less than the cost to replace an X-ray tube in a conventional C-arm.

THE MARKET

 Medical Applications

  Approximately 98% of FluoroScan's sales are to healthcare customers. The FluoroScan System is used in the healthcare field primarily for extremity imaging to assist with various minimally invasive surgical procedures and to detect fractures and foreign objects. Historically, FluoroScan has sold the FluoroScan system primarily to hospitals and ambulatory surgery centers for use by orthopedic surgeons in the operating room, and to a lesser extent, for other medical uses.

  FluoroScan believes that certain trends in the healthcare industry will enable the company to broaden its FluoroScan sales from these hospitals and surgery centers to private orthopedic and podiatric physician groups. Some of these trends include:

  . the emergence of technology that enables minimally invasive procedures and therapies;

  . the increase in the number of office-based procedures and examinations as a result of efforts to contain healthcare costs; and

  . the development of new treatments and pharmaceuticals such as synthetic bone materials that are facilited by the use of a mini C-arm to perform these procedures.

 Other Applications

  FluoroScan has also sold the FluoroScan System for industrial use. It is used in various industries for quality control, inspection of parts and other imaging requirements.

THE FLUOROSCAN MODELS AND RELATED PRODUCTS

  FluoroScan currently sells different models of FluoroScan System units, accessory supply items, service and extended service contracts.

  FluoroScan III. The FluoroScan III imaging system was introduced in the fourth quarter of 1995. The FluoroScan III typically has a four- or five-inch field-of-view and is targeted primarily at orthopedic surgeons, operating rooms, emergency rooms and ambulatory surgery centers. The new system replaced FluoroScan I (the first generation model FluoroScan System) and has a number of technical enhancements. FluoroScan III has dual video channels that allow a surgeon to display different views of the anatomy for side-by-side comparison. The unit also features four image buffer memories for instant recall of previous images. The unit also provides for permanent storage of up to 4,000 full resolution digital images.

  The unit stands approximately four feet high, weighs about 240 pounds and can be plugged into any standard outlet. It rests on a portable, wheeled base cabinet, and all vital functions are computer controlled. Images can be viewed on the monitor or, through the addition of options, printed on thermal paper or stored on video tape or computer diskette.

  FluoroScan II. FluoroScan has introduced the FluoroScan II to veterinarians and has exhibited a prototype of the FluoroScan II to orthopedic surgeons for use in their offices and to other medical and veterinary offices, podiatrists and sports medicine physicians as well as for use by the military and various industries. FluoroScan believes that the target audience for the three-inch field-of-view FluoroScan II consists of users seeking a lower cost or more mobile unit than the FluoroScan III. FluoroScan manufactures two versions of the FluoroScan II for the veterinary and medical markets. The veterinary version differs from the medical version of the FluoroScan II in that it is contained in a portable carrying case with a removable C-arm, which may be hand held. FluoroScan began sales of the veterinary version of this item in the third quarter 1995. FluoroScan expects to begin sales of the medical version of the FluoroScan II in the first quarter of 1997.

  Future Models. FluoroScan is now developing another model which will permit imaging of larger areas, such as adult hips and spines. These applications are currently being served mainly with conventional high-radiation imaging products. See "Information Regarding FluoroScan--Research and Development," below.

OTHER PRODUCTS AND SERVICES

  In addition to FluoroScan System models, FluoroScan also sells accessory items and options such as custom designed sterile drapes, thermal printer paper, video cassette recorders, and video printers. The drapes are required in the operating room for each procedure performed in order to maintain a sterile field. In addition, thermal printer paper is sold for use with a video printer. This printer permits users to produce a hard copy picture of the FluoroScan System image. Sales of accessory items and options have increased with increased FluoroScan System sales, and FluoroScan expects this trend to continue. FluoroScan also derives revenues from service sales and the sale of extended maintenance agreements. Sales of accessories, options and service currently account for approximately 7% of sales annually.

SALES AND MARKETING

  FluoroScan markets and sells the FluoroScan System and related products in the United States health care market through its employees and a national network of independent sales representatives and sales representative organizations. Products are marketed and sold to non-health care customers in the United States through one independent industrial sales representative. All of these sales representatives are paid, on a commission basis, after the customer has paid for the purchased FluoroScan System unit. Sales representatives generally earn commissions equal to 20% of net sales. All medical sales representatives have been granted exclusive territories and are required to meet specified sales quotas.

  Domestic marketing efforts are centered on trade show appearances, direct mailing of promotional videos, product brochures, and print advertising in trade journals. FluoroScan representatives currently attend in excess of 100 trade shows and laboratory exhibitions per year and FluoroScan currently mails in excess of 200 videos per month. FluoroScan plans to expand its efforts in print advertising, direct mailings, and trade show appearances.

  To promote expansion of its international business, FluoroScan established a wholly-owned subsidiary in November 1995, FluoroScan International Inc., which operates a branch in Paris, France. FluoroScan markets, sells and services its products internationally through independent distributors who purchase units from FluoroScan for resale to their customers. There are currently international distributors selling FluoroScan's products in Australia, Austria, Belgium, Canada, Finland, France, Holland, Germany, Hong Kong, Iceland, Italy, Korea, Luxembourg, Norway, Sweden, Switzerland and the United Kingdom. In 1995, international sales comprised approximately 8% of FluoroScan's total annual sales. Management expects such sales to continue to grow as the FluoroScan System receives certain variances and allowances to sell in foreign countries and because of its ongoing establishment of foreign distribution networks.

CORPORATE COLLABORATIONS

 Norian Corporation. On June 12, 1995, FluoroScan announced that it had entered into a worldwide exclusive partnership agreement with Norian Corporation ("Norian"), based in Cupertino, CA. The agreement provides for FluoroScan to provide imaging equipment for seminars introducing Norian's Skeletal Repair System(TM) ("SRS") to orthopedic surgeons.

  Norian is in clinical trials in the U.S. and Europe for SRS. SRS is a material that is injected into a fracture and has been shown to hold the bones in position while providing the raw materials to help the body repair itself more rapidly. Since SRS requires extensive imaging from the initial injection through the healing process, FluoroScan believes that FDA approval and market acceptance of SRS could provide long-term benefits for FluoroScan. There can be no assurance that SRS will receive FDA approval, or if approved will gain wide market acceptance or enhance sales of FluoroScan's products.

 Picker International. On June 4, 1996, FluoroScan announced that it had signed a renewable one year agreement with Picker International ("Picker") to provide on-site, same day nationwide servicing of FluoroScan equipment to FluoroScan customers in the United States. Picker also serves as FluoroScan's distributor in Canada.

MANUFACTURING AND SUPPLIERS

  FluoroScan manufactures all FluoroScan System models and related products at its manufacturing facility in Northbrook, Illinois. Current manufacturing capacity permits the production of approximately 30 units per month. Generally, units for use in the health care field are manufactured without a prior order, while units for use in industrial applications are custom made to the customer's specifications.

  FluoroScan manufactures all of the FluoroScan System's components from raw materials, with the exception of the X-ray tube, fiberoptic taper, night vision intensifier, video monitor and camera. All of the raw materials and most of the purchased components used in manufacturing FluoroScan's products are readily available from numerous sources. Several key components require high technology and are manufactured by only one or a small number of suppliers, including Incom Inc., Kevex X-Ray, Inc., Litton Inc., and Schott Fiber Optics Inc.

  Although FluoroScan uses materials in its manufacturing process that may be subject to federal, state and/or local environmental laws, the costs and effects of compliance with these laws have not had a material effect on FluoroScan's financial condition or results of operations during any of the past three years.

COMPETITION

  FluoroScan is the exclusive licensee for the FluoroScan System technology in the United States. FluoroScan's known direct competitor in the manufacture of the mini C-arm imaging systems is Xi Tec, which has manufactured a comparable system pursuant to a sublicense from FluoroScan. Other direct competitors include OEC Medical and Lunar, each of which manufactures a small conventional C-arm imaging system that does not use FluoroScan's patented technology and Lixi, which manufactures an X-ray tube version, Lixiscope, only for the industrial marketplace. FluoroScan believes that Lixi's products have infringed on one of the three patents originally licensed by FluoroScan from NASA and has so notified NASA. This patent expires in July 1997, and as a consequence, some of FluoroScan's competitors may then attempt to utilize this technology. See "Information Regarding FluoroScan--Licenses and Other Proprietary Information."

  Although it has no other direct competition, FluoroScan competes indirectly with manufacturers of conventional C-arms, including Siemens A.G., General Electric Company, Fischer Imaging Corporation, OEC Medical Inc., Philips N.V. and Picker. These competitors have substantially greater financial and marketing resources than FluoroScan.

  Both direct and indirect competition is based largely on price, quality, service and production capabilities. FluoroScan believes it is well positioned to compete effectively due to the FluoroScan System's significantly lower levels of radiation and its cost, mobility, quality and durability. See "Information Regarding FluoroScan--The FluoroScan Models and Related Products."

LICENSES AND OTHER PROPRIETARY INFORMATION

  FluoroScan has two license agreements with the United States government as represented by NASA that are exclusive within the United States. The first agreement gives FluoroScan exclusive rights to manufacture and distribute a nonradioactive isotope version of NASA's low intensity X-ray and gamma ray imaging device (patent no. 4,142,101). This technology provides the ability to amplify X-rays that have been converted to visible light. This license agreement and underlying patent previously had an expiration date of February 1996 but was extended as a result of GATT and now expires in July 1997. The second agreement gives FluoroScan exclusive rights to manufacture and distribute NASA's high voltage isolation transformer (patent no. 4,510,476) and high voltage power supply (patent no. 4,517,472). This technology allows FluoroScan products to produce low levels of radiation. This second license and underlying patent previously had an expiration date of 2002 but was extended as a result of GATT and now expires 2003. All three of these patents are incorporated into FluoroScan technology. Pursuant to the licenses, FluoroScan may be required to grant sublicenses to the extent that NASA believes such sublicenses are necessary for the health and safety needs of the United States and such needs cannot be fulfilled by FluoroScan. FluoroScan must pay NASA royalties equal to 4.5% of the portion of the selling price of each FluoroScan System that incorporates all of the licensed technology attributable to NASA's patents. In the event FluoroScan sells a FluoroScan System utilizing the technology covered by only the high voltage power supply and high voltage isolation transformer patent, the royalty payment is reduced to 3.5% of the patented portion of the selling price. Sales of products to the United States government carry no royalty obligation, but the selling price of such products must be reduced in an amount equal to the royalty that would otherwise have been payable.

  Under an exclusive, perpetual consulting agreement with QTR Corporation ("QTR"), whose principals are the inventors of the technology underlying the NASA patents, QTR provided certain technical expertise and assistance to FluoroScan. In the past, FluoroScan paid QTR $300 per FluoroScan System sold that utilized QTR's developments. FluoroScan incurred and paid royalties to QTR of $37,200 and $44,400 in 1993, and 1994, respectively, pursuant to such agreement. During the 1994 year, FluoroScan began to utilize alternative technology and ceased payments to QTR Corporation.

  Both NASA license agreements allow FluoroScan to call to NASA's attention any incidents of infringement and to suspend royalty payments if NASA does not bring suit against the alleged infringer within six months. At such time as the infringement is determined to have ended, the license agreements require FluoroScan to pay the royalties previously suspended, offset by FluoroScan's legal and other expenses incurred in prosecuting such infringement claims minus any recoveries from infringement claims.

  In 1992, FluoroScan and the U.S. Department of Justice representing NASA brought suit against Dow Corning Wright and Xi Tec for alleged infringement of the NASA low intensity X-ray and gamma ray imaging device patent. In 1993, the parties agreed to settle the litigation. As part of the settlement, the defendants agreed to pay to FluoroScan a lump sum of $250,000 plus two subsequent payments of $50,000 each. These payments were used by FluoroScan to offset its litigation and other expenses and to pay NASA $50,000, representing NASA's share of such settlement. In addition, FluoroScan granted Xi Tec a nonexclusive, nonassignable and nontransferable sublicense under the NASA license covering the X-ray and gamma ray imaging device patent which patent previously had an expiration date of February 26, 1996 and was extended as a result of GATT to July 1997. Under the sublicense, Xi Tec is obligated to pay royalties to FluoroScan of $1,375 per covered device sold by Xi Tec during the first 12 months of the license, $1,675 per covered device for the next 300 devices Xi Tec sells, and $1,375 per covered device sold thereafter through the expiration date. From the royalties to be paid by Xi Tec to FluoroScan, FluoroScan is obligated to pay $250 per device to NASA. In 1993, 1994 and 1995, Xi Tec incurred and paid royalties to FluoroScan of approximately $97,625, $154,100 and $204,350, respectively, for sales of licensed products reported by Xi Tec to FluoroScan. Of these royalties, FluoroScan incurred and paid royalties of $17,750, $25,500 and $28,000 for 1993, 1994 and 1995,
respectively, to NASA.

  As the result of the alleged infringement, FluoroScan incurred legal and other expenses of approximately $243,000 during 1993 and 1992. From 1987 through 1991, FluoroScan suspended royalty payments to NASA of $168,000. Suspended royalties in 1992 and 1993 totaled approximately $105,000 and $95,000, respectively.

  FluoroScan has also notified NASA that Lixi, may be infringing on the X-ray and gamma ray imaging device patent. Lixi sells X-ray tube version lixiscopes only in the industrial marketplace, to which FluoroScan makes sales representing approximately 2% of total sales. On July 1, 1994, FluoroScan and NASA entered into a settlement agreement relating to previously suspended royalties. Pursuant to the terms of the settlement agreement, FluoroScan paid NASA approximately $79,500 in respect of all suspended royalties through March 28, 1994 and agreed to pay 50% of royalties incurred after March 28, 1994, with the remaining 50% payable either when the alleged Lixi infringement ceases, when NASA sues Lixi or when the license covering the X-ray and gamma ray imaging device patent expires. As a result of the settlement agreement, FluoroScan realized a settlement gain of approximately $287,900 during the third quarter of 1994. Suspended royalties as of December 31, 1994 and 1995 totaled $42,590 and $58,880, respectively.

  In addition to the patented NASA technology, FluoroScan considers certain of its processes, design developments and improvements to be proprietary trade secrets. FluoroScan may apply for patents on certain design developments in the future.

GOVERNMENT REGULATION

  FluoroScan is required to obtain certain clearances, acceptances to market and variances from the FDA to sell the FluoroScan System in the United States health care market. The requisite clearances, acceptances to market and variances have been obtained for the FluoroScan System. Variances are granted for five-year periods and are renewable for an unlimited number of five-year periods. FluoroScan's current variance expires April 12, 2000. Any new models could, however, require additional clearances, acceptances to market and variances. In addition to the FDA requirements, various states also impose regulations on X-ray and fluoroscopic equipment. Management believes FluoroScan has complied or received waivers from compliance with all such regulations for FluoroScan products currently sold and in use. FluoroScan is also subject to various ongoing reporting and other compliance requirements.

  FluoroScan may also be subject to certain state disclosure and other laws that could be interpreted to impose certain restrictions on FluoroScan's relationships with its independent sales representatives, including restrictions on FluoroScan's ability to terminate such representatives without advance notice and, in some cases, without cause. In 1994, FluoroScan settled a lawsuit filed by a former sales representative who alleged, among other things, failure to comply with such state laws. Such settlement is not material to FluoroScan's financial condition or results of operations.

RESEARCH AND DEVELOPMENT

  For the years ended December 31, 1993, 1994 and 1995 research and development expenditures amounted to $298,530, $213,462 and $306,110, respectively. Such expenditures to date have focused on mechanical, electrical and software engineering, as well as design and aesthetic improvements to the FluoroScan System. In 1995, FluoroScan introduced the new hospital model FluoroScan System III, which FluoroScan believes has become the industry standard. Management expects to spend significant amounts on research and development activities in subsequent years and to focus such activities on new product development, expansion of applications for current products and continued streamlining of manufacturing processes.

EMPLOYEES

  As of June 30, 1996, FluoroScan had 35 full-time employees; it occasionally uses the services of temporary workers as well. FluoroScan considers its employee relations to be good. None of FluoroScan's employees are represented by a union.

PROPERTY

  FluoroScan's executive offices and manufacturing facilities have been located at 650-B Anthony Trail, Northbrook, Illinois, since 1988. These facilities, which consist of approximately 13,500 square feet of space, are leased by FluoroScan pursuant to a lease which expires in February 1997. Rental expense was $74,289, $78,750, and $103,933 for 1993, 1994, and 1995,
respectively. Under the terms of the lease, FluoroScan is also obligated to pay its pro rata share of the annual real estate taxes and certain operating expenses in excess of specified amounts. These additional payments were approximately $5,200, $5,900 and $7,000 in 1993, 1994 and 1995, respectively.

  Of the leased space, approximately 6,250 square feet are used for manufacturing, production and storage purposes, and approximately 7,250 square feet are used for offices. FluoroScan is currently in negotiations to lease additional space contiguous to its existing facility, which Management believes would be sufficient to accommodate anticipated growth for the foreseeable future.

  In 1995, FluoroScan International, Inc. entered into a three-year lease agreement for an office facility in Paris, France. The agreement expires in November, 1998, and has two three-year options to extend the lease, exercisable at FluoroScan's discretion. Lease terms specify an annual rental amount of FF199,250 (approximately $40,000) plus building maintenance charges.

LEGAL PROCEEDINGS

    FluoroScan is not presently involved in any legal proceedings which, if not settled in favor of FluoroScan, would have a material adverse effect on its financial condition.

  FLUOROSCAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

  For the three and six months ended June 30, 1996, FluroScan Imaging Systems, Inc. reported net sales of $3,402,698 and $6,904,732, respectively, as compared with net sales of $3,573,737 and $6,064,659 for the same periods ended June 30, 1995. FluroScan Imaging Systems, Inc. also reported net income for the three and six months ended June 30, 1996 of $165,794, or $0.05 per share and $569,405 $0.16 per share, respectively, as compared with $417,689, or $0.12 per share, and $758,311, or $0.22 per share, for the corresponding periods ended June 30, 1995. See "Risk Factors."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net sales represented by selected items in FluoroScan's consolidated statements of income for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996.

                                                          THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,         MARCH 31
                               -------------------------  --------------------
                                1993     1994     1995      1995       1996
                               -------  -------  -------  ---------  ---------
STATEMENT OF INCOME DATA:
  Net sales...................   100.0%   100.0%   100.0%     100.0%     100.0%
  Cost of goods sold..........    39.4     39.9     41.5       41.7       43.0
                               -------  -------  -------  ---------  ---------
  Gross profit................    60.6     60.1     58.5       58.3       57.0
  Selling, general and
   administrative expenses....    50.5     40.6     44.4       40.9       40.3
                               -------  -------  -------  ---------  ---------
  Operating income............    10.1     19.5     14.1       17.4       16.7
  Net other income............     3.9      3.0      3.7        4.3        2.7
                               -------  -------  -------  ---------  ---------
  Income before income taxes..    14.0     22.5     17.8       21.7       19.4
  Income taxes (benefit)......    (7.0)     3.2      6.6        8.0        7.8
                               -------  -------  -------  ---------  ---------
  Net income..................    21.0%    19.3%    11.2%      13.7%      11.6%
                               =======  =======  =======  =========  =========

THREE MONTHS ENDED MARCH 31, 1995 AND 1996

  Net sales for the three months ended March 31, 1996 were $3,502,034 compared with $2,490,922 for the three months ended March 31, 1995, an increase of $1,011,112 or 40.6%. This increase was due primarily to increased sales of four- and five-inch field-of-view FluoroScan Systems. This was partially offset by the decline in sales of the three-inch field-of-view units. FluoroScan believes that this was a result of a shift in market preference toward four- and five-inch field of view FluoroScan System units, even though these units are sold at higher unit prices. During the period ended March 31, 1996, FluoroScan also ceased production of the FluoroScan System I model, which was replaced by the FluoroScan System III model in fourth quarter 1995. The FluoroScan System III model is distinguished from earlier models in that it has dual video and permanent image storage capabilities. The remaining inventory of FluoroScan System I models was sold in first quarter 1996.

  FluoroScan's gross profit increased $542,954 or 37.4% for the three month period ended March 31, 1996, as compared to the same period of 1995. Gross profit as a percentage of net sales was 57.0% for the first three months of 1996, compared to 58.3% in the comparable period of 1995. This decrease occurred primarily as a result of a greater percentage of four- and five-inch field of view units in FluoroScan's sales mix. Although higher net sales and gross profit are realized on such units, gross profit as a percentage of sales was slightly lower than on the three-inch field of view units. Also contributing to the gross profit percentage decline were lower margins on the newly introduced FluoroScan System III model (which is slightly more expensive to produce), relative to the FluoroScan System I model which it replaced.

  Selling, general and administrative expenses in the first three months of 1996 were $1,412,315 or 40.3% of net sales, compared with $1,020,377 or 40.9%
of net sales in the comparable period in 1995. This increase was primarily attributable to higher commission expense, compensation costs, advertising and tradeshow expenditures, as well as costs associated with FluoroScan's new branch in France, which was opened in November 1994.

  FluoroScan's other income was $94,108 for the three months ended March 31, 1996, compared to $106,335 for the three months ended March 31, 1995, a decrease of $12,227. This was primarily due to the expiration in February 1996 of a sublicense agreement under which FluoroScan previously had been recording royalty income.

  Net income was $403,611 or $0.12 per share for the three months ended March 31, 1996, based on weighted average common shares outstanding of 3,495,417. This represented an 18.5% increase in net income from the comparable 1995 period amount of $340,622 or $0.10 per share based on weighted average common shares and share equivalents outstanding of 3,506,538.

YEARS ENDED DECEMBER 31, 1994 AND 1995

  FluoroScan's net sales for 1995 were $13,146,979, compared with $9,170,505 for 1994, an increase of $3,976,474 or 43.4%. This increase was generated from several sources. Most of the increase can be attributed to sales of four- and five-inch field-of-view FluoroScan System I units, which more than tripled from 1994 levels. Such units were first introduced in June 1994. Sales of the FluoroScan System II veterinary units, which FluoroScan began selling in August 1994, more than doubled in 1995. Net sales in 1995 also benefited from the February introduction of FluoroScan's new generation VGA video enhancement system and the new FluoroScan System III model, which FluoroScan began selling in November 1995. These increases in 1995 were partially offset by the decline in sales of the three-inch field-of-view units. Management believes that this was a result of a shift in market preference toward four- and five-inch field-of-view FluoroScan System units, even though these are sold at higher unit prices.

  FluoroScan's gross profit increased $2,175,096 or 39.4% in 1995, compared with the prior year. FluoroScan's gross profit as a percentage of net sales was 58.5% for 1995, compared with 60.1% in 1994. The decrease occurred primarily as a result of a greater percentage of four- and five-inch field-of-view units in FluoroScan's sales mix. Although higher net sales and gross profit are realized on such units, gross profit as a percentage of sales was slightly lower than on the three-inch field-of-view units.

  Selling, general and administrative expense for 1995 was $5,832,622 or 44.4% of net sales, compared with $3,720,521 or 40.6% of net sales in 1994. This increase was primarily attributable to new product introduction costs and higher commission expense, compensation costs, investor relations expense and royalty expense. In the third quarter of 1994, FluoroScan entered into an agreement with NASA with respect to suspended royalties. Accordingly, cash flow was reduced, as was the balance sheet liability for royalties, by the amount paid to NASA (approximately $79,500), and the excess of the balance sheet liability over the amount so paid (approximately $287,900) was reported as a reduction of selling, general and administrative expenses.

  FluoroScan's other income was $485,409 for 1995 compared to $271,434 for the prior year, an increase of $213,975. This was due primarily to an increase in interest income and royalty income.

  The income tax expense in 1994 of $292,000 was significantly affected by the adjustment of the tax asset valuation allowance by $597,000. This allowance was fully utilized as of December 31, 1994. FluoroScan incurred income tax expense of $863,000 in 1995.

  Net income was $1,478,737 or $0.43 per share for 1995, based on weighted average common shares and share equivalents outstanding of 3,472,519. This includes 715,216 shares issued in connection with FluoroScan's July 1994 initial public offering and weighted fully in the 1995 year. Net income decreased 16.6% from the 1994 period income of $1,772,767 or $0.57 per share based on weighted average common shares and share equivalents outstanding of 3,106,721. Net income was significantly impacted by the reduction of the tax asset valuation allowance in 1994. Tax expense, net income and net income per common share would have been $937,000, $1,404,737 and $0.40, respectively, for 1995 compared to $826,000, $1,238,860 and $0.40, respectively, for 1994 had
FluoroScan provided taxes at a combined statutory rate of 40% in 1994.

YEARS ENDED DECEMBER 31, 1993 AND 1994

  Net sales for 1994 were $9,170,505, compared with $6,927,761 for 1993, an increase of $2,242,744 or 32.4%. The introduction of four- and five-inch field-of-view FluoroScan System units, domestically and abroad, accounted for 90.8% of this increase. International sales, which increased 122.4% in 1994 over 1993, also contributed to the total year-to-year increase. Sales of three-inch field-of-view units declined 4.5%. Management believes that this was a result of a shift in market preference toward four-inch field-of-view FluoroScan System units, which FluoroScan sells at higher unit prices.

  FluoroScan's gross profit increased $1,318,629 or 31.4% for the year ended December 31, 1994, compared to the year ended December 31, 1993. FluoroScan's gross profit as a percentage of net sales declined from 60.6% in 1993 to 60.1% in 1994. The decrease resulted from a greater percentage of international sales in the sales mix, as well as lower margins on four- and five-inch field-of-view FluoroScan System units. Sales to international distributors are discounted, with no commission expense. Four- and five-inch field-of-view FluoroScan System units were introduced in the second quarter of 1994 and were priced for immediate market acceptance. Although FluoroScan realized higher net sales and gross profit on such units, gross profit as a percentage of net sales was slightly lower than on the three-inch field-of-view units.

  Selling, general and administrative expense for 1994 was $3,720,521 or 40.6% of net sales, compared with $3,493,466 or 50.5% of net sales in 1993. Significant increases occurred in sales commissions, compensation costs, and shipping and freight charges. These were partially offset by reductions in research and development expenses and a benefit to FluoroScan resulting from an agreement with NASA with respect to suspended royalties during the third quarter of 1994. Accordingly, cash flow was reduced, as was the balance sheet liability for royalties, by the amount paid to NASA (approximately $79,500), and the excess (approximately $287,900) of the balance sheet liability over the amount so paid was reported as income to FluoroScan.

  In 1993, other income included $154,091 in patent litigation settlement proceeds, net of litigation costs. In 1994, other income included a $106,783 increase in interest income over the 1993 amount.

  FluoroScan had a tax loss carryforward from prior years equal to approximately $673,300, which would have expired in specified amounts between the years 2002 and 2004. Because FluoroScan is exempt from the Internal Revenue Code Section 382 limitations on loss carryforwards, all of these losses were deemed to be available. FluoroScan adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1992, but due to FluoroScan's then-recent bankruptcy the entire tax asset was fully reserved as the valuation allowance. Because of FluoroScan's increased profitability in 1994 and 1993, management determined that future taxable income would likely be sufficient to adjust the valuation allowance and realize the tax asset. The income tax expense in 1994 of $292,000 and the income benefit in 1993 of $485,000 reflect the adjustment of the valuation allowance by $597,000 and $897,000, respectively, as described in the notes to consolidated financial statements.

  Net income was $1,772,767 or $0.57 per share for 1994, based on weighted average common shares and share equivalents outstanding of 3,106,721. This represented a 21.6% increase over the net income for 1993 of $1,458,324 or $0.52 per share, based on weighted average common shares and share equivalents outstanding of 2,787,303.

  The adjustment to the valuation allowance with respect to deferred tax assets significantly affected FluoroScan's provision for taxes on income. Since no valuation allowance remained at December 31, 1994, such adjustments are not expected to continue. Tax expense, net income and net income per common share would have been $826,000, $1,238,860 and $0.40, respectively, for 1994 compared to $389,000, $583,994 and $0.21, respectively, for 1993 had
FluoroScan provided taxes at a combined statutory rate of 40% in each of these periods.

 Liquidity and Capital Resources

  FluoroScan's working capital requirements have primarily related to its level of sales. Working capital at March 31, 1996 was $8,248,456 representing increase of $428,777 from December 31, 1995. This increase was primarily attributable to higher accounts receivable which increased due to a higher level of sales concentrated at the end of the quarter. This was, in part, offset by increases in taxes payable. Cash used in operating activities amounted to $97,653 for the three months ended March 31, 1996. In the comparable period of 1995, cash provided by operating activities was $118,574. The aforementioned increase in accounts receivable in the first quarter of 1996 was the primary reason for this difference.

  FluoroScan currently has no long-term debt. As of December 31, 1994, FluoroScan had a $300,000 line-of-credit. No borrowings were made on the line-of-credit and FluoroScan elected not to renew this credit facility upon its expiration in May, 1995. FluoroScan believes cash balances, which totaled $5,316,908 at March 31, 1996, and internally generated funds will be sufficient to meet its liquidity needs for the foreseeable future. FluoroScan may use portions of its cash balance to fund increases in sales and marketing programs and in research and development. Such cash investments, while designed to increase net sales, would increase selling, general and administrative expenses.

  Capital expenditures for the three months ended March 31, 1996 were $24,039, compared with $67,842 in the comparable period of the prior year. Expenditures primarily consisted of purchases of computer and office equipment.

  Capital expenditures in 1995 were $239,970, compared with $395,409 in 1994. Expenditures in 1995 consisted primarily of manufacturing equipment and computer equipment and software. The majority of prior year expenditures related to tooling and molds associated with the development of new products, computer equipment, and leasehold improvements.

                              HOLOGIC MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Set forth below is certain biographical information regarding the executive officers and directors of Hologic, including information furnished by them as to their principal occupation for the last five (5) years, certain other directorships held by them and their ages as of July 25, 1996.

          NAME           AGE                        POSITION
          ----           ---                        --------
S. David Ellenbogen.....  58 Chairman of the Board and Chief Executive Officer
Jay A. Stein............  54 Senior Vice President, Technical Director and Director
Steve L. Nakashige......  47 President and Chief Operating Officer
Jean Chaintreuil........  40 Vice President of European Operations
Mark A. Duerst..........  40 Vice President of Sales & Marketing
Glenn P. Muir...........  37 Vice President of Finance and Treasurer
Theodore H. Vrountas....  62 Vice President of Operations
Joel B. Weinstein.......  46 Vice President of New Business Development
Irwin Jacobs............  58 Director
William A. Peck.........  62 Director
Gerald Segel............  74 Director
Elaine Ullian...........  48 Director

  Mr. Ellenbogen, a co-founder of Hologic, has served as its Chief Executive Officer and a director since its organization in October 1985, as its Chairman of the Board of Directors since May 1994, as its President from October 1985 until May 1994 and as its Treasurer from October 1985 until February 1992. Prior to founding Hologic, Mr. Ellenbogen served as President, Treasurer and a director of Diagnostic Technology, Inc. ("DTI"), which he co-founded with Dr. Stein in 1981. DTI, which developed an x-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. ("ATL"), a wholly-owned subsidiary of Squibb Corporation. Mr. Ellenbogen was involved in the management of the digital angiography group of ATL from 1982 to 1985. Since July 1989, Mr. Ellenbogen has also been the President, Treasurer and a director of Vivid Technologies, Inc. ("Vivid") and has been devoting approximately sixteen hours per week to Vivid pursuant to a management agreement between Hologic and Vivid. See "Certain Transactions".

  Dr. Stein, a co-founder of Hologic, has served as its Senior Vice President, Technical Director and a director since its organization. Dr. Stein co-founded DTI with Mr. Ellenbogen in 1981, served as Vice President and Technical Director of DTI and was Technical Director of the digital angiography group of its successor, ATL, from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving x-ray technology. Since July 1989, Dr. Stein has also been the Senior Vice President, Technical Director and a director of Vivid and has been devoting approximately eight hours per week to Vivid pursuant to a management agreement between Hologic and Vivid. See "Certain Transactions."

  Mr. Nakashige has served as President and Chief Operating Officer of Hologic since May 1994. From 1988 to 1994, Mr. Nakashige was with General Electric Medical Systems where he held the position of Senior Manager, Ultrasound Business from 1990 to 1994 and Manager, Ultrasound Marketing Operations from 1988 to 1990. From 1986 to 1988, Mr. Nakashige was Vice President of Operations of Biosound Inc., a medical equipment manufacturer.

  Mr. Chaintreuil has served as Vice President of European Operations of Hologic since February 1993. Mr. Chaintreuil has held the position of President, Hologic Europe since joining Hologic in October 1991. From 1986 to 1991, Mr. Chaintreuil held a variety of positions with General Electric/C.G.R., including International Marketing Manager for mammography and stand-alone products and Regional Sales and Service Manager for the Paris and west France territory.

  Mr. Duerst has served as Vice President of Sales & Marketing since September 1994. Prior to that, Mr. Duerst held the position of Director of North American Sales since 1990 and the position of Central Regional Sales Manager since joining Hologic in 1989. From 1988 to 1989, Mr. Duerst was an independent marketing and sales consultant and from 1983 to 1987 he was Director of Sales & Marketing of Lunar Corporation.

  Mr. Muir, a Certified Public Accountant, has served as Vice President of Finance and Treasurer of Hologic since February 1992. Prior to that, Mr. Muir held the position of Controller since joining Hologic in October 1988. From 1986 to 1988, Mr. Muir was Vice President of Finance and Administration and Chief Financial Officer of Metallon Engineered Materials Corp., a manufacturer of composite materials. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986.

  Mr. Vrountas has served as Vice President of Operations since March 1994 and as an executive officer of Hologic since December 1994. Prior to joining Hologic, Mr. Vrountas was employed with GTE Government Systems for twenty-five years. His most recent position with GTE was Director of Operations for the Communications Systems Division from 1987 to 1993.

  Mr. Weinstein has served as Vice President of New Business Development since August 1993. Prior to that, Mr. Weinstein held the position of Vice President of Marketing since joining Hologic in 1987. From 1980 to 1987, Mr. Weinstein held a variety of positions with Advanced Technology Laboratories, Inc., including Marketing Director from 1982 to 1984 and Vice President, Business Development from 1984 to 1987.

  Mr. Jacobs has been a director of Hologic since January 1990. Mr. Jacobs has been the President of Dataviews, Inc., a company which manufactures and distributes software products, since January 1992. Since December 1990, Mr. Jacobs has also been the Chairman of the Board of Personal Protection Consultants, Inc., a company which provides specialized training to hospitals and law enforcement agencies. From May 1990 to December 1990, Mr. Jacobs was a Vice President of Ask Computers, Inc., a computer system developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems.

  Dr. Peck has been a director of Hologic since January 1990. In 1989, Dr. Peck became the Vice Chancellor for Medical Affairs at Washington University (Executive Vice Chancellor since 1993) and Dean of the Washington University School of Medicine in St. Louis, Missouri. From 1976 until his appointment as Vice Chancellor, Dr. Peck was a Professor of Medicine and the Co-Chairman of the Department of Medicine at Washington University, and the Physician-in-Chief at the Jewish Hospital of St. Louis. Dr. Peck is a member of the Board of Trustees of the National Osteoporosis Foundation and served as its President from 1985 to 1990. Dr. Peck also serves as a director of Allied Healthcare Products, Inc., Reinsurance Group of America, Inc. and Boatman's Trust Company.

  Mr. Segel has been a director of Hologic since March 1990. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel also serves as a director of Litchfield Financial, Inc.

  Ms. Ullian joined the Board of Directors in February 1996, Ms. Ullian is currently President and Chief Executive Officer of Boston University Medical Center Hospital, and has held this position since April 1994. Ms. Ullian has considerable experience in financial management, strategic planning and marketing, and in direct operations of clinical facilities. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. From 1984 to 1987, she was Vice President for Clinical Operations at New England Medical Center. Ms. Ullian is currently a member of the Governor's Council on Economic Growth and Technology.

  Hologic has agreed with Larry S. Grossman and Arlen L. Issette, the Chairman of the Board and President of FluoroScan, respectively, that, at the Effective Time, in addition to remaining as directors and executive officers of FluoroScan, they will become Vice Presidents of Hologic. In addition, Hologic has agreed that, at the Effective Time, the Hologic Board of Directors will increase the number of directors from six to seven, and that Mr. Grossman will be elected by the Board of Directors to fill the vacancy. Hologic has further agreed to nominate Mr. Grossman as a director of Hologic for the next two annual meetings of stockholders of Hologic provided that he continues to serve as an executive officer of Hologic or FluoroScan. Biographical information regarding Mr. Grossman and Mr. Issette is set forth below. See "The Merger and Related Transactions --Interests of Certain Persons in the Merger."

                                                        POSITION WITH HOLOGIC
     NAME                                        AGE    FOLLOWING THE MERGER
     ----                                        ---    ---------------------
   Larry S. Grossman............................  46 Vice President and Director
   Arlen L. Issette.............................  53 Vice President

  Mr. Grossman co-founded HealthMate of Illinois, Inc. (a predecessor to FluoroScan) in 1982, and HealthMate, Inc. (FluoroScan's prior name before the close of its 1991 reorganization) in 1984. Mr. Grossman left as an officer of HealthMate, Inc. after a disagreement with certain members of the Board of Directors as to HealthMate's future direction and resigned as a director in 1987. Mr. Grossman returned to Healthmate in March 1989 and, since that date, has served as a director, Chairman of the Board, Chief Executive Officer and Secretary of FluoroScan and its predecessors. Mr. Grossman serves as a director of Trans Leasing International, Inc., a lessor of medical, scientific and other equipment to various health care providers.

  Mr. Issette has been a director, President and Treasurer of FluoroScan since March 1989. He previously served as a director of HealthMate from 1984 to 1987. From 1987 to March 1989, Mr. Issette was employed by Pain Prevention Labs, Inc., a manufacturer of an electronic dental anesthesia device.

COMPENSATION OF DIRECTORS

  Each non-employee director received (i) an annual retainer of $3,000, payable $750 per quarter, (ii) a director's meeting fee of $600 for each meeting of the Board of Directors at which the director was physically present and $300 for each meeting at which the director participated by telephone and
(iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $600 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $300 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

  Non-employee directors are also eligible to receive stock options pursuant to Hologic's Amended and Restated 1990 Non-Employee Director Stock Option Plan.

COMPENSATION OF HOLOGIC EXECUTIVE OFFICERS

  Summary Compensation Table. The following table sets forth information concerning the compensation during the last three fiscal years of Hologic's Chief Executive Officer and the four other most highly compensated executive officers whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to Hologic during the last fiscal year (the "named executive officers").

                                  ANNUAL COMPENSATION
                                  ---------------------
                                                               LONG-TERM
                                                             COMPENSATION
        NAME AND         FISCAL                          SECURITIES UNDERLYING     ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)       OPTIONS(#)(2)     COMPENSATION($)(3)
   ------------------    ------   ----------  ---------  --------------------- ------------------
S. David Ellenbogen.....  1995    $  167,775  $  42,500         130,000              $2,310
 Chairman and CEO         1994       176,858     60,000          50,000               2,310
                          1993       154,869                        --                2,774
Jay A. Stein............  1995       167,495     42,500         130,000               2,310
 Senior Vice President    1994       176,672     60,000          50,000               2,310
                          1993       154,869                        --                2,947
Steve L. Nakashige......  1995       133,909     40,000          80,000               3,954
 President and COO        1994(1)     58,289     15,000         200,000
Jean Chaintreuil........  1995       218,406      5,000             --
 Vice President           1994       174,616                        --
 European Operations      1993       165,037                     20,000
Mark A. Duerst..........  1995       169,592      5,000          40,000               2,310
 Vice President           1994       142,112     10,000         100,000               3,041
 Sales and Marketing      1993       109,651                     24,000               1,817

- --------
(1)Mr. Nakashige joined Hologic in fiscal 1994.
(2) Adjusted to reflect a two-for-one stock split in the form of a stock dividend effected in March 1996.
(3) The amounts reported in this column consist of Hologic's matching contribution under Hologic's 401(k) Profit-Sharing Plan.

  Employment Contract. Hologic's European subsidiaries have entered into an Employment Agreement (the "Employment Agreement") with Jean Chaintreuil, Hologic's Vice President of European Operations, dated October 1, 1991, whereby Mr. Chaintreuil serves as an executive to Hologic Europe N.V. ("Hologic Belgium") and Hologic France S.A. ("Hologic France") and as a Director of Hologic Belgium, Hologic France and Hologic Espana, S.A. for a total annual base compensation not to exceed 660,000 French Francs. Mr. Chaintreuil is also eligible under the Employment Agreement to receive certain performance bonuses and to be recommended for certain performance-based stock options to be granted by Hologic. The Employment Agreement is for an indeterminate period.

  Stock Option Grants in Last Fiscal Year. The following table sets forth the stock options granted to Hologic's named executive officers during the fiscal year ended September 30, 1995.

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                                                                       OF STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                           FOR OPTION TERM (5)
                         ------------------------------------------------------------- ---------------------------
                             NUMBER OF        % OF TOTAL
                             SECURITIES     OPTIONS GRANTED    EXERCISE
                         UNDERLYING OPTIONS  TO EMPLOYEES        PRICE      EXPIRATION
          NAME             GRANTED(#)(1)    IN FISCAL YEAR  ($/SHARE)(1)(4)    DATE       5%($)         10%($)
          ----           ------------------ --------------- --------------- ---------- ---------------------------
S.D. Ellenbogen.........      10,000(2)             1%           $6.18        4/4/05   $     38,913 $       98,613
                             120,000(3)            16             8.25       6/28/05        622,606      1,577,805
J. Stein................      10,000(2)             1             6.19        4/4/05         38,913         98,613
                             120,000(3)            16             8.25       6/28/05        622,606      1,577,805
S. Nakashige............      80,000(3)            11             8.25       6/28/05        415,070      1,051,870
J. Chaintreuil..........           --             --               --            --             --             --
M. Duerst...............      40,000(3)             5             8.25       6/28/05        207,535        525,935

- --------
(1) Adjusted to reflect a two-for-one stock split in the form of a stock dividend effected in March 1996.
(2) Options vest at the rate of 10% per year, beginning on January 1, 1996, and provide for accelerated vesting of an additional 10% to 20% of the shares for any fiscal year in which Hologic achieves pre-tax operating earnings of 5% or 10% of sales, respectively.
(3) Options vest at the rate of 20% per year, plus the pre-tax operating earnings percentage of the most recently ended fiscal year, beginning on January 1, 1996, and capped at 33 1/3% per year.
(4) The exercise price is equal to the fair market value of the stock on the date of grant.
(5) The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the SEC and do not represent Hologic's estimate or projection of future Hologic Common Stock prices.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 30, 1995 and the fiscal year-end value of unexercised options for Hologic's named executive officers.

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                          SHARES ACQUIRED      VALUE          AT FISCAL YEAR END (#)       FISCAL YEAR END($)(3)
          NAME           ON EXERCISE(#)(1) REALIZED($)(2) EXERCISABLE / UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE
          ----           ----------------- -------------- ------------------------------ -------------------------
S. D. Ellenbogen........         --               --              15,000/165,000            $144,375/$  780,000
J. Stein................         --               --              15,000/165,000             144,375/   780,000
S. Nakashige............       5,000          $25,313             55,000/220,000             429,688/ 1,353,750
J. Chaintreuil..........         --               --              10,000/ 10,000              88,625/    89,500
M. Duerst...............      14,500           84,731              1,000/150,800                -- /    917,875

- --------
(1) Adjusted to reflect a two-for-one stock split in the form of a stock dividend effected in March 1996.
(2) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.
(3) Based upon the $11.50 closing market price of Hologic's Common Stock as reported on the Nasdaq National Market System on September 30, 1995 minus the respective option exercise price.

  Executive Bonus Program. The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 1996 under which executive officers, senior management and key contributors selected by the Compensation Committee may be eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 1997. Under this program, if pre-tax profits exceed $2,000,000, a bonus pool is expected to be created equal to up to 8% of Hologic's pre-tax profits. If pre-tax profits exceed $1,000,000 and are $2,000,000 or less, a bonus pool is expected to be created equal to up to 8% of Hologic's pre-tax profits which exceed a base amount of $1,000,000. No bonus pool is expected to be created if Hologic's pre-tax profits do not exceed $1,000,000. For fiscal 1995, bonuses of $225,000 were granted under an identical program approved for that year.

COMPENSATION OF CERTAIN FLUOROSCAN EXECUTIVE OFFICERS

  The following table provides historical information concerning the annual and other compensation for services in all capacities to FluoroScan for the last three fiscal years of Mr. Grossman and Mr. Issette, who will become executive officers of Hologic upon consummation of the Merger. For a summary of Mr. Grossman's and Mr. Issette's employment terms following the Effective Time, see "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL             LONG TERM
                                   COMPENSATION        COMPENSATION
                                ------------------ ---------------------
                                                          AWARDS
                                                        SECURITIES          ALL OTHER
NAME & PRINCIPAL POSITION  YEAR SALARY($) BONUS($) UNDERLYING OPTIONS(1) COMPENSATION($)
- -------------------------  ---- --------- -------- --------------------- ---------------
Larry S. Grossman,.....    1995 $210,000  $270,000        100,000            $26,630(1)
  Chairman, Chief
   Executive               1994  200,000   200,000        100,000             22,818
  Officer and Secretary
   of FluoroScan           1993  153,596   150,000            --                 --
Arlen L. Issette,
 President.............    1995  210,000   270,000        100,000             25,600(2)
  and Treasurer of
   FluoroScan              1994  200,000   200,000        100,000             22,307
                           1993  153,596   150,000            --                 --

- --------
(1) Represents shares of FluoroScan Common Stock.
(2) Includes (i) $4,271, representing term life insurance premiums paid by FluoroScan and (ii) $22,359, representing whole life insurance premiums paid by FluoroScan pursuant to a split dollar agreement pursuant to which FluoroScan will be repaid its contributed premiums upon the occurrence of Mr. Grossman's death or termination of employment.
(3) Includes (i) $3,944, representing term life insurance premiums paid by FluoroScan and (ii) $21,656, representing whole life insurance premiums paid by FluoroScan pursuant to a split dollar agreement pursuant to which FluoroScan will be repaid its contributed premiums upon the occurrence of Mr. Issette's death or termination of employment.

  Stock Option Grants in Last Fiscal Year. The following table sets forth the options to purchase FluoroScan Common Stock granted by FluoroScan to Messrs. Grossman and Issette during FluoroScan's fiscal year ended December 31, 1995.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                    STOCK PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS               FOR OPTION TERM(3)
                                            --------------------------------------- ------------------------- ---
                             NUMBER OF
                             FLUOROSCAN       % OF TOTAL
                             SECURITIES     OPTIONS GRANTED   EXERCISE
                         UNDERLYING OPTIONS  TO EMPLOYEES      PRICE     EXPIRATION
          NAME               GRANTED(#)     IN FISCAL YEAR  ($/SHARE)(2)    DATE       5% ($)      10% ($)
          ----           ------------------ --------------- ------------ ---------- ------------ ------------
L. Grossman.............      100,000(1)         23.1%         $6.60      1/3/2000  $    182,346 $    402,937
A. Issette..............      100,000(1)         23.1          $6.60      1/3/2000       182,346      402,937

- --------
(1) Options granted to Messrs. Grossman and Issette became fully exercisable starting January 3, 1995.
(2) The exercise price represents 110% of the fair market value of the stock on the grant date.
(3) The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the SEC and do not represent FluoroScan's estimate or projection of future FluoroScan Common Stock prices.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information regarding the exercise of options to purchase FluoroScan Common Stock during FluoroScan's fiscal year ended December 31, 1995 and the fiscal year-end value of unexercised options for Messrs. Grossman and Issette.

                                                              NUMBER OF
                                                             FLUOROSCAN
                                                        SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED    VALUE          AT 12/31/95(#)             12/31/95($)(2)
 NAME                    ON EXERCISE(#)  REALIZED($) EXERCISABLE / UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
 ----                    --------------- ----------- --------------------------- -------------------------
L. Grossman.............       --            --               200,000/0                    $0/$0
A. Issette..............       --            --               200,000/0                     0/ 0

- --------
(1) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.
(2) Based upon the $6.50 closing market price of FluoroScan's Common Stock as reported on the Nasdaq National Market System on December 31, 1995 minus the respective option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions regarding executive compensation are made by Hologic's Compensation Committee of the Board of Directors, which is composed of Irwin Jacobs, William A. Peck and Gerald Segel. The Compensation Committee also administers Hologic's 1986 Combination Stock Option Plan, the Employee Stock Purchase Plan, will administer Hologic's Executive and Key Employee Bonus Program for fiscal 1996 and will administer Hologic's 1995 Combination Stock Option Plan, if approved. None of the members of the Compensation Committee has ever been an officer or employee of Hologic or any of its subsidiaries.

                             CERTAIN TRANSACTIONS

  For the fiscal year ended September 30, 1995, the following transactions occurred which involved more than $60,000 between Hologic and any director, executive officer, five percent (5%) beneficial owner of Hologic's Common Stock or any member of the immediate family of any of the foregoing persons.

VIVID TECHNOLOGIES, INC.

  In June 1989, Hologic granted an exclusive worldwide license of certain of its QDR technology to Vivid Technologies, Inc. ("Vivid") for the sole purpose of developing a baggage inspection and security system. Mr. Ellenbogen and Dr. Stein are directors of Vivid and hold similar offices in Vivid as they do in Hologic. Mr. Ellenbogen and Dr. Stein collectively own approximately 23% of the outstanding voting stock of Vivid.

  In return for its license of the QDR technology, Vivid is required to pay Hologic royalties of 5% of the first $50 million of net sales of products using Hologic's technology, and 3% of net sales in excess of $50 million, up to a maximum of $200 million of net sales. The maximum aggregate royalties payable by Vivid to Hologic under this arrangement are $7 million. In fiscal 1995, Vivid paid Hologic royalties of approximately $719,000 under the License Agreement.

  Under a management agreement, Hologic has agreed to provide Vivid with management, engineering and administrative support, and had provided space at Hologic's facilities. Vivid vacated this space in the second quarter of fiscal 1996. The support services provided by Hologic under this arrangement include the part-time management services of Mr. Ellenbogen and Dr. Stein and other managerial personnel, and secretarial, telephone and similar services. Vivid is required to pay Hologic its proportionate share of Hologic's overhead, including rent and the salary of Hologic's employees rendering services to Vivid. Under this arrangement, no compensation is paid by Vivid to any of Hologic's employees. The management agreement may be terminated by either party on six month's written notice. For the fiscal year ended September 30, 1995, Vivid was charged approximately $740,000 by Hologic for services rendered under the agreement, manufactured sub-assemblies, spare parts and space at Hologic's facilities. In December 1995, Vivid paid Hologic a $40,000 bonus for the management services provided in fiscal 1995. Hologic estimates that Mr. Ellenbogen and Dr. Stein have each been spending approximately sixteen and eight hours per week, respectively, on matters involving Vivid.

INDEBTEDNESS

  In fiscal 1995, Steve L. Nakashige, the President and Chief Operating Officer of Hologic, borrowed an aggregate of $161,000 from Hologic pursuant to a bridge loan to assist Mr. Nakashige in the purchase of a local primary residence in connection with his relocation to Massachusetts. In fiscal 1995, Mark A. Duerst, the Vice President of Sales and Marketing of Hologic, borrowed an aggregate of $155,000 from Hologic pursuant to a bridge loan to assist Mr. Duerst in the purchase of a local primary residence in connection with his relocation to Massachusetts. Both loans had no stated interest rate and have been repaid in full.

                       PRINCIPAL STOCKHOLDERS OF HOLOGIC

  The following table sets forth certain information as of August 5, 1996 with respect to the beneficial ownership of Hologic's Common Stock of each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation", above, all executive officers and directors as a group, and each person known by Hologic to be the beneficial owner of 5% or more of Hologic's Common Stock. This information is based upon information received from or on behalf of the named individuals. All shares numbers have been adjusted to reflect a two-for-one stock split in the form of a stock dividend effected by Hologic in March 1996.

                                              BENEFICIAL OWNERSHIP (1)
                                              ------------------------------
                                                NUMBER          PERCENT OF
      NAME OF BENEFICIAL OWNER                OF SHARES       COMMON SHARES
      ------------------------                --------------  --------------
S. David Ellenbogen(2).......................         432,720             3.8%
590 Lincoln Street
Waltham, Massachusetts 02154
Jay A. Stein(3)..............................         328,840             2.9
590 Lincoln Street
Waltham, Massachusetts 02154
Steve L. Nakashige(4)........................          49,000               *
Jean Chaintreuil(4)..........................           1,000               *
Mark A. Duerst(4)............................           1,352               *
Irwin Jacobs(4)..............................          24,000               *
William A. Peck(4)...........................           8,000               *
Gerald Segel(4)..............................          20,000               *
Elaine Ullian................................               0               *
All directors and executive officers as a
 group (11 persons)(4).......................         935,392             8.2

- --------
*Less than one percent.
(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.
(2) Includes (i) 45,030 shares held by, or in trust for, Mr. Ellenbogen's children and grandchildren and (ii) 7,230 shares held by Mr. Ellenbogen as trustee, all of which shares Mr. Ellenbogen disclaims beneficial ownership.
(3) Includes (i) 7,230 shares held by, or in trust, for Dr. Stein's children and (ii) 27,230 shares held by Dr. Stein as trustee or custodian, all of which shares Dr. Stein disclaims beneficial ownership.
(4) Includes the following shares subject to options which are exercisable within 60 days after July 27, 1996: Mr. Nakashige--49,000; Mr. Chaintreuil--1,000; Mr. Duerst--900; Mr. Jacobs--24,000; Dr. Peck--8,000;
    Mr. Segel--20,000; and all executive officers as a group--118,900.

                     PRINCIPAL STOCKHOLDERS OF FLUOROSCAN

  The following table sets forth, as of August 5, 1996, certain information with respect to the beneficial ownership of FluoroScan's Common Stock before giving effect to the Merger, by (i) each person known by FluoroScan to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of FluoroScan, (iii) FluoroScan's Chief Executive Officer and FluoroScan's only highly compensated executive officer, other than the Chief Executive Officer, whose total annual salary and bonus equaled or exceeded $100,000, and (iv) all executive officers and directors as a group.

                                              NUMBER OF SHARES     PERCENT OF
    NAME AND ADDRESS(1)                     BENEFICIALLY OWNED(2) OWNERSHIP(6)
    -------------------                     --------------------- ------------
Larry S. Grossman..........................       1,033,576(3)(5)     21.0%
Arlen L. Issette...........................       1,033,576(4)(5)     21.0
Larry Bier.................................          21,000(7)         *
Bruce W. Johnson...........................          21,000(8)         *
Theodore Sall, Ph.D........................          21,900(9)         *
Max Cooper(1)..............................         274,185(10)        5.9
All executive officers and directors as a
 group (7 persons).........................       2,142,552(11)       40.7

- --------
* Less than (1%)
(1) The address of each of the stockholders listed, excepting Mr. Cooper, is c/o FluoroScan Imaging Systems, Inc., 650-B Anthony Trail, Northbrook, Illinois 60062. The address of Mr. Cooper is 124 Summit Parkway, Birmingham, Alabama 35209.
(2) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(3) Includes 300,000 shares that Mr. Grossman has a right to acquire pursuant to options.
(4) Includes 300,000 shares that Mr. Issette has a right to acquire pursuant to options.
(5) Excludes 153,396 shares held by John Tauber, a former officer, over which Messrs. Grossman and Issette have voting control, but as to which they disclaim beneficial ownership. Also excludes 76,480 shares held by Kevin Hughes, an employee of the Company, over which shares Messrs. Grossman and Issette have voting control, but over which they disclaim beneficial ownership.
(6) Calculated on the basis of the amount of outstanding securities (4,622,894) plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options.
(7) Includes 21,000 shares that Mr. Bier has the right to acquire pursuant to options.
(8) Includes 21,000 shares that Mr. Johnson has the right to acquire pursuant to options.
(9) Includes 21,000 shares that Mr. Sall has the right to acquire pursuant to options.
(10) Includes 45,000 shares and 36,500 shares issuable upon the exercise of warrants owned by CLP Corporation, over which shares Mr. Cooper has shared voting and dispostive power. Information presented is as of November 11, 1995 according to the Schedule 13D filed by Mr. Cooper with the Securities and Exchange Commission.
(11) Includes 635,000 shares which one or more of the executive officers or directors have a right to acquire within 60 days pursuant to options.

                      DESCRIPTION OF HOLOGIC COMMON STOCK

  Hologic's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value, and 1,622,685 shares of Preferred Stock, $.01 par value (the "Hologic Preferred Stock").

HOLOGIC COMMON STOCK

  The holders of Hologic Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Upon liquidation or dissolution of Hologic, the holders of Hologic Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential or other rights of the holders of Preferred Stock. Hologic Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The holders of Hologic Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Hologic Common Stock do not have cumulative voting rights in the election of directors. All of the shares of Hologic Common Stock are, and the shares to be delivered upon consummation of the Merger will be, fully paid and non assessable.

  As of August 5, 1996, there were 11,310,790 shares of Hologic Common Stock outstanding, held of record by approximately 262 stockholders.

PREFERRED STOCK

  Hologic is authorized to issue up to 1,622,685 shares of Hologic Preferred Stock, none of which are outstanding. The Board of Directors may, without future action of the stockholders of Hologic, issue the Hologic Preferred Stock in one or more classes or series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series, or the designations of such class or series.

  The voting and other rights of the holders of Hologic Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Hologic Preferred Stock that may be issued in the future. Issuances of Hologic Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Hologic. Hologic has no present plans to reissue any shares of Hologic Preferred Stock.

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

  In addition to the Hologic Preferred Stock, the Hologic Certificate of Incorporation includes several additional provisions which may render more difficult an unfriendly tender offer, proxy content, merger or other change in control of Hologic. These provisions may discourage bids for Hologic and therefore may limit the price that certain investors might be willing to pay in the future for shares of Hologic Common Stock.

  The Hologic Certificate of Incorporation contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock and then, under the threat of making a tender offer or proxy contest or instigating some other corporate disruption, succeed in extracting from the corporation a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits Hologic from purchasing any shares of Hologic Common Stock from a related person at a per share price in excess of the fair market value at the time of such purchase, unless the purchase is approved by two-thirds of the holders of the outstanding shares of Hologic Common Stock, excluding any votes cast by the Related Person. The term Related Person is defined in general to mean any person, other than a founder of Hologic (Mr. Ellenbogen and Dr. Stein), who acquires more than 5% of Hologic's voting stock. Stockholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of Hologic Common Stock or when the purchases are effected on the open market.

  The Hologic Certificate of Incorporation also contains a provision that will require the affirmative vote of the holders of 80% of the outstanding Hologic Common Stock to approve amendments to the Hologic Certificate of Incorporation or to approve extraordinary transactions that are required to be approved by stockholders under Delaware Law, including mergers, sales of substantially all of Hologic's assets and dissolution, which actions are not approved by a majority of the continuing Directors (as defined below) of Hologic. The Hologic Certificate of Incorporation provides that the affirmative vote of the holders of only a majority of the outstanding Hologic Common Stock is required to approve such matters if they have been approved by the Continuing Directors. The term Continuing Director is defined to mean (i) any member of the Board of Directors who is unaffiliated with a Related Person and was a member of the Board of Directors prior to the time any person became a Related Person and (ii) any successor to such a Continuing Director who is not affiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. A majority of the Continuing Directors can designate a new director to be a Continuing Director, even though such person is affiliated with a Related Person.

  The Continuing Directors are currently closely affiliated with management and are anticipated to continue to be so into the foreseeable future. Accordingly, the effect of the provision of Hologic's Certificate of Incorporation described in the preceding paragraph would be to make it unlikely that any transaction requiring a stockholder vote would receive the requisite approval unless supported by management. The 80% voting requirement would apply to recapitalizations, management-led buy-outs and other management-led transactions requiring the vote of stockholders under the Delaware Law, if such transactions were not approved by the Continuing Directors to management. However, because of the likelihood of the close association of the Continuing Directors to management, it would be more likely that such transactions would obtain the approval of the Continuing Directors and require only majority stockholder approval.

  Another provision included in the Hologic Certificate of Incorporation requires the Board of Directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of Hologic and its stockholders. These transactions include (i) the purchase or acquisition through exchange or otherwise of any of Hologic's outstanding equity securities, (ii) the merger or consolidation of Hologic with another corporation and (iii) the purchase or other acquisition of all or substantially all of Hologic's properties and assets.

  Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of Hologic's decision not to elect out of the statute's provisions, the statute applies to Hologic.

RIGHTS DISTRIBUTION

  In 1992, the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Hologic Common Stock held of record on December 22, 1992 or issued thereafter prior to "Separation Time," as defined below. After December 22, 1992 and for so long as the Rights are not transferable separately from the Hologic Common Stock, one Right is deemed to be delivered with each share of Hologic Common Stock issued or transferred by Hologic.

  The "Separation Time" is the close of business on the earlier of (i) the tenth business day (or such earlier or later date not beyond the thirtieth day as of the Board of Directors may decide) (a "Flip-in Date"), after the announcement that a person has acquired 15% or more of the outstanding Hologic Common Stock of Hologic (or that a person already owning 15% has acquired any more Hologic Common Stock) (an "Acquiring Person") or (ii) the tenth business day (or such later date as the Board of Directors may decide) after any person commences a tender or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of Hologic Common Stock. Until the Separation Time, the Rights will be evidenced solely by the Hologic Common Stock certificates and may be transferred only with the Hologic Common Stock.

  After the Separation Time, the Rights become exercisable and may be transferred independently of shares of Hologic Common Stock, and separate certificate evidencing the Rights will be mailed to stockholders. The Rights will expire on the earlier of (i) December 22, 2002, or (ii) the date on which the Rights are redeemed.

  Commencing after the Flip-in Date has occurred, the holders of Rights, except the Acquiring Person, are entitled to purchase the number of shares of Hologic's Hologic Common Stock having a market value equal to twice the exercise price of $15 per share (the "Exercise Price"). However, in lieu of the rights to purchase shares of Hologic's Hologic Common Stock at an effective 50% discount, the Board of Directors of Hologic may elect to issue one share of Hologic Common Stock for each Right held by each holder other than the Acquiring Person.

  After the Acquiring Person has become such, and prior to the expiration of the Rights, Hologic may not (i) consolidate or merge with any other person,
(ii) sell or otherwise transfer to any other person more than 50% of Hologic's assets, or assets generating more than 50% of Hologic's operating income or cash flow, (iii) engage in certain self-dealing transactions with Acquiring Persons, or (iv) permit certain events to occur when there is an Acquiring Person, if at the time of such merger, sale or self-dealt transaction the Acquiring Person controls the board of directors and, in the case of merger, will receive different treatment than other stockholders, unless in any such case provision is made so that each holder of a Right will thereafter have the right to receive, at the then current Exercise Price, a number of shares of common stock of the Acquiring Person engaging in the transaction having a market value equal to two times the Exercise Price of the Right.

  The Rights may be terminated by Hologic at any time prior to the close of business on a Flip-in Date.

  The provisions in the Certificate of Incorporation and By-Laws referred to above, and the authority of the Board of Directors to issue additional shares of Hologic Common Stock and accelerate the exercisability of the Rights could be used by the Board of Directors in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of Hologic. The distribution of Rights and certain aspects of the foregoing provisions in Hologic's Certificate of Incorporation and By-Laws were designed to afford the Board of Directors the opportunity to evaluate the terms of a takeover attempt without haste or undue pressure, advise stockholders of its findings, and to negotiate to protect the interests of all stockholders. See "Risk Factors--Anti-takeover Provisions; Management Control."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for Hologic's Common Stock is American Stock Transfer and Trust Company.

        COMPARISON OF RIGHTS OF STOCKHOLDERS OF HOLOGIC AND FLUOROSCAN

  The following is a summary of certain of the material differences between the rights of holders of Hologic Common Stock and the rights of holders of FluoroScan Common Stock. Hologic and FluoroScan are each organized under the laws of the State of Delaware, therefore, such differences arise from differences between various provisions of the Certificate of Incorporation, By-Laws and Rights Agreement of Hologic (the "Hologic Charter Documents") and the Amended and Restated Certificate of Incorporation and By-Laws of FluoroScan (the "FluoroScan Charter Documents"). For a complete description of the rights of holders of Hologic Common Stock, see "Description Of Hologic Capital Stock."

NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

  The Hologic Charter Documents provide that the number of directors of Hologic shall be fixed by the Board of Directors or by the vote of the holders of 80% of the outstanding voting stock of Hologic, and that any one or more of the directors may be removed from office only with cause, by a vote of the majority of the directors then in office or by a vote of the holders of 80% of the outstanding voting stock of Hologic. Hologic does not have a classified Board of Directors and each director holds office from the time such person is elected until the next annual meeting of the stockholders of Hologic and thereafter until their successors are chosen and qualified.

  The FluoroScan Charter Documents provide that the number of directors of FluoroScan shall be fixed by a majority of the directors in office, and that any one or more of the directors may be removed, with or without cause, by the vote of the holders of a majority of the outstanding voting stock of FluoroScan entitled to vote on the election of directors; provided, however, that if cumulative voting is permitted and less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against the removal of such director would be sufficient to elect such director if cumulatively voted at an election of the entire Board of Directors. FluoroScan has a classified Board of Directors consisting of one Class I Director, two Class II Directors and two Class III Directors. Pursuant to FluoroScan Charter Documents, directors are elected for terms ending three years from the annual meeting of FluoroScan stockholders at which such director was last elected.

CERTAIN ADDITIONAL PROVISIONS AFFECTING STOCKHOLDERS

  The Hologic Charter Documents contain additional provisions which are not contained in FluoroScan Charter Documents, which provisions may render more difficult an unfriendly tender offer, proxy contest, merger or other change in control. These provisions include a so-called "anti-greenmail" provision, a super-majority voting provision, and a provision that requires the Board of Directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of Hologic and its stockholders. See "Description Of Hologic Capital Stock--Certain Provisions Affecting Stockholders." The Hologic Charter Documents also include the Rights Agreement, pursuant to which one right is distributed with each share of Hologic Common Stock. Each right entitles each eligible holder thereof, under certain circumstances, to receive or purchase additional shares of Hologic Common Stock. See "Description Of Hologic Capital Stock--Rights Distribution." The FluoroScan Charter Documents contain no such provisions.

  The foregoing summary does not purport to be a complete statement of the rights of holders of Hologic Common Stock and FluoroScan Common Stock under, and is qualified in its entirety by reference to, the Delaware Law, the Hologic Charter Documents, and FluoroScan Charter Documents. See "Description Of Hologic Capital Stock" for a more detailed summary of certain rights relating to Hologic Common Stock .

                                 LEGAL MATTERS

  The validity of the shares of Hologic Common Stock to be issued in connection with the Merger and certain tax matters will be passed upon for Hologic by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts. Certain tax matters in connection with the Merger will be passed upon for FluoroScan by Katten Muchin & Zavis of Chicago, Illinois, and for Hologic by Brown, Rudnick, Freed & Gesmer. A member of Brown, Rudnick, Freed & Gesmer is the Secretary of Hologic and owns 1,000 shares of Hologic Common Stock and options to purchase 5,000 shares of Hologic Common Stock.

                                    EXPERTS

  The Hologic audited financial statements and schedules included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The FluoroScan audited financial statements included in this Proxy Statement/Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HOLOGIC, INC.
 Report of Independent Public Accountants................................. F-2
 Consolidated Balance Sheets as of September 24, 1994, September 30, 1995
  and March 30, 1996 (unaudited).......................................... F-3
 Consolidated Statements of Operations for the years ended September 25,
  1993, September 24, 1994, September 30, 1995, the six months ended March
  25, 1995 (unaudited) and the six months ended March 30, 1996
  (unaudited)............................................................. F-4
 Consolidated Statements of Stockholders' Equity for the years ended
  September 25, 1993, September 24, 1994, September 30, 1995 and the six
  months ended March 30, 1996 (unaudited)................................. F-5
 Consolidated Statements of Cash Flows for the years ended September 25,
  1993, September 24, 1994, September 30, 1995, the six months ended March
  25, 1995 (unaudited) and the six months ended March 30, 1996
  (unaudited)............................................................. F-6
 Notes to Consolidated Financial Statements............................... F-7
FLUOROSCAN IMAGING SYSTEMS, INC.
 Report of Independent Certified Public Accountants....................... F-18
 Consolidated Balance Sheets as of December 31, 1994 and 1995 and March
  31, 1996 (unaudited).................................................... F-19
 Consolidated Statements of Income for the years ended December 31, 1993,
  1994 and 1995, and the three months ended March 31, 1995 and 1996
  (unaudited)............................................................. F-20
 Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1993, 1994 and 1995 and the three months ended March 31,
  1996 (unaudited)........................................................ F-21
 Consolidated Statements of Cash Flows for the years ended December 31,
  1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996
  (unaudited)............................................................. F-22
 Notes to Consolidated Financial Statements............................... F-23
HOLOGIC, INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
 Overview................................................................. F-30
 Balance Sheet as of March 30, 1996....................................... F-31
 Statement of Operations for the year ended September 25, 1993............ F-32
 Statement of Operations for the year ended September 24, 1994............ F-33
 Statement of Operations for the year ended September 30, 1995............ F-34
 Statement of Operations for the six months ended March 30, 1996.......... F-35

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hologic, Inc.:

  We have audited the accompanying consolidated balance sheets of Hologic, Inc. (a Delaware corporation) and subsidiaries as of September 24, 1994 and September 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hologic, Inc. and subsidiaries as of September 24, 1994 and September 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

  Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 21(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
November 22, 1995 (except with respect to the matter discussed in Note 13, as to which the date is December 14, 1995)

                         HOLOGIC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                          SEPTEMBER    SEPTEMBER    MARCH 30,
                                          24, 1994     30, 1995       1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............. $ 5,880,010  $ 7,447,813  $57,883,436
  Short-term investments................   3,519,515    2,492,671    4,132,744
  Accounts receivable, less reserves of
   $850,000 in 1994 and 1995 and
   $1,200,000 at March 30, 1996.........  10,893,649   11,643,883   16,172,161
  Inventories...........................   4,435,033    6,917,000    6,735,613
  Prepaid expenses and other current
   assets...............................   1,584,132    2,058,707    2,503,637
                                         -----------  -----------  -----------
    Total current assets................  26,312,339   30,560,074   87,427,591
                                         -----------  -----------  -----------
Property and Equipment, at cost:
  Equipment.............................   1,922,473    2,600,381    3,188,161
  Furniture and fixtures................     553,393      652,446      694,562
  Leasehold improvements................     448,529      506,495      548,375
                                         -----------  -----------  -----------
                                           2,924,395    3,759,322    4,431,098
  Less--Accumulated depreciation and
   amortization.........................   1,796,826    2,298,168    2,578,428
                                         -----------  -----------  -----------
                                           1,127,569    1,461,154    1,852,670
                                         -----------  -----------  -----------
Other Assets, net.......................   1,057,254    1,840,785    2,206,047
                                         -----------  -----------  -----------
                                         $28,497,162  $33,862,013  $91,486,308
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit........................ $ 2,417,034  $ 2,058,898  $ 2,183,150
  Accounts payable......................   1,865,413    3,773,000    3,308,513
  Accrued expenses......................   3,474,482    3,965,750    5,528,095
  Deferred revenue......................     867,861    1,392,667    1,848,587
                                         -----------  -----------  -----------
    Total current liabilities...........   8,624,790   11,190,315   12,868,345
                                         -----------  -----------  -----------
Commitments and Contingencies (Notes 8
 and 13)
Stockholders' Equity:
  Preferred stock, $.01 par value--
    Authorized--1,622,685 shares
    Issued and outstanding--none........         --           --           --
  Common stock, $.01 par value--
    Authorized--30,000,000 shares
    Issued and outstanding--8,049,162
     shares, 8,244,200 shares and
     11,040,566 shares at September 24,
     1994, September 30, 1995 and March
     30, 1996, respectively.............      80,492       82,442      110,406
Capital in excess of par value..........  14,409,839   15,313,672   66,907,258
Retained earnings.......................   5,551,074    7,420,593   11,751,600
Cumulative translation adjustment.......    (169,033)    (145,009)    (151,301)
                                         -----------  -----------  -----------
    Total stockholders' equity..........  19,872,372   22,671,698   78,617,963
                                         -----------  -----------  -----------
                                         $28,497,162  $33,862,013  $91,486,308
                                         ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         HOLOGIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     YEARS ENDED                   SIX MONTHS ENDED
                         -------------------------------------  ------------------------
                          SEPTEMBER    SEPTEMBER    SEPTEMBER    MARCH 25,    MARCH 30,
                          25, 1993     24, 1994     30, 1995       1995         1996
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Revenues:
  Product sales......... $24,139,565  $37,056,109  $41,129,782  $18,303,724  $32,067,304
  Other revenue.........     708,831    1,427,634    2,270,068      926,250    1,453,397
                         -----------  -----------  -----------  -----------  -----------
                          24,848,396   38,483,743   43,399,850   19,229,974   33,520,701
                         -----------  -----------  -----------  -----------  -----------
Costs and Expenses:
  Cost of product
   sales................  13,729,012   20,865,075   22,090,963   10,235,955   15,211,781
  Research and
   development..........   3,182,412    3,441,871    4,300,474    2,076,566    3,076,899
  Selling and
   marketing............   5,472,413    5,892,377    7,835,418    3,534,468    5,758,126
  General and
   administrative.......   3,500,998    4,189,377    4,461,335    2,039,807    3,250,551
  Litigation expenses...         --           --     2,533,493      351,859      797,819
  Restructuring costs...     900,000          --           --           --           --
                         -----------  -----------  -----------  -----------  -----------
                          26,784,835   34,388,700   41,221,683   18,238,655   28,095,176
                         -----------  -----------  -----------  -----------  -----------
    Income (loss) from
     operations.........  (1,936,439)   4,095,043    2,178,167      991,319    5,425,525
Interest Income.........     300,468      315,886      609,678      282,571      749,245
Other Expense...........    (438,869)     (80,752)    (268,326)    (156,560)    (123,763)
                         -----------  -----------  -----------  -----------  -----------
    Income (loss) before
     income taxes.......  (2,074,840)   4,330,177    2,519,519    1,117,330    6,051,007
Provision (Benefit) for
 Income Taxes...........    (300,000)   1,335,000      650,000      320,000    1,720,000
                         -----------  -----------  -----------  -----------  -----------
    Net income (loss)... $(1,774,840) $ 2,995,177  $ 1,869,519  $   797,330  $ 4,331,007
                         ===========  ===========  ===========  ===========  ===========
Net Income (Loss) Per
 Common and Common
 Equivalent Share:
  Primary............... $      (.23) $       .36  $       .21  $       .09  $       .42
                         ===========  ===========  ===========  ===========  ===========
  Fully diluted.........              $       .34  $       .20
                                      ===========  ===========
Weighted Average Number
 of Common and Common
 Equivalent Shares
 Outstanding:
  Primary...............   7,860,136    8,389,828    8,751,760    8,799,086   10,298,346
                         ===========  ===========  ===========  ===========  ===========
  Fully diluted.........                8,683,620    9,150,852
                                      ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                         HOLOGIC, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK
                         ------------------- CAPITAL IN               CUMULATIVE      TOTAL
                         NUMBER OF  $.01 PAR  EXCESS OF   RETAINED    TRANSLATION STOCKHOLDERS'
                           SHARES    VALUE    PAR VALUE   EARNINGS    ADJUSTMENT     EQUITY
                         ---------- -------- ----------- -----------  ----------- -------------
Balance, September 30,
 1992...................  7,812,200 $ 78,122 $13,785,376 $ 4,330,737   $ (77,475)  $18,116,760
  Exercise of stock
   options and stock
   purchase warrants....     59,300      593       9,810         --          --         10,403
  Issuance of common
   stock for patent
   acquisition..........     21,334      213      49,787         --          --         50,000
  Net loss..............        --       --          --   (1,774,840)        --     (1,774,840)
  Translation
   adjustments..........        --       --          --          --      (90,104)      (90,104)
                         ---------- -------- ----------- -----------   ---------   -----------
Balance, September 25,
 1993...................  7,892,834   78,928  13,844,973   2,555,897    (167,579)   16,312,219
  Exercise of stock
   options..............    156,328    1,564     364,866         --          --        366,430
  Tax benefit from stock
   options exercised....        --       --      200,000         --          --        200,000
  Net income............        --       --          --    2,995,177         --      2,995,177
  Translation
   adjustments..........        --       --          --          --       (1,454)       (1,454)
                         ---------- -------- ----------- -----------   ---------   -----------
Balance, September 24,
 1994...................  8,049,162   80,492  14,409,839   5,551,074    (169,033)   19,872,372
  Exercise of stock
   options..............    129,436    1,294     241,248         --          --        242,542
  Issuance of common
   stock under employee
   stock purchase plan..      9,560       96      59,057         --          --         59,153
  Stock issuance in
   conjunction with
   collaboration
   agreement............     56,042      560     323,528         --          --        324,088
  Tax benefit from stock
   options exercised....        --       --      280,000         --          --        280,000
  Net income............        --       --          --    1,869,519         --      1,869,519
  Translation
   adjustments..........        --       --          --          --       24,024        24,024
                         ---------- -------- ----------- -----------   ---------   -----------
Balance, September 30,
 1995...................  8,244,200   82,442  15,313,672   7,420,593    (145,009)   22,671,698
  Issuance of common
   stock, net of
   issuance costs of
   $301,631.............  2,492,000   24,920  49,258,019         --          --     49,282,939
  Exercise of stock
   options..............    294,940    2,950     937,543         --          --        940,493
  Issuance of common
   stock under employee
   stock purchase plan..      9,426       94      68,244         --          --         68,338
  Compensation expense
   related to issuance
   of stock options.....        --       --       79,780         --          --         79,780
  Tax benefit from stock
   options exercised....        --       --    1,250,000         --          --      1,250,000
  Net income............        --       --          --    4,331,007         --      4,331,007
  Translation
   adjustments..........        --       --          --          --       (6,292)       (6,292)
                         ---------- -------- ----------- -----------   ---------   -----------
Balance, March 30, 1996
 (unaudited) ........... 11,040,566 $110,406 $66,907,258 $11,751,600   $(151,301)  $78,617,963
                         ========== ======== =========== ===========   =========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         HOLOGIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          YEARS ENDED                     SIX MONTHS ENDED
                           ----------------------------------------- ----------------------------
                           SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30, MARCH 25,    MARCH 30,
                               1993          1994          1995         1995        1996
                           ------------- ------------- ------------- ----------  -----------
                                                                            (UNAUDITED)
Cash Flows from Operating
Activities:
 Net income (loss).......   $(1,774,840)  $2,995,177    $1,869,519   $  797,330  $ 4,331,007
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  (used in) operating
  activities--
 Depreciation and
  amortization...........       424,787      593,519       565,806      264,498      349,976
 Compensation expense
  related to issuance of
  stock options..........           --           --            --           --        79,780
 Changes in assets and
  liabilities--
  Accounts receivable....      (680,391)  (5,738,374)     (883,961)   2,553,567   (4,752,660)
  Inventories............       238,727     (387,204)   (2,445,327)    (780,960)     134,842
  Prepaid expenses and
   other current
   assets................       (21,539)    (580,031)     (411,442)    (709,971)    (452,408)
  Accounts payable.......       518,306     (131,964)    1,781,387      100,528     (433,247)
  Accrued expenses.......       884,779      241,960       525,350     (116,467)   1,578,848
  Deferred revenue.......       121,604       27,344       505,765      248,289      465,237
                            -----------   ----------    ----------   ----------  -----------
   Net cash provided by
    (used in) operating
    activities...........      (288,567)  (2,979,573)    1,507,097    2,356,814    1,301,375
                            -----------   ----------    ----------   ----------  -----------
Cash Flows from Investing
 Activities:
 Net (purchases) sales of
  short-term
  investments............     4,736,921      (79,340)    1,026,844    2,022,357   (1,640,073)
 Purchase of property and
  equipment, net.........      (213,426)    (495,159)     (802,822)    (405,764)    (685,712)
 Increase in other
  assets.................      (286,448)     (37,579)     (193,729)     (93,447)    (284,495)
                            -----------   ----------    ----------   ----------  -----------
   Net cash provided by
    (used in) investing
    activities...........     4,237,047     (612,078)       30,293    1,523,146   (2,610,280)
                            -----------   ----------    ----------   ----------  -----------
Cash Flows from Financing
 Activities:
 Borrowings (settlement)
  under line of credit...           --     2,311,352      (536,200)     (60,620)     183,747
 Net proceeds from sale
  of common stock........        10,403      366,430       301,695      102,703   50,291,770
   Tax benefit from stock
    options exercised....           --       200,000       280,000          --     1,250,000
                            -----------   ----------    ----------   ----------  -----------
Net cash provided by
 financing activities....        10,403    2,877,782        45,495       42,083   51,725,517
                            -----------   ----------    ----------   ----------  -----------
Effect of Exchange Rate
 Changes on Cash.........       359,645      (94,627)      (15,082)      46,156       19,011
                            -----------   ----------    ----------   ----------  -----------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents.............     4,318,528     (808,496)    1,567,803    3,968,199   50,435,623
Cash and Cash
 Equivalents, beginning
 of period...............     2,369,978    6,688,506     5,880,010    5,880,010    7,447,813
                            -----------   ----------    ----------   ----------  -----------
Cash and Cash
 Equivalents, end of
 period..................   $ 6,688,506   $5,880,010    $7,447,813   $9,848,209  $57,883,436
                            ===========   ==========    ==========   ==========  ===========
Supplemental Disclosure
 of Cash Flow
 Information:
 Cash paid during the
  period for income
  taxes..................   $   214,072   $1,259,940    $  182,809   $  104,480  $   724,081
                            ===========   ==========    ==========   ==========  ===========
Supplemental Schedule of
 Noncash Transactions:
 Common stock issued for
  patent acquisition.....   $    50,000   $      --     $      --    $      --   $       --
                            ===========   ==========    ==========   ==========  ===========
 Preferred stock
  investment acquired in
  exchange for common
  stock..................   $       --    $      --     $  324,088   $  324,088  $       --
                            ===========   ==========    ==========   ==========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        HOLOGIC, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(1) OPERATIONS

  Hologic, Inc. (the Company) is engaged in the development, manufacture and distribution of proprietary x-ray and other medical systems.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements.

 (a) Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

 (b) Change in Fiscal Year

  During fiscal 1993, the Company elected to change its fiscal year-end from September 30 to the last Saturday in September. Fiscal 1993, 1994 and 1995 ended on September 25, 1993, September 24, 1994 and September 30, 1995.

 (c) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Stock Split

  On March 25, 1996, the stockholders of the Company approved a two-for-one stock split of the Common Stock. The stock split has been retroactively reflected in the accompanying consolidated financial statements and notes for all periods presented.

 (e) Cash and Cash Equivalents and Short-term Investments

  The Company considers all highly liquid investments with maturities of three months or less at the time of acquisition to be cash equivalents. Included in cash equivalents at September 24, 1994 is approximately $4,804,000 of securities purchased under agreements to resell. Included in cash equivalents at September 30, 1995 is approximately $4,217,000 of securities purchased under agreements to resell. Included in cash equivalents at March 30, 1996 is approximately $4,567,000 of securities purchased under agreements to resell. The securities purchased under agreements to resell are collateralized by U.S. Government securities. Short-term investments have maturities of greater than three months and consist of securities issued by the U.S. Government and its agencies.

  The Company accounts for investments in accordance with the Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investments that the Company has the positive intent and ability to hold to maturity are reported at amortized cost, which approximates fair market value, and are classified as held-to-maturity. These investments include cash, cash equivalents and securities issued by U.S. Government agencies, which total approximately $6,522,000 and $57,311,000 at September 30, 1995 and March 30, 1996, respectively. Investments purchased to be held for indefinite periods of time and not intended at the time of purchase to be held until maturity are classified as available-for-sale, which total approximately $1,803,000 at September 30, 1995. These investments consist of securities issued by the U.S. Government and are carried at cost which approximates fair market value.

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (f) Concentration of Credit Risk

  SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of trade accounts receivable. The Company utilizes distributors in certain countries with various credit terms, depending on the individual circumstances. One distributor had amounts due to the Company of approximately $4,817,000, $2,231,000 and $3,355,000 as of September 24, 1994,
September 30, 1995 and March 30, 1996, respectively. This distributor accounted for 14%, 28% and 20% of product sales for fiscal 1993, 1994 and 1995, respectively and 32% and 20% for the six months ended March 25, 1995 and March 30, 1996, respectively.

 (g) Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                       SEPTEMBER 24, SEPTEMBER 30, MARCH 30,
                                           1994          1995         1996
                                       ------------- ------------- ----------
      Raw materials and work-in-
       process........................  $3,258,076    $4,030,275   $4,986,364
      Finished goods..................   1,176,957     2,886,725    1,749,249
                                        ----------    ----------   ----------
                                        $4,435,033    $6,917,000   $6,735,613
                                        ==========    ==========   ==========

  Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead.

 (h) Depreciation and Amortization

  The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:

                                           ESTIMATED
             ASSET CLASSIFICATION         USEFUL LIFE
             --------------------        -------------
             Equipment..................       5 Years
             Furniture and fixtures.....     5-7 Years
             Leasehold improvements..... Life of lease

 (i) Intangible Assets

  The Company assesses the realizability of intangible assets in accordance with SFAS No. 121, Accounting for Impairment of Long-lived Assets and for Long-lived Assets To Be Disposed Of.

 (j) Foreign Currency Translation

  The Company translates certain of its accounts and the financial statements of its foreign subsidiaries in accordance with SFAS No. 52, Foreign Currency Translation. In translating the accounts of the foreign subsidiaries into U.S. dollars, assets and liabilities are translated at the rate of exchange in effect at year-end, while stockholders' equity is translated at historical rates. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the year. Gains and losses from foreign currency translation are credited or charged to cumulative translation adjustment, included in stockholders' equity in the accompanying consolidated balance sheets.

  Transaction losses of approximately $430,000 in fiscal 1993 are included in other expense in the accompanying consolidated statements of operations. Transaction gains in fiscal 1994, 1995 and for the six months ended March 25, 1995 and March 30, 1996 were not significant.

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (k) Revenue Recognition

  The Company recognizes product revenue upon shipment. A provision is made at that time for estimated warranty costs to be incurred. Other revenues are recorded at the time the product is shipped or the service rendered.

  Maintenance revenues are recognized over the term of the contract. Cash received in excess of revenues recognized is included in deferred revenue in the accompanying consolidated balance sheets.

 (l) Research and Development and Software Development Costs

  Research and development costs, other than software development costs, have been charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant.

 (m) Net Income (Loss) per Common and Common Equivalent Share

  Net income (loss) per share data are computed using the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from stock options have been included in the computation using the treasury stock method only when their effect would be dilutive. Fully dilutive net income per share has been separately presented only when the difference from primary net income per share is significant.

 (n) Restructuring Charge

  In fiscal 1993, the Company recorded a nonrecurring restructuring charge of $900,000, representing the costs associated with reorganizing its European operations. These costs included a reduction in work force, consolidation of distribution and administrative functions, and asset write-offs and write-downs. The restructuring was completed during the fourth quarter of fiscal 1994.

 (o) Derivative Financial Instruments

  During October 1994, the Financial Accounting Standards Board issued SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, which requires disclosures about derivative financial instruments. SFAS No. 119 will be effective for fiscal 1996. The Company does not expect the adoption of this standard to have a material effect on its consolidated financial position or results of operations. At September 30, 1995 and March 30, 1996, the Company had no instruments requiring disclosure under SFAS No. 119.

 (p) Interim Financial Statements

  The accompanying consolidated balance sheet as of March 30, 1996, the consolidated statements of operations and cash flows for the six months ended March 25, 1995 and March 30, 1996, and the consolidated statement of stockholders' equity for the six months ended March 30, 1996 are unaudited, but, in the opinion of management, have been prepared on a basis substantially consistent with the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results of the six months ended March 30, 1996 are not necessarily indicative of the results to be expected for the year ended September 28, 1996.

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3) LINE OF CREDIT

  The Company maintains a line of credit with a bank for the equivalent of $3,000,000, which bears interest at the Paris Interbank Offered Rate (6.375% at September 30, 1995) plus 2.25%. The borrowings under this line are primarily used by the Company's European subsidiaries to settle intercompany sales and are denominated in the respective local currencies of its European subsidiaries. The line of credit may be canceled by the bank with a 30-day notice. Interest expense on this line of credit of approximately $79,000 and $204,000 has been included in other expenses in the accompanying consolidated statements of operations for 1994 and 1995, respectively and approximately $92,000 and $78,000 for the six months ended March 25, 1995 and March 30, 1996, respectively.

(4) INCOME TAXES

  The Company provides for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes.

  The provision (benefit) for income taxes in the accompanying consolidated statements of operations consists of the following:

                                                      YEARS ENDED
                                       -----------------------------------------
                                       SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30,
                                           1993          1994          1995
                                       ------------- ------------- -------------
      Federal--
        Current.......................   $(295,000)   $1,395,000     $415,000
        Deferred......................     (15,000)     (105,000)     135,000
                                         ---------    ----------     --------
                                          (310,000)    1,290,000      550,000
                                         ---------    ----------     --------
      State--
        Current.......................      10,000        45,000       90,000
                                         ---------    ----------     --------
      Foreign--
        Current.......................         --            --        10,000
                                         ---------    ----------     --------
                                         $(300,000)   $1,335,000     $650,000
                                         =========    ==========     ========

  A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                     YEARS ENDED
                                      -----------------------------------------
                                      SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30,
                                          1993          1994          1995
                                      ------------- ------------- -------------
Income tax provision (benefit) at
 federal statutory rate..............     (34.0)%       34.0%         34.0%
Increase (decrease) in tax resulting
 from--
  Net effect of (income) losses of
   foreign subsidiaries not
   (provided) benefited..............      20.5         (0.9)         (6.7)
  State tax provision, net of federal
   benefit...........................       0.3          0.7           2.4
  Research and development tax
   credit............................      (1.3)        (0.5)         (1.9)
  Effect of not providing U.S. taxes
   on exempt FSC income..............      (3.5)        (4.5)         (5.3)
  Other..............................       3.5          2.0           3.3
                                          -----         ----          ----
Effective tax rate...................     (14.5)%       30.8%         25.8%
                                          =====         ====          ====

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  The components of domestic and foreign income (loss) before the provision for income taxes are as follows:

                                                      YEARS ENDED
                                       -----------------------------------------
                                       SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30,
                                           1993          1994          1995
                                       ------------- ------------- -------------
      Domestic........................  $  (823,792)  $4,211,439    $1,988,346
      Foreign.........................   (1,251,048)     118,738       531,173
                                        -----------   ----------    ----------
                                        $(2,074,840)  $4,330,177    $2,519,519
                                        ===========   ==========    ==========

  During fiscal 1994 and 1995, the Company realized tax benefits of approximately $200,000 and $280,000, respectively, relating to the exercise of certain stock options. These benefits are reflected as a component of capital in excess of par value.

  The components of the net deferred tax amount recognized in the accompanying consolidated balance sheets are as follows:

                                                     SEPTEMBER 24, SEPTEMBER 30,
                                                         1994          1995
                                                     ------------- -------------
      Deferred tax assets...........................  $1,450,000    $1,175,000
      Valuation allowance...........................    (696,000)     (488,000)
                                                      ----------    ----------
                                                      $  754,000    $  687,000
                                                      ==========    ==========

  The approximate income tax effect of each type of temporary difference and carryforward before allocation of the valuation allowance is approximately as follows:

                                                   SEPTEMBER 24, SEPTEMBER 30,
                                                       1994          1995
                                                   ------------- -------------
      Foreign net operating loss carryforwards....  $  561,000    $  353,000
      Nondeductible accruals......................     389,000       290,000
      Nondeductible reserves......................     496,000       511,000
      Other temporary differences.................       4,000        21,000
                                                    ----------    ----------
                                                    $1,450,000    $1,175,000
                                                    ==========    ==========

  The valuation allowance relates primarily to certain deferred tax assets in foreign jurisdictions, for which realization is uncertain. The reduction in the valuation allowance in 1995 is directly attributable to the reduction of foreign net operating losses.

(5) COMMON STOCK

 (a) Stock Option Plans

  The Company's 1986 Combination Stock Option Plan (the 1986 Plan) is administered by the Board of Directors and authorizes the Company to issue options to purchase up to 1,900,000 shares that have been reserved by the Company. Under the terms of the 1986 Plan, the Company may grant employees either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock at a price not less than fair market value at the date of grant. In addition, the Company may grant nonqualified options to other participants. As of September 30, 1995, the Company had granted options to purchase 1,855,004 shares, of which options to purchase 691,638 shares had been exercised. These options vest over a five-year period and are exercisable at varying dates.

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  The Company's 1990 Nonemployee Director Stock Option Plan (the Directors'
Plan) allows for eligible directors to receive options to purchase 10,000 shares of common stock upon election as a director. The options vest ratably over a five-year period. In addition, eligible directors are entitled to annual option grants to purchase 4,000 shares of common stock, which vest after six months. Option grants under the Directors' Plan are at not less than fair market value on the date of grant. The Company has reserved 150,000 shares of common stock for issuance under the Directors' Plan. As of September 30, 1995, the Company had granted options to purchase 140,000 shares, of which options to purchase 28,000 shares had been exercised.

  In June 1995, the Board of Directors adopted, subject to stockholders' approval, the 1995 Combination Stock Option Plan, pursuant to which the Company is authorized to issue 1,100,000 options to purchase shares. Pending stockholder approval, the Company had granted 550,000 options under this plan.

  The following table summarizes all stock option activity under the 1986 and 1995 Plans and the Directors' Plan for the three years ended September 30, 1995 and the six months ended March 30, 1996.

                                                        NUMBER    EXERCISE PRICE
                                                       OF SHARES    PER SHARE
                                                       ---------  --------------
      Outstanding, September 30, 1992.................   594,826  $  .05-$11.38
        Granted.......................................   504,900    2.19-  2.82
        Terminated....................................  (328,726)    .05- 11.38
        Exercised.....................................   (27,700)    .05-   .50
                                                       ---------  -------------
      Outstanding, September 25, 1993.................   743,300     .05-  8.88
        Granted.......................................   606,800    1.82-  5.25
        Terminated....................................   (26,370)    .50-  3.69
        Exercised.....................................  (156,328)    .05-  4.25
                                                       ---------  -------------
      Outstanding, September 24, 1994................. 1,167,402     .05-  8.88
        Granted.......................................   746,600    6.19-  9.44
        Terminated....................................   (15,200)   1.94-  7.07
        Exercised.....................................  (129,436)    .05-  7.07
                                                       ---------  -------------
      Outstanding, September 30, 1995................. 1,769,366     .05-  9.44
        Granted.......................................   120,600   11.50- 23.88
        Terminated....................................    (9,120)   2.38- 12.88
        Exercised.....................................  (288,940)    .50-  8.88
                                                       ---------
      Outstanding, March 30, 1996..................... 1,591,906     .05- 23.88
                                                       =========  =============
      Exercisable, March 30, 1996.....................   522,456  $  .05-$ 9.00
                                                       =========  =============

 (b) Employee Stock Purchase Plan

  In December 1994, the Company adopted the 1995 Employee Stock Purchase Plan (the ESP Plan) in compliance with Section 423 of the Internal Revenue Code. Employees who have completed 12 consecutive months or two years, whether or not consecutive, of employment with the Company are eligible to participate in the ESP Plan. The ESP Plan allows participants to purchase common stock of the Company at 85% of the fair market value, as defined. The Company may issue up to 200,000 shares under the ESP Plan. During fiscal 1995, the Company issued 19,120 shares under the ESP Plan. For the first six months of 1996, the Company issued 18,852 shares under the ESP Plan. At March 30, 1996, the Company has 162,028 shares available for purchase under the ESP Plan.

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

 (c) Rights Agreement

  In December 1992, the Company adopted a shareholder rights plan. The plan is intended to protect shareholders from unfair or coercive takeover practices. In accordance with the plan, the Board of Directors declared a dividend distribution of one common stock purchase right for each share of common stock outstanding until the rights become detachable. Each right entitles the registered holder to purchase from the Company one share of common stock for $15, adjusted for certain events. In the event that the Company is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power are sold, each holder shall thereafter have the right to receive, upon exercise of each right, that number of shares of Common Stock of the acquiring Company which at the time of such transaction would have a market value of two times the $15 per share exercise price. The rights will not be detachable or exercisable until certain events occur. The Board of Directors may elect to terminate the rights under certain circumstances.

 (d) Public Offering

  On January 26, 1996, the Company completed a secondary public offering of 2,492,000 shares of the Company's Common Stock which resulted in net proceeds of approximately $49,300,000.

(6) PROFIT-SHARING 401(K) PLAN

  The Company has a qualified profit-sharing plan covering substantially all of its employees. Contributions to the plan are at the discretion of the Company's Board of Directors. The Company has recorded approximately $98,000, $120,000 and $135,000 as a provision for the profit-sharing contribution for fiscal 1993, 1994 and 1995, respectively and approximately $66,000 and $173,000 for the six months ended March 25, 1995 and March 30, 1996, respectively.

(7) RELATED-PARTY TRANSACTIONS

 (a) Management Services Agreement

  The Company has an agreement with Vivid Technologies, Inc. (Vivid), an affiliated company, whereby the Company provides management, administrative and support services. In addition, the Company leases a portion of its facilities to Vivid through June 1996 for approximately $15,000 per month. Vivid pays the Company for all direct costs incurred, as well as a portion of the Company's overhead costs, as defined, representing the pro rata portion of costs attributable to Vivid. The Company has charged Vivid approximately $304,000, $544,000 and $530,000 under the agreement during fiscal 1993, 1994 and 1995, respectively, and 405,000 and 192,000 for the six months ended March 25, 1995 and March 30, 1996, respectively which has been offset against operating expenses of the Company. Vivid also purchased approximately $154,000, $229,000 and $210,000 of inventory and spare parts from the Company in fiscal 1993, 1994 and 1995, respectively and 138,000 and 2,000 for the six months ended March 25, 1996 and March 30, 1996, respectively. Of these amounts, approximately $291,000, $463,000 and $82,000 was unpaid as of September 24, 1994, September 30, 1995 and March 30, 1996, respectively.

 (b) License and Technology Agreement

  The Company has an agreement with Vivid whereby Vivid obtained a perpetual, exclusive worldwide license to utilize certain of the Company's technology and patents for the sole purpose of developing baggage and inspection security systems. Royalty payments to the Company under the agreement are 5% of product

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) revenue on Vivid's first $50 million in sales; thereafter, payments are 3% of Vivid's sales up to $200 million. No royalty payments will be made on aggregate revenues in excess of $200 million. The agreement terminates by mutual agreement of the two parties or under certain other circumstances, as defined. The Company recognized approximately $138,000, $688,000 and $719,000 of royalty revenue under the agreement for fiscal 1993, 1994 and 1995, respectively, and approximately $368,000 and $306,000 for the six months ended March 25, 1995 and March 30, 1996, respectively. Approximately $189,000, $351,000 and $490,000 was outstanding at September 24, 1994, September 30, 1995 and March 30, 1996, respectively.

(8) COMMITMENTS

 (a) Operating Leases

  The Company and its subsidiaries lease certain equipment and conduct their operations in leased facilities under operating lease agreements that expire through fiscal 2002. In addition, the facility lease requires the

Company to pay a percentage of real estate taxes and certain operating costs of the property. Future minimum lease payments under the operating leases are approximately as follows:

             FISCAL YEAR ENDING               AMOUNT
             ------------------             ----------
             September 28, 1996............ $  890,000
             September 27, 1997............    811,000
             September 26, 1998............    775,000
             September 25, 1999............    760,000
             September 24, 2000............    760,000
             Thereafter....................    931,000
                                            ----------
                                            $4,927,000
                                            ==========

  Rental expense, net of subrentals from Vivid, was approximately $784,000, $647,000 and $632,000 for fiscal 1993, 1994 and 1995, respectively and approximately $398,000 and $392,000 for the six months ended March 25, 1995 and March 30, 1996, respectively.

  The lease agreement for the Company's headquarters included a free rent and reduced rent period. The Company is recognizing the rent expense evenly over the term of the lease agreement.

 (b) Patent Acquisition

  In fiscal 1992, the Company acquired certain patents pertaining to technology incorporated into certain of the Company's products. The Company paid approximately $245,000 for these patents and related expenses upon entering into the agreement. In May 1993, this agreement was amended such that the Company paid approximately $344,000 for additional patent rights and related expenses, of which $50,000 was paid through the issuance of 21,334 shares of common stock. The Company may be required to make additional payments of common stock (up to a maximum of 64,000 shares) for certain additional patent rights, if and when available. The cost of these patents are being amortized over their expected life of 10 years.

(9) COLLABORATION AGREEMENT

  In June 1995, the Company acquired a 5% minority interest in a collaborating company. To acquire this minority interest, the Company issued 56,042 shares of common stock and paid $75,912 in cash in return for all of the outstanding convertible preferred stock of the collaborating company. The Company also entered into a

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

development agreement with the collaborating company related to a certain product. As part of the development agreement, the Company will reimburse the collaborating company for expenses incurred in the development of this product. In order to maintain its exclusive rights in the collaborating company's technology, the Company must meet required sales volumes, as defined, in the five years commencing 90 days after approval of the product by the Food and Drug Administration. The Company is also required to pay royalties to the collaborating company based on net sales of the product, as defined.

(10) FEE PER SCAN PROGRAM

  The Company has entered into a strategic fee per scan program with a leasing company whereby the Company sells its systems to the leasing company, which in turn, leases the systems to third parties. Under the terms of the agreement, the Company is contingently liable for a certain amount per system, up to a maximum of $500,000. At September 30, 1995, the Company was liable for approximately $89,000. A portion of the program is guaranteed by a third party.

(11) GEOGRAPHIC INFORMATION

  Revenues, net income (loss) and identifiable assets for the Company's U.S. and European operations are summarized as follows:

                                                1993
                         -----------------------------------------------------
                           UNITED       EUROPEAN
                           STATES     SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                         -----------  ------------  ------------  ------------
Revenues from
 unaffiliated
 customers.............. $15,997,129  $ 8,851,267   $       --    $24,848,396
Transfers between
 geographic areas.......   4,398,089      588,631    (4,986,720)          --
                         -----------  -----------   -----------   -----------
    Total revenues...... $20,395,218  $ 9,439,898   $(4,986,720)  $24,848,396
                         ===========  ===========   ===========   ===========
Net loss................ $  (404,526) $(1,251,048)  $  (119,266)  $(1,774,840)
                         ===========  ===========   ===========   ===========
Identifiable assets..... $19,264,066  $ 4,001,885   $(1,099,827)  $22,166,124
                         ===========  ===========   ===========   ===========
                                                1994
                         -----------------------------------------------------
                           UNITED       EUROPEAN
                           STATES     SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                         -----------  ------------  ------------  ------------
Revenues from
 unaffiliated
 customers.............. $29,646,443  $ 8,837,300   $       --    $38,483,743
Transfers between
 geographic areas.......   2,833,417    1,452,712    (4,286,129)          --
                         -----------  -----------   -----------   -----------
    Total revenues...... $32,479,860  $10,290,012   $(4,286,129)  $38,483,743
                         ===========  ===========   ===========   ===========
Net income.............. $ 2,869,578  $   118,738   $     6,861   $ 2,995,177
                         ===========  ===========   ===========   ===========
Identifiable assets..... $24,698,626  $ 5,091,193   $(1,292,657)  $28,497,162
                         ===========  ===========   ===========   ===========
                                                1995
                         -----------------------------------------------------
                           UNITED       EUROPEAN
                           STATES     SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                         -----------  ------------  ------------  ------------
Revenues from
 unaffiliated
 customers.............. $31,249,364  $12,150,486   $       --    $43,399,850
Transfers between
 geographic areas.......   4,105,914    2,085,185    (6,191,099)          --
                         -----------  -----------   -----------   -----------
    Total revenues...... $35,355,278  $14,235,671   $(6,191,099)  $43,399,850
                         ===========  ===========   ===========   ===========
Net income (loss)....... $ 1,364,676  $   519,941   $   (15,098)  $ 1,869,519
                         ===========  ===========   ===========   ===========
Identifiable assets..... $28,993,088  $ 6,353,095   $(1,484,170)  $33,862,013
                         ===========  ===========   ===========   ===========

                        HOLOGIC, INC. AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  Export sales from the United States to unaffiliated customers primarily in Europe and Asia during fiscal 1993, 1994 and 1995 totaled approximately $8,944,000, $16,166,000 and $15,601,000, respectively.

  Transfers between the Company and its European subsidiaries are generally recorded at amounts similar to the prices paid by unaffiliated foreign dealers. All intercompany profit is eliminated in consolidation.

  Export product sales as a percentage of total product sales are as follows:

                                                      YEARS ENDED
                                       -----------------------------------------
                                       SEPTEMBER 25, SEPTEMBER 24, SEPTEMBER 30,
                                           1993          1994          1995
                                       ------------- ------------- -------------
      Europe..........................       51%           31%           37%
      Asia............................       17            38            29
      All others......................        6             5             9
                                            ---           ---           ---
                                             74%           74%           75%
                                            ===           ===           ===

(12) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                     SEPTEMBER 24, SEPTEMBER 30,
                                                         1994          1995
                                                     ------------- -------------
      Accrued payroll and employee benefits.........  $1,007,867     $ 869,752
      Accrued income taxes..........................     578,073       581,222
      Accrued commissions...........................     511,330       914,259
      Accrued legal.................................     250,000       586,738
      Other accrued expenses........................   1,127,212     1,013,779
                                                      ----------    ----------
                                                      $3,474,482    $3,965,750
                                                      ==========    ==========

(13) LITIGATION

  On September 7, 1994, Lunar Corporation (Lunar) filed a complaint in United States District Court against the Company, alleging, among other things, that two of the Company's patents are not valid and infringe on three of Lunar's patents. The Company filed a counterclaim against Lunar with respect to the infringement of two of the Company's patents and a declaration that certain of Lunar's patents are invalid and unenforceable.

  On November 22, 1995, the Company and Lunar executed a definitive agreement settling all disputes between the parties. The agreement provides for the cross-licensing of certain patent rights and continuing payments between the parties related to future sales. The Company and Lunar have agreed not to engage each other in patent litigation in the area of x-ray densitometry and ultrasound for a ten-year period. Management believes that the financial terms of this agreement will not have a material adverse effect on the Company's financial position or results of operations.

  On January 24, 1995, B.V. Optische Industrie de Oude Delft (Oldelft) filed suit in the United States District Court against the Company seeking unspecified treble damages, attorneys' fees and costs relating to a prior patent dispute between the Company and Oldelft relating to equalization radiography. On December 14, 1995, the litigation was dismissed by the United States District Court. Management believes that the outcome of this dispute will not have a material adverse effect on the Company's financial position or results of operations.

                         HOLOGIC, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(14) QUARTERLY INCOME STATEMENT INFORMATION (UNAUDITED)

  The following table presents a summary of quarterly results of operations for 1994 and 1995:

                                                      1994
                                 ----------------------------------------------
                                    FIRST      SECOND      THIRD      FOURTH
                                   QUARTER    QUARTER     QUARTER     QUARTER
                                 ----------- ---------- ----------- -----------
Total revenue................... $ 7,647,423 $9,907,203 $10,948,026 $ 9,981,091
Net income......................     413,415    873,989   1,195,525     512,248
Primary net income per common
 and common
 equivalent share...............         .05        .11         .15         .06
                                                      1995
                                 ----------------------------------------------
                                    FIRST      SECOND      THIRD      FOURTH
                                   QUARTER    QUARTER     QUARTER     QUARTER
                                 ----------- ---------- ----------- -----------
Total revenue................... $10,198,855 $9,031,119 $11,301,320 $12,868,556
Net income......................     643,720    153,610     487,668     584,521
Primary net income per common
 and common
 equivalent share...............         .08        .02         .06         .07

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of FluoroScan Imaging Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of FluoroScan Imaging Systems, Inc. and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FluoroScan Imaging Systems, Inc. and subsidiary at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               BDO Seidman, LLP

Chicago, Illinois
February 23, 1996

                        FLUOROSCAN IMAGING SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                               DECEMBER 31,
                                          ------------------------   MARCH 31,
                                             1994         1995         1996
                                          -----------  -----------  -----------
                                                                    (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.............. $ 4,571,953  $ 5,438,600  $ 5,316,908
  Accounts receivable
   Trade.................................   1,257,025    1,704,796    2,488,891
   Other.................................     113,969      196,067      187,615
  Inventories............................   1,105,450    1,639,505    1,669,386
  Prepaid income taxes...................         --       125,000          --
  Prepaid expenses.......................      32,708       76,509       67,780
                                          -----------  -----------  -----------
      Total Current Assets...............   7,081,105    9,180,477    9,730,580
Property, Plant and Equipment, net.......     477,888      588,498      579,639
Other Assets
  Deferred tax asset.....................     346,200       13,000       13,000
  Miscellaneous..........................      93,658      164,030      180,030
  Receivables............................     173,830      274,740      242,433
                                          -----------  -----------  -----------
                                          $ 8,172,681  $10,220,745  $10,745,682
                                          ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable....................... $   397,060  $   710,275  $   713,492
  Accrued expenses
   Payroll and bonuses...................      28,174      106,062       94,338
   Unpaid commissions....................     201,205      436,107      383,447
   Royalties.............................     107,799       75,881       65,474
   Income Taxes Payable..................         --           --       149,000
   Other.................................      67,255       32,473       76,373
                                          -----------  -----------  -----------
      Total Current Liabilities..........     801,493    1,360,798    1,482,124
                                          -----------  -----------  -----------
Commitments and Contingencies
Stockholders' Equity
  Preferred stock, $.0001 par value;
   shares authorized 1,000,000; none
   issued................................         --           --           --
  Common stock, $.0001 par value; shares
   authorized 14,000,000; 3,346,039
   outstanding as of December 31, 1994;
   3,472,519 outstanding as of December
   31, 1995 and March 31, 1996...........         335          347          347
  Additional paid-in capital.............   9,163,505    9,164,210    9,164,210
  Retained Earnings (Deficit)............  (1,783,347)    (304,610)      99,001
                                          -----------  -----------  -----------
                                            7,380,493    8,859,947    9,263,558
  Less deferred compensation.............      (9,305)         --           --
                                          -----------  -----------  -----------
      Total Stockholders' Equity.........   7,371,188    8,859,947    9,263,558
                                          -----------  -----------  -----------
                                          $ 8,172,681  $10,220,745  $10,745,682
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements

                        FLUOROSCAN IMAGING SYSTEMS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                               YEAR ENDED DECEMBER 31,            THREE MONTHS ENDED
                          ---------------------------------- -----------------------------
                             1993        1994       1995     MARCH 31, 1995 MARCH 31, 1996
                          ----------  ---------- ----------- -------------- --------------
                                                                      (UNAUDITED)
Net Sales...............  $6,927,761  $9,170,505 $13,146,979   $2,490,922     $3,502,034
Cost of Goods Sold......   2,732,536   3,656,651   5,458,029    1,038,058      1,506,216
                          ----------  ---------- -----------   ----------     ----------
Gross profit............   4,195,225   5,513,854   7,688,950    1,452,864      1,995,818
Selling, General and
 Administrative
 Expenses...............   3,493,466   3,720,521   5,832,622    1,020,377      1,412,315
                          ----------  ---------- -----------   ----------     ----------
Operating income........     701,759   1,793,333   1,856,328      432,487        583,503
                          ----------  ---------- -----------   ----------     ----------
Other Income (Expense)
  Other income..........     410,360     150,439     211,842       50,250         35,175
  Litigation expense....    (145,909)        --          --           --             --
  Interest expense......      (7,098)        --          --           --             --
  Interest income.......      14,212     120,995     273,567       56,085         58,933
                          ----------  ---------- -----------   ----------     ----------
Net other income........     271,565     271,434     485,409      106,335         94,108
                          ----------  ---------- -----------   ----------     ----------
Income before income
 taxes..................     973,324   2,064,767   2,341,737      538,822        677,611
Income taxes (benefit)..    (485,000)    292,000     863,000      198,200        274,000
                          ----------  ---------- -----------   ----------     ----------
Net Income..............  $1,458,324  $1,772,767 $ 1,478,737   $  340,622     $  403,611
                          ==========  ========== ===========   ==========     ==========
Net Income Per Share....  $     0.52  $     0.57 $      0.43   $     0.10     $     0.12
                          ==========  ========== ===========   ==========     ==========
Weighted Average Common
 Shares and Share
 Equivalents
 Outstanding............   2,787,303   3,106,721   3,472,519    3,506,538      3,495,417
                          ==========  ========== ===========   ==========     ==========


          See accompanying notes to consolidated financial statements

                        FLUOROSCAN IMAGING SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK    ADDITIONAL   RETAINED
                          -----------------  PAID-IN     EARNINGS      DEFERRED
                           SHARES    AMOUNT  CAPITAL     (DEFICIT)   COMPENSATION   TOTAL
                          ---------  ------ ----------  -----------  ------------ ----------
Balance, at December 31,
 1992...................  2,660,823   $266  $5,261,097  $(5,014,438)   $(60,295)  $  186,630
Amortization of deferred
 compensation...........        --     --          --           --       13,399       13,399
Net income, 1993........        --     --          --     1,458,324         --     1,458,324
                          ---------   ----  ----------  -----------    --------   ----------
Balance, at December 31,
 1993...................  2,660,823    266   5,261,097   (3,556,114)    (46,896)   1,658,353
Initial public
 offering...............    715,216     72   3,999,905          --          --     3,999,977
Repurchase and
 retirement of Common
 Stock..................    (30,000)    (3)    (97,497)         --          --       (97,500)
Amortization of deferred
 compensation...........        --     --          --           --       37,591       37,591
Net income, 1994........        --     --          --     1,772,767         --     1,772,767
                          ---------   ----  ----------  -----------    --------   ----------
Balance, at December 31,
 1994...................  3,346,039    335   9,163,505   (1,783,347)     (9,305)   7,371,188
Amortization of deferred
 compensation...........        --     --          --           --        9,305        9,305
Exercise of stock
 warrant................    126,480     12         (12)         --          --           --
Other...................        --     --          717          --          --           717
Net income, 1995........        --     --          --     1,478,737         --     1,478,737
                          ---------   ----  ----------  -----------    --------   ----------
Balance, at December 31,
 1995...................  3,472,519   $347  $9,164,210  $  (304,610)        --    $8,859,947
Net income, three months
 ended March 31, 1996...        --     --          --       403,611         --       403,611
                          ---------   ----  ----------  -----------    --------   ----------
Balance, at March 31,
 1996 (unaudited).......  3,472,519   $347  $9,164,210  $    99,001         --    $9,263,558
                          =========   ====  ==========  ===========    ========   ==========


          See accompanying notes to consolidated financial statements

                        FLUOROSCAN IMAGING SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                          ----------------------------------  -----------------------------
                             1993        1994        1995     MARCH 31, 1995 MARCH 31, 1996
                          ----------  ----------  ----------  -------------- --------------
                                                                       (UNAUDITED)
Cash Flows From
 Operating Activities
 Net income.............  $1,458,324  $1,772,767  $1,478,737    $  340,622     $  403,611
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities
   Depreciation and
    amortization........     141,364     180,377     138,665        46,262         32,898
   Deferred income
    taxes...............    (500,000)    253,800     333,200       198,200            --
   Gain on sale of
    assets..............         --          --       (7,500)          --             --
 Net (increase) decrease
  in
   Accounts receivable
    Trade...............    (721,169)   (102,563)   (447,771)     (383,577)      (784,095)
    Other...............     (75,558)    (48,844)    (82,098)      (26,572)         8,452
   Other assets.........     (32,460)   (230,278)   (171,282)      (29,195)        16,307
   Inventories..........     (35,383)   (605,510)   (534,055)      (54,180)       (29,881)
   Prepaid income
    taxes...............         --          --     (125,000)          --         125,000
   Prepaid expenses.....     (10,613)     (7,282)    (43,801)      (14,014)         8,729
 Net increase (decrease)
  in
   Accounts payable.....     (18,519)    (51,742)    313,215        41,687          3,217
   Accrued expenses.....     360,985    (759,422)    246,090          (659)       (30,891)
   Income taxes
    payable.............         --          --          --            --         149,000
                          ----------  ----------  ----------    ----------     ----------
Net cash provided by
 (used in) operating
 activities.............     566,971     401,303   1,098,400       118,574        (97,653)
                          ----------  ----------  ----------    ----------     ----------
Cash Flows from
 Investing Activities
 Repayment of notes
  receivable officers...         --      201,000         --            --             --
 Purchase of property,
  plant and equipment...     (49,766)   (395,409)   (239,970)      (67,842)       (24,039)
 Sale of property, plant
  and equipment.........         --          --        7,500           --             --
                          ----------  ----------  ----------    ----------     ----------
Net cash used in
 investing activities...     (49,766)   (194,409)   (232,470)      (67,842)       (24,039)
                          ----------  ----------  ----------    ----------     ----------
Cash Flows from
 Financing Activities
 Payment of
  reorganization debt...     (85,818)   (214,892)        --            --             --
 Initial public offering
  proceeds..............         --    3,999,977         --            --             --
 Repurchase and
  retirement of common
  stock.................         --      (97,500)        --            --             --
 Other..................         --          --          717           --             --
                          ----------  ----------  ----------    ----------     ----------
Net cash provided by
 (used in) financing
 activities.............     (85,818)  3,687,585         717           --             --
                          ----------  ----------  ----------    ----------     ----------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents............     431,387   3,894,479     866,647        50,732       (121,692)
Cash and Cash
 Equivalents, at
 beginning of year......     246,087     677,474   4,571,953     4,571,953      5,438,600
                          ----------  ----------  ----------    ----------     ----------
Cash and Cash
 Equivalents, at end of
 year...................  $  677,474  $4,571,953  $5,438,600    $4,622,685     $5,316,908
                          ==========  ==========  ==========    ==========     ==========
Supplemental Disclosures
 of Cash Flow
 Information
   Cash paid during the
    year for interest...  $    7,098         --          --            --             --
   Cash paid during the
    year for taxes......  $   24,811  $   27,500  $  677,500    $   12,500            --

          See accompanying notes to consolidated financial statements.

                       FLUOROSCAN IMAGING SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

1. SUMMARY OF ACCOUNTING POLICIES

 Operations

  The Company is a manufacturer and worldwide distributor of low-intensity, real-time X-ray imaging devices primarily to health care providers and, to a lesser extent, to industrial and other users, from its facility in Northbrook, Illinois.

 Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, FluoroScan International, Inc., which was incorporated in November, 1995 and operates a branch in Paris, France. All significant intercompany balances and transactions have been eliminated.

 Interim Financial Statements

  The financial information as of March 31, 1996 and with respect to the three months ended March 31, 1995 and 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods.

 Estimates

  The consolidated financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Carrying amounts approximate fair value because of the short-term maturity of instruments.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash instruments and trade accounts receivable. The Company maintains cash, cash equivalents, and short-term investments, primarily invested in treasury bills, with various financial institutions. The Company provides credit, in the normal course of business, to national and international health care providers. The Company performs ongoing credit evaluation of its customers and maintains allowances for potential credit losses, if necessary. As of December 31, 1995, trade receivables from the Company's distributor for Canada amounted to $89,380 or approximately 5% of trade receivables. The entire amount was current. As of March 31, 1996, trade receivables from the Company's distributor for Germany, Switzerland, and Austria amounted to $156,726 or 6% of trade receivables. All amounts were current.

 Inventories

  Inventories, which principally consist of raw materials and assembled parts, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost and depreciated over estimated useful lives of 5 to 7 years, except leasehold improvements which are amortized over the lesser of the lease term or the useful life of the

                       FLUOROSCAN IMAGING SYSTEMS, INC.

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

property. Straight-line depreciation is used for financial reporting and amounted to $127,965, $142,786, and $129,360 for 1993, 1994, and 1995,
respectively and $41,609 and $32,898 for the three months ended March 31, 1995 and 1996, respectively. Accelerated methods are used for income tax purposes.

 Research and Development

  Research and development costs are expensed as incurred. Research and development costs are included in general and administrative expenses in the accompanying statements of income and were approximately $298,530 in 1993, $213,462 in 1994 and $306,110 in 1995 and $68,183 and $78,636 for the three months ended March 31, 1995 and 1996, respectively.

 Advertising

  Advertising costs are generally charged to operations in the year incurred and totaled $17,255 in 1993, $74,547 in 1994, and $198,383 in 1995 and $30,274
and $70,522 for the three months ended March 31, 1995 and 1996, respectively.

 Income Taxes

  The provision for income taxes includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities and the utilization of net operating losses and tax credit carryovers.

 Net Income Per Share

  Net income per common share is computed based on the weighted average number of common shares and common share equivalents outstanding. When dilutive, stock options and warrants are included as share equivalents using the treasury stock method.

 Reclassifications

  Certain reclassifications have been made to prior years to conform to the presentation used in 1996.

2. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                   DECEMBER 31,
                                               --------------------- MARCH 31,
                                                  1994       1995       1996
                                               ---------- ---------- ----------
Leasehold improvements........................ $  342,381 $  342,381 $  342,381
Furniture and fixtures........................    331,414    476,615    499,885
Machinery and equipment.......................    631,315    726,084    726,853
                                               ---------- ---------- ----------
                                                1,305,110  1,545,080  1,569,119
Accumulated depreciation......................    827,222    956,582    989,480
                                               ---------- ---------- ----------
                                               $  477,888 $  588,498    579,639
                                               ========== ========== ==========

                       FLUOROSCAN IMAGING SYSTEMS, INC.

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

3. ROYALTY AGREEMENTS

  (a) The Company is the licensee under two license agreements, covering three patents, with the United States of America as represented by the National Aeronautics and Space Administration (NASA). The three patents are the Low Intensity X-ray Imaging patent (which expires in July 1997), Isolation Transformer patent and High Voltage Power Supply patent (which both expire in 2002). Under the agreements the Company is required to pay NASA a royalty equal to 4.5% of sales of the licensed components when all three patents are used and 3.5% of sales of the licensed components when only the High Voltage Power Supply and Isolation Transformer patents are used. During 1994, the Company discontinued using the Low Intensity X-ray Imaging patent. The royalty payments were further reduced since the components associated with this patent were of a much higher cost than the components in the other two licensed inventions. Royalty expense was $94,820, $81,320 and $19,372 for 1993, 1994 and 1995, respectively and $5,952 and $6,594 for the three months ended March 31, 1995 and 1996, respectively. The Company suspended payment of royalties in 1987, in accordance with the agreements, due to the alleged infringement of one of the licensed patents by three unrelated entities. During 1993, the Company incurred approximately $146,000 in legal and other costs related to protecting this patent from infringement. Also during 1993, a $300,000 settlement was reached with two of the alleged infringers and is included in other income. As part of the settlement, the Company granted one of the infringers a personal, nonassignable, nontransferable and nonexclusive sublicense, subject to the payment of royalties. Royalties earned under this sublicense agreement were $97,625, $154,100 and $204,350 in 1993, 1994 and
1995, respectively and $50,250 and $35,175 for the three months ended March 31, 1995 and 1996, respectively, and are included in other income in the accompanying consolidated statements of income.

  (b) On July 1, 1994, the Company and NASA entered into a settlement relating to suspended royalties. Pursuant to the terms of the settlement agreement, the Company paid NASA $79,500 in respect of all suspended royalties through March 28, 1994. Additionally, the Company agreed to timely pay 50% of royalties incurred after March 28, 1994, with the remaining 50% payable either when the alleged infringement ceases, when NASA files suit against the alleged infringer or when the license covering the X-ray and gamma ray imaging device patent expires in 1997. While payment of royalties was suspended, the Company continued to accrue royalty expense pursuant to the terms of the agreements. Therefore, as a result of the settlement agreement the Company realized a settlement gain of approximately $287,900 in 1994, which was recognized as a reduction of selling, general and administrative expense in 1994. The Company has accrued 100% of the royalties incurred after March 28, 1994. Suspended royalties at December 31, 1994 and 1995, and March 31, 1996 were $42,590, $58,880, and $62,176 respectively.

  (c) Pursuant to a consulting agreement, the Company was previously obligated to pay to QTR Corporation, whose principals are the inventors of the technology underlying the NASA patents, a royalty of $300 per FluoroScan device sold that utilizes QTR Corporation's developments. The royalties incurred by the Company under the QTR Corporation agreement were $37,200 and $44,400 for 1993 and 1994, respectively. During the 1994 year, the Company began to utilize alternative technology and ceased payments to QTR Corporation.

4. LEASES

  The Company leases its industrial and office facilities in Northbrook, Illinois under an operating lease which expires in 1997. The Company is currently in the process of negotiating an extension to this lease. In 1995, the Company entered into a three year operating lease agreement for an office facility in Paris, France. The agreement contains two three-year options, exercisable at the Company's discretion. Total rent expense for all leases was $74,289, $78,750 and $103,933 in 1993, 1994 and 1995, respectively and $22,272 and $36,604 for

                       FLUOROSCAN IMAGING SYSTEMS, INC.

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

the three months ended March 31, 1995 and 1996, respectively. Minimum future rent payments required under non-cancellable leases in effect at December 31, 1995 were as follows:

       1996............................................................ $142,769
       1997............................................................   74,436
       1998............................................................   60,000
                                                                        --------
       Total........................................................... $277,205
                                                                        ========

5. INCOME TAXES

  Provision for income taxes (benefit) was as follows:

                                                           THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,           MARCH 31,
                          -------------------------------  -------------------
                            1993       1994       1995       1995       1996
                          ---------  ---------  ---------  ---------  --------
Current.................. $ 412,000  $ 965,800  $ 799,100  $ 220,000  $274,000
Utilization of net
 operating loss
 carryforward............  (397,000)  (927,600)  (269,300)  (220,000)      --
Deferred.................   397,000    850,800    333,200    198,200       --
Adjustment of valuation
 allowance...............  (897,000)  (597,000)       --         --        --
                          ---------  ---------  ---------  ---------  --------
Income taxes (benefit)... $(485,000) $ 292,000  $ 863,000  $ 198,200  $274,000
                          =========  =========  =========  =========  ========

  A reconciliation of income tax (benefit) at the statutory rate to the Company's effective rate is as follows:

                                                           THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,            MARCH 31,
                           ------------------------------  --------------------
                             1993       1994       1995      1995       1996
                           ---------  ---------  --------  ---------  ---------
Income taxes at the
 federal statutory rate..  $ 331,000  $ 702,000  $796,000  $ 183,000  $ 230,000
State taxes, net of
 federal taxes...........     58,000    124,000   141,000     26,000     32,000
Other....................     23,000     63,000   (74,000)   (10,800)    12,000
Decrease in valuation
 allowance...............   (897,000)  (597,000)      --         --         --
                           ---------  ---------  --------  ---------  ---------
Effective income tax
 (benefit)...............  $(485,000) $ 292,000  $863,000  $ 198,200  $ 274,000
                           =========  =========  ========  =========  =========

  As shown in the above table, adjustments to the valuation allowance with respect to deferred tax assets significantly affected the Company's provision for taxes on income. Taxes on income, net income and net income per common share would have been as follows had the Company provided taxes on income at a combined statutory rate of 40%:

                                                           THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,          MARCH 31,
                            ------------------------------ -------------------
                              1993      1994       1995      1995      1996
                            -------- ---------- ---------- --------- ---------
Taxes on income............ $389,000 $  826,000 $  937,000 $ 216,000 $ 271,000
                            ======== ========== ========== ========= =========
Net income.................  593,994  1,338,860  1,404,737   322,822   406,611
                            ======== ========== ========== ========= =========
Net income per common
 share..................... $   0.21 $     0.40 $     0.40 $     .09 $     .12
                            ======== ========== ========== ========= =========

                       FLUOROSCAN IMAGING SYSTEMS, INC.

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

  Deferred tax assets consist of the following:

                                                 DECEMBER 31,
                                          ---------------------------- MARCH 31,
                                             1993       1994    1995     1996
                                          ----------  -------- ------- ---------
Loss carryforward........................ $1,197,000  $269,400     --       --
Credit carryforwards.....................        --     76,800     --       --
Less valuation allowance.................   (597,000)      --      --       --
Other....................................        --        --   13,000   13,000
                                          ----------  -------- -------  -------
Net deferred tax asset................... $  600,000  $346,200 $13,000  $13,000
                                          ==========  ======== =======  =======

  No valuation allowances remained at December 31, 1994 or December 31, 1995. The net change in the valuation allowance for the deferred tax asset was a decrease of $897,000 and $597,000 for the years ended December 31, 1993 and 1994, respectively, as a result of changes in the Company's assessment of the realizability of the related deferred tax asset in future years. Other deferred items consist primarily of temporary differences between the carrying amount of inventory for financial reporting purposes and the basis used for income tax purposes.

6. STOCKHOLDERS' EQUITY

  In July 1994, the Company completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock at $6.90 per share and one warrant at $.10 per warrant. Of the 1,000,000 shares of common stock offered, 565,216 shares were offered by the Company and 434,784 shares were offered by stockholders. All of the warrants were offered by the Company. In addition, the Company granted the underwriter an option, which was exercised, to purchase up to 150,000 units to cover over-allotments. Proceeds to the Company from the initial offering and over-allotment, after deducting commissions and offering expenses paid by the Company, were approximately $4,000,000.

  As described above, the Company issued 1,150,000 warrants. The warrants, which became exercisable in July 1995 and expire in July 1999, have an exercise price of $7.00 per warrant. The warrants are subject to redemption at $.01 per warrant, commencing in July 1996, provided that 30 days written notice has been provided and the closing bid price of the common stock equals or exceeds $9.00 per share for ten consecutive trading days.

  In connection with the offering, the Company agreed to sell to the underwriter, for nominal consideration, the right to purchase up to an aggregate of 100,000 units at $10.50 per unit. The right, which is exercisable for a period of four years commencing in July 1995, grants the holder certain piggyback and demand rights with respect to registration under the Securities Act.

  Stock Split and Stock Dividend--On April 15, 1994, the Board of Directors declared a 1,344-for-1 stock split which became effective on April 22, 1994. On June 24, 1994 the Company effected a 17.6% stock dividend. All share and per share data has been restated to reflect the stock split and dividend.

  Stock Incentive Plans--The Company has two stock incentive plans, both of which are active. In April 1994, the Company adopted a stock option plan (the "1994 Plan") and in June 1995 the Company's stockholders approved a separate stock option plan (the "1995 Plan"). Both plans provide for the issuance of incentive stock options at a purchase price approximating the fair market value of the Company's common shares at the date of the grant (or 110% of such fair market value in the case of substantial stockholders). The 1994 and 1995 Plans

                       FLUOROSCAN IMAGING SYSTEMS, INC.

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

also authorize the Company to grant non-qualified options, stock appreciation rights, restricted stock and deferred stock awards. A total of 1,000,000 shares of the Company's common stock have been reserved pursuant to the 1994 and 1995 Plans. As of December 31, 1995, there were 498,000 options with respect to shares of Common Stock outstanding under the 1994 Plan and there were options with respect to 2,000 shares available for grant under such plan; there were 168,000 options with respect to shares of Common Stock outstanding under the 1995 Plan and there were options with respect to 332,000 shares available for grant under such plan. The following table provides summary information regarding stock options under the 1994 and 1995 Plans:

                                              DECEMBER 31,
                                        -------------------------   MARCH 31,
                                           1994         1995          1996
                                        ----------- ------------- -------------
Options outstanding at beginning of
 period...............................          --        231,000       666,000
Granted...............................      233,000       437,000       206,500
Exercised.............................          --            --            --
Cancelled.............................        2,000         2,000         5,000
Options outstanding at end of period..      231,000       666,000       867,500
Option price range at end of period...  $6.19-$6.74 $5.75-$10.125 $5.75-$10.125
Options exercisable at end of period..      206,200       439,067       671,598
Options available for grant at end of
 period...............................      269,000       334,000       132,500

  Directors Stock Option Plan--In August 1994, the employee directors on the Board of Directors approved the establishment of a stock option plan for non-employee directors and the granting to the current non-employee directors of options to purchase an aggregate of 30,000 shares at an exercise price equal to the fair market value of the common stock on August 20, 1994, all subject to stockholder approval. In December 1994, the employee directors on the Board of Directors adopted the 1994 Directors Stock Option Plan, subject to approval by the stockholders at the 1995 Annual Meeting. Such approval was obtained in June, 1995. A total of 600,000 shares of the Company's common stock have been reserved pursuant to such plan. The following table provides summary information regarding stock options under the Director Plan:

                                               DECEMBER 31,
                                           ---------------------   MARCH 31,
                                            1994       1995          1996
                                           ------- ------------- -------------
Options outstanding at beginning of
 period...................................     --         30,000        63,000
Granted...................................  30,000        33,000           --
Exercised.................................     --            --            --
Cancelled.................................     --            --            --
Options outstanding at end of period......  30,000        63,000        63,000
Option price range at end of period....... $6.1875 $6.1875-$7.25 $6.1875-$7.25
Options exercisable at end of period......     --         33,000        33,000
Options available for grant at end of
 period................................... 570,000       537,000       537,000

  Stock Redemption--On November 10, 1994, the Company redeemed 30,000 shares of its common stock from a former officer at a total cost of $97,500. These shares have been retired.

7. OTHER MATTERS

  (a) The Company has entered into employment agreements with two officers and a key employee, who is not an officer of the Company, that extend at varying terms through February 1999. Under the terms of these agreements the individuals involved are entitled to be paid annual salaries in aggregate of $489,000 plus bonuses.

                       FLUOROSCAN IMAGING SYSTEMS, INC.

  (INFORMATION PROVIDED AS OF MARCH 31, 1996 AND THE PERIODS ENDED MARCH 31,
                         1995 AND 1996 ARE UNAUDITED)

  (b) In December, 1995, the Board of Directors approved a profit sharing and 401(k) savings plan for all salaried employees and certain groups of hourly employees. The plan commenced January, 1996 and no contributions were made or accrued in 1995. For the plan year 1996, the Company will match 20% of participant contributions to the savings plan, in which Company contributions are limited to 1% of the participant's eligible earnings. Contributions for the three months ended March 31, 1996 were $2,600. The Board of Directors may, at its discretion, change the Company's contribution and limitations on an annual basis.

  (c) In the first quarter of 1996, the Board of Directors adopted an amendment to the 1995 Plan, subject to approval by the stockholders at the 1996 Annual Stockholders' Meeting. An additional 500,000 shares of the Company's common stock have been reserved pursuant to this amendment.

                                 HOLOGIC, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

OVERVIEW

  The following unaudited pro forma combined condensed financial statements set forth the combined financial position and the combined results of operations of Hologic, Inc. (Hologic) and FluoroScan Imaging Systems, Inc. (FluoroScan) assuming the merger will be accounted for using the pooling of interests method and that the Merger was consummated on March 30, 1996, for the pro forma balance sheet and as of October 1, 1992, for the pro forma statements of operations.

  For all periods presented in the pro forma statements of operations, weighted average shares outstanding gives effect to the proposed issuance of
 .31069 shares common stock of Hologic in exchange for each outstanding share of common stock of FluoroScan.

  The unaudited pro forma information combines the (i) historical balance sheets of Hologic as of March 30, 1996 and the historical balance sheet of FluoroScan as of March 31, 1996 and (ii) the historical statements of operations of Hologic for the years ended September 25, 1993, September 24, 1994 and September 30, 1995 and for the six months ended March 30, 1996 and the historical statements of operations of FluoroScan for the years ended December 31, 1993, 1994 and 1995 and for the six months ended March 31, 1996.

  The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the Merger been in effect during those periods or which may be reported in the future. No provision has been reflected in the unaudited pro forma combined financial information for direct expenses related to the Merger, which are expected to be expensed in the period the transaction is consummated. The pro forma statements should be read in conjunction with the respective historical financial statements and notes thereto of Hologic and FluoroScan which have been included elsewhere herein.

                        HOLOGIC, INC. AND SUBSIDIARIES

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             AS OF MARCH 30, 1996
                                  (UNAUDITED)

                                 ACTUAL (1)                 PRO FORMA
                         --------------------------- --------------------------
                                        FLUOROSCAN
                                          IMAGING                    COMBINED
                         HOLOGIC, INC. SYSTEMS, INC. ADJUSTMENTS     COMPANY
                         ------------- ------------- -----------   ------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..........  $57,883,436   $ 5,316,908                $ 63,200,344
  Short-term
   investments..........    4,132,744           --                    4,132,744
  Accounts receivable,
   net..................   16,172,161     2,676,506                  18,848,667
  Inventories...........    6,735,613     1,669,386                   8,404,999
  Prepaid expenses and
   other current
   assets...............    2,503,637        67,780                   2,571,417
                          -----------   -----------                ------------
    Total current
     assets.............   87,427,591     9,730,580                  97,158,171
                          -----------   -----------                ------------
Property and equipment,
 net....................    1,852,670       579,639                   2,432,309
Other assets, net.......    2,206,047       435,463                   2,641,510
                          -----------   -----------                ------------
                          $91,486,308   $10,745,682                $102,231,990
                          ===========   ===========                ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit........  $ 2,183,150   $       --                 $  2,183,150
  Accounts payable......    3,308,513       713,492                   4,022,005
  Accrued expenses......    5,528,095       768,632                   6,296,727
  Deferred revenue......    1,848,587           --                    1,848,587
                          -----------   -----------                ------------
    Total current
     liabilities........   12,868,345     1,482,124                  14,350,469
                          -----------   -----------                ------------
STOCKHOLDERS' EQUITY:
  Common stock--Hologic,
   Inc..................      110,406           --      14,363 (2)      124,769
  Common stock--
   Fluoroscan Imaging
   Systems, Inc.........          --            347       (347)(2)          --
  Capital in excess of
   par value............   66,907,258     9,164,210    (14,016)(2)   76,057,452
  Retained earnings.....   11,751,600        99,001                  11,850,601
  Cumulative translation
   adjustment...........     (151,301)          --                     (151,301)
                          -----------   -----------                ------------
    Total stockholders'
     equity.............   78,617,963     9,263,558                  87,881,521
                          -----------   -----------                ------------
                          $91,486,308   $10,745,682                $102,231,990
                          ===========   ===========                ============

- --------
(1) The actual balance sheet amounts of Hologic, Inc. and Fluoroscan Imaging Systems, Inc. are as of March 30, 1996 and March 31, 1996, respectively
(2) Adjusted to reflect the issuance of 1,436,287 shares of common stock of Hologic, Inc. ($.01 par value per share) in exchange for all of the outstanding shares of common stock of FluoroScan Imaging Systems, Inc.

                        HOLOGIC, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 25, 1993
                                  (UNAUDITED)

                                               ACTUAL (1)           PRO FORMA
                                       --------------------------- -----------
                                                      FLUOROSCAN
                                                        IMAGING     COMBINED
                                       HOLOGIC, INC. SYSTEMS, INC.   COMPANY
                                       ------------- ------------- -----------
Revenues:
  Product sales......................   $24,139,565   $6,927,761   $31,067,326
  Other revenue .....................       708,831          --        708,831
                                        -----------   ----------   -----------
                                         24,848,396    6,927,761    31,776,157
                                        -----------   ----------   -----------
Costs and Expenses:
  Cost of product sales..............    13,729,012    2,732,536    16,461,548
  Research and development...........     3,182,412      298,530     3,480,942
  Selling, general and
   administrative....................     8,973,411    3,194,936    12,168,347
  Restructuring costs................       900,000          --        900,000
                                        -----------   ----------   -----------
                                         26,784,835    6,226,002    33,010,837
                                        -----------   ----------   -----------
  Income (loss) from operations......    (1,936,439)     701,759    (1,234,680)
Other income (expense), net..........      (138,401)     271,565       133,164
                                        -----------   ----------   -----------
  Income (loss) before income taxes..    (2,074,840)     973,324    (1,101,516)
Benefit for income taxes.............      (300,000)    (485,000)     (785,000)
                                        -----------   ----------   -----------
  Net income (loss)..................   $(1,774,840)  $1,458,324   $  (316,516)
                                        ===========   ==========   ===========
Net loss per Common and Common
 Equivalent Share....................                              $     (0.03)
                                                                   ===========
Weighted Average Number of Common and
 Common Equivalent Shares Outstanding
 (2).................................                                9,296,423
                                                                   ===========

- --------
(1) The actual results of operations of Hologic, Inc. and FluoroScan Imaging Systems, Inc. are for the years ended September 25, 1993 and December 31, 1993, respectively.
(2) Reflects the Hologic, Inc. two-for-one stock split effected in the form of a stock dividend on March 25, 1996.

                        HOLOGIC, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 24, 1994
                                  (UNAUDITED)

                                               ACTUAL (1)           PRO FORMA
                                       --------------------------- -----------
                                                      FLUOROSCAN
                                                        IMAGING     COMBINED
                                       HOLOGIC, INC. SYSTEMS, INC.   COMPANY
                                       ------------- ------------- -----------
Revenues:
  Product sales.......................  $37,056,109   $9,170,505   $46,226,614
  Other revenue.......................    1,427,634          --      1,427,634
                                        -----------   ----------   -----------
                                         38,483,743    9,170,505    47,654,248
                                        -----------   ----------   -----------
Costs and Expenses:
  Cost of product sales...............   20,865,075    3,656,651    24,521,726
  Research and development............    3,441,871      213,462     3,655,333
  Selling, general and
   administrative.....................   10,081,754    3,507,059    13,588,813
                                        -----------   ----------   -----------
                                         34,388,700    7,377,172    41,765,872
                                        -----------   ----------   -----------
  Income from operations..............    4,095,043    1,793,333     5,888,376
Other income, net.....................      235,134      271,434       506,568
                                        -----------   ----------   -----------
  Income before income taxes..........    4,330,177    2,064,767     6,394,944
Provision for income taxes............    1,335,000      292,000     1,627,000
                                        -----------   ----------   -----------
  Net income..........................  $ 2,995,177   $1,772,767   $ 4,767,944
                                        ===========   ==========   ===========
Net income per Common and Common
 Equivalent Share Outstanding:
  Primary.............................                             $      0.49
                                                                   ===========
  Fully Diluted.......................                             $      0.47
                                                                   ===========
Weighted Average Number of Common and
 Common Equivalent Shares Outstanding
 (2):
  Primary.............................                               9,826,115
                                                                   ===========
  Fully Diluted.......................                              10,119,907
                                                                   ===========

- --------
(1) The actual results of operations of Hologic, Inc. and FluoroScan Imaging Systems, Inc. are for the years ended September 24, 1994 and December 31, 1994, respectively.
(2) Reflects the Hologic, Inc. two-for-one stock split effected in the form of a stock dividend on March 25, 1996.

                        HOLOGIC, INC. AND SUBSIDIARIES

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                               ACTUAL (1)           PRO FORMA
                                       --------------------------- -----------
                                                      FLUOROSCAN
                                                        IMAGING     COMBINED
                                       HOLOGIC, INC. SYSTEMS, INC.   COMPANY
                                       ------------- ------------- -----------
Revenues:
  Product sales.......................  $41,129,782   $13,146,979  $54,276,761
  Other revenue.......................    2,270,068           --     2,270,068
                                        -----------   -----------  -----------
                                         43,399,850    13,146,979   56,546,829
                                        -----------   -----------  -----------
Costs and Expenses:
  Cost of product sales...............   22,090,963     5,458,029   27,548,992
  Research and development............    4,300,474       198,383    4,498,857
  Selling, general and
   administrative.....................   12,296,753     5,634,239   17,930,992
  Litigation expenses.................    2,533,493           --     2,533,493
                                        -----------   -----------  -----------
                                         41,221,683    11,290,651   52,512,334
                                        -----------   -----------  -----------
  Income from operations..............    2,178,167     1,856,328    4,034,495
Other income..........................      341,352       485,409      826,761
                                        -----------   -----------  -----------
  Income before income taxes..........    2,519,519     2,341,737    4,861,256
Provision for income taxes............      650,000       863,000    1,513,000
                                        -----------   -----------  -----------
  Net income..........................  $ 1,869,519   $ 1,478,737  $ 3,348,256
                                        ===========   ===========  ===========
Net income per Common and Common
 Equivalent Share:
  Primary.............................                             $      0.33
                                                                   ===========
  Fully Diluted.......................                             $      0.32
                                                                   ===========
Weighted Average Number of Common and
 Common Equivalent Shares Outstanding
 (2):
  Primary.............................                              10,188,047
                                                                   ===========
  Fully Diluted.......................                              10,587,139
                                                                   ===========

- --------
(1) The actual results of operations of Hologic, Inc. and FluoroScan Imaging Systems, Inc. are for the years ended September 30, 1995 and December 31, 1995, respectively.
(2) Reflects the Hologic, Inc. two-for-one stock split effected in the form of a stock dividend on March 25, 1996.

                         HOLOGIC, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED MARCH 30, 1996
                                  (UNAUDITED)

                                               ACTUAL (1)           PRO FORMA
                                       --------------------------- -----------
                                                      FLUOROSCAN
                                                        IMAGING     COMBINED
                                       HOLOGIC, INC. SYSTEMS, INC.   COMPANY
                                       ------------- ------------- -----------
Revenues:
  Product sales.......................  $32,067,304   $7,380,002   $39,447,306
  Other revenue.......................    1,453,397          --      1,453,397
                                        -----------   ----------   -----------
                                         33,520,701    7,380,002    40,900,703
                                        -----------   ----------   -----------
Costs and Expenses:
  Cost of product sales...............   15,211,781    3,121,295    18,333,076
  Research and development............    3,076,899       78,636     3,155,535
  Selling, general and
   administrative.....................    9,008,677    3,101,370    12,110,047
  Litigation expenses.................      797,819          --        797,819
                                        -----------   ----------   -----------
                                         28,095,176    6,301,301    34,396,477
                                        -----------   ----------   -----------
  Income from operations..............    5,425,525    1,078,701     6,504,226
Other income..........................      625,482      222,062       847,544
                                        -----------   ----------   -----------
  Income before income taxes..........    6,051,007    1,300,763     7,351,770
Provision for income taxes............    1,720,000      494,000     2,214,000
                                        -----------   ----------   -----------
  Net income..........................  $ 4,331,007   $  806,763   $ 5,137,770
                                        ===========   ==========   ===========
Net income per Common and Common
 Equivalent Share.....................                                   $0.44
                                                                   ===========
Weighted Average Number of Common and
 Common Equivalent Shares Outstanding
 (2)..................................                              11,734,633
                                                                   ===========

- --------
(1) The actual results of operations of Hologic, Inc. and FluoroScan Imaging Systems, Inc. are for the six months ended March 30, 1996 and March 31, 1996, respectively. The FluoroScan Imaging Systems, Inc. results of operations for the three months ended December 31, 1995 are also included in the pro forma combined condensed statement of operations for the year ended September 30, 1995 included on page F-34. Revenues of $3,877,968 and net income of $403,152 are included in both periods.

(2) Reflects the Hologic, Inc. two-for-one stock split effected in the form of a stock dividend on March 25, 1996.

______________________________________________________________________________

______________________________________________________________________________

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                                 HOLOGIC, INC.,

                            FENWAY ACQUISITION CORP.

                                      AND

                        FLUOROSCAN IMAGING SYSTEMS, INC.

                             DATED:  JULY 18, 1996


______________________________________________________________________________

______________________________________________________________________________

                               TABLE OF CONTENTS

ARTICLE I................................................................   A-1

1.1 The Merger...........................................................   A-1
1.2 The Closing..........................................................   A-1
1.3 Actions at the Closing...............................................   A-2
1.4 Additional Actions...................................................   A-2
1.5 Conversion of Shares.................................................   A-2
1.6 No Appraisal Rights..................................................   A-3
1.7 Exchange of Shares...................................................   A-3
1.8 Dividends............................................................   A-5
1.9 Options and Warrants.................................................   A-5
1.10 Certificate of Incorporation........................................   A-6
1.11 Bylaws..............................................................   A-6
1.12 Directors and Officers..............................................   A-6
1.13 No Further Rights...................................................   A-6
1.14 Closing of Transfer Books...........................................   A-7

ARTICLE II...............................................................   A-8

2.1 Organization and Qualification of the Company........................   A-8
2.2 Capitalization.......................................................   A-8
2.3 Subsidiaries.........................................................   A-9
2.4 Authorization of Transaction.........................................  A-10
2.5 Present Compliance with Obligations and Laws.........................  A-10
2.6 No Conflict of Transaction With Obligations and Laws.................  A-10
2.7 Reports and Financial Statements.....................................  A-11
2.8 Absence of Undisclosed Liabilities...................................  A-12
2.9 Absence of Certain Changes...........................................  A-12
2.10 Payment of Taxes....................................................  A-14
2.11 Title to Properties; Liens; Condition of Properties.................  A-14
2.12 Inventories.........................................................  A-15
2.13 Redeemable Common Stock Warrants....................................  A-16
2.14 Intellectual Property Rights........................................  A-16
2.15 Contracts and Commitments...........................................  A-17
2.16 Labor and Employee Relations........................................  A-19
2.17 Employee Benefits and ERISA.........................................  A-21
2.18 Environmental Matters...............................................  A-23
2.19 Permits.............................................................  A-24
2.20 Warranty or Other Claims............................................  A-25
2.21 Claims and Legal Proceedings........................................  A-25
2.22 Borrowings and Guarantees...........................................  A-26
2.23 Powers of Attorney..................................................  A-26
2.24 Insurance...........................................................  A-26
2.25 Government Contracts................................................  A-26
2.26 Corporate Books and Records.........................................  A-26
2.27 Finder's Fee........................................................  A-26
2.28 Transactions with Interested Persons................................  A-26
2.29 Absence of Sensitive Payments.......................................  A-27
2.30 Disclosure of Material Information..................................  A-27
2.31 Pooling.............................................................  A-27
2.32 State Antitakeover Statutes.........................................  A-27
2.33 Company Action......................................................  A-28
2.34 Stockholder Action..................................................  A-28


ARTICLE III..............................................................  A-29

3.1 Organization of Parent and Acquisition Subsidiary....................  A-29
3.2 Capitalization.......................................................  A-29
3.3 Authorization of Transaction.........................................  A-30
3.4 No Conflict of Transaction With Obligations and Laws.................  A-30
3.5 Reports and Financial Statements.....................................  A-31
3.6 Absence of Undisclosed Liabilities...................................  A-32
3.7 Absence of Certain Changes...........................................  A-32
3.8 Finder's Fee.........................................................  A-32
3.9 Claims and Legal Proceedings.........................................  A-32
3.10 Disclosure of Material Information..................................  A-33
3.11 Parent Action.......................................................  A-33

ARTICLE IV...............................................................  A-34

4.1 Commercially Reasonable Efforts......................................  A-34
4.2 Notices and Consents.................................................  A-34
4.3 Special Meeting, Prospectus/Proxy Statement and Registration
     Statement; Fairness Opinion.........................................  A-34
4.4  Operation of Business...............................................  A-36
4.5 Full Access..........................................................  A-37
4.6 Notice of Breaches...................................................  A-38
4.7 Exclusivity..........................................................  A-38
4.8 Agreements from Certain Company Affiliates...........................  A-39
4.9 Listing of Merger Shares.............................................  A-39
4.10 Indemnification.....................................................  A-39
4.11 Officers and Employees..............................................  A-40
4.12 Form 8-K............................................................  A-40
4.13 Tax-Free Merger.....................................................  A-40
4.14 Proprietary Information Agreements..................................  A-40
     ----------------------------------
4.15 Hart-Scott-Rodino...................................................... 40

ARTICLE V................................................................  A-41

5.1 Conditions to Each Party's Obligations...............................  A-41
5.2 Conditions to Obligations of the Parent and the Acquisition
     Subsidiary..........................................................  A-41
5.3 Conditions to Obligations of the Company.............................  A-43

ARTICLE VI...............................................................  A-44

6.1 Termination..........................................................  A-44
6.2 Termination by the Parent............................................  A-45
6.3 Termination by the Company...........................................  A-45
6.4 Procedure for Termination............................................  A-46
6.5 Effect of Termination and Abandonment................................  A-47

ARTICLE VII..............................................................  A-48

7.1 Fees and Expenses....................................................  A-48
7.2 Notices..............................................................  A-48
7.3 Publicity and Disclosures............................................  A-49
7.4 Entire Agreement.....................................................  A-49
7.5 Severability.........................................................  A-49
7.6 Assignability........................................................  A-49
7.7 Amendments and Waivers...............................................  A-50
7.8 Governing Law; Venue.................................................  A-50
7.9 Remedies.............................................................  A-50
7.10 Counterparts........................................................  A-51

7.11 Effect of Table of Contents and Headings............................  A-51
7.12 No Third Party Beneficiaries........................................  A-51
7.13 Survival of Representations.........................................  A-51

ARTICLE VIII.............................................................  A-51

SIGNATURES...............................................................  A-54

LIST OF SCHEDULES AND EXHIBITS...........................................  A-55

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT entered into as of the 18th day of July, 1996, by and among Hologic, Inc., a Delaware corporation, with its principal place of business in Waltham, Massachusetts (the "Parent"), Fenway Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Parent, with its principal place of business in Waltham, Massachusetts (the "Acquisition Subsidiary"), and FluoroScan Imaging Systems, Inc., a Delaware corporation, with its principal place of business in Northbrook, Illinois ("the Company"). The Parent, the Acquisition Subsidiary and the Company are referred to collectively herein as the "Parties"

   WHEREAS, the Parties have agreed that it is in their best interests for the Acquisition Subsidiary to merge with and into the Company upon the terms and conditions set forth herein. The Boards of Directors of the Acquisition Subsidiary and the Company have approved the merger of their respective companies and have recommended to the respective stockholders of the Acquisition Subsidiary and the Company that they approve the merger and this Agreement.

   WHEREAS, this Agreement contemplates a tax-free merger of the Acquisition Subsidiary with and into the Company. In such merger, the stockholders of the Company will receive capital stock of the Parent in exchange for their capital stock of the Company and thereby continue to participate in the equity and appreciation of the combined enterprise.

   NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

    1.1    The Merger.  Upon and subject to the terms and conditions of this
           ----------
Agreement, the Acquisition Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Acquisition Subsidiary file a certificate of merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") in accordance
                        ---------
with the relevant provisions of the Delaware General Corporation Law ("DGCL"), with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 251 and 259 of the DGCL.

    1.2    The Closing.  The closing of the transactions contemplated by this
           -----------
Agreement (the "Closing") shall take place at the offices of Brown, Rudnick, Freed & Gesmer in Boston, Massachusetts, commencing at 9:00 a.m. local time on the second business day after the receipt of Requisite Stockholder Approval (as defined in Section 2.4), provided that on or prior thereto, all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Article 5 have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date"); provided, however, that the Closing Date shall be no later than November 30, 1996.

    1.3    Actions at the Closing.  At the Closing, subject to the satisfaction
           ----------------------
or waiver of all of the Conditions set forth in Article 5, not theretofor satisfied or waived, (a) the Company and the Acquisition Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger and (b) the Parent shall deliver a certificate for the Merger Shares (as defined below) to American Stock Transfer & Trust Company or other entity reasonably satisfactory to the Company appointed by the Parent to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7.

    1.4    Additional Actions.  The Surviving Corporation may, at any time after
           ------------------
the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Acquisition Subsidiary, in order to consummate the transactions contemplated by this Agreement.

    1.5    Conversion of Shares.  At the Effective Time, by virtue of the Merger
           --------------------
and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $.0001 par value per share, of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned by the Parent or the Acquisition Subsidiary and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive such number of shares of common stock, $.01 par value per share, of the Parent ("Parent Common Stock") as is equal to the Conversion Ratio. The "Conversion Ratio" shall be .31069; provided,
                                                               --------
however, that if the Average Market Value (as hereinafter defined) of the Parent
- -------
Common Stock is greater than $50.29, the Conversion Ratio shall equal $15.63 divided by the Average Market Value; and provided, further, that if the Average
                                         --------  -------
Market Value of the Parent Common Stock is less than $30.17, and the Parent so elects on a timely basis as set forth in Section 6.3(iii) (a "Parent Adjustment Election"), the conversion ratio shall equal $9.37 divided by the Average Market Value. If the Average Market Value of the Parent Common Stock is less than $30.17 and Parent does not make a Parent Adjustment Election, the Conversion Ratio shall continue to be .31069, subject to the Company's right to terminate this Agreement as set forth herein. For purposes hereof, the term "Average Market Value" means the arithmetic average (rounded to the nearest five decimal places) of the closing price per share of the Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending two trading days prior to the Closing. Holders of Company Shares shall also have the right to receive together with each share of Parent Common Stock issued in the Merger pursuant to this Section 1.5(a), an associated common stock purchase right ("Parent Purchase Right") pursuant to the Rights Agreement dated as of December 22, 1992, as amended, between the Parent and the Rights Agent named therein. References herein to Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Purchase Rights.

    The Conversion Ratio shall at all times be rounded to the nearest fifth decimal place. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, reorganization, recapitalization or similar event affecting the Parent Common Stock between the date of this Agreement and the Effective Time. Stockholders of record of the Company as of the Effective Time ("Company Stockholders") shall be entitled to receive immediately all of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.5(a) (the "Merger Shares").

          (b) No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates (as defined below), and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates representing such fractional Merger Shares, receive cash in an amount equal to such fractional Merger Share multiplied by the Conversion Ratio times the Average Market Value. The Merger Shares and the cash to be received in lieu of fractional Merger Shares are collectively referred to herein as the "Merger Consideration."

          (c) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned by the Parent or the Acquisition Subsidiary shall be canceled and retired without payment of any consideration therefor.

          (d) Each share of common stock, $.01 par value per share, of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

    1.6    No Appraisal Rights.  This Agreement provides that the Company
           -------------------
Stockholders shall be entitled to notice of the Special Meeting (as defined in Section 4.3 below). The Company Shares are designated as Nasdaq National Market securities and the Parent Common Stock is designated as a Nasdaq National Market security and is contemplated to be so designated at the record date for the Special Meeting. Therefore, in accordance with Section 262 of the DGCL, no Company Stockholder shall be entitled to appraisal rights.

    1.7    Exchange of Shares.
           ------------------

          (a) Prior to the Effective Time, the Parent shall appoint the Exchange Agent (or such other Exchange Agent as the parties shall mutually agree) to effect the exchange for the Merger Consideration of Certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 ("Certificates"). On or before the Closing Date, the Parent shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing Merger Shares, as described in Section 1.5(a) and sufficient funds to make cash payments in lieu of fractional Merger Shares, as described in Section 1.5(b). As soon as practicable after the Effective Time, the Parent shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate (other than those surrendered and paid for at the Closing) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Consideration. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Consideration, without interest, determined pursuant to Sections 1.5(a) and (b). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration determined pursuant to Sections 1.5(a) and (b). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares or cash payments to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) If any Merger Consideration is to be issued or paid in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance and payment of such Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and
(iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5(a) that are delivered to a public official in accordance with applicable abandoned property, escheat or similar laws.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Parent shall direct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5(a) and to make any cash payment in lieu of a fractional Merger Share pursuant to Section 1.5(b). The Board of Directors of the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Parent a bond in such sum as it may direct as indemnity against any claim that may be made against the Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) The Exchange Agent shall invest the cash portion of the Merger Consideration as directed by the Parent; provided, however, that all risk of loss related to such investments shall be borne by the Parent.

          (e) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Parent all Merger Consideration (including the proceeds of any investments thereof) in its possession, and the Exchange Agent's duties shall terminate.

Thereafter, each holder of a Certificate may surrender such Certificate to the Parent and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Consideration, without interest, issuable with respect thereto pursuant to Sections 1.5(a) and (b).

    1.8    Dividends.  No dividends or other distributions that are payable to
           ---------
the holders of record of Parent Common Stock as of a date on or after the Effective Time shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Parent shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Parent Common Stock as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender provided that no such person shall be entitled receive any interest on such dividends or other distributions.

    1.9    Options and Warrants.
           --------------------

          (a) As of the Effective Time, all (i) options to purchase Company Shares issued by the Company pursuant to its stock option plans or otherwise ("Options"), whether vested or unvested, and (ii) options to purchase Company units, each unit ("Unit") consisting of one share of Common Stock and a warrant to purchase one share of Common Stock ("Unit Options"), whether or not exercisable, shall be assumed by the Parent. Immediately after the Effective Time, each Option and Unit Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Option or Unit Option at the Effective Time (without giving effect to the Merger), such number of shares of Parent Common Stock and warrants to purchase shares of Parent Common Stock is equal to the number of Company Shares and warrants to purchase Company Shares subject to the unexercised portion of such Option or Unit Option multiplied by the Conversion Ratio (except as otherwise provided in the applicable instrument, with any fraction resulting from such multiplication to be paid in cash upon the exercise of such Option or Unit Option based upon the closing price of Parent Common Stock on the Nasdaq National Market on the date of exercise). The exercise price per share of each such assumed Option and Unit Option shall be equal to the exercise price of such Option or Unit Option immediately prior to the Effective Time, divided by the Conversion Ratio. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options and Unit Options shall otherwise remain unchanged. Without limiting the foregoing, for purposes of determining vesting of the Options and otherwise, employees of the Company will be credited for their full term during which they were employed by the Company.

          (b) As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall deliver to the holders of Options and Unit Options appropriate notices setting forth such holders' rights pursuant to such Options or Unit Options, as amended by this Section 1.9, and the agreements evidencing such Options or Unit Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

          (c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Options and Unit Options, including the warrants thereunder, assumed in accordance with this Section 1.9. As soon as practicable after the Effective Time, and in any event within thirty (30) days thereafter, the Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") with respect to all shares of Parent Common Stock subject to Options that may be registered on a Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

          (d) The Company shall use commercially reasonable efforts to obtain, prior to the Closing, the consent from each holder of an Option or Unit Option to the amendment of such Option or Unit Option pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

    1.10   Certificate of Incorporation.  The Certificate of Incorporation of
           ----------------------------
the Surviving Corporation shall be the Certificate of Incorporation of the Company as amended and restated in the Certificate of Merger.

    1.11   Bylaws.  The Bylaws of the Surviving Corporation shall be the same as
           ------
the Bylaws of the Acquisition Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

    1.12   Directors and Officers.  The directors of the Acquisition Subsidiary
           ----------------------
shall become the directors of the Surviving Corporation as of the Effective Time. Promptly after the Effective Time, the board of directors of the Surviving Corporation shall be expanded to a number not to exceed five and Larry
S. Grossman and Arlen L. Issette shall be elected to the Board. The officers of the Company at the Effective Time shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions.

    1.13   No Further Rights.  From and after the Effective Time, no Company
           -----------------
Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, other than the right to receive Merger Shares or cash in lieu thereof under Sections 1.5(a) and (b) or as otherwise provided herein or by law.

    1.14   Closing of Transfer Books.  At the Effective Time, the stock transfer
           -------------------------
books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Parent or the Exchange Agent, they shall be canceled and exchanged for Merger Consideration in accordance with Sections 1.5(a) and (b).

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.

    2.1    Organization and Qualification of the Company.  The Company is a
           ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the Company's Certificate of Incorporation as amended to date ("Charter"), certified by the Delaware Secretary of State, and of the Company's Bylaws as amended to date, certified by the Company's Secretary, copies of which are attached as Schedule 2.1 of the Company Disclosure Schedule,
                                ------------
are, and will be at the Closing, complete and correct.  Except as set forth on

Schedule 2.1 of the Company Disclosure Schedule, the Company is duly qualified
- ------------
to do business and in good standing as a foreign corporation in Illinois and Michigan and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, operations, prospectus, assets, revenues or condition (financial or otherwise) of the Company and its Subsidiaries (as defined below) on a consolidated basis (a "Company Material Adverse Effect").

    2.2    Capitalization . The authorized capital stock of the Company consists
           --------------
of (i) 1,000,000 shares of preferred stock, $.0001 par value, none of which is issued and outstanding, and (ii) 14,000,000 shares of common stock, $.0001 par value, of which 4,115,959 shares are issued and outstanding as of July 16, 1996 and no shares are held in the treasury of the Company. All issued and outstanding Company Shares are, and all Company Shares that may be issued upon the exercise of Options, the Company's Redeemable Common Stock Warrants, the Unit Options and the warrants included in the Units, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable and upon payment therefor, will be duly authorized and validly issued, fully paid, nonassessable, free of all preemptive rights. All outstanding shares of the Company's Common Stock have been issued in compliance with Federal and applicable state securities laws. Except as set forth on
Schedule 2.2(b) of the Company Disclosure Schedule (including as applicable, the
- ---------------
number of Company Shares subject to each instrument) and the Company' Redeemable Common Stock Warrants (all of which warrants shall be redeemed or exercised as of the Effective Time), there are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by the Company or binding upon the Company to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company or which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) other securities of the

Company directly or indirectly convertible into or exchangeable for shares of capital stock of the Company, (iii) restrictions on the transfer of the Company's capital stock (other than restrictions under the Securities Act and state securities laws), (iv) voting rights with respect to the capital stock of the Company, or (v) stock appreciation, phantom stock or similar rights with respect to the Company. Schedule 2.2(c) of the Company Disclosure Schedule
                         ---------------
identifies each holder of Options and Warrants, which Options or Warrants (x) do not by their terms require the holder to accept the assumption by the Parent of such Options or Warrants pursuant to Section 1.9(a) hereof, or (y) contain terms and conditions that would result in acceleration of the vesting schedule or exercise period set forth therein upon the consummation of the Merger.

    2.3    Subsidiaries.  Schedule 2.3 of the Company Disclosure Schedule sets
           ------------   ------------
forth for each corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect the majority of the directors (a "Subsidiary") (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
Except as disclosed in Schedule 2.3 of the Company Disclosure Schedule, each
                       ------------
Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Parent correct and complete copies of the Charter and Bylaws of each Subsidiary, as amended to date. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. No Subsidiary is in default under or in violation of any provision of its Charter or Bylaws. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

    2.4    Authorization of Transaction.  The Company has all requisite power
           ----------------------------
and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    2.5    Present Compliance with Obligations and Laws. The Company is not:
           --------------------------------------------
(a) in violation of its Charter or Bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or
(d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets, except where any violation or default under items (b), (c), or (d) would not, individually or in the aggregate, have a Company Material Adverse Effect.

    2.6    No Conflict of Transaction With Obligations and Laws.  Subject to
           ----------------------------------------------------
compliance with the applicable requirements of the Securities Act, any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the filing of the Certificate of Merger as required by the DGCL, and obtaining the consents listed on Schedule 2.6 of the
                                                           ------------
Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Charter or Bylaws of the Company; (ii) require any consent, waiver, exemption, approval or authorization of, declaration, filing or registration with, or giving of notice to any person, court, arbitration tribunal, administrative agency or commission or other or governmental or regulatory agency or authority; (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which the Company or any Subsidiary is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets are bound; (v) result in the creation of any lien or encumbrance upon any of the assets of the Company or any Subsidiary; (vi) result in a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to the Company or any Subsidiary, or their businesses or assets; or
(vii) invalidate or adversely affect any permit, license or authorization used in the Company's or any Subsidiary's business, excluding from clauses (iii),
(iv), (v) and (vi) any default or violation which would not, either individually or in the aggregate, either have a Company Material Adverse Effect or materially impair or preclude the Company's ability to consummate the Merger or the transactions contemplated hereby. Except as set forth in Schedule 2.6(b) of the Company Disclosure

Schedule, neither the execution, delivery and performance of this Agreement nor the performance of the transactions contemplated hereby will give rise to a right of any party (other than the Company or any Subsidiary) to terminate, modify or cancel any contract, agreement or other instrument required to be disclosed in the Company Disclosure Schedule.

    2.7    Reports and Financial Statements.
           --------------------------------

          (a) The Company has previously furnished to the Parent complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-KSB for the fiscal years 1994 and 1995, as filed the Securities and Exchange Commission (the "SEC"), and amendments thereto, (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1994 and (c) all other reports or registration statements filed by the Company with the SEC since January 1, 1994 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred herein as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed by the Company with the SEC since January 1, 1994. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (together, the "Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act and subject to normal recurring year-end adjustments), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Company and the Subsidiaries. The Company has also previously furnished to the Parent all documents used in connection with any offer or sale of securities by the Company since January 1, 1994, which documents are identified in Schedule 2.7(a) of the Company Disclosure Schedule.
                            ---------------

          (b) The balance sheet contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996, including the footnotes thereto, is sometimes referred to hereinafter as the "Base Balance Sheet."

          (c) The books of account of the Company are complete and correct in all material respects and have been maintained on a consistent basis. The current books of account and auditor's letters to management of the Company for the past five (5) years and other significant correspondence from or to such auditors during such period, if any, have been provided to the Company.

    2.8    Absence of Undisclosed Liabilities.  Except as disclosed in Schedule
           ----------------------------------                          --------
2.8 of the Company Disclosure Schedule and except for liabilities and
- ---
obligations arising in connection with this Agreement, neither the Company nor any Subsidiary has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personal or real property or unusual or extraordinary commitments, except (i) the liabilities recorded on the Base Balance Sheet and the notes thereto, and (ii) the liabilities and obligations incurred since the date of the Base Balance Sheet in the ordinary course of business and consistent with past practice that would not, individually or in the aggregate, have a Company Material Adverse Effect.

    2.9    Absence of Certain Changes.  Except as disclosed in Schedule 2.9 of
           --------------------------                          ------------
the Company Disclosure Schedule, since the date of the Base Balance Sheet there has not been:

          (a) any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of the Company or any Subsidiary which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business has had a Company Material Adverse Effect;

          (b) any material contingent liability incurred by the Company or any Subsidiary as guarantor or otherwise with respect to the obligations of others;

          (c) any mortgage, encumbrance or lien placed on any of the properties of the Company or any Subsidiary which remains in existence on the date hereof ;

          (d) any material obligation or material liability incurred by the Company or any Subsidiary other than obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (e) any material purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of any material properties or assets of the Company or any Subsidiary, or any equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof, other than in the ordinary course of business and consistent with past practice;

          (f) any damage, destruction or loss, whether or not covered by insurance, that could have a Company Material Adverse Affect;

          (g) any union organization attempts or claim of unfair labor practices (other than routine internal employee grievances) involving the Company or any Subsidiary, any change in the compensation payable or to become payable by the Company or any Subsidiary to any of their respective officers, employees or agents, or any change in any bonus, pension, or profit sharing payment, entitlement or arrangement made to or with any of such officers, employees or agents;

           (h) any material adverse change with respect to the management personnel of the Company or any Subsidiary;

          (i) any payment or discharge of a material lien, claim, obligation or liability of the Company or any Subsidiary which was not shown on the Base Balance Sheet or incurred in the ordinary course of business and consistent with past practice thereafter;

          (j) any obligation or liability incurred by the Company or any Subsidiary to any of its employees, officers, directors or shareholders or any loans or advances made by the Company or any Subsidiary to any of their respective officers, directors or shareholders except normal compensation, benefits and expense allowances payable in the ordinary course of business consistent with past practice;

          (k) any write-down of the value of any inventory (including write-downs by reason of shrinkage or mark-down), except for write-downs and write-offs that are in the aggregate less than $15,000 incurred in the ordinary course of business and consistent with past practice;

          (l) any disposal or lapse of any rights to the use of any trademark, tradename, patent or copyright, or disposal of or disclosure by the Company or any of its Subsidiaries to any person other than the Parent or employees of the Company of any trade secret, formula, process or know-how not theretofor a matter of public knowledge other than pursuant to confidentiality agreements;

          (m) any change in any method of accounting or accounting practice;

          (n) any action taken to issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the redemption, conversion or exercise of the Company' Redeemable Common Stock Warrants and Options and Warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options or Warrants (except as contemplated in this Agreement);

          (o) any action taken to split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or

          (p) any agreement, whether in writing or otherwise, to take any action described in this Section 2.09.

    2.10   Payment of Taxes. Each of the Company and the Subsidiaries has duly
           ----------------
and timely filed all Federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefore, or estimated taxes required to be filed by them, with respect to all applicable taxes ("Tax Returns"), including without limitation, with respect to all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profits taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments ("Taxes"). All of the Tax Returns are complete and correct in all material respects. All Taxes shown to be due on each Tax Return have been paid or are being contested in good faith by the Company (which contest is being diligently pursued and is described on
Schedule 2.10 of the Company Disclosure Schedule). With respect to all other
- -------------
Taxes for which no return is required, or which have not yet accrued or otherwise become due, to the Company's knowledge adequate provision has been made in the pertinent financial statements referred to in Section 2.7 above. All Taxes and other assessments and levies which the Company or any Subsidiary is required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. Except as set forth on Schedule 2.10 of the Company Disclosure Schedule, the Tax Returns have
         -------------
never been examined by any government entity, including the Internal Revenue Service and the Illinois Department of Revenue. The Company is not aware of any intention on the part of any government entity to examine any of the Tax Returns. No deficiencies have been asserted or assessments made against the Company or any Subsidiary, nor is the Internal Revenue Service nor any other taxing authority now asserting or, to the knowledge of the Company or any Subsidiary, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has extended the time for the filing of any Tax Return or the assessment of deficiencies or waived any statute of limitations for any year, which extension or waiver is still in effect. To the Company's knowledge, the provisions for taxes reflected in the above-mentioned financial statements are adequate, in all material respects, to cover any tax liabilities of the Company and the Subsidiaries in respect of their businesses, properties and operations during the periods covered by said financial statements and all prior periods. Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code. Neither the Company nor any Subsidiary has ever been part of an affiliated group filing consolidated returns, or entered into any tax allocation or tax sharing agreement, other than by and among each other.

    2.11   Title to Properties; Liens; Condition of Properties.
           ---------------------------------------------------

          (a) Neither the Company nor any Subsidiary owns, directly or indirectly, any real property. The Company has delivered to Parent true, correct and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property used by the Company or any Subsidiary in their respective businesses. The property reflected on the Base Balance Sheet or purchased by the Company or any Subsidiary since the date of the Base Balance Sheet (except for such properties or assets sold since the date of the Base Balance Sheet in the ordinary course of business and consistent with past practice) includes all property and assets used or required for use in the Company's and the Subsidiaries' businesses.

          (b) Except as specifically disclosed in Schedule 2.11(b) of the
                                                  ----------------
Company Disclosure Schedule or in the Base Balance Sheet, the Company or a Subsidiary own outright all of its personal property and all of its leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither the Company nor any Subsidiary has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

          (c) None of the personal property owned or used by the Company or any Subsidiary is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind, except as specifically disclosed in Schedule 2.11(c) of the Company Disclosure Schedule or
                          ----------------
in the Base Balance Sheet.

          (d) Except as otherwise specified in Schedule 2.11(d) of the Company
                                               ----------------
Disclosure Schedule:

               (i) all buildings, machinery and equipment of the Company or any Subsidiary are in good condition, working order and repair, normal wear and tear and excepted, are adequate for the uses to which they are being put, have been well maintained, conform in all material respects with all applicable ordinances, regulations and zoning, safety or other laws, and to the knowledge of the Company do not encroach on property of others; and

               (ii) as of the date hereof, neither the Company nor any Subsidiary has received written notice of or otherwise become aware of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or, to the Company's knowledge, threatened condemnation of any such property.

    2.12   Inventories.  All inventories of finished goods and raw materials of
           -----------
the Company and the Subsidiaries reflected on the Base Balance Sheet were as of the date thereof , and those existing at the Closing will be, in all material respects, of a quality and quantity salable in the ordinary course of the business of the Company and the Subsidiaries at prevailing market prices without discounts, except for inventory reserved against in accordance with GAAP. Purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of current market prices. Except as set forth in Schedule 2.12 of the Company Disclosure
                                -------------
Schedule, since the date of the Base Balance Sheet, no inventory items have been
- ---------
sold or disposed of except through sales in the ordinary course of business and consistent with past practice at prices no less than prevailing market prices, and in no event less than cost.

    2.13   Redeemable Common Stock Warrants.  The Company has issued a
           --------------------------------
redemption notice with respect to its Redeemable Common Stock Warrants, a copy of which notice is attached to Schedule 2.13 of the Company Disclosure Schedule. The Company has
            -------------
extended the redemption date until July 26, 1996, a copy of the press release announcing such extension is attached to Schedule 2.13 of the Company Disclosure
                                         -------------
Schedule.

    2.14   Intellectual Property Rights.
           ----------------------------

          (a) The Company or the Subsidiaries own or have the right to use all Intellectual Property Rights (as defined below) necessary to the conduct of their respective businesses. Schedule 2.14(a) of the Company Disclosure
                              ----------------
Schedule contains a worldwide list of all patents, trade names, registered and unregistered copyrights, trademarks and service marks, and applications for the same owned by the Company or any Subsidiary. The Company and/or a Subsidiary have unencumbered title to the Intellectual Property Rights set forth in
Schedule 2.14(a) which are listed as owned by the Company or any Subsidiary and
- ----------------
such title has not been challenged (pending, or to the knowledge of the Company, threatened) by others except for the encumbrances listed in such Schedule
                                                                 --------
2.14(a).  No rights or licenses to use Intellectual Property Rights have been
- -------
granted or acquired by the Company or any Subsidiary except those listed in
Schedule 2.14(b) of the Company Disclosure Schedule.  Schedule 2.14(c) of the
- ----------------                                      ----------------
Company Disclosure Schedule lists all licenses, agreements, obligations, provisions or contracts relating to the Intellectual Property Rights to which the Company or any Subsidiary is a party or by which the Company or any subsidiary is bound, except licenses implied by the sale of a product an perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 per copy under which the Company or any subsidiary is a licensee. Each of the Material Licenses (as defined in Schedule 2.14(c) of
                                                          ----------------
the Company Disclosure Schedule) and, to the Company's knowledge, (i) each of the other licenses, agreements, obligations, provisions or contracts listed in
Schedule 2.14(c) is in full force and effect , (ii) neither the Company nor any
- ----------------
Subsidiary is in default under any such instrument, and (iii) there are no outstanding, or threatened, disputes or disagreements with respect to any such instrument. Except as listed in Schedule 2.14(d) of the Company Disclosure
                                 ----------------
Schedule, to the knowledge of the Company, there have been (i) no claims or assertions made by others that the Company or any Subsidiary has infringed any Intellectual Property Rights of others by the sale of products or any other activity in the preceding five year period and (ii) no infringements by the Company or any Subsidiary during such period. Except as set forth in Schedule
                                                                      --------
2.14(e) of the Company Disclosure Schedule, the Company has no knowledge of any
- -------
infringement of Intellectual Property Rights of the Company or any Subsidiary by others. All such patents, registered trademarks, service marks, and copyrights owned by the company or any Subsidiary are in good standing and are recorded on the public record in the name of the Company or a Subsidiary, except for those failures to be in good standing and so recorded that would not, individually or in the aggregate, have a Company Material Adverse Effect. True, complete and correct copies of all material listed in Schedules 2.14(a), 2.14(b), 2.14(c),
                                         ------------------------------------
2.14(d) and 2.14(e) of the Company Disclosure Schedule have been delivered or
- -------------------
made available to the Parent. For purposes of this Agreement, "Intellectual Property Rights" shall mean and include rights relating to patents, trademarks, service marks, tradenames, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing and maintenance of products by the Company or any Subsidiary.

          (b) Schedule 2.14(f) of the Company Disclosure Schedule, sets forth
              ----------------
all current employees of and technical consultants to the Company or any of its Subsidiaries who have executed written agreements with the Company or such Subsidiary that assign to such entity all rights to any inventions, improvements, discoveries, works of authorship or confidential information relating to the business of the Company or any Subsidiary. To the Company's knowledge, no employee of the Company or any Subsidiary has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company or any Subsidiary.

          (c) The manner in which the Company or any Subsidiary has manufactured, packaged, shipped, advertised, labeled and sold its products complies in all material respects with all the material applicable laws and regulations pertaining thereto. Neither the Company nor any Subsidiary has deposited, or is obligated to deposit, any source code regarding its products into any source code escrows or similar arrangements and neither the Company nor any Subsidiary is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to its products.

    2.15   Contracts and Commitments.
           -------------------------

          (a) Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.15(a) and Schedule 2.16 of the Company Disclosure
             ----------------     -------------
Schedule (correct and complete copies of which, if written, have been delivered to the Parent), neither the Company nor any Subsidiary is a party to or subject to:

               (i) any contract or agreement for the purchase of any commodity, material, equipment or asset, except purchase orders in the ordinary course for less than $100,000 each, such orders not exceeding in the aggregate $200,000;

              (ii) any other contracts or agreements creating any obligations of the Company or any Subsidiary after the date of the Base Balance Sheet of $25,000 or more with respect to any such contract or agreement, other than sales and purchase commitments in the ordinary course of business and consistent with past practice;

             (iii) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

              (iv) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or any Subsidiary (or its successor or assign) within one year after the date hereof;

               (v) any contract or agreement for the sale or lease of its products not made in the ordinary course of business and consistent with past practice;

              (vi) any contract with any sales agent or distributor of products of the Company or any Subsidiary;

             (vii) any contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any person or entity;

            (viii) any license or franchise agreement (as licensor or licensee or franchisor or franchisee); or

              (ix) any arrangement or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates.

          (b) Neither the Company nor any Subsidiary is in material default under any contracts, commitments, plans, agreements or licenses described in
Schedule 2.15 of the Company Disclosure Schedule nor does the Company have
- -------------
knowledge of any termination, cancellation, limitation or modification or change in any business relationship with any material supplier or customer. For the purposes hereof, a supplier is material if it accounted for more than $270,000 of the orders of the Company and its Subsidiaries for purchases of raw materials and other products essential to its manufacturing processes during either of fiscal year 1994 or 1995. A customer is material if it accounted for more than $650,000 of the orders of the Company and its Subsidiaries in either fiscal year 1994 or 1995. Except as set forth on Schedule 2.15(b) of the Company Disclosure
                                      ----------------
Schedule, the Company together with its Subsidiaries has not had any customer who accounted, directly or indirectly, for more than five percent (5%) of its sales during the last two fiscal years and the Company together with its Subsidiaries has no supplier from whom it has purchased more than five percent (5%) of the goods and services that it purchased during the last two fiscal years.

          (c) The Company's total backlog of orders (including all accepted and unfulfilled sales orders) is not materially less than the backlog amount set forth on Schedule 2.15(c) of the Company Disclosure Schedule, and the aggregate
         ----------------
of all outstanding purchase orders issued by the Company and the Subsidiaries (including all contracts or commitments for the purchase by the Company and the Subsidiaries of materials or other supplies) is not materially more than the purchase order amount set forth on said Schedule. All such sales and purchase commitments were made in the ordinary course of business and consistent with past practice.

    2.16  Labor and Employee Relations.
          ----------------------------

          (a) Except as shown on Schedule 2.16(a) of the Company Disclosure
                                 ----------------
Schedule, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which the Company or any Subsidiary is a party. Complete and accurate copies of all such written agreements have been delivered to Parent. Also shown on Schedule
                                                                      --------
2.16(a) of the Company Disclosure Schedule are the name and
- -------
rate of compensation (including all salary, bonus, benefit and compensation) of each officer and employee of the Company and the Subsidiaries, including all bonus compensation.

          (b) Except as shown on Schedule 2.16(b) of the Company Disclosure
                                 ----------------
Schedule, none of the employees of the Company or any Subsidiary is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. The Company and each Subsidiary has complied in all material respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances or other labor troubles pending, or, to the knowledge of the Company, overtly threatened, with respect to the employees of the Company or any Subsidiary.

          (c) There are no complaints against the Company or any Subsidiary pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, by or on behalf of any employee or former employee of the Company or any Subsidiary.

          (d) There is no material contingent liability for severance pay or similar items as of the date of the Base Balance Sheet not set forth on the Base Balance Sheet or on Schedule 2.16(d) of the Company Disclosure Schedule. The
                    ----------------
execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

          (e) The Company has provided to Parent a description of all written and other material employment policies under which the Company and each Subsidiary has operated.

          (f) Except as disclosed on Schedule 2.16(f) of the Company Disclosure
                                     ----------------
Schedule and except where the failure to so be in compliance, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and each Subsidiary is in compliance with all Federal, foreign (as applicable), and state worker's safety laws and requirements.

          (g) Except as disclosed on Schedule 2.16(g) of the Company Disclosure
                                     ----------------
Schedule, to the knowledge of the Company, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any Subsidiary.

          (h) Except as disclosed on Schedule 2.16(h) of the Company Disclosure
                                     ----------------
Schedule, no salaried or commissioned employee has left the employment of the Company or any Subsidiary since the date of the Base Balance Sheet.

    2.17   Employee Benefits and ERISA.
           ---------------------------

           (a)  Schedule 2.17(a) of the Company Disclosure Schedule sets forth a
                ----------------
list of every plan or arrangement relating to employees of the Company or of any member of a controlled group or affiliated service group (as defined in Code
Section 414(b), (c), (m) and (o)) which includes the Company (an "ERISA Affiliate") which is:

                (i) an employee benefit plan within the meaning of Section 3 of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"); or

                (ii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or

                (iii) a compensation, stock purchase, stock option, stock bonus, stock appreciation, severance, health, welfare, life, disability or other benefit plan, fund, program, arrangement or practice which is not covered by clause (i) or (ii) above.

(Hereinafter, "ERISA Benefit Plan" refers to plans or arrangements under clauses
(i) and (ii) above and "Benefit Plan" refers to plans or arrangements under clauses (i) - (iii) above.)

           (b) There are no agreements or commitments of the Company or any ERISA Affiliate, whether or not legally binding, to create any additional Benefit Plan not listed on Schedule 2.17(b). There have been no multiemployer
                           ----------------
plans or defined benefit pension plans covering employees of the Company or an ERISA Affiliate within the last ten (10) years.

           (c) With respect to each ERISA Benefit Plan, the Company has furnished to Parent complete and accurate copies of each Benefit Plan described in Schedule 2.17(a), including all amendments thereto. With respect to each
   ----------------
ERISA Benefit Plan, the Company has also furnished the three most recent
Form 5500s and the most recent Internal Revenue Service determination letter (if any), plan actuarial report, summary plan description, summary annual report and employee manual, as well as summaries of material modifications, material employee communications, and all reports of the Benefit Plan required by ERISA and the regulations thereunder. The Company has also furnished Parent copies of any insurance contracts or trust agreements through which any ERISA Benefit Plan is funded, any custodial or investment contracts relating to assets or benefits under the Benefit Plan, any contracts relating to record keeping or administration for the Benefit Plan, and notice of any material adverse change occurring with respect to any Benefit Plan since the date of the most recently completed and filed annual report.

           (d)  Except as set forth on Schedule 2.17(d), with respect to each
                                       ----------------
ERISA Benefit Plan which is a pension plan within the meaning of Section 3(2) of
ERISA:

                (i) The value of the ERISA Benefit Plan's asset equals or exceeds the total value of all vested and unvested employee benefits under such Plan, whether determined on an ongoing basis or termination basis;

                (ii) the ERISA Benefit Plan meets in all material respects all applicable requirements of Section 401(a) of the Code; and

                (iii) the Base Balance Sheet reflects all accrued but unpaid liabilities with respect to such ERISA Benefit Plan.

           (e)  With respect to each Benefit Plan:

                (i) each Benefit Plan materially complies currently and has in all material respects complied in the past, as to form and operation, with the provisions of all applicable Federal and state laws, such as ERISA and the Code, including without limitation all requirements regarding discrimination, disclosure, and continuation coverage (under Section 4980B of the Code); and no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or enumerated in Section 406(a) or (b) of ERISA) has occurred;

                (ii) all required government filings, reports, and notices have been properly and timely made;

                (iii) no such Benefit Plan is currently under audit or investigation by any governmental agency or body;

                (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any of the Benefit Plans or against the assets of any Benefit Plan;

                (v) all premiums due in connection with the Benefit Plan and premiums for life and health insurance and annuity contracts, have been paid in full when due and, except as specifically disclosed on Schedule 2.17(e) of the
                                                       ----------------
Company Disclosure Schedule;

                (vi) all reports and filings made pursuant to ERISA, including without limitation all 5500 forms and attachments, summary annual reports, and participant reports, and any other documents reasonably necessary to enable Parent to perform its responsibilities with respect to any employee program subsequent to the Closing, are and shall be available at the offices of the Company on and immediately after the Closing; and

                (vii) except as required by COBRA (Section 4980B of the Code) or the Family Medical Leave Act, no Benefit Plan provides health or other welfare benefits to retirees, former employees, or their dependents.

           (f) Except as required by COBRA or the Family Medical Leave Act, neither the Company nor any ERISA Affiliate has made any promises or incurred any obligation to provide any health or other welfare benefits to any retirees, former employees, or their dependents.

           (g) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereunder:

                (i) do not constitute a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code;

                (ii) will not result in any obligation or liability of the Parent or of the Company to any employee of the Company or any ERISA Affiliate or to the PBGC in respect of any Benefit Plan.


    2.18   Environmental Matters.
           ---------------------

           (a)  Except as disclosed in Schedule 2.18(a) of the Company
                                       ----------------
Disclosure Schedule, any and all oil, petroleum product, waste oil, hazardous waste, hazardous substances, toxic substances or hazardous materials used or generated by the Company or any Subsidiary have always been or are being generated, used, stored or treated on and at any of the properties or facilities owned or leased by the Company or any Subsidiary (for the purposes of this Section, a "Site") in material compliance with Federal, state and local laws, regulations and ordinances. Copies of any and all filings made or documents prepared under Title III of the Superfund Amendments and Reauthorization Act of 1986 and applicable state or local statutes or laws have been provided to Parent.

           (b)  Except as disclosed in Schedule 2.18(b) of the Company
                                       ----------------
Disclosure Schedule, no petroleum product, oil, hazardous waste, hazardous substances, toxic substances or hazardous materials used or generated by the Company have ever been, are being, are intended to be or are threatened with being spilled, released, discharged, disposed, placed, leaked, or otherwise caused to become located in the air, soil or water in, under or upon a Site. The Company has provided Parent with copies of all notices filed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or comparable state law, including without limitation any reports, whether oral or written, made to the National Response Center, or other agencies.

           (c)  Except as disclosed in Schedule 2.18(c) of the Company
                                       ----------------
Disclosure Schedule, no petroleum, oil, hazardous substances or hazardous waste have ever been shipped by or for the Company or any Subsidiary to other sites or facilities for treatment, storage or disposal, and neither the Company nor any Subsidiary has received any notice that any sites or facilities to which any such wastes have been shipped or sent to are subject to or threatened to become subject to any governmental response action or clean up order. The Company has provided Parent with copies of all manifests, bills of lading and other receipts or evidence documenting disposal or recycling of hazardous substances relating to operations of the Company and the Subsidiaries.

           (d)  Except as disclosed in Schedule 2.18(d) of the Company
                                       ----------------
Disclosure Schedule, to the Company's knowledge, all hazardous materials and toxic substances have been shipped by the Company and the Subsidiaries in accordance with all applicable Federal, state and local laws, regulations and ordinances, including The Hazardous Materials Transportation Act, the regulations of the Department of Transportation, and any corresponding state or local statute and regulations adopted pursuant to said act.

           (e) All underground tanks and other underground storage facilities located at any Site are disclosed in Schedule 2.18(e) of the Company Disclosure
                                     ----------------
Schedule and copies of all notifications made to Federal, state or local authorities pursuant to the Resource Conservation and Recovery Act a similar state or local law relating to underground storage tanks have been provided to Parent. As of the date hereof, to the Company's knowledge, none of such underground tanks and other underground storage facilities are in violation of any Federal, state or local environmental law, regulation or ordinance.

           (f)  Except as disclosed in Schedule 2.18(f) of the Company
                                       ----------------
Disclosure Schedule, all wells, water discharges and other water diversions on any Site are properly registered and/or permitted under, and copies of such permits have been provided to Parent, and do not violate in any material respect, any applicable Federal, state or local law, regulation or ordinance.

           (g)  Except as disclosed in Schedule 2.18(g) of the Company
                                       ----------------
Disclosure Schedule, the Company and each Subsidiary has all necessary and applicable air permits and licenses, and has properly registered (for air pollution control purposes) all air emitting devices used by and activities conducted by it, as required by applicable Federal, foreign, state or local law, regulation or ordinance. Copies of all such permits have been provided to Parent.

           (h)  Except as disclosed on Schedule 2.18(h) of the Company
                                       ----------------
Disclosure Schedule, all asbestos insulated equipment or areas on any Site are in material compliance with all applicable Federal, foreign, state and local laws, current regulations, and ordinances.

           (i) For purposes of this section, "hazardous waste", "hazardous substances", "hazardous material", "oil", "petroleum", "toxic substances", "manifest", and "response action" shall have the meaning set forth in the Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation and Liability Act, The Hazardous Materials Transportation Act, The Federal Water Pollution Control Act, The Toxic Substances Control Act, and corresponding state and local statutes, and ordinances and any amendments, or successor legislation to such Acts, or as currently defined in any Federal, state or local regulations adopted pursuant to such Acts.

    2.19   Permits.  The Company and each Subsidiary holds all licenses,
           -------
permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Company Material Adverse Effect. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are listed on
Schedule 2.19 of the Company Disclosure Schedule and are now, and will be after
- -------------
the Closing, valid and in full force
and effect, and Parent shall have full benefit of the same, except where the failure to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

    2.20   Warranty or Other Claims. Except as disclosed on Schedule 2.20 of the
           ------------------------                         -------------
Company Disclosure Schedule, no product manufactured, sold, leased or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which have been provided to the Parent. Schedule 2.20 of the
                                                        -------------
Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company knows of no reason why such expenses should significantly increase as a percentage of sales in the future. Except as set forth in Schedule 2.20 of the
                                                           -------------
Company Disclosure Schedule, there are no existing or, to the knowledge of the Company threatened claims, or any facts upon which a claim could be based, against the Company or any Subsidiary for services or merchandise which are defective or fail to meet any service or product warranties. Except as set forth in Schedule 2.20 of the Company Disclosure Schedule, no claim has been asserted
   -------------
against the Company or any Subsidiary for renegotiation or price redetermination of any business transaction, and the Company has no knowledge of any facts upon which any such claim could be based. The Company's and the Subsidiaries' products are free from known significant defects and to the knowledge of the Company, conform to the specifications, documentation and sample demonstration furnished to the Company's and the Subsidiaries' customers and to Parent.

    2.21   Claims and Legal Proceedings.  Except for matters described in
           ----------------------------
Schedule 2.21 of the Company Disclosure Schedule, there are no claims, actions,
- -------------
suits, arbitration's, proceedings or investigations pending (or, to the knowledge of the Company, threatened) against the Company or any Subsidiary, and there are no outstanding court orders, court decrees, or court stipulations to which the Company or any Subsidiary is a party or by which any of their assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) materially restrict the present business properties, operations, prospects, assets, revenues or condition (financial or otherwise) of the Company or any Subsidiary, or (c) would, individually or in the aggregate have a Company Material Adverse Effect or materially impair or preclude the Company's ability to consummate the Merger or the other transactions contemplated hereby. The Company has no reason to believe that any such claim, action, suit, arbitration, proceeding or investigation may be brought against the Company or any Subsidiary.

    2.22   Borrowings and Guarantees.  Except as shown on Schedule 2.22 of the
           -------------------------                      -------------
Company Disclosure Schedule, there are no agreements and undertakings pursuant to which the Company or any Subsidiary (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements have been delivered to Parent and are attached to Schedule 2.21.
                                                             -------------

    2.23   Powers of Attorney.  Neither the Company nor any Subsidiary has any
           ------------------
outstanding powers of attorney.

    2.24   Insurance.  Schedule 2.24 of the Company Disclosure Schedule lists
           ---------   -------------
all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and the Subsidiaries and all outstanding claims against such policies. All such policies are currently in effect.
Except as set forth on Schedule 2.24 of the Company Disclosure Schedule, neither
                       -------------
the Company nor any Subsidiary has received notice of the cancellation of any such insurance in effect on the date hereof.

    2.25   Government Contracts.  Neither the Company nor any Subsidiary has
           --------------------
ever had a contract or subcontract terminated for default and has never been determined to be nonresponsible by any agency of the United States government. Except as set forth on Schedule 2.25 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any outstanding agreements, contracts or commitments that required to obtain or maintain a government security clearance.

    2.26   Corporate Books and Records.  The minute books and stock ledgers of
           ---------------------------
the Company, copies of which have been made available for inspection by Parent, accurately record all material action taken by the Company's stockholders, board of directors and committees thereof.

    2.27   Finder's Fee.  Except for Rodman & Renshaw, Inc. neither the Company
           ------------
nor any Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon the consummation of the Merger. Schedule 2.27 of the Company Disclosure
                                 -------------
Schedule describes the maximum fee payable to Rodman & Renshaw, Inc.

    2.28   Transactions with Interested Persons.  Except as disclosed in
           ------------------------------------
Schedule 2.28 of the Company Disclosure Schedule, no officer, supervisory
- -------------
employee, director or stockholder of the Company or any Subsidiary, or their respective spouses or children, (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any Subsidiary or any organization which has a material contract or arrangement with the Company or any Subsidiary, or (ii) has any contract or agreement with the Company or any Subsidiary other than as disclosed on a schedule hereto, and all such agreements are, except as noted on such schedule, on arms-length terms.

    2.29   Absence of Sensitive Payments.  Neither the Company, any Subsidiary,
           -----------------------------
nor to the knowledge of the Company, any of the Company's or any Subsidiary's directors, officers, agents, stockholders or employees, on behalf of the Company or any Subsidiary:

           (a) has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

           (b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

           (c) has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether Federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

    2.30   Disclosure of Material Information. No representation or warranty by
           ----------------------------------
the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

    2.31   Pooling.  To the knowledge of the Company, neither the Company nor
           -------
any Company Affiliate (as defined in Section 2.33(d) below) has through the date of this Agreement taken or agreed to take any action that would prevent the Company and the Parent from accounting for the business combination to be entered by one Merger as a "pooling of interests" in conformity with GAAP.

    2.32   State Antitakeover Statutes.  The Company has granted all approvals
           ---------------------------
and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby (including, without limitation, the execution and deliver to the Parent of the Stockholder Letter Agreements (as defined below)) from the requirements and provisions of Section 203 of the DGCL and any other applicable state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation
(i) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, any provision hereof or any Stockholder Letter Agreement, or (iii) would subject the Parent or the Acquisition Subsidiary to any material impediment or condition in connection with the exercise of their respective rights under this Agreement.

    2.33   Company Action.
           --------------

           (a) The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and resolved to recommend that Company Stockholders vote in favor of the approval of this Agreement and the Merger.

           (b) The Company has received the opinion of Rodman & Renshaw, Inc., dated of recent date, satisfactory to the Company and its Board of Directors to the effect that the terms of the Merger are fair to the Company Stockholders from a financial point of view (the "Rodman Opinion").

           (c) The Company has received a letter from BDO Seidman, LLP with respect to the absence of certain attributes of the Company which would preclude the Merger from being treated as a "pooling of interests" for accounting purposes. A copy of such letter has been previously furnished to the Parent.

           (d) On or prior to the date hereof, the Company shall have delivered to the Parent the written agreement of all executive officers, directors and all other persons or entities who are at such time "affiliates" of the Company for purposes of Rule 145 under the Securities Act, to the extent such persons or entities own Company Shares (the "Company Affiliates") substantially in the form attached hereto as Exhibit B (an "Affiliate Agreement"). Schedule 2.33 of the
                   ---------                             -------------
Company Disclosure Schedule identifies all persons or entities who or which are as of the date hereof Company Affiliates.

           (e) The Company has received a letter from M.H. Meyerson & Co., Inc. ("Meyerson") regarding certain obligations of the Company pursuant to its prior underwriting agreement with Meyerson. A copy of such letter has been previously furnished to the Parent.

    2.34   Stockholder Action.
           ------------------

           (a) On or prior to the date hereof, each of Larry S. Grossman and Arlen L. Issette has entered into an option agreement with the Parent in substantially the form attached hereto as Exhibit C pursuant to which Mr.
                                          ---------
Grossman and Mr. Issette grant the Parent an option, under certain circumstances whereby this Agreement is terminated and the Merger does not take place as contemplated herein, to purchase up to all Company Shares owned by them at the Conversion Ratio.

           (b) On or prior to the date hereof, each of Larry S. Grossman and Arlen L. Issette has delivered to the Parent a letter substantially in the form attached hereto as Exhibit D and Exhibit E, respectively, pursuant to which
                   ----------
Mr. Grossman and Mr. Issette shall have agreed to vote all Company Shares owned by them or over which they have voting control, including Company Shares owned by John Tauber and Kevin Hughes, in favor of the Merger and this Agreement and irrevocably grant a proxy, coupled with an interest, to the Parent or its designee to vote such Company Shares in favor of this Agreement the Merger (the "Stockholder Letter Agreements").

           (c) On or prior to the date hereof Larry S. Grossman and Arlen L. Issette have entered into employment agreements with the Surviving Corporation and the Parent in substantially the form of Exhibit F and Exhibit G
                                            ---------     ---------
respectively.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                            ACQUISITION SUBSIDIARY

    Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company as follows:

    3.1    Organization of Parent and Acquisition Subsidiary..  Each of the
           -------------------------------------------------
Parent and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Company owns all of the issued and outstanding capital stock of the Acquisition Subsidiary. The Acquisition Subsidiary was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or the transactions contemplated hereby, The Acquisition Subsidiary has not incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any kind whatsoever or entered into any agreements or arrangements with any person or entity. The copies of the Parent's and the Acquisition Subsidiaries Certificate of Incorporation as amended to date, certified in each case by the Delaware Secretary of State, and of the Parent's and the Acquisition Subsidiary's Bylaws as amended to date, certified by their respective Secretary, copies of which have been delivered to the Company, are, and will be at the Closing, complete and correct.

    3.2    Capitalization.  The authorized capital stock of the Parent consists
           --------------
of (i) 1,622,685 shares of preferred stock, $.01 par value, none of which are outstanding, and (ii) 30,000,000 shares of common stock, $.01 par value, of which 11,310,750 shares were issued and outstanding as of July 16, 1996 and no shares were held in treasury of the Parent. Except as set forth on Schedule 3.2
                                                                    ------------
of the Parent's disclosure schedule, as of July 16, 1996 there were no
(i) outstanding or authorized subscriptions, warrants, options or other rights granted by the Parent or binding upon the Parent to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Parent or which obligate or may obligate the Parent to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) other securities of the Parent directly or indirectly convertible into or exchangeable for shares of capital stock of the Parent, (iii) restrictions on the transfer of the Parent's capital stock (other than restrictions under the Securities Act and state securities laws), (iv) voting rights with respect to the capital stock of the Company, or (v) stock appreciation, phantom stock or similar rights with respect to the Company. Each share of Parent Common Stock is, and each share of Parent Common Stock to be issued at the Effective Time will be, accompanied by one Parent Purchase Right. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable, are free of all preemptive rights and were issued in compliance with Federal and applicable state securities laws. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are not authorized or outstanding any options, warrants, calls, rights, commitments or any other agreements of any character to which the Acquisition Subsidiary is a party or by which it is bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Acquisition Subsidiary.

    3.3    Authorization of Transaction.  Each of the Parent and the Acquisition
           ----------------------------
Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary. This Agreement has been duly and validly executed and delivered by the Parent and the Acquisition Subsidiary and constitute valid and binding obligations of the Parent and the Acquisition Subsidiary, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    3.4    No Conflict of Transaction With Obligations and Laws.  Subject to
           ----------------------------------------------------
compliance with the applicable requirements of the Securities Act, any applicable state takeover or securities laws, the Exchange Act, the Nasdaq National Market and the filing of the Certificate of Merger and any other documents as required by the DGCL, neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Charter or Bylaws of the Parent or the Acquisition Subsidiary; (ii) require any consent, waiver, exemption, approval or authorization of, declaration, filing or registration with, or giving of notice to any person, court, arbitration tribunal, administrative agency or commission or other or governmental or regulatory agency or authority (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which the Parent (including any subsidiary of the Parent), the Acquisition Subsidiary is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Parent (including any subsidiary of the Parent), the Acquisition Subsidiary is a party or by which the Parent (including any subsidiary of the Parent) or the Acquisition Subsidiary or any of their assets are bound; (v) result in the creation of any lien or encumbrance upon any of the assets of the Parent (including any subsidiary of the Parent) or the Acquisition Subsidiary; (vi) result in a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to the Parent (including any subsidiary of the Parent) or the Acquisition Subsidiary, or their businesses or assets; or (vii) invalidate or adversely affect any permit, license or authorization used in the Parent's (including any subsidiary of the Parent) or the Acquisition Subsidiary's business, excluding from clauses (ii) through
(vii) consents, waivers, exemptions, approvals or authorizations, declarations, filings or registrations, notices, conflicts, breaches, defaults, liens or encumbrances, or violations which would not, either individually or in the aggregate, either have a material adverse effect on the business, properties, operations, prospectus, assets, revenues or condition (financial or otherwise) of the Parent and its subsidiaries on a consolidated basis (a "Parent Material Adverse Effect") or materially impair or preclude the Parent's or the Acquisition Subsidiary's ability to consummate the Merger or the transactions contemplated hereby.

    3.5    Reports and Financial Statements.
           --------------------------------

           (a) The Parent has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal years 1994 and 1995, as filed the SEC, and amendments thereto, (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1994 and (c) all other reports or registration statements, other than Registration Statements of Form S-8, filed by the Parent with the SEC since January 1, 1994 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred herein as the "Parent Reports"). The Parent Reports constitute all of the documents filed or required to be filed by the Parent with the SEC since January 1, 1994, other than any Registration Statement on Form S-8. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated audited financial statements and consolidated unaudited interim financial statements of the Parent included in the Parent Reports (together, the "Parent Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act and subject to normal recurring year-end adjustments),
(iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent and each of its subsidiaries as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

           (b) The consolidated balance sheet contained in the Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996, including the footnotes thereto, is sometimes referred to hereinafter as the "Parent Base Balance Sheet."

    3.6    Absence of Undisclosed Liabilities.  Except for liabilities and
           ----------------------------------
obligations arising in connection with this Agreement, the Company, on a consolidated basis, has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personal or real property or unusual or extraordinary commitments, except (i) the liabilities recorded on the Parent Base Balance

Sheet and the notes thereto, and (ii) the liabilities and obligations incurred since the date of the Parent Base Balance Sheet in the ordinary course of business and consistent with past practice that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    3.7    Absence of Certain Changes.  Since March 30, 1996, there has not been
           --------------------------
any change in the business, properties, operations, prospectus, assets, revenues or condition (financial or otherwise) of the Parent or any of its subsidiaries which has resulted in a Parent Material Adverse Effect, nor has there occurred any event or development with regard to the Parent's operations which could reasonably be foreseen to result in a Parent Material Adverse Effect.

    3.8    Finder's Fee. Except for Needham & Company, Inc. and Oliver, Lipman &
           ------------
Associates, neither the Parent nor the Acquisition Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon the consummation of the Merger.

    3.9    Claims and Legal Proceedings.  There are no claims, actions, suits,
           ----------------------------
arbitrations, proceedings or investigations pending (or, to the best knowledge of Parent, threatened) against Parent or any of its subsidiaries, and there are no outstanding court orders, court decrees, or court stipulations to which Parent or any of its subsidiaries is a party or by which any of their respective assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) materially restrict the present business, properties, operations, prospects, assets or condition, financial or otherwise, of Parent, or (c) would, individually or in the aggregate have a Parent Material Adverse Effect or materially impair or preclude the Parent's or the Acquisition Subsidiary's ability to consummate the Merger or the other transactions contemplated hereby. Parent has no reason to believe that any such claim, action, suit, arbitration, proceeding or investigation may be brought against Parent.

    3.10   Disclosure of Material Information. No representation or warranty by
           ----------------------------------
the Parent or the Acquisition Subsidiary contained in this Agreement, and no statement contained in the Parent's disclosure schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Parent or the Acquisition Subsidiary pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

    3.11   Parent Action.
           -------------

           (a) The Parent has received the opinion of Needham & Company, Inc. satisfactory to the Parent to the effect that the terms of the Merger are fair to the Parent from a financial point of view. A copy of such letter has been previously furnished to the Company.

           (c) The Company has received a letter from Arthur Andersen & Co. LLP satisfactory to the Parent with respect to the absence of certain attributes of the Parent which would preclude the Merger from being treated as a "pooling of interests" for accounting purposes. A copy of such letter has been previously furnished to the Company.

           (d) On or prior to the date hereof, the Parent shall have delivered to the Company copies of the written agreement of all executive officers, directors and all other persons or entities who are at such time "affiliates" of the Parent for purposes of Rule 144 under the Securities Act, to the extent such persons or entities own shares of Parent Common Stock (the "Parent Affiliates") substantially in the form attached hereto as Exhibit H ("Parent Affiliate
                                             ---------
Agreements"). Schedule 3.11 of the Parent disclosure schedule identifies all
              -------------
persons or entities who or which are as of the date hereof Parent Affiliates.

    3.12   ERISA.  Schedule 3.12 of the Parent disclosure schedule contains a
           -----
list of all Parent Benefit Plans (as defined below). Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent has no liability (nor could reasonably be expected to have any liability) with respect to any Parent Benefit Plan for any failure to make required contributions, to comply with applicable law or terms of such plan, for any disallowed deduction, for any withdrawal liability or for any unfunded benefit obligations which are not fully accrued on the Parent Financial Statements. For purposes of this Section, the term "Parent Benefit Plan" shall mean every plan or arrangement with respect to which the Parent or any controlled group member of the Parent (or any other entity required to be aggregated with the Buyer under Code Section 414(b),(c),(m) or (o)) has or could reasonably be expected to have any liability and which is:

    (i)    an employee benefit plan within the meaning of Section 3 of ERISA;
           or

    (ii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or

    (iii) a compensation, stock purchase, stock option, stock bonus, stock appreciation, severance, health, welfare, life, disability or other benefit plan, fund, program, arrangement or practice which is not covered by clause (i) or (ii) above.

                                   ARTICLE IV

                                   COVENANTS

    4.1    Commercially Reasonable Efforts.  Each of the Parties shall use
           -------------------------------
commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement including but not limited to the delivery of certificates reasonably requested in connection with any opinions to be delivered hereunder.

    4.2    Notices and Consents.  Each of the Parties shall use commercially
           --------------------
reasonable efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and governmental entities or authorities, and to effect all such registrations, filings and notices with or to third parties and governmental entities or authorities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

    4.3    Special Meeting, Prospectus/Proxy Statement and Registration
           ------------------------------------------------------------
Statement; Fairness Opinion.
- ---------------------------

           (a) The Parent and the Company shall jointly prepare, and the Company shall file with the SEC under the Exchange Act, proxy materials for the purpose of soliciting proxies from Company Stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger at a special meeting of Company Stockholders to be called and held for such purpose (the "Special Meeting"). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to Company Stockholders and soliciting such proxies from Company Stockholders (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to herein as the "Prospectus/Proxy Statement"). The Company, with the assistance of the Parent, shall promptly respond to any SEC comments on the Prospectus/Proxy Statement and shall otherwise use commercially reasonable efforts to resolve as promptly as practicable all SEC comments to the satisfaction of the SEC.

           (b) A copy of the Rodman Opinion , shall be delivered by the Company to the Parent no later than the day that the preliminary proxy materials described in subparagraph (a) above are first filed with the SEC.

           (c) The Parent shall file with the SEC under the Securities Act a Registration Statement on Form S-4 (the "Registration Statement"), which shall include the Prospectus/ Proxy Statement as a part thereof. The Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable. The Parent shall also take any and all such actions as may be necessary or as it may deem advisable for the purpose of complying with all applicable state securities laws in connection with the offering and issuance of the Merger Shares.

           (d) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/Proxy Statement and the Form S-4, the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and solicit proxies from Company Stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting.

           (e) The Company shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that .the Prospectus/Proxy Statement does not, as of the date on which it is distributed to Company Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Parent in writing for inclusion in the Prospectus/Proxy Statement).

           (f) The Parent shall comply with all applicable provisions of and rules under the Securities Act and state securities laws in the preparation and filing of the Registration Statement and the offering and issuance of the Merger Shares. Without limiting the foregoing, the Parent shall ensure that the Registration Statement does not, as of its effective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion in the Registration Statement).

           (g) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use commercially reasonable efforts to obtain the Requisite Stockholder Approval. Notwithstanding the foregoing, the obligations set forth in this paragraph (g) shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of the Company shall have been advised in writing by independent legal counsel (who may be the Company's regular legal counsel), that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the foregoing obligations.

    4.4    Operation of Business.  Except as contemplated by this Agreement,
           ---------------------
during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the ordinary course of business and consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, except for transactions relating to the redemption, conversion, exercise, delisting or deregistration of the Company's Redeemable Common Stock Warrants and Options and Unit Options outstanding on the date hereof, prior to the Effective Time, neither the Company nor any Subsidiary shall, without the written consent of the Parent, which written consent with respect to actions set forth in clause (0), will not be unreasonably withheld:

           (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of any such convertible securities, Options or Warrants;

           (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

           (c) except in the ordinary course of business and consistent with past practice: create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

           (d) enter into, adopt or amend any ERISA Benefit Plan or Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the ordinary course of business and consistent with past practice) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing ERISA Benefit Plan or Benefit Plan;

           (e) acquire, sell, lease, encumber or dispose of any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof or any assets, other than purchases and sales of assets in the ordinary course of business and consistent with past practice;

           (f) amend its Charter or Bylaws;

           (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

           (h) discharge or satisfy any security interest, lien or other encumbrance or pay any obligation or liability other than in the ordinary course of business and consistent with past practice;

           (i) mortgage or pledge any of its property or assets or subject any such assets to any security interest, lien or other encumbrance;

           (j) sell, assign, transfer or license any Intellectual Property Assets, other than in the ordinary course of business and consistent with past practice;

           (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any material contract or agreement;

           (l) make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;

           (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

           (n) take any action that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or

           (o) enter into any material lease with respect to real property; or

           (p) agree in writing or otherwise to take any of the foregoing actions.

     In addition, the Company shall not without prior oral consultation with the Parent hire any employees or retain any consultants other than nonmanagement or nonsupervisory personnel in the ordinary course of business.

    4.5    Full Access.  The Company shall (and shall cause each Subsidiary to)
           -----------
permit representatives of the Parent to have full access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Company and each Subsidiary. The right of access shall include without limitation the right to undertake environmental testing of the Company's leased real property. Representatives of the Company shall have access to the Parent's books and records and personnel, including senior management, (at all reasonable times and in a manner so as not to interfere with the normal business of the Parent) in order to conduct customary due diligence regarding the completeness of the Parent Reports and the Registration Statement and other information as the Company may reasonably request. Each Party (a) shall treat and hold as confidential any Confidential Information (as defined below),
(b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the disclosing Party all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any information of the disclosing Party that is furnished in writing to another Party by the disclosing Party in connection with this Agreement: provided, however, that it shall not include any information
(i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the receiving Party,
(iii) which the receiving Party knew or to which the receiving Party had access prior to disclosure, or (iv) which is required by law to be disclosed.

    4.6    Notice of Breaches.  The Company shall promptly deliver to the Parent
           ------------------
written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Company Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the

Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such Party. The Parent or the Acquisition Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Parent or the Acquisition Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Parent or the Acquisition Subsidiary of, or a failure by the Parent or the Acquisition Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

    4.7    Exclusivity.
           -----------

          (a) The Company shall not, and the Company shall use commercially reasonable efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Parent) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary (an "Acquisition Transaction") or (b) provide any information concerning the business, properties or assets of the Company or any Subsidiary to any person or entity (other than the Parent).


          (b) Anything herein to the contrary notwithstanding, in the event the Company receives an unsolicited written proposal for, or an unsolicited written indication of a serious interest in entering into, an Acquisition Transaction from a bona fide, financially capable third party that contains no financing contingency, (i) the Company in its discretion may furnish to and communicate with such third party public information requested by such party, and (ii) the Company may enter into discussions and negotiations with such third party and may, at the request of such third party, furnish such third party with non-public information concerning the Company, provided (in the case of this clause
(ii)) that (A) the Company gives the Buyer written notice thereof at least five
(5) business days prior to furnishing any such information, (B) the Company's Board of Directors, after consultation with and based upon the advice of an independent financial advisor (who may be the Company's regularly engaged financial advisor), determines in good faith that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction that would yield a higher value to the Company Stockholders than will the Merger, (C) the Company's Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to the Company Stockholders than will the Merger, and (D) the Company's Board of Directors shall have been advised in writing by independent legal counsel (who may be the Company's regular legal counsel), that any failure to provide such non-public information to such party would likely constitute a breach of the fiduciary responsibilities of the Board of Directors to the Company Stockholders.

    4.8    Agreements from Certain Company Affiliates.  The Company shall advise
           ------------------------------------------
the Parent in writing of any person or entity who or which, to the Company's knowledge, becomes a Company Affiliate after the date hereof and prior to the Effective Time and, if requested by Parent, shall use all commercially reasonable efforts to have each such person or entity deliver to the Parent, no later than the date such person or entity becomes a Company Affiliate, an Affiliate Agreement.

    4.9    Listing of Merger Shares.  On or before the Effective Time, the
           ------------------------
Parent shall list the Merger Shares on the Nasdaq National Market.

    4.10   Indemnification.
           ---------------

    (a) For a period of five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 150% of the annual premiums paid as of the date hereof by the Company for such insurance and if such premiums exceed such amount the Surviving Corporation shall purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.

    (b) Parent agrees to be jointly and severally liable with the Company and the Surviving Corporation for their indemnification obligations to the Company's directors, in all capacities in which such directors served the Company or its Subsidiaries while directors prior to the Effective Time, as set forth in the Company's Charter and to the extent such indemnification by the Company is permitted under DGCL; provided, however that such obligation of Parent shall be limited to the working capital of the Company as of the Effective Time (determined in accordance with GAAP consistently applied) less any amounts indemnified by the Company (excluding amounts paid by insurance of the Company).

    (c) Parent further agrees to be jointly and severally liable with the Surviving Corporation for any indemnification obligation it may have to directors (in any capacity) of the Company who continue to serve as directors of the Surviving Corporation after the Effective Time pursuant to any indemnification agreements entered into by the Company with such directors, with respect to acts or events (in any capacity) while serving as a director of the Surviving Corporation on or after the Effective Time to the extent such indemnification by the Surviving Corporation is permitted under DGCL.

    4.11   Officers and Employees. The Company shall use commercially reasonable
           ----------------------
efforts to encourage the officers of the Company to remain in the employ of the Parent following the Merger.

    4.12   Form 8-K.  The Parent shall use all reasonable efforts to file a
           --------
Current Report on Form 8-K containing the financial results of the combined operations of the Company and the Parent for the first full calendar month following the Effective Time within thirty (30) days of the close of such month, and in no event shall file such Report later than forty-five (45) days after the close of such month, unless otherwise consented to by Larry S. Grossman and Arlen L. Issette.

    4.13   Tax-Free Merger.  The Parent, the Acquisition Subsidiary and the
           ---------------
Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

    4.14   Proprietary Information Agreements.  The Company shall use all
           ------------------------------------
reasonable efforts to cause all of its salaried employees and technical consultants to enter into, prior to the Closing, proprietary information and invention agreements in form reasonably satisfactory to the Parent.

    4.15   Hart-Scott-Rodino.  To each party's knowledge, based upon the
           -----------------
published financial statements of each party, no filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is required to be made with respect to the Merger and the other transactions contemplated hereby. In the event that such filing may be required at a later date as a result of either or both parties' publication of further financial information, such additional governmental approval requirement and the approvals required for the consummation of the transactions contemplated hereby shall not constitute a breach of any representations and warranties under this Agreement, and each party shall use all commercially reasonable efforts to file as promptly as practicable such Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and use all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from such governmental agencies for additional information or documentation in order to obtain as soon as practicable all necessary governmental approvals, if any, for the transactions contemplated hereby under the HSR Act.

                                   ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

    5.1    Conditions to Each Party's Obligations.  The respective obligations
           --------------------------------------
of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

           (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

           (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect; and

           (c) the Merger Shares shall have been authorized for listing on the Nasdaq National Market.

     5.2  Conditions to Obligations of the Parent and the Acquisition
          -----------------------------------------------------------
Subsidiary. The obligation of each of the Parent and Acquisition Subsidiary to consummate the Merger is subject to the satisfaction or waiver by the Parent and the Acquisition Subsidiary of the following additional conditions:

           (a) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 that are reasonably deemed necessary by the Parent, upon advice of counsel, to provide for the continuation of all material agreements and to consummate the Merger;

           (b) the representations and warranties of the Company set forth in
Article II shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respect as of such date;

           (c) the Company and each Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

           (d) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate of its Chairman, President and Chief Financial Officer to the effect that each of the conditions specified in clauses
(a) of Section 5.1 and clauses (a) through (c) of this Section 5.2 is satisfied in all respects;

           (e) the Parent and the Acquisition Subsidiary shall have received from Katten, Muchin & Zavis, counsel to the Company, an opinion with respect to the matters set forth in Exhibit I attached hereto, addressed to the Parent and
                         ---------
the Acquisition Subsidiary and dated as of the Closing Date;

           (f) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Parent to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

           (g) the Parent shall have received a letter from BDO Seidman, LLP reasonably satisfactory to the Parent with respect to the absence of certain attributes of the Company which would preclude the Merger from being treated as a "pooling of interests" for accounting purposes;

           (h) the Parent shall have received a letter from Arthur Andersen LLP, auditors for the Parent, in a form reasonably satisfactory to the Parent, to the effect that the Parent may treat the Merger as a "pooling of interests" for accounting purposes;

           (i) the Parent shall have received Affiliate Agreements executed by all Company Affiliates;

           (j) the Parent shall have received an opinion from Brown, Rudnick, Freed & Gesmer (or, in the absence of such an opinion from said firm, from Katten Muchin & Zavis, in either case in a form reasonably satisfactory to the Parent), dated the Closing Date, based upon certain factual representations of the Company and the Parent, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the Company, the Parent or the Acquisition Subsidiary as a result of the Merger;

           (k) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Company Material Adverse Effect, nor shall there nave occurred any event or development which could reasonably be likely to result in a Company Material Adverse Effect in the future;

           (l) the Parent shall have received from Cooper & Dunham, LLP, patent counsel to the Parent, an opinion with respect to the matters set forth in Exhibit J attached hereto, addressed to the Parent and dated as of the Closing
- ---------
Date; and

           (m) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Parent and the Acquisition Subsidiary.

     5.3  Conditions to Obligations of the Company.  The obligation of the
          ----------------------------------------
Company to consummate the Merger is subject to the satisfaction or waiver by the Company of the following additional conditions:

          (a) the representations and warranties of the Parent and the Acquisition Subsidiary set forth in Article III (other than Section 3.9(a) or
(c)) shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

          (b) each of the Parent and the Acquisition Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time:

          (c) each of the Parent and the Acquisition Subsidiary shall have delivered to the Company a certificate of its Chairman and Chief Financial Officer to the effect that each of the conditions specified in clauses (b) and
(c) of Section 5.1 and clauses (a), (b) and (d) of this Section 5.3 is satisfied in all respects;

          (d) the Parent and the Acquisition Subsidiary shall have obtained all of the waivers, permits, consents, approvals or other authorizations referred to in Section 4.2 that are reasonably deemed necessary by the Company, upon advice of counsel, to consummate the Merger;

          (e) no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against the Parent, the Acquisition Subsidiary or the Company which prohibits the consummation of the Merger;

          (f) no action, suit or proceeding shall be pending or threatened before any governmental entity or authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially and adversely affect or otherwise encumber the title of the Merger Shares to be issued to the stockholders of the Company upon consummation of the Merger; provided, however, that the Company shall automatically be deemed to have waived this requirement if the Parent agrees to provide the Company, its officers, directors, controlling persons and stockholders, with indemnification with respect to such action, suit or proceeding in form and substance reasonably satisfactory to the Company;

          (g) the Company shall have received from Brown, Rudnick, Freed & Gesmer, counsel to the Parent, and the Acquisition Subsidiary an opinion with respect to the matters set forth in Exhibit K attached hereto, addressed to the
                                    ---------
Company and dated as of the Closing Date;

          (h) the Company shall have received a written opinion from Katten Muchin & Zavis (or in the absence of such an opinion from said firm, from Brown Rudnick, Freed & Gesmer, in either case in a form reasonably acceptable to the Company), dated the Closing Date, based upon certain factual representations of the Company and the Parent, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and that no gain or loss will or may be recognized by the Company Stockholders as a result of the Merger;

          (i) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Parent Material Adverse Effect, nor shall there have occurred any event or development which could reasonably be likely to result in a Parent Material Adverse Effect in the future;

          (j) Larry S. Grossman and Arlen L. Issette shall have been appointed Corporate Vice Presidents of Parent effective as of the Effective Time; and

          (k) all actions to be taken by the Parent and the Acquisition Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

     6.1  Termination.  In connection with the structure of the transactions as
          -----------
described in this Agreement, the parties have agreed that this Agreement shall not be terminated, nor the Merger abandoned, except in accordance with the provisions of this Article VI, all strictly construed against the Party seeking such termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the Company Stockholders:

          (i) by mutual consent of the Boards of Directors of the Parent and the Company;

         (ii) by either the Parent or the Company, if, without fault of such terminating party, the Merger shall not have been consummated on or before November 30, 1996;

        (iii) by either the Parent or the Company, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree ruling or other action shall have become final and nonappealable; or

         (iv) by either the Parent or the Company, if this Agreement and the Merger fail to receive the Requisite Stockholder Approval.

     6.2  Termination by the Parent.  This Agreement may be terminated and the
          -------------------------
Merger may be abandoned by action of the Board of Directors of the Parent, at any time prior to the Effective Time, before or after the approval by the Company Stockholders, if:

          (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and IV of this Agreement to be complied with or performed by the Company at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure, or failures shall not have been cured within fifteen (15) days of delivery to the Company of written notice of such failure or failures.

         (ii) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement in any material respect such that the Closing condition set forth in Section 5.2(b) would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not have been cured within fifteen (15) days of delivery to the Company of written notice of such failure, breach or breaches; or

        (iii) the Company shall furnish or disclose non-public information to a third party with respect to any Acquisition Transaction, or shall have resolved to do the foregoing and publicly disclose such resolution.


     6.3  Termination by the Company.  This Agreement may be terminated and the
          --------------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company Stockholders, by action of the Board of Directors of the Company, if:

          (i) the Parent or the Acquisition Subsidiary shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and IV of this Agreement to be complied with or performed by the Parent or the Acquisition Subsidiary at or prior to such date or termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure, or failures shall not have been cured within fifteen (15) days of delivery to the Parent of written notice of such failure or failures

         (ii) there exists a breach or breaches of any representation or warranty of the Parent or the Acquisition Subsidiary contained in this Agreement in any material respect such that the Closing condition set forth in Section 5.3(a) would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not be cured within fifteen (15) days of delivery to the Parent of written notice of such failure, breach or breaches; or

        (iii) if the Average Market Value of the Parent Common Stock is less than $30.17 and Parent does not elect to make a Parent Adjustment Election by so delivering such election in writing to the Company within fifteen (15) days after the date of the Stockholders Meeting.

     6.4  Procedure for Termination.  In the event of termination and
          -------------------------
abandonment of the Merger by the Parent or the Company pursuant to this Article VII, written notice thereof shall forthwith be given to the other.

     6.5  Effect of Termination and Abandonment.
          -------------------------------------

          (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VI, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except as provided in Section 4.5 (regarding confidentiality) and this Section 6.5 and except that nothing herein shall relieve any Party from liability for any breach of this Agreement.

          (b) In the event of:  (i) a termination of this Agreement pursuant to
Section 6.1(iv), or (ii) any termination of this Agreement by the Parent pursuant to Section 6.2, then the Company shall promptly pay the Parent by wire transfer of immediately available funds to an account specified by the Parent up to $1.5 million for all documented fees and expenses incurred by the Parent (including the reasonable fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement and the transactions contemplated hereby (subject to such $1.5 million limit, "Parent Documented Expenses"). In the event of a termination of this Agreement pursuant to Section 6.1(iv), where the Board of Directors of the Company withdraws its recommendation of the Merger or modifies such recommendation in a manner adverse to the Parent, or Section 6.2(iii), the Company shall promptly pay the Parent by wire transfer of immediately available funds to an account specified by the Parent an additional fee of $2.4 million (the "Break-up Fee"). To the extent that either the Parent Documented Expenses or the Break-up Fee have not already become payable and been paid, and, if prior to any termination pursuant to
Section 6.1(i), (ii), (iii) or (iv) or Section 6.2(i), (ii) or (iii), any person shall have made a bona fide proposal concerning a Business Combination Transaction and prior to or within twelve (12) months after the termination of this Agreement the Company or any of its Subsidiaries, or any Company Affiliate enters into a definitive agreement with a third party with respect to a Business Combination Transaction or a Business Combination Transaction is effected, then the Company, prior to entering into any such definitive agreement or any such Business Combination Transaction being effected, shall promptly pay the Parent by wire transfer of immediately available funds to an account specified by the Parent the Parent Documented Expenses and the Break-up Fee. As used in this
Section 6.5, the term "Business Combination Transaction" shall mean any of the following involving the Company or any Subsidiary, that is material to the business, results of operation, prospects or financial condition of the Company and its Subsidiaries taken as whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition of 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of the Company Shares, whether by tender offer, exchange offer or otherwise.

          (c) In the event of a termination of this Agreement by the Company, pursuant to Section 6.3, (i) or (ii) then the Parent shall promptly pay the Company by wire transfer of immediately available funds to an account specified by the Company up to $1.5 million for all documented fees and expenses incurred by the Company (including the reasonable fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                                 MISCELLANEOUS

    7.1    Fees and Expenses.  Except as set forth in Section 6.5, the Parent
           -----------------
and the Company shall bear their respective expenses, in each case, in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; provided, however, that if the Merger is consummated, the Company and the Subsidiaries shall not incur more than $1.5 million in legal, accounting and investment banking fees and expenses in connection with the Merger, without the consent of the Parent, which shall not be unreasonably withheld.

    7.2    Notices.  Any notice or other communication in connection with this
           -------
Agreement shall be deemed to be delivered if in writing (or in the form of a facsimile transmission, receipt telephonically confirmed) addressed as provided below and if either (a) actually delivered electronically or physically at said address, or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight courier:

    If to the Company to:

      FluoroScan Imaging Systems, Inc.
      650-B Anthony Trail
      Northbrook, IL 60062
      Attn:  Chief Executive Officer
      Tel: 847-564-5400
      Fax 847-564-5647

    with a copy to:

      Katten, Muchin & Zavis
      525 West Monroe Street, Suite 1600
      Chicago, Illinois  60661
      Attn: Jeffrey R. Patt, Esq.
      Tel: 312-902-5200
      Fax: 312-902-1061

If to the Parent or the Acquisition Subsidiary, to:

      Hologic, Inc.
      590 Lincoln Street
      Waltham, MA   02154
      Attn: President
      Tel: 617)890-2300
      Fax: 617)890-8031

    with a copy to:

      Brown, Rudnick, Freed & Gesmer, P.C.
      One Financial Center
      Boston, MA  02111
      Attn:  Lawrence M. Levy, Esquire
      Tel: (617) 856-8200
      Fax: (617) 856-8201

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

    7.3    Publicity and Disclosure.  No Party shall issue or approve any press
           ------------------------
releases or any public disclosure or announcement, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of the other parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

    7.4    Entire Agreement.  This Agreement (including all exhibits or
           ----------------
schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

    7.5    Severability.  The invalidity or unenforceability of any provision of
           ------------
this Agreement shall not affect the validity or enforceability of any other provision hereof.

    7.6    Assignability.  This Agreement may not be assigned otherwise than by
           -------------
operation of law (a) by the Parent or the Acquisition Subsidiary without the prior written consent of the Company or (b) by the Company without the prior written consent of the Parent. However, any or all rights of the Parent to receive performance (but not the obligations of the Parent to Company hereunder) and rights to assert claims against the Company or the Company Stockholders or in respect of breaches of representations, warranties or covenants of the

Company hereunder, may be assigned by the Parent to (i) any direct or indirect subsidiary, parent or other affiliate of the Parent, or (ii) any purchaser of all or substantially all of the assets or business of the Parent after Closing subject to such assignee's assumption of all of the Parent's obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

     7.7  Amendments and Waivers.  The Parties may mutually amend any provision
          ----------------------
of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    7.8    Governing Law; Venue.
           --------------------

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the laws of the jurisdiction where such property is situated if other than in the State of Delaware.

          (b) Any claim, action, suit or other proceeding initiated by any Party, under or in connection with this Agreement may be asserted, brought, prosecuted and maintained in any Federal or state court in the State of Delaware, as the Party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and the Parties hereby waive any and all rights to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. Each of the Parties hereby submit themselves to the jurisdiction of each such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

    7.9   Remedies.  The Parties hereto acknowledge that the remedy at law for
          --------
any breach of the obligations undertaken by the Parties hereto is and will be insufficient and inadequate and that the Parties hereto shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties shall waive the defense that there is an adequate remedy at law. Without limiting any remedies the Parties may otherwise have hereunder or under applicable law, in the event any Party refuses to perform its obligations under this Agreement, the other Parties shall have, in addition to any other rights at law or equity, the right to specific performance.

    7.10   Counterparts.  This Agreement may be executed in multiple
           ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    7.11   Effect of Table of Contents and Headings.  Any table of contents,
           ----------------------------------------
title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

    7.12   No Third Party Beneficiaries.  This Agreement shall not confer any
           ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders, (b) the provisions in Sections 4.10 concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives, and (c) the provisions in Section 4.12 are intended for the benefit of the Company Affiliates.

    7.13   Survival of Representations.  The respective representations and
           ---------------------------
warranties of Parent, the Acquisition Subsidiary and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing. Representations and warranties to a party's knowledge shall mean such party shall have made due inquiry and investigation. Nothing herein shall relieve any party for liability for fraud in connection with any representation or warranty made hereunder.

                                  ARTICLE VIII

                                  DEFINITIONS

    The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

Acquisition Subsidiary......................................  First Paragraph
Acquisition Transaction.....................................  4.7(a)
Affiliate Agreement.........................................  4.8
Average Market Value........................................  1.5(a)
Base Balance Sheet..........................................  2.7(b)
Benefit Plan................................................  2.17(a)
Break-up Fee................................................  6.5(b)
Business Combination Transaction............................  6.5(b)
Certificate of Merger.......................................  1.1
Certificates................................................  1.7(a)
Charter.....................................................  2.1
Closing.....................................................  1.2
Closing Date................................................  1.2
Code........................................................  1.9(a)

Company.....................................................  First Paragraph
Company Affiliates..........................................  2.33(d)
Company Disclosure Schedule.................................  First Paragraph
                                                              of Article II
Company Material Adverse Effect.............................  2.1
Company Reports.............................................  2.7(a)
Company Shares..............................................  1.5(a)
Company Stockholders........................................  1.5(a)
Confidential Information....................................  4.5
Conversion Ratio............................................  1.5(a)
DGCL........................................................  1.1
Effective Time..............................................  1.1
ERISA.......................................................  2.17(a)(i)
ERISA Affiliate.............................................  2.17(a)
ERISA Benefit Plan..........................................  2.17(a)
Exchange Act................................................  2.6
Exchange Agent..............................................  1.3
Financial Statements........................................  2.7(a)
GAAP........................................................  2.7(a)
HSR Act.....................................................  4.15
Intellectual Property Rights................................  2.14(a)
Material Licenses...........................................  2.14(d)
Merger......................................................  1.1
Merger Consideration........................................  1.5(b)
Merger Shares...............................................  1.5(a)
Meyerson....................................................  2.33(e)
Moratorium..................................................  2.32
Options.....................................................  1.9(a)
Parent......................................................  First Paragraph
Parent Adjustment Election..................................  1.5(a)
Parent Affiliate............................................  3.11
Parent Affiliates Agreement.................................  3.11(d)
Parent Base Balance Sheet...................................  3.5(b)
Parent Benefit Plan.........................................  3.12
Parent Common Stock.........................................  1.5(a)
Parent Documented Expenses..................................  6.2(b)
Parent Financial Statements.................................  3.5(a)
Parent Material Adverse Effect..............................  3.4
Parent Purchase Right.......................................  1.5(a)
Parent Reports..............................................  3.5(a)
Parties.....................................................  First Paragraph
PBGC........................................................  2.17(d)(iii)
Prospectus/Proxy Statement..................................  4.3(a)
Registration Statement......................................  4.3(c)
Requisite Stockholder Approval..............................  2.4

Rodman Opinion..............................................  2.33(b)
SEC.........................................................  2.7(a)
Securities Act..............................................  1.9(c)
Site........................................................  2.18(a)
Special Meeting.............................................  4.3(a)
Stockholder Letter Agreements...............................  2.34(b)
Subsidiary..................................................  2.3
Surviving Corporation.......................................  1.1
Tax Returns.................................................  2.10
Taxes.......................................................  2.10
Unit Option.................................................  1.9(a)
Unit........................................................  1.9(a)
Warrants....................................................  1.9(a)

    IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts as of the date set forth above by their duly authorized representatives.



                                  HOLOGIC, INC.


                                  BY:/s/ S. David Ellenbogen
                                     _______________________________
                                  Name: S. David Ellenbogen
                                  Title: Chairman of the Board and
                                         Chief Executive Officer

                                  FENWAY ACQUISITION CORP.


                                  BY:/s/ S. David Ellenbogen
                                     _______________________________
                                  Name: S. David Ellenbogen
                                  Title: President

                                  FLUOROSCAN IMAGING SYSTEMS, INC


                                  BY:/s/ Larry S. Grossman
                                     _______________________________
                                  Name: Larry S. Grossman
                                  Title: Chairman of the Board and
                                         Chief Executive Officer

                         AGREEMENT AND PLAN OF MERGER


List of Schedules and Exhibits



Schedule 2.1        Organization and Qualification of the Company
Schedule 2.2(b)     Capitalization
Schedule 2.2(c)     Capitalization
Schedule 2.3        Subsidiaries
Schedule 2.7(a)     Reports and Financial Statements
Schedule 2.7(c)     Books of Account
Schedule 2.9        Absence of Certain Changes
Schedule 2.10       Payment of Taxes
Schedule 2.11(b)    Title to Properties; Liens; Condition of Properties
Schedule 2.11(c)    Title to Properties; Liens; Condition of Properties
Schedule 2.11(d)    Title to Properties; Liens; Condition of Properties
Schedule 2.13       Redeemable Common Stock Warrants
Schedule 2.14(a)    Intellectual Property Rights
Schedule 2.14(b)    Intellectual Property Rights
Schedule 2.14(c)    Intellectual Property Rights
Schedule 2.14(d)    Intellectual Property Rights
Schedule 2.14(e)    Intellectual Property Rights
Schedule 2.14(f)    Intellectual Property Rights
Schedule 2.15       Contracts and Commitments
Schedule 2.15(a)    Contracts and Commitments
Schedule 2.15(b)    Contracts and Commitments
Schedule 2.15(c)    Contracts and Commitments
Schedule 2.16       Labor and Employee Relations
Schedule 2.16(a)    Labor and Employee Relations
Schedule 2.16(b)    Labor and Employee Relations
Schedule 2.16(d)    Labor and Employee Relations
Schedule 2.16(f)    Labor and Employee Relations
Schedule 2.16(g)    Labor and Employee Relations
Schedule 2.16(h)    Labor and Employee Relations
Schedule 2.17(a)    Employee Benefits and ERISA
Schedule 2.17(b)    Employee Benefits and ERISA
Schedule 2.17(d)    Employee Benefits and ERISA
Schedule 2.17(e)    Employee Benefits and ERISA
Schedule 2.18(a)    Environmental Matters
Schedule 2.18(b)    Environmental Matters
Schedule 2.18(c)    Environmental Matters
Schedule 2.18(d)    Environmental Matters
Schedule 2.18(e)    Environmental Matters
Schedule 2.18(f)    Environmental Matters

Schedule 2.18(g)    Environmental Matters
Schedule 2.18(h)    Environmental Matters
Schedule 2.19       Permits
Schedule 2.20       Warranty or Other Claims
Schedule 2.21       Claims and Legal Proceedings
Schedule 2.22       Borrowings and Guarantees
Schedule 2.24       Insurance
Schedule 2.25       Government Contracts
Schedule 2.27       Fee of Rodman & Renshaw, Inc.
Schedule 2.33       Stockholder Affiliates of the Company

Schedule 3.2        Capitalization
Schedule 3.11       Parent Affiliates
Schedule 3.12       ERISA

Exhibit A           Certificate of Merger
Exhibit B           Affiliate Agreement
Exhibit C           Option Agreement
Exhibit D           Stockholder Letter Agreement of Larry S. Grossman
Exhibit E           Stockholder Letter Agreement of Arlen L. Issette
Exhibit F           Employment Agreement of Larry S. Grossman
Exhibit G           Employment Agreement of Arlen L. Issette
Exhibit H           Parent Affiliate Agreement
Exhibit I           Opinion of Katten, Muchin & Zavis, counsel
Exhibit J           Opinion of Cooper & Dunham, LLP
Exhibit K           Opinion of Brown, Rudnick, Freed & Gesmer

                                                          Exhibit A
                                                          ---------



                             CERTIFICATE OF MERGER

                                      OF

               FENWAY ACQUISITION CORP., a Delaware Corporation

                                 WITH AND INTO

           FLUOROSCAN IMAGING SYSTEMS, INC., a Delaware Corporation

                             ********************

          Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporations organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

          FIRST:  That the name and state of incorporation of each of the
          -----
constituent corporations are as follows:

          NAME                                  STATE OF INCORPORATION
          ----                                  ----------------------

1.        Fenway Acquisition Corp.                     Delaware

2.        FluoroScan Imaging Systems, Inc.             Delaware

          SECOND:  That an Agreement and Plan of Merger dated July __, 1996 has
          ------
been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

          THIRD:  The name of the surviving corporation of the merger is
          -----
FluoroScan Imaging Systems, Inc. (the "Surviving Corporation").

          FOURTH:  The Certificate of Incorporation of the Surviving Corporation
          ------
shall be Amended and Restated in its entirety to read as set forth in Exhibit A
                                                                      ---------
attached hereto.

          FIFTH:  That the executed copy of the Agreement and Plan of Merger is
          -----
on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 650-B Anthony Trail, Northbrook, Illinois 60062.

          SIXTH:  That a copy of the Agreement and Plan of Merger will be
          -----
furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

          IN WITNESS WHEREOF, the undersigned, being the President of Fenway Acquisition Corp., does hereby execute this Certificate of Merger and so certify, affirm and acknowledge under penalties of perjury that this is his free act and deed and that the facts stated herein are true, this __ day of __________, 1996.

                                  FENWAY ACQUISITION CORP.


                                  By:______________________________
                                     S. David Ellenbogen, President

          IN WITNESS WHEREOF, the undersigned, being the President of FluoroScan Imaging Systems, Inc., does hereby execute this Certificate of Merger and so certify, affirm and acknowledge under penalties of perjury that this is his free act and deed and that the facts stated herein are true, this __ day of __________, 1996.

                                  FLUOROSCAN IMAGING SYSTEMS, INC.


                                  By:___________________________
                                     Arlen L. Issette, President

                                                      Exhibit A
                                                      ---------

                             AMENDED AND RESTATED
                             --------------------

                         CERTIFICATE OF INCORPORATION
                         ----------------------------

                                      OF
                                      --

                       FLUOROSCAN IMAGING SYSTEMS, INC.
                       --------------------------------


       FIRST:  The name of the corporation (hereinafter called the
       -----
"Corporation") is FluoroScan Imaging Systems, Inc.

       SECOND:  The address, including street, number, city, and county, of the
       ------
registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, New Castle County; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

       THIRD:  The nature of the business and the purposes to be conducted and
       -----
promoted by the Corporation, shall be any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

       FOURTH:  The total number of shares of stock which the Corporation shall
       ------
have authority to issue is as follows:

       2,000 shares of Common Stock, $.01 par value.

       FIFTH:  The Corporation shall have perpetual existence.
       -----

       SIXTH:  Whenever a compromise or arrangement is proposed between this
       -----
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 29l of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

       SEVENTH:  For the management of the business and for the conduct of the
       -------
affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

       1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

       2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. No election of Directors need be by written ballot.

       3. The Board of Directors of the Corporation may adopt, amend or repeal the By-Laws of the Corporation at any time after the original adoption of the By-Laws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation, in an initial By-Law, or in a By-Law adopted by the stockholders of the Corporation entitled to vote.

       EIGHTH:  (a)  The Corporation may, to the fullest extent permitted by
       ------
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (b) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

       NINTH:  From time to time any of the provisions of this Certificate of
       -----
Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

                                                             Exhibit B
                                                             ---------

                             AFFILIATE'S AGREEMENT



                                               July 18, 1996


Hologic, Inc.
590 Lincoln Street
Waltham, Massachusetts  02154

Dear Sirs:

     An Agreement and Plan of Merger dated as of the date hereof (the "Agreement") has been entered into by and between Hologic, Inc. (the "Parent"), Fenway Acquisition Corp. (the "Acquisition Subsidiary") and FluoroScan Imaging Systems, Inc. (the "Company"). The Agreement provides for the merger of the Acquisition Subsidiary with and into the Company (the "Merger"). In accordance with the Agreement, shares of common stock, $.0001 par value per share, of the Company (the "Company Common Stock") owned by the undersigned at the Effective Time (as defined in the Agreement) shall be converted into shares of common stock, $.01 par value per share, of the Parent (the "Parent Common Stock"), as described in the Agreement.

     In consideration of the mutual agreements, provisions and covenants set forth in the Agreement and hereinafter in this agreement, the undersigned represents and agrees as follows:

     1.   Pooling Requirements.
          --------------------

          (a) The undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any Parent Common Stock issued to the undersigned pursuant to the Merger, or any Parent Common Stock issued to the undersigned upon exercise of any employee stock options or warrants, until after such time as the Parent has published (within the meaning of Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of the Company and the Parent.

          (b) Until the earlier of the Effective Time of the Merger or the termination of the Agreement, the undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any shares of Company Common Stock presently owned by the undersigned.

          (c) Notwithstanding anything to the contrary in any Option Agreement between the Company and the undersigned, if the Option Agreement provides that the undersigned would have the right to redeem all or a portion of the underlying option for cash, and such redemption would cause the Merger to be ineligible for pooling of interest accounting, the Company and/or the Parent may modify such right, to preserve the pooling of interest accounting, provided that in any event, and notwithstanding any such modification, such underlying option shall be converted into an option to purchase Parent Common Stock in accordance with the terms and conditions of the Merger Agreement.


     2.  Rule 145.  The undersigned will not offer, sell, pledge, transfer or
         --------
otherwise dispose of any of the shares of Parent Common Stock issued to the undersigned in the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933 (the "Securities Act"), (ii) the undersigned shall have furnished to the Parent an opinion of counsel, satisfactory to the Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

     3.  Legend.  The undersigned understands that all certificates representing
         ------
the Parent Common Stock deliverable to the undersigned pursuant to the Merger shall, until the occurrence of one of the events referred to in Section 2 above, bear a legend substantially as follows:

          "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of Rule 145 of the Securities Act of 1933, as amended, and the other conditions specified in the Affiliates Agreement dated as of July 18, 1996 between the holder of this certificate and Hologic, Inc., a copy of which Agreement may be inspected by the holder of the certificate at the offices of Hologic, Inc.

     The Parent, in its discretion and in a manner consistent with the legend set forth above, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock which are required to bear the foregoing legend.

     4.  Tax Matters.  The undersigned knows of no intention or plan on the part
         -----------
of the holders of 50% or more of the outstanding Company Common Stock to sell, transfer or otherwise dispose of the Parent Common Stock to be received by them in the Merger.

     5.  Miscellaneous.
         -------------

         (a) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          (b) This agreement shall be binding on the undersigned's successors and assigns, including his heirs, executors and administrators.

     The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for the Parent.

                              Very truly yours,


                              ________________________________________
                              Signature


                              ________________________________________
                              Print Name
Accepted:


HOLOGIC, INC.


By:_______________________
   Name:
   Title:


Dated:____________________

                                                                       Exhibit C
                                                                       ---------

                         STOCKHOLDER OPTION AGREEMENT

     AGREEMENT, dated as of July 18, 1996 among Hologic, Inc., a Delaware corporation ("Parent"), and the holders (the "Stockholders") of the shares (the "Shares") of common stock, $0.0001 par value ("Company Common Stock") of FluoroScan Imaging Systems, Inc., a Delaware corporation (the "Company"), listed on the signature pages hereof.

     WHEREAS, in order to induce Parent and certain of its affiliates to enter into that certain Agreement and Plan of Merger (the "Merger Agreement") dated the date hereof with the Company, Parent has requested that the Stockholders, and the Stockholders have agreed, to enter into this Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     WHEREAS, the Stockholders acknowledge that Parent has and will incur significant expense in connection with the negotiation and execution of the Merger Agreement, and the performance of its obligations and the consummation of the transactions contemplated thereby. Parent has, among other things, retained lawyers, accountants and investment bankers and has and will continue to divert substantial internal corporate resources in connection with the Merger Agreement. The Stockholders believe that the Merger, including the merger consideration to be received by them, will be of substantial benefit to them, desire to induce the Parent to incur the expense and effort that will be require by the Parent to enter into the Merger Agreement and to consummate the Merger, and understand that the Parent would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement. The Stockholders further believe that if the Merger is not consummated under certain circumstances as contemplated herein, the purchase of all or a portion of their Shares at the Purchase Price set forth in the Merger Agreement and under the terms and conditions set forth herein would be fair and equitable.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                 STOCK OPTION

     1.1.  Grant of Stock Option.  Each Stockholder hereby grants to Parent an
           ---------------------
irrevocable option (the "Option") to purchase all Shares presently owned by him as set forth on the signature pages hereto and any additional Shares acquired by such Stockholder (whether by purchase or otherwise) after the date of this Agreement (collectively, as the same may be adjusted or modified pursuant to Section 1.5, the "Stockholder Shares") in exchange for the number of shares of Parent's Common Stock equal to the number of the Stockholder Shares to be purchased by Parent multiplied by the Conversion Ratio (calculated using the date the Option is exercised as the deemed date of the Stockholders Meeting for purposes of calculating the Average Market Value, assuming for such purpose that the Parent Adjustment Election has been made if the Average Market Value of the Buyer's Common Stock as calculated herein is less than $30.17, and as adjusted pursuant to Section 1.5, the "Purchase Price"). Parent may elect, in its sole discretion, to pay all or a portion of the Purchase Price in cash, with each share of Parent Common Stock that would have been issued hereunder being deemed to have a value equal to the Average Market Value calculated as set forth above.

     1.2.  Exercise of Option.  The Option may be exercised by Parent, in whole
           ------------------
or in part, at any time or from time to time for a period (the "Exercise Period") commencing upon the satisfaction of the conditions set forth in Section 1.4(i), (ii), (iii) and (iv), and ending on the later to occur of (i) twelve
(12) months from the date of the termination of the Merger Agreement, (ii) thirty (30) days following the consummation of a Business Combination Transaction effecting during the twelve (12) month period referred to in clause
(i), or (iii) thirty (30) days following the consummation of a Business Combination Transaction effected after the twelve (12) month period referred to in clause (i) , but with respect to which the Company or any of its Subsidiaries or Affiliates has entered into a definitive agreement with a third party within said twelve (12) month period. In the event Parent wishes to exercise the Option for all or some of the Stockholder Shares, Parent shall send a written notice (the "Exercise Notice") to the Stockholders specifying the total number of Stockholder Shares to be purchased from the Stockholders pursuant to such exercise, the date (not less than five (5) nor more than ten (10) business days from the date of the Exercise Notice), and the time for the closing of such purchase. The number of Stockholder Shares to be purchased from each Stockholder with respect to such exercise shall be divided pro rata among the Stockholders in proportion to the number of Stockholder Shares then beneficially owned by the Stockholders, unless the parties agree to alternative allocation. Each closing of a purchase of Stockholder Shares pursuant to this Section 1.2(a) (a "Closing") shall take place at the offices of Katten, Muchin & Zavis in Chicago, Illinois or at such other place as may be mutually agreeable to the parties, on the date and at the time designated by Parent in its Exercise Notice.

     1.3.  Closing. At the Closing, (a) each Stockholder shall deliver to Parent
           -------
(in accordance with Parent's instructions) a certificate or certificates (the "Certificates") representing the Stockholder Shares to be purchased from such Stockholder, duly endorsed or accompanied by stock powers duly executed in blank, in either case with such Stockholder's signature guaranteed by a bank, trust company, broker dealer, credit union, savings association or other eligible institution that is a member in good standing of a recognized signature guarantee medallion program, and (b) Parent shall deliver to such Stockholder a certificate or certificates representing Parent Common Stock registered in the name of such Stockholder and/or, at the election of the Parent, cash in the amount of the Purchase Price.

     1.4.  Conditions.  The obligation of each Stockholder to sell Stockholder
           ----------
Shares at any Closing is subject to the following conditions:

                        (i) The conditions requiring the Company to pay the Parent the Break-up Fee pursuant to Section 6.5 of the Merger Agreement shall have occurred;

                        (ii) Prior to or within twelve (12) months after the termination of the Merger Agreement, the Company or any of its Subsidiaries, or any Company Affiliate shall have entered into a definitive agreement with a third party with respect to a Business Combination Transaction or a Business Combination Transaction shall have been effected;

                        (iii) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option; and

                        (iv) The representations and warranties of Parent contained in Article III hereof shall be true and correct in all material respects on the date thereof as if made on such date.

This Agreement shall terminate, and the Parent shall have no rights hereunder in the event that (a) the Merger contemplated by the Merger Agreement is consummated or (b) the Merger Agreement is terminated under circumstances that could not give rise to the satisfaction of the condition set forth in clause 1.4(i) of this Agreement.

     1.5.  Adjustment Upon Changes in Capitalization or Merger.  The Conversion
           ---------------------------------------------------
Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, merger, consolidation, business combination, recapitalization or similar event affecting any change in the Parent Common Stock or the Company Common Stock between the date of this Agreement and any Closing. Without limiting the foregoing, in the event that a Business Combination Transaction is effected prior to the expiration of the Exercise Period, the term Stockholder Shares shall mean all shares of capital stock and any other consideration received by a Stockholder for his Stockholder Shares in connection with such Business Combination Transaction.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

     Each of the Stockholders severally represents and warrants to the Parent that:

     2.1.  Valid Title.  Except as contemplated by the Merger Agreement, such
           -----------
Stockholder is the sole, true, lawful and beneficial owner of his Stockholder Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto. At any Closing, such Stockholder will convey his Stockholder Shares being purchased free and clear of any and all claims, liens, charges, encumbrances, security interests, any voting trust, or any other agreement or arrangement with respect to the voting of such Shares.

     2.2.  Non-Contravention.  The execution, delivery and performance by such
           -----------------
Stockholder
of this Agreement and the consummation of the transactions contemplated hereby
(i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (other than as may be required under the HSR Act as defined in Section 4.14 of the Merger Agreement), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder.

     2.3.  Binding Effect.  This Agreement has been duly executed and delivered
           --------------
by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

     2.4.  Total Shares.  The number of Shares set forth on the signature pages
           ------------
hereto are the only Shares beneficially owned by such Stockholder (excluding shares in which the Stockholder only has a voting interest, but including shares held by or for the benefit of members of such Stockholder's immediate family).

     2.5.  Investment Intent.  Such Stockholder understands and agrees that the
           -----------------
Parent Common Stock to be issued to him upon any exercise by the Parent of the Option will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that any Parent Common Stock to be so acquired by such Stockholder will be acquired by such Stockholder for his own account and not with a view to the public distribution thereof, and will not be transferred except in compliance with the Securities Act. Such Stockholder hereby consents to the imposition of a legend substantially similar to the following on each certificate for the shares of Parent Common Stock to be issued to such Stockholder upon any exercise of the Option and agrees to abide by the restrictions contained therein:

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred or assigned unless registered under the Act or an opinion of counsel, reasonably satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Act.

     2.6.  Finder's Fees. No investment banker, broker or finder is entitled to
           -------------
a commission or fee from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     The Parent represents and warrants to each of the Stockholders:

     3.1.  Corporate Power and Authority.  Parent has all requisite corporate
           -----------------------------
power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and no other corporate action on the part of Parent is necessary to authorize the execution, delivery or performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

     3.2.  Acquisition for Parent's Account. Any Stockholder Shares to be
           --------------------------------
acquired upon any exercise of the Option will be acquired by Parent for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act. Parent hereby consents to the imposition of a legend substantially similar to the following on each certificate for the shares of Company Common Stock to be issued to the Parent upon any exercise of the Option and agrees to abide by the restrictions contained therein:

               The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred or assigned unless registered under the Act or an opinion of counsel, reasonably satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Act.

                                  ARTICLE IV

                         COVENANTS OF THE STOCKHOLDERS

     Each of the Stockholders hereby covenants and agrees that:

     4.1.  No Proxies for or Encumbrances on Stockholder Shares. Except as
           ----------------------------------------------------
contemplated in the Merger Agreement, such Stockholder shall not, prior to the earlier to occur of (i) the termination of this Agreement (as set forth in the last sentence of Section 1.4) or (ii) the expiration of the Exercise Period (the period of time commencing on the date of this Agreement through such earlier date to be referred to as the "Restricted Period"), without the prior written consent of Parent, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (b) sell, assign, gift transfer, encumber or otherwise dispose of any Shares during the term of this Agreement, other than sales made in accordance with Rule 144 under the Securities Act, as in effect on the date hereof (assuming for all purposes of the application of such Rule that each Stockholder is an affiliate of the Company) or sales, transfers or other dispositions made pursuant to a Business Combination Transaction (provided, however, that the term Stockholder Shares shall be modified to include any consideration received by a Stockholder in any such Business Combination Transaction as set forth in Section 1.5). Prior to the termination of the Merger Agreement, such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding. Such Stockholder further agrees to notify Parent promptly and to provide all details requested by Parent if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing during the Restricted Period.

     4.2.  Conduct of Stockholders. Such Stockholder will not (i) take, agree or
           -----------------------
commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     4.3   Legend.  Simultaneously with the execution of this agreement, and
           ------
upon the acquisition of any additional Stockholder Shares during the term of this Agreement, each Stockholder agrees cause the following legend to be set forth on all certificates representing his Stockholder Shares:

          The shares represented by this certificate are subject to certain restrictions on transfer and rights of Hologic, Inc. as set forth in that certain Stockholder Option Agreement dated July 18, 1996, a copy of which will be furnished to the holder of this certificate by Hologic, Inc. without charge upon written request to Hologic, Inc., and may not be sold, assigned, gifted, transferred, encumbered or otherwise disposed of except in compliance with said Stockholder Option Agreement.

                                   ARTICLE V

                            COVENANTS OF THE BUYER

     The Parent hereby covenants and agrees that:

     5.1.  Registration Rights.  As soon as practicable after a Closing, Parent
           -------------------
shall use its best efforts to cause to be registered with the Securities and Exchange Commission under the Securities Act at least forty-three percent (43%) of the shares of Parent Common Stock issued to each Stockholder hereunder (such number of shares required to be registered to be reduced by any cash paid by the Parent upon exercise of this Option with each share being deemed to be equivalent to the Average Market Value of the Parent Common Stock, such that if 43% of the

Purchase Price is paid in cash, a Stockholder shall have no Registration Rights hereunder), on Form S-3, or any successor form thereto under the Securities Act (the "Registration Statement"), and in any event shall file such Registration Statement within forty-five (45) days of the Closing. Furthermore, Parent shall use its commercially reasonable efforts to prepare and file with the Securities and Exchange Commission any amendments or supplements to such Registration Statement to cause the Registration Statement to become effective as soon as practicable after such filing and to remain effective for so long as may be reasonably necessary effect the sale of such Registrable Shares, not to exceed sixty (60) days. The Stockholders shall furnish the Parents such information regarding the Stockholders and the distribution proposed by the Stockholders as the Parent may reasonably request in connection with any such registration.

     5.2  Rule 16(b) Restrictions; Stockholder Loans.  In the event that a
          ------------------------------------------
Stockholder, upon the determination of counsel to the Parent, would be subject to liability for the sale of his Parent Common Stock acquired upon the Parent's exercise of this Option pursuant to Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, Parent shall not register such shares until the applicable holding period has expired and shall promptly after request by a stockholder, loan such funds to such Stockholder as are necessary and appropriate to pay income taxes (Federal and state, including estimated taxes) with respect to the receipt of the Parent Common Stock upon exercise by Parent of this Option, but reduced by any cash received by a Stockholder in connection with such exercise, subject to the right of Parent to secure the repayment of such loan pursuant to the pledge of such Parent Common Stock and the obligation of the Stockholders to repay the loans upon sale of the Parent Common Stock, but in no event later than the earlier of sixty (60) days after (a) the effective date of the Registration Statement, or (b) the date the shares first become saleable under Rule 144 under the Securities Act (including any successor rule, "Rule 144"); provided that prior to being required to make such loan to a Stockholder, the Stockholder must execute such instruments and agreements evidencing its obligations pursuant thereto and the required pledge, in form and substance reasonably satisfactory to Parent. Such loans shall be nonrecourse loans secured only by the Buyer Common Stock.

     5.3  Price Protection.  Parent agrees that for any shares of Parent Common
          ----------------
Stock issued to a Stockholder in connection with the Parent's exercise of this Option, Parent will guarantee that the purchase price received by the Stockholder for the sale of such Parent Common Stock will be no less than 85% times the Average Market Value with respect to all sales of such Parent Common Stock made within sixty (60) days of the date that such shares are saleable, whether pursuant to an effective Registration Statement or pursuant to Rule 144, and provided, further, that the Stockholder sells the shares through a broker designated by Parent. In the event that such sale yields gross proceeds of less than the Average Market Value of such shares (calculated as set forth herein), the Parent will promptly reimburse the Stockholder for such shortfall.

                                  ARTICLE VI

                                 MISCELLANEOUS

     6.1.  Expenses. All costs and expenses incurred in connection with the
           --------
parties' performance of their respective obligations under this Agreement shall be paid by the party incurring such cost or expense.

     6.2.  Further Assurances. In the event the Parent exercises the Option, the
           ------------------
Parent and the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Parent and any assignee to exercise and enjoy all benefits and rights of the Stockholders with respect to the Option and the Stockholder Shares.

     6.3.  Additional Agreements. Subject to the terms and conditions of this
           ---------------------
Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

     6.4.  Specific Performance.  The parties hereto agree that the Parent may
           --------------------
be irreparably damaged if for any reason any Stockholder failed to sell his Stockholder Shares upon exercise of the Option or to perform any of his other obligations under this Agreement, and that the Parent would not have an adequate remedy at law for money damages in such event. Accordingly, the Parent shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Parent may have against any Stockholder for any failure to perform its obligations under this Agreement.

    6.5.   Notices.  Any notice or other communication in connection with this
           -------
Agreement shall be deemed to be delivered if in writing (or in the form of a facsimile transmission, receipt telephonically confirmed) addressed as provided below and if either (a) actually delivered electronically or physically at said address, or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight courier:

    If to a Stockholder to:

      Arlen L. Issette
      243 Bristol Court
      Deerfield, IL  60015
      Tel:  (847) 945-0374


    and

      Larry S. Grossman
      1625 Tall Tree Lane
      Deerfield, IL  60015
      Tel:  (847) 948-0758

    with a copy to:

      Katten, Muchin & Zavis
      525 West Monroe Street, Suite 1600
      Chicago, Illinois  60661
      Attn: Jeffrey R. Patt, Esq.
      Tel: 312-902-5200
      Fax: 312-902-1061

    If to the Parent, to:

      Hologic, Inc.
      590 Lincoln Street
      Waltham, MA 02154
      Attn: President
      Tel:  (617) 890-2300
      Fax:  (617) 890-8031

    with a copy to:

      Brown, Rudnick, Freed & Gesmer, P.C.
      One Financial Center
      Boston, MA  02111
      Attn:  Lawrence M. Levy, Esquire
      Tel: (617) 856-8200
      Fax: (617) 856-8201

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

     6.6.  Survival of Representations and Warranties.  All representations and
           ------------------------------------------
warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

     6.7.  Amendments.  This Agreement may not be modified, amended, altered or
           ----------
supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     6.8.  Successors and Assigns.  This Agreement may not be assigned otherwise
           ----------------------
than by operation of law (a) by the Parent without the prior written consent of the Stockholders or (b) by a Stockholder without the prior written consent of the Parent. However, any or all rights of the Parent to receive performance (but not the obligations of the Parent to the Stockholders hereunder) and rights to assert claims against the Stockholders or in respect of breaches of representations, warranties or covenants of the Stockholder hereunder, may be assigned by the Parent to (i) any direct or indirect subsidiary, parent or other affiliate of the Parent, or (ii) any purchaser of all or substantially all of the assets or business of the Parent after Closing subject to such assignee's assumption of all of the Parent's obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     6.9.  Governing Law.
           -------------

             (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the laws of the jurisdiction where such property is situated if other than in the State of Delaware.

             (b) Any claim, action, suit or other proceeding initiated by any party, under or in connection with this Agreement may be asserted, brought, prosecuted and maintained in any Federal or state court in the State of Delaware, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and the parties hereby waive any and all rights to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. Each of the parties hereby submit themselves to the jurisdiction of each such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

     6.10.  Interpretation.  The parties hereto acknowledge and agree that: (i)
            --------------
each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     6.11.  Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

     6.12.  Severability.  In the event that any court having jurisdiction shall
            ------------
determine that any provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

     6.13.  Counterparts.  This Agreement may be signed in any number of
            ------------
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    HOLOGIC, INC.

                                    By:
                                       --------------------------------


                                    -----------------------------
                                    Larry S. Grossman


Shares
Owned
- -----



                                    -----------------------------
                                    Arlen L. Issette



Shares
Owned
- -----

                                                          Exhibit D
                                                          ---------


                               IRREVOCABLE PROXY

                                      AND

                                VOTING AGREEMENT

     This IRREVOCABLE PROXY AND VOTING AGREEMENT (this "Agreement") is made as of July __, 1996, by and among Hologic, Inc., a Delaware corporation ("Hologic"), and the undersigned stockholder (the "Undersigned") of FluoroScan Imaging Systems, Inc., a Delaware corporation (the "Company"). Reference is made to that certain Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), by and among Hologic, Fenway Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Hologic ("Fenway Acquisition"), and the Company.


                                    RECITALS

     WHEREAS, Hologic, Fenway Acquisition and the Company are contemplating a merger of Fenway Acquisition with and into the Company (the "Merger") pursuant to which the Company will become a wholly owned subsidiary of Hologic.

     WHEREAS, the Merger is contingent upon the approval of the Merger and the Merger Agreement by the Company's stockholders, and the Undersigned desires to facilitate the Merger by agreeing to vote the Undersigned's shares of the Company's capital stock and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the Merger and the Merger Agreement.

     WHEREAS, the Undersigned desires to irrevocably appoint Hologic or any designee of Hologic as the Undersigned's lawful agent, attorney and proxy to vote in favor of the Merger and the Merger Agreement.

                                   AGREEMENT

     NOW THEREFORE, the parties hereto agree as follows:

     1.  Voting Agreement.

     At a special meeting of the stockholders of the Company called for the purpose of considering the approval of the Merger and the Merger Agreement, the Undersigned agrees to vote all of the capital stock of the Company held by the Undersigned and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the Merger and the Merger Agreement.

     2.  Irrevocable Proxy.

     The Undersigned hereby irrevocably appoints Hologic or any designee of Hologic as the Undersigned's lawful agent, attorney and proxy to vote or give consents with respect to the shares of capital stock held by the Undersigned and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the approval of the Merger and the Merger Agreement. The Undersigned intends this proxy to be irrevocable and coupled with an interest. Hologic agrees that it or its designee shall vote the shares of capital stock of the Company held by the Undersigned and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the approval of the Merger and the Merger Agreement.

     3.  No Shopping.

     The Undersigned shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) subject to the fiduciary duty of such Stockholder as a director of the Company under applicable law, participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing.

     4.  Due Authorization.

     By signing below, the Undersigned represents and warrants that the Undersigned has all necessary power and authority to execute this Agreement and to cause the Undersigned's capital stock of the Company and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, to be voted as provided herein, and the Undersigned has duly authorized, executed and delivered this Agreement.

     5.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any and all of the parties hereto may execute this Agreement by signing any such counterpart.

     6.  Termination.

     This Agreement shall terminate upon the termination of the Merger Agreement in accordance with the terms of the Merger Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                         HOLOGIC, INC.


                         By
                           -----------------------------
                           S. David Ellenbogen
                           Chairman of the Board and
                           Chief Executive Officer



                         ------------------------------------
                         Larry S. Grossman

                                                          Exhibit E
                                                          ---------


                               IRREVOCABLE PROXY

                                      AND

                                VOTING AGREEMENT

     This IRREVOCABLE PROXY AND VOTING AGREEMENT (this "Agreement") is made as of July 18, 1996, by and among Hologic, Inc., a Delaware corporation ("Hologic"), and the undersigned stockholder (the "Undersigned") of FluoroScan Imaging Systems, Inc., a Delaware corporation (the "Company"). Reference is made to that certain Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), by and among Hologic, Fenway Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Hologic ("Fenway Acquisition"), and the Company.


                                    RECITALS

     WHEREAS, Hologic, Fenway Acquisition and the Company are contemplating a merger of Fenway Acquisition with and into the Company (the "Merger") pursuant to which the Company will become a wholly owned subsidiary of Hologic.

     WHEREAS, the Merger is contingent upon the approval of the Merger and the Merger Agreement by the Company's stockholders, and the Undersigned desires to facilitate the Merger by agreeing to vote the Undersigned's shares of the Company's capital stock and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the Merger and the Merger Agreement.

     WHEREAS, the Undersigned desires to irrevocably appoint Hologic or any designee of Hologic as the Undersigned's lawful agent, attorney and proxy to vote in favor of the Merger and the Merger Agreement.

                                   AGREEMENT

     NOW THEREFORE, the parties hereto agree as follows:

     1.  Voting Agreement.

     At a special meeting of the stockholders of the Company called for the purpose of considering the approval of the Merger and the Merger Agreement, the Undersigned agrees to vote all of the capital stock of the Company held by the Undersigned and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the Merger and the Merger Agreement.

     2.  Irrevocable Proxy.

     The Undersigned hereby irrevocably appoints Hologic or any designee of Hologic as the Undersigned's lawful agent, attorney and proxy to vote or give consents with respect to the shares of capital stock held by the Undersigned and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the approval of the Merger and the Merger Agreement. The Undersigned intends this proxy to be irrevocable and coupled with an interest. Hologic agrees that it or its designee shall vote the shares of capital stock of the Company held by the Undersigned and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, in favor of the approval of the Merger and the Merger Agreement.

     3.  No Shopping.

     The Undersigned shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) subject to the fiduciary duty of such Stockholder as a director of the Company under applicable law, participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing.

     4.  Due Authorization.

     By signing below, the Undersigned represents and warrants that the Undersigned has all necessary power and authority to execute this Agreement and to cause the Undersigned's capital stock of the Company and any capital stock of the Company over which the Undersigned has voting control, including without limitation capital stock held in the name of John Tauber and Kevin Hughes, to be voted as provided herein, and the Undersigned has duly authorized, executed and delivered this Agreement.

     5.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any and all of the parties hereto may execute this Agreement by signing any such counterpart.

     6.  Termination.

     This Agreement shall terminate upon the termination of the Merger Agreement in accordance with the terms of the Merger Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                         HOLOGIC, INC.


                         By
                           -----------------------------
                           S. David Ellenbogen
                           Chairman of the Board and
                           Chief Executive Officer



                         -----------------------------------
                         Arlen L. Issette

                                                                       EXHIBIT F
                                                                       ---------

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------


    Agreement made this 18th day of July, 1996 by and among FluoroScan Imaging Systems, Inc. (the "Company"), a Delaware corporation with its principal place of business in Northbrook, Illinois, Hologic, Inc. ("Hologic"), a Delaware corporation with its principal place of business in Waltham, Massachusetts, and Larry S. Grossman (the "Employee"), of Deerfield, Illinois. The Company and Hologic are collectively referred to herein as the "Employers."

    WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated the date hereof, Hologic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hologic, will merge with and into the Company and the Company will become a wholly-owned subsidiary of Hologic (the "Merger"); and

    WHEREAS, Employee is a stockholder, executive officer and director of the Company and wishes to continue to serve as an executive officer and director of the Company; and

    WHEREAS, Employee's employment with the Company is governed by an Employment Agreement between him and the Company dated February 15, 1994 (the "Existing Employment Agreement"); and

    WHEREAS, Employee will receive substantial economic benefit as a result of the Merger; and

    WHEREAS, during the course of Employee's affiliation with the Company, the Employee has become experienced in all aspects of the business of the Company, and the growth and success of the business of the Company and the development of a market for the Company's products has been due in large part to the services and unique talents of the Employee; and

    WHEREAS, in order to assure itself of the continued benefits to be obtained from the special talents and abilities of Employee, the Company desires to continue to employ Employee as an executive officer, and Hologic desires to employ Employee as an executive officer, in each case on the terms and conditions contained herein; and

    WHEREAS, it is a condition of the execution of the Merger Agreement that the Existing Employment Agreement be amended and restated as provided herein; and

    WHEREAS, in his capacity as an executive officer of the Company, the Employee has had and as an executive officer of Hologic and the Company will have in the future, access to the Company's and Hologic's business activities, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques and other information of and about the Company, Hologic and their affiliates and their technology and customers, all of which are of great value to the Company and Hologic and which are not generally known and are confidential; and

    WHEREAS, the Company, Hologic and their affiliates currently, and will in the future, manufacture and sell products to their customers on a worldwide basis; and

    WHEREAS, as a result of the Employee's present and future involvement with and knowledge of the business of the Company, Hologic and their affiliates and his access to present and future customers and technology of the Company and Hologic and related customer and technological information, the Company, Hologic and the Employee acknowledge the need for and agree to impose certain restrictions on the ability of the Employee to compete with the Company, Hologic and/or any of their affiliates in order to keep intact the Company's and Hologic's business organization, to keep available their present officers, employees and agents and to preserve the good will of all suppliers and customers having business relations with the Company, Hologic and/or any of their affiliates, and to preserve the good will of the Company, Hologic and/or any affiliate thereof as a going concern, upon the terms and conditions contained in this Agreement;

    NOW, THEREFORE, in consideration of the Merger Agreement and the mutual covenants and promises therein and herein contained, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

    1     Employment; Board of Directors.
          ------------------------------

    (a) Subject to the terms and conditions of this Agreement, during the Term (as hereinafter defined) of this Agreement (i) the Company hereby employs Employee as the Chairman of the Board and Chief Executive Officer of the Company, and (ii) Hologic hereby employs Employee as a Vice President of Hologic. Employee, together with Arlen L. Issette (unless Mr. Issette is no longer employed by the Company), shall have general management of the day-to-day business of the Company in the ordinary course of business and such powers as may be reasonably incident to such responsibilities, subject in all instances to the general supervision and direction of the Chairman of the Board and President of Hologic, and the Board of Directors of the Company. Employee shall have such executive duties as an officer of Hologic, consistent with the Company's past practice, as the Board of Directors of Hologic shall determine from time to time. Employee hereby accepts such employment.

    (b) On or promptly after the Effective Date (as hereinafter defined) Hologic in its capacity as the sole stockholder of the Company shall cause Employee to be elected to the Board of Directors of the Company.

    (c) Effective as of the Effective Date, the number of members constituting Hologic's Board of Directors shall be increased by one (1) and Employee shall become a member of such Board of Directors and the Company's Board of Directors. Employee shall serve as a member of the Hologic Board of Directors until the next annual meeting of the stockholders of Hologic and until his successor is duly elected or appointed. Hologic shall cause Employee to be nominated for election to its Board of Directors at the annual meeting of the stockholders of Hologic following the Effective Date; provided, however, that if, at any time
                                         --------  -------
after the Effective Date but prior to such meeting, Employee ceases to serve as an executive officer of either the Company or Hologic, then Hologic shall not be obligated to cause Employee to be nominated for election to its Board of Directors at such meeting; and, provided, further, if at any time after the
                                --------  -------
Effective Date but prior to the first anniversary of the Effective Date the Employee ceases to serve as an executive officer of either the Company or Hologic, if the Board of Directors of Hologic so requests, Employee shall immediately tender his resignation from such Board and shall automatically be deemed to have so resigned whether or not such resignation is tendered. If Employee has satisfied the requirements set forth in the preceding sentence, Hologic shall also cause Employee to be nominated for election to its Board of Directors at the second annual meeting of the stockholders of Hologic following the Effective Date; provided, however, that if, at any time after the Effective
                    --------  -------
Date but prior to the first anniversary of the such second meeting, Employee ceases to serve as an executive officer of either the Company or Hologic, then Hologic shall not be obligated to cause Employee to be nominated for election to its Board of Directors at such meeting; and, provided, further, if at any time
                                             --------  -------
after the Effective Date but prior to the second anniversary of the Effective Date the Employee ceases to serve as an executive officer of either the Company or Hologic, if the Board of Directors of Hologic so requests, Employee shall immediately tender his resignation from such Board and shall automatically be deemed to have so resigned whether or not such resignation is tendered. Except as provided in this Section 1(c), Hologic shall have no obligation to cause Employee to be elected or nominated for election to its Board of Directors.

    (d) Hologic shall cause Employee to be indemnified as a director and officer of Hologic and FluoroScan and to be advanced expenses to the same extent that indemnification and advancement of expenses is provided by Hologic to its remaining directors. An indemnification agreement to that effect will be entered into between Hologic and the Employee at the Closing of the Merger.

    2    Term.  Employee's employment pursuant to the terms of this Agreement
         ----
shall commence upon the consummation of the Merger and the closing under the Merger Agreement (the "Effective Date") and, subject to the rights of termination provided for elsewhere herein, shall end on February 15, 1999 (the "Term"). Upon the expiration of the Term, the employment relationship created hereby shall continue on an at will basis, subject to the provisions of Sections 12, 13, 14, 16, 17, 19, 20, 23 and 27 of this Agreement. Notwithstanding the foregoing, if the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall be null and void and the Existing Employment Agreement shall automatically continue as if this Agreement were never entered into.

    3    Salary.  During the term of Employee's employment pursuant to this
         ------
Agreement in consideration for the services to be rendered by Employee to the Company and to Hologic, the Company shall pay Employee an annual salary equal to Two Hundred Twenty Thousand Dollars ($220,000), subject to adjustment as set forth below and prorated for any partial year of employment (the "Base Salary"). Commencing on or about February 15, 1997 and on or about each February 15 thereafter during the Term of this Agreement, to the extent Employee is employed hereunder, the Board of Directors of the Company shall perform a review of Employee's Base Salary and may, in its sole discretion, make such increases (but no decreases) in such Base Salary as the Board determines to be appropriate. Any such increase in the Base Salary shall be effective as of February 15 of the year in which the Board of Directors of the Company authorizes the increase. Notwithstanding anything to the contrary contained herein, Employee's Base Salary shall be increased annually by not less than five percent (5%) of the Base Salary for the prior year. The annual salary shall be paid in equal installments in accordance with the Company's regular payroll practices, but in no event less often than monthly.

     4    Discretionary Bonus.  The Board of Directors of the Company or of
          -------------------
Hologic, in each case, in their sole discretion, may elect to award to Employee a bonus (the "Discretionary Bonus") in an amount to be determined by such Board in its sole judgment. Notwithstanding the foregoing, Employee shall be entitled to the bonus for 1996 that was previously approved by the Company's Board of Directors and disclosed to Hologic (the "Approved Bonus").

     5    Expenses.  During the term of Employee's employment pursuant to this
          --------
Agreement, Employee shall be reimbursed for all reasonable and ordinary, business expenses. Employee shall furnish the Company and Hologic with the appropriate documentation relating to such expenses and shall comply with any additional requirements of the Company and Hologic generally applicable to the Company's and Hologic's employees in connection therewith. In addition, Employee shall receive a car allowance of $420 per month.

     6    Fringe Benefits.  During the term of Employee's employment pursuant to
          ---------------
this Agreement, Employee shall be entitled to the fringe benefits no less favorable than those generally made available to officers of Hologic from time to time including but not limited to health care coverage (for himself and his dependents, subject to co-payment obligations on the same basis as the executive officers of Hologic) and long term disability coverage, as approved by the Board of Directors of the Company or Hologic; provided, however, that the fringe
                                        --------  -------
benefits made available to Employee by the Company prior to the Merger shall be deemed for purposes of this Section 6 to be as favorable as those made available to officers of Hologic and Hologic may, in its sole discretion, elect to keep in place any fringe benefit offered by the Company immediately prior to the Merger or to replace any such benefit with a comparable fringe benefit; provided, further, that if the Company elects to terminate its existing health care coverage and to cover the Employee and his dependents under another health plan, such plan will contain a waiver of preexisting medical conditions. To the extent that the availability or amount of any fringe benefit is based upon years of service with Hologic, in determining the amount or types of benefits to which Employee is entitled, Employee shall receive credit for his years of service as a director or employee of the Company prior to the Merger, subject, however, to the terms of the applicable benefit plan.

     7    Vacation.  During each year of the term of Employee's employment
          --------
pursuant to this Agreement, Employee shall be entitled to paid vacation in accordance with Hologic's existing vacation practices, such vacations to be taken at such times as not to disrupt the business of the Company. For such purpose, Employee shall receive credit for years of service to the

Company prior to the date of the Merger. Notwithstanding the foregoing, Employee shall be entitled to a paid vacation of not less than four weeks per calendar year.

    8    Life Insurance.   During the term of the Company's employment pursuant
         --------------
to this Agreement, the Company shall continue to maintain two split dollar life insurance policies on the life of Employee in the amount of One Million Dollars ($1,000,000) each; provided, however, that the maximum amount of aggregate
                   --------  -------
premiums that the Company shall be obligated to pay for both of the Insurance Policies shall not exceed Thirty Thousand Dollars ($30,000) per annum pro rated for any partial year, and Employee understands and agrees that he shall be personally responsible for premiums in excess of such amount; provided, however, that if such premiums shall at any time exceed $30,000 per annum, Employee may elect to decrease the amount of coverage under such policies such that the premium will not exceed $30,000 per annum. Employee's spouse shall be the beneficiary of one such policy, and Employee's children shall be the beneficiary of the other policy. Employee may designate additional or different beneficiaries for such Insurance Policies from time to time. The Company will maintain ownership of the policies including the cash value of the policies. Upon termination of the Employee's employment pursuant to this Agreement, the Employee shall have the option to purchase either or both of these policies from the Company for the cash value thereof.

    9    Full-Time Duties.  Employee shall devote his full time, attention and
         ----------------
efforts to fulfill his duties hereunder and, to the business and interest of the Company and Hologic, during the Term of this Agreement. Notwithstanding the foregoing, the Employee shall be permitted to serve on the Board of Director of Trans Leasing International, Inc. and, subject to Section 13 and 14 hereof and to the consent of Hologic (which consent will not be unreasonably withheld), on the Board of Directors of other companies.

    10   Company and Hologic Policies and Procedures.  Employee agrees to comply
         -------------------------------------------
with the Company's and Hologic's regular employment policies and procedures as they may be modified from time to time, provided that such policies and procedures are communicated to Employee and apply to all employees, or all executive employees, of the Company and Hologic on a uniform basis. Employee acknowledges having received copies the Company's and Hologic's employee handbooks which contain some of the current polices and procedures of the Company and Hologic.

    11   Early Termination.
         -----------------

    (a)  Termination by the Company and Hologic.  This Agreement shall
         --------------------------------------
automatically terminate upon the death of Employee. At the election of the Company and Hologic, Employee's employment pursuant to this Agreement shall terminate prior to the expiration of the Term upon the earliest to occur of the following: (i) the "long-term disability" of Employee; or (ii) the termination of Employee by the Company for "just cause" pursuant to written notice thereof.

    For purposes hereof, "long term disability" shall be deemed to have occurred if Employee is unable to perform, after reasonable accommodations by the Company, by reason of physical or mental incapacity, the essential functions of his duties and obligations under this Agreement, for a total period of 180 consecutive days in any 360-day period. The Board of Directors of the Company (the "Board") shall determine, according to the facts then available, whether and when "long term disability" of the Employee has occurred. Such determination shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee's personal physician, if reasonably available, but such determination by the Board shall be final and binding on the parties hereto.

    Notwithstanding the foregoing, if during the six month period commencing on the date Employee is terminated due to "long term disability", the Board determines that Employee no longer has a "long term disability" because Employee is again able, and for the remainder of the Term will be able, to perform the essential functions of his duties and obligations under this Agreement, the Company will reinstate Employee's employment under the terms and conditions of this Agreement. The Board's determination as to whether Employee no longer has a "long term disability" shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee's personal physician, if reasonably available, but such determination by the Board shall be final and biding on the parties hereto. In the event Employee is reinstated hereunder, the Term will be deemed to recommence on the date of such reinstatement.

    For purposes hereof, "just cause" shall mean the occurrence of any of the following events during the Term:

         (i) a material breach of this Agreement by Employee which is not cured or remedied within ten (10) business days of written notice to the Employee, indicating the manner in which such breach can be cured or remedied, provided, however, that if such breach is not capable of
                   --------  -------
         being cured or remedied within ten (10) business days, and if Employee takes all reasonable steps to initiate the cure of such breach within such 10-day period, proceeds at all times thereafter diligently and in good faith to complete the cure thereof, and completes the cure thereof within 20 business days of such notice, "just cause" shall not be deemed to exist; provided, further, that if such breach is a repeated material breach for which Employee has previously received notice, then the Company or Hologic may terminate the employment of Employee effective immediately;

         (ii)  criminal misconduct directly affecting the Company or Hologic;

         (iii) unethical conduct which reflects adversely upon Employee's honesty or integrity in the performance of his duties as an employee of the Company or Hologic and which otherwise is materially detrimental to the interests of the Company or Hologic;

         (iv) if the Employee is found guilty or pleads nolo contendere to the commission of a crime classified as a felony under any Federal or state law;

         (v) chronic abuse of drugs or alcohol which continues after written notice to the

         Employee;


         (vi)  violation of any covenant contained in Section 13 or 14 hereof;
         and

         (vii) the discovery by the Company or Hologic of a breach or breaches of any of the representations, warranties or covenants of the Company contained in the Merger Agreement, which breach or breaches either individually or in the aggregate would have a Company Material Adverse Effect (as defined in the Merger Agreement) and which breach or breaches were known or should have been known to Employee prior to the closing of the Merger and were not disclosed to Hologic prior to said closing.


    Notwithstanding anything to the contrary set forth herein, at any time on or after delivery of written notice to the Employee, the Company or Hologic may relieve the Employee of all of his duties and responsibilities hereunder and may relieve the Employee of authority to act on behalf of, or legally bind, the Company and Hologic, provided, however, that any such action by the Company or
                     --------  -------
Hologic, other than with "just cause" or as a result of the death or "long-term disability" of Employee shall not relieve the Company of its obligation to pay to the Employee all compensation and benefits provided for in this Agreement for the balance of the Term.

    (b) Termination by Employee. At the election of Employee, Employee's
        -----------------------
employment pursuant to this Agreement shall terminate prior to the expiration of the Term upon the occurrence of an event constituting "good reason" (as defined below), pursuant to written notice thereof to the Company and Hologic.

    For purposes hereof, "good reason" shall mean the occurrence of any of the following events during the Term:

    (i) a material breach of this Agreement by the Company or Hologic which is not cured or remedied within ten (10) business days of written notice to the Company and Hologic, indicating the manner in which such breach can be cured or remedied; provided, however, that if such breach is not capable of being cured
          -----------------
or remedied within ten (10) business days, and if the Company takes all reasonable steps to initiate the cure of such breach within such 10-day period, proceeds at all time thereafter diligently and in good faith to complete the cure thereof, and completes the cure thereof within 20 business days of such notice, "good reason" shall not be deemed to exist.

    (ii) any required relocation of the Employee outside of the Chicago, Illinois metropolitan area;

    (iii) any travel obligations which are materially in excess of those required by the Company in the past;

    (iv) any assignment of duties inconsistent with those described in Section 1 hereof;

    (v) any sale by Hologic to a third party of more than 51% of the stock or assets of the Company to a party not controlled directly or indirectly by Hologic; and

    (vi) any change in the consistency of the Board of Directors of Hologic whereby more than 50% of the present directors are no longer serving as directors, unless (and only so long as) S. David Ellenbogen is still serving as Chief Executive Officer of Hologic.

The termination by the Employee's employment hereunder for good reason shall not relieve the Company of its obligation to pay the Employee all compensation and benefits as provided for in this Agreement for the balance of the Term.

    (c) Effect of Termination.  In the event of termination of the Employee's
        ---------------------
employment by the Company for "just cause" or by the Employee other than for "good reason," without limiting any other rights that the Company or Hologic may have, Employee agrees that neither the Company or Hologic shall be required to pay Employee any further compensation or benefits, to the extent permitted by law, other than his Base Salary, Approved Bonus (but no other bonus) and car allowance accrued to the effective date of termination and all reimbursable expenses incurred prior to such date; provided, however, that if Employee voluntarily terminates his employment hereunder without "good reason", he shall not be entitled to any portion of his Accrued Bonus not previously paid to Employee.

    12   Intellectual Property.
         ---------------------

    (a) Employee agrees to promptly disclose to the Company and Hologic all ideas and suggestions coming within the scope of the business of the Company, Hologic or any of Hologic's other subsidiaries, affiliates or successors, whether now existing or hereafter arising and wherever located, which were conceived or refined by him during his employment hereunder, or during his previous affiliation with the Company, whether or not conceived or made during regular working hours, and all such ideas and suggestions shall be the sole property of the Company. In the event that any such idea or suggestion is deemed by the Company or Hologic to be an invention of patentable nature, Employee, whether or not in the employ of the Company or Hologic, will assist the Company and Hologic in obtaining, maintaining and enforcing patents for the invention in the United States of America and in any and all foreign countries. In addition, Employee will supply evidence, give testimony, sign and execute all papers and do all other legal and proper things which the Company or Hologic reasonably may deem necessary for obtaining, maintaining, and enforcing patents for said invention and for vesting in the Company or Hologic full title thereto. The foregoing obligations of Employee shall be further subject to Employee being reimbursed for his reasonable out-of-pocket expenses in connection with services rendered by him pursuant to the previous two (2) sentences.

    (b) Employee acknowledges that all works of authorship (including, without limitation, works of authorship that contain software program code) relating to the business of the Company and produced during Employee's employment hereunder, or during his previous affiliation with the Company, whether they are or are not created on the Company's or Hologic's premises or during regular working hours, are works made for hire and are the property of the Company, and that copyrights in those works of authorship are the property of the Company. If for any reason the Company or Hologic is not the author of any such work of authorship for copyright purposes, Employee hereby expressly assigns all of his rights in and to that work to the Company and agrees to sign any instrument of specific assignment requested.


    13   Noncompetition.
         --------------

    (a) During the period commencing on the Effective Date and ending on the later to occur of (i) February 15, 1999, or (ii) two (2) years following the latest date on which Employee receives payments from the Company or Hologic hereunder (whether in connection with Employee's employment hereunder or as a result of the termination of Employee's employment hereunder) or otherwise in connection with Employee's employment with the Company or Hologic after the expiration of the Term (the "Noncompetition Period"), Employee shall not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any competitor of the Company, Hologic or any affiliate or successor entity thereof (each an "Affiliate") or engage or attempt to engage in any employment, consulting or other activity which directly or indirectly competes with the Business of the Company, Hologic or any Affiliate. For purposes of this Agreement, the term "employment" shall include the performance of services by Employee as an employee, consultant, agent, independent contractor or otherwise and the term "Business" shall mean the research, development, manufacture, sale or distribution of any product (i) within the X-ray bone densitometer, ultrasonic bone analyzer, biochemical marker bone loss measurement, dual X-ray absorptiometry or low intensity, real time X-ray imaging device industries, including without limitation medical and commercial applications of such devices and technology and (ii) any other business engaged in, planned or under development by the Company, Hologic or any Affiliate with respect to which the Employee has had access to Company Information or Customer Information (as such terms are defined in Section 14) during the Noncompetition Period. Employee acknowledges that his participation in the conduct of any such Business alone or with any person other than the Company or Hologic will materially impair the Business and prospects of the Company and Hologic.

    (b) In addition to and without limiting the foregoing, during the Noncompetition Period, Employee shall not knowingly attempt to or assist any other person in attempting to do any of the following: (i) hire any director, officer, employee, or agent of the Company, Hologic or any Affiliate or encourage any such person to terminate such relationship with the Company, Hologic or any Affiliate, as the case may be, (ii) encourage any customer, client, supplier or other business relationship of the Company, Hologic or any Affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company, Hologic or any Affiliate, as the case may be (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company,

Hologic or any Affiliate; (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company, Hologic or any Affiliate and any customer, supplier or other business relationship of the Company, Hologic or any Affiliate or; (v) sell or offer to sell or assist in or in connection with the sale to any customer or prospective customer of the Company, Hologic or any Affiliate any products of the type sold or rendered by the Company, Hologic or any Affiliate.

    (c) Nothing in this Agreement shall preclude Employee from making passive investments of not more than 2% of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934.

    14   Protection of Proprietary Information.  Employee recognizes that the
         -------------------------------------
Company, Hologic and their Affiliates are engaged in a continuous program of research and development relating to their respective business opportunities, market forecasting, data processing, operating procedures, products, methods, systems, techniques, machinery, tooling, designs, specifications, processes, plans "know how" and trade secrets and that the Company, Hologic and their Affiliates have developed information regarding costs, profits, markets, products, customer lists, tooling, designs, plans for present and future development and expansion into new markets and other proprietary information, which is secret and confidential in nature and is not available to the public, which gives the Company, Hologic and their Affiliates a special competence in their respective and various fields of endeavor which are otherwise deemed to be proprietary to the Company, Hologic and/or their Affiliates, all of which have been acquired or developed at considerable expense to the Company, Hologic and their Affiliates. Employee acknowledges that a relationship of confidence and trust has been developed between Employee, the Company and Hologic with respect to information of a confidential or secret nature made known to Employee during the term of Employee's employment by the Company and Hologic. The information referred to in the preceding two sentences is hereafter collectively referred to as the "Company Information." Employee further recognizes that the Company, Hologic and their Affiliates have obtained and have access to certain information concerning their respective customers which the Company, Hologic and such Affiliates treat and desire to continue to treat on a confidential basis ("Customer Information") and that Employee, during the course of his employment with the Company and Hologic has and will continue to have access to such Customer Information. Accordingly, Employee agrees that:

    (a) Employee shall not disclose, either directly or indirectly, under any circumstances (except as reasonably required in furtherance of the business of the Company), at any time, any of the Company Information or Customer Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; provided that the Employee shall not be deemed to be in breach of such covenant if (i) the Employee makes such disclosure pursuant to a subpoena or order of a court of competent jurisdiction, (ii) the Employee shall have promptly given written notice to the Company and Hologic of the request or demand for such disclosure, (iii) the Company and Hologic have been afforded the right to participate at their own expense in objecting to or limiting the nature and scope of such disclosure and (iv) the disclosure is subject to all judicial protection available for like material, such as protective orders and sealed records of proceedings. Employee further agrees not to use any of the Company information or Customer Information in any business which is competitive with the Business of the Company, Hologic or any Affiliate.

    (b) Employee further agrees that at any time upon the request of the Company or Hologic, Employee will deliver to the Company all documents and data of any nature in his possession or control pertaining to any Company Information and Customer Information.

    15   Other Agreements.  Employee represents and warrants to the Company and
         ----------------
Hologic, that as of the Effective Date Employee is not under any obligation to any person or entity which is inconsistent with or in conflict with any of the terms of this Agreement or which would prevent, limit or impair in any way Employee's performance of all the terms of this Agreement and Employee agrees not to enter into any agreement, either written or oral, in conflict herewith.

    16   Remedies.  The Employee expressly acknowledges that, in the event that
         --------
the provisions of Sections 12, 13 or 14 hereof are breached, the Company and Hologic will suffer damages incapable of ascertainment and will be irreparably damaged if any provision of such Sections is not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of said Sections 12, 13 or 14, the Employee agrees and consents that, in addition to any and all other remedies available to the Company and Hologic, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach of threatened breach of any of such provisions. The Employee consents that, for purposes of any action initiated against the Employee hereunder, service of process may be effected by certified mail or overnight receipted courier as set forth in Section 20 hereof and shall be acceptable and adequate to satisfy the requirement that service of process be served on the Employee in connection therewith. All such proceedings may be pursued and such remedies sought and obtained concurrently or consecutively at the election of the Company.

    17   Integral Part of Transaction; Protection of Interests. Pursuant to the
         -----------------------------------------------------
Merger Agreement, Hologic is acquiring all of the business and goodwill of the Company, and the undertakings and covenants of the Employee contained in this Agreement are an integral part of the transactions set forth in said Merger Agreement. The Employee acknowledges, warrants and agrees that the restrictive covenants contained in Sections 12, 13 and 14 of this Agreement are necessary for the protection of the business investment by Hologic in the Merger and the legitimate business interest of the Company, Hologic and their Affiliates, respectively, and are reasonable in scope and content. The Employee further acknowledges and agrees that the territorial, time and other limitations imposed hereunder upon the current and future business activities of the Employee are reasonable and properly required for the adequate protection of the business investment by Hologic in the Merger and the business affairs of the Company, Hologic and their Affiliates, respectively, and in the event any such territorial, time or other limitations are found to be unreasonable by a court of competent jurisdiction, the Employee agrees and submits to the reduction of such territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation contained in Sections 12, 13 or 14 of this Agreement is found to be unreasonable or otherwise invalid in whole or in part in any jurisdiction, the Employee agrees that such limitations shall be and remain valid in all other jurisdictions.

    18   Joint and Several Obligations.  Hologic shall be jointly and severally
         -----------------------------
liable for the performance of the obligations of the Company under this Agreement.

    19   Severability.  The parties agree that each provision contained in this
         ------------
Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

    20   Notices.  Any notice or other communication in connection with this
         -------
Agreement shall be deemed to be delivered if in writing and if either (a) actually delivered (electronically or physically) at said address, or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested or forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight courier, or (c) when transmission acknowledged by telephonic receipt if sent by facsimile:

         If to Employee, to:

      Larry S. Grossman
      1625 Tall Tree
      Deerfield, IL 60015
      Tel: 847-948-0758
      Fax: ____________

         with a copy to:

      Katten, Muchin & Zavis
      525 West Monroe Street, Suite 1600
      Chicago, Illinois  60661
      Attn: Jeffrey R. Patt, Esq.
      Tel: 312-902-5200
      Fax: 312-902-1061

         If to the Company or Hologic to:

      Hologic, Inc.
      590 Lincoln Street
      Waltham, MA 02154
      Attn: President
      Tel: 617-890-2300
      Fax: 617-890-8031
         with a copy to:

      Lawrence M. Levy, Esquire
      Brown, Rudnick, Freed & Gesmer, P.C.
      One Financial Center
      Boston, MA 02111
      Tel: 617 856-8200
      Tel: 617 856-8201

    and in any case at such other address as the addressee shall have specified by written notice.

    21   Entire Agreement.  This Agreement constitutes the entire agreement
         ----------------
between the parties with respect to the subject matter hereof and will supersede and replace any existing employment agreement between the Employee and the Company upon the consummation of the Merger, which is hereby canceled effective as of the Effective Date without further obligation or liability of the Company, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed.

    22   Assignability.  Employee may not assign his duties hereunder or his
         -------------
rights in this Agreement to any other person or entity.

    23     Governing Law; Venue.
           --------------------

      (a) This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Illinois (other than the choice of law principles thereof).

      (b) Any claim, dispute or controversy between the parties relating to this Agreement (including but not limited to a dispute over whether "just cause" or "good reason" for termination exists) which the parties are unable to resolve amicably shall be determined by binding arbitration before a single arbitrator exclusively in Chicago, Illinois, conducted under the Commercial Arbitration Rules of the American Arbitration Association. Judgment on the award rendered may be entered by any court of competent jurisdiction.

      (c) Notwithstanding the foregoing, the Company or Hologic may bring and prosecute an action for equitable relief (but not for damages) for any breach or alleged breach of the provisions of Section 12, 13 or 14 of this Agreement in any Federal or state court in the Commonwealth of Massachusetts, as the party bringing such action, shall elect, having jurisdiction over the subject matter thereof, and the parties hereby waive any and all rights to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. Each of the parties hereby submit themselves to the jurisdiction of each such court for the purpose described in Section 23(c) and agree that service of process on them in any such action, may be effected by the means by which notices are to be given to it under this Agreement.

    24   Counterparts.  This Agreement may be executed in multiple counterparts,
         ------------
each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    25   Effect of Headings.  Any title of an article or section heading herein
         ------------------
contained is for convenience of reference only, and shall not affect the meaning of construction of any of the provisions hereof.

    26   Successors and Assigns.  All covenants, promises and agreements by or
         ----------------------
on behalf of the parties contained in this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

    27   Interpretation.  The parties hereto acknowledge and agree that: (i)
         --------------
each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representative.

                                HOLOGIC, INC.


                                By: _______________________
                                   Name:
                                   Title:

                                FLUOROSCAN IMAGING SYSTEMS, INC.


                                By: _______________________
                                   Name:
                                   Title:

                                EMPLOYEE:


                                ______________________________
                                Larry S. Grossman

                                                                       EXHIBIT G

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------


    Agreement made this 18th__ day of July, 1996 by and among FluoroScan Imaging Systems, Inc. (the "Company"), a Delaware corporation with its principal place of business in Northbrook, Illinois, Hologic, Inc. ("Hologic"), a Delaware corporation with its principal place of business in Waltham, Massachusetts, and Arlen L. Issette (the "Employee"), of Deerfield, Illinois. The Company and Hologic are collectively referred to herein as the "Employers."

    WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated the date hereof, Hologic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hologic, will merge with and into the Company and the Company will become a wholly-owned subsidiary of Hologic (the "Merger"); and

    WHEREAS, Employee is a stockholder, executive officer and director of the Company and wishes to continue to serve as an executive officer and director of the Company; and

    WHEREAS, Employee's employment with the Company is governed by an Employment Agreement between him and the Company dated February 15, 1994 (the "Existing Employment Agreement"); and

    WHEREAS, Employee will receive substantial economic benefit as a result of the Merger; and

    WHEREAS, during the course of Employee's affiliation with the Company, the Employee has become experienced in all aspects of the business of the Company, and the growth and success of the business of the Company and the development of a market for the Company's products has been due in large part to the services and unique talents of the Employee; and

    WHEREAS, in order to assure itself of the continued benefits to be obtained from the special talents and abilities of Employee, the Company desires to continue to employ Employee as an executive officer, and Hologic desires to employ Employee as an executive officer, in each case on the terms and conditions contained herein; and

    WHEREAS, it is a condition of the execution of the Merger Agreement that the Existing Employment Agreement be amended and restated as provided herein; and

    WHEREAS, in his capacity as an executive officer of the Company, the Employee has had and as an executive officer of Hologic and the Company will have in the future, access to the Company's and Hologic's business activities, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques and other information of and about the Company, Hologic and their

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                                     A-93
affiliates and their technology and customers, all of which are of great value to the Company and Hologic and which are not generally known and are confidential; and

    WHEREAS, the Company, Hologic and their affiliates currently, and will in the future, manufacture and sell products to their customers on a worldwide basis; and

    WHEREAS, as a result of the Employee's present and future involvement with and knowledge of the business of the Company, Hologic and their affiliates and his access to present and future customers and technology of the Company and Hologic and related customer and technological information, the Company, Hologic and the Employee acknowledge the need for and agree to impose certain restrictions on the ability of the Employee to compete with the Company, Hologic and/or any of their affiliates in order to keep intact the Company's and Hologic's business organization, to keep available their present officers, employees and agents and to preserve the good will of all suppliers and customers having business relations with the Company, Hologic and/or any of their affiliates, and to preserve the good will of the Company, Hologic and/or any affiliate thereof as a going concern, upon the terms and conditions contained in this Agreement;

    NOW, THEREFORE, in consideration of the Merger Agreement and the mutual covenants and promises therein and herein contained, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

    1    Employment; Board of Directors.
         ------------------------------

    (a) Subject to the terms and conditions of this Agreement, during the Term (as hereinafter defined) of this Agreement (i) the Company hereby employs Employee as the President and Chief Operating Officer of the Company, and (ii) Hologic hereby employs Employee as a Vice President of Hologic. Employee, together with Larry S. Grossman (unless Mr. Grossman is no longer employed by the Company), shall have general management of the day-to-day business of the Company in the ordinary course of business and such powers as may be reasonably incident to such responsibilities, subject in all instances to the general supervision and direction of the Chairman of the Board and President of Hologic, and the Board of Directors of the Company. Employee shall have such executive duties as an officer of Hologic, consistent with the Company's past practice, as the Board of Directors of Hologic shall determine from time to time.
Employee hereby accepts such employment.

    (b) On or promptly after the Effective Date (as hereinafter defined) Hologic in its capacity as the sole stockholder of the Company shall cause Employee to be elected to the Board of Directors of the Company.

    (c) Effective as of the Effective Date, Employee shall become a member of the Company's Board of Directors. Employee shall serve as a member of the Company Board of Directors until the next annual meeting of the stockholders of the Company and until his successor is duly elected or appointed. The Company shall cause Employee to be nominated for

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                                     A-94
election to its Board of Directors at the annual meeting of the stockholders of the Company following the Effective Date; provided, however, that if, at any
                                          --------  -------
time after the Effective Date but prior to such meeting, Employee ceases to serve as an executive officer of the Company, then the Company shall not be obligated to cause Employee to be nominated for election to its Board of Directors at such meeting; and, provided, further, if at any time after the
                                --------  -------
Effective Date but prior to the first anniversary of the Effective Date the Employee ceases to serve as an executive officer of the Company , if the Board of Directors of the Company so requests, Employee shall immediately tender his resignation from such Board and shall automatically be deemed to have so resigned whether or not such resignation is tendered. If Employee has satisfied the requirements set forth in the preceding sentence, the Company shall also cause Employee to be nominated for election to its Board of Directors at the second annual meeting of the stockholders of the Company following the Effective Date; provided, however, that if, at any time after the Effective Date but prior
      --------  -------
to the first anniversary of the such second meeting, Employee ceases to serve as an executive officer of the Company, then the Company shall not be obligated to cause Employee to be nominated for election to its Board of Directors at such meeting; and, provided, further, if at any time after the Effective Date but
              --------  -------
prior to the second anniversary of the Effective Date the Employee ceases to serve as an executive officer of the Company, if the Board of Directors of the Company so requests, Employee shall immediately tender his resignation from such Board and shall automatically be deemed to have so resigned whether or not such resignation is tendered. Except as provided in this Section 1(c), the Company shall have no obligation to cause Employee to be elected or nominated for election to its Board of Directors.

    2    Term.  Employee's employment pursuant to the terms of this Agreement
         ----
shall commence upon the consummation of the Merger and the closing under the Merger Agreement (the "Effective Date") and, subject to the rights of termination provided for elsewhere herein, shall end on February 15, 1999 (the "Term"). Upon the expiration of the Term, the employment relationship created hereby shall continue on an at will basis, subject to the provisions of Sections 12, 13, 14, 16, 17, 19, 20, 23 and 27 of this Agreement. Notwithstanding the foregoing, if the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall be null and void and the Existing Employment Agreement shall automatically continue as if this Agreement were never entered into.

    3    Salary.  During the term of Employee's employment pursuant to this
         ------
Agreement in consideration for the services to be rendered by Employee to the Company and to Hologic, the Company shall pay Employee an annual salary equal to Two Hundred Twenty Thousand Dollars ($220,000), subject to adjustment as set forth below and prorated for any partial year of employment (the "Base Salary"). Commencing on or about February 15, 1997 and on or about each February 15 thereafter during the Term of this Agreement, to the extent Employee is employed hereunder, the Board of Directors of the Company shall perform a review of Employee's Base Salary and may, in its sole discretion, make such increases (but no decreases) in such Base Salary as the Board determines to be appropriate.
Any such increase in the Base Salary shall be effective as of February 15 of the year in which the Board of Directors of the Company authorizes the increase. Notwithstanding anything to the contrary contained herein,

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                                     A-95

Employee's Base Salary shall be increased annually by not less than five percent (5%) of the Base Salary for the prior year. The annual salary shall be paid in equal installments in accordance with the Company's regular payroll practices, but in no event less often than monthly.

     4    Discretionary Bonus.  The Board of Directors of the Company or of
          -------------------
Hologic, in each case, in their sole discretion, may elect to award to Employee a bonus (the "Discretionary Bonus") in an amount to be determined by such Board in its sole judgment. Notwithstanding the foregoing, Employee shall be entitled to the bonus for 1996 that was previously approved by the Company's Board of Directors and disclosed to Hologic (the "Approved Bonus").

     5    Expenses.  During the term of Employee's employment pursuant to this
          --------
Agreement, Employee shall be reimbursed for all reasonable and ordinary, business expenses. Employee shall furnish the Company and Hologic with the appropriate documentation relating to such expenses and shall comply with any additional requirements of the Company and Hologic generally applicable to the Company's and Hologic's employees in connection therewith. In addition, Employee shall receive a car allowance of $420 per month.

      6  Fringe Benefits.  During the term of Employee's employment pursuant to
         ---------------
this Agreement, Employee shall be entitled to the fringe benefits no less favorable than those generally made available to officers of Hologic from time to time including but not limited to health care coverage (for himself and his dependents, subject to co-payment obligations on the same basis as the executive officers of Hologic) and long term disability coverage, as approved by the Board of Directors of the Company or Hologic; provided, however, that the fringe
                                        --------  -------
benefits made available to Employee by the Company prior to the Merger shall be deemed for purposes of this Section 6 to be as favorable as those made available to officers of Hologic and Hologic may, in its sole discretion, elect to keep in place any fringe benefit offered by the Company immediately prior to the Merger or to replace any such benefit with a comparable fringe benefit; provided, further, that if the Company elects to terminate its existing health care coverage and to cover the Employee and his dependents under another health plan, such plan will contain a waiver of preexisting medical conditions. To the extent that the availability or amount of any fringe benefit is based upon years of service with Hologic, in determining the amount or types of benefits to which Employee is entitled, Employee shall receive credit for his years of service as a director or employee of the Company prior to the Merger, subject, however, to the terms of the applicable benefit plan.

    7    Vacation.  During each year of the term of Employee's employment
         --------
pursuant to this Agreement, Employee shall be entitled to paid vacation in accordance with Hologic's existing vacation practices, such vacations to be taken at such times as not to disrupt the business of the Company. For such purpose, Employee shall receive credit for years of service to the Company prior to the date of the Merger. Notwithstanding the foregoing, Employee shall be entitled to a paid vacation of not less than four weeks per calendar year.

    8    Life Insurance.   During the term of the Company's employment pursuant
         --------------
to this Agreement, the Company shall continue to maintain two split dollar life insurance policies on

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Execution Copy
the life of Employee in the amount of One Million Dollars ($1,000,000) each; provided, however, that the maximum amount of aggregate premiums that the
- --------  -------
Company shall be obligated to pay for both of the Insurance Policies shall not exceed Thirty Thousand Dollars ($30,000) per annum pro rated for any partial year, and Employee understands and agrees that he shall be personally responsible for premiums in excess of such amount; provided, however, that if such premiums shall at any time exceed $30,000 per annum, Employee may elect to decrease the amount of coverage under such policies such that the premium will not exceed $30,000 per annum. Employee's spouse shall be the beneficiary of one such policy, and Employee's children shall be the beneficiary of the other policy. Employee may designate additional or different beneficiaries for such Insurance Policies from time to time. The Company will maintain ownership of the policies including the cash value of the policies. Upon termination of the Employee's employment pursuant to this Agreement, the Employee shall have the option to purchase either or both of these policies from the Company for the cash value thereof.

    9    Full-Time Duties.  Employee shall devote his full time, attention and
         ----------------
efforts to fulfill his duties hereunder and, to the business and interest of the Company and Hologic, during the Term of this Agreement. Notwithstanding the foregoing, subject to Section 13 and 14 hereof and to the consent of the Company (which consent will not be unreasonably withheld), the Employee shall be permitted to serve on the Board of Directors of other companies.

    10   Company and Hologic Policies and Procedures.  Employee agrees to comply
         -------------------------------------------
with the Company's and Hologic's regular employment policies and procedures as they may be modified from time to time, provided that such policies and procedures are communicated to Employee and apply to all employees, or all executive employees, of the Company and Hologic on a uniform basis. Employee acknowledges having received copies the Company's and Hologic's employee handbooks which contain some of the current policies and procedures of the Company and Hologic.

    11   Early Termination.
         -----------------

    (a)  Termination by the Company and Hologic.  This Agreement shall
         --------------------------------------
automatically terminate upon the death of Employee. At the election of the Company and Hologic, Employee's employment pursuant to this Agreement shall terminate prior to the expiration of the Term upon the earliest to occur of the following: (i) the "long-term disability" of Employee; or (ii) the termination of Employee by the Company for "just cause" pursuant to written notice thereof.

    For purposes hereof, "long term disability" shall be deemed to have occurred if Employee is unable to perform, after reasonable accommodations by the Company, by reason of physical or mental incapacity, the essential functions of his duties and obligations under this Agreement, for a total period of 180 consecutive days in any 360-day period. The Board of Directors of the Company (the "Board") shall determine, according to the facts then available, whether and when "long term disability" of the Employee has occurred. Such determination

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                                     A-97
shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee's personal physician, if reasonably available, but such determination by the Board shall be final and binding on the parties hereto.

    Notwithstanding the foregoing, if during the six month period commencing on the date Employee is terminated due to "long term disability", the Board determines that Employee no longer has a "long term disability" because Employee is again able, and for the remainder of the Term will be able, to perform the essential functions of his duties and obligations under this Agreement, the Company will reinstate Employee's employment under the terms and conditions of this Agreement. The Board's determination as to whether Employee no longer has a "long term disability" shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee's personal physician, if reasonably available, but such determination by the Board shall be final and biding on the parties hereto. In the event Employee is reinstated hereunder, the Term will be deemed to recommence on the date of such reinstatement.

    For purposes hereof, "just cause" shall mean the occurrence of any of the following events during the Term:

         (i) a material breach of this Agreement by Employee which is not cured or remedied within ten (10) business days of written notice to the Employee, indicating the manner in which such breach can be cured or remedied, provided, however, that if such breach is not capable of
                      --------  -------
         being cured or remedied within ten (10) business days, and if Employee takes all reasonable steps to initiate the cure of such breach within such 10-day period, proceeds at all times thereafter diligently and in good faith to complete the cure thereof, and completes the cure thereof within 20 business days of such notice, "just cause" shall not be deemed to exist; provided, further, that if such breach is a repeated material breach for which Employee has previously received notice, then the Company or Hologic may terminate the employment of Employee effective immediately;

         (ii)   criminal misconduct directly affecting the Company or Hologic;

         (iii) unethical conduct which reflects adversely upon Employee's honesty or integrity in the performance of his duties as an employee of the Company or Hologic and which otherwise is materially detrimental to the interests of the Company or Hologic;

         (iv) if the Employee is found guilty or pleads nolo contendere to the commission of a crime classified as a felony under any Federal or state law;

         (v) chronic abuse of drugs or alcohol which continues after written notice to the Employee;

         (vi)   violation of any covenant contained in Section 13 or 14 hereof;
         and

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                                     A-98

         (vii) the discovery by the Company or Hologic of a breach or breaches of any of the representations, warranties or covenants of the Company contained in the Merger Agreement, which breach or breaches either individually or in the aggregate would have a Company Material Adverse Effect (as defined in the Merger Agreement) and which breach or breaches were known or should have been known to Employee prior to the closing of the Merger and were not disclosed to Hologic prior to said closing.

    Notwithstanding anything to the contrary set forth herein, at any time on or after delivery of written notice to the Employee, the Company or Hologic may relieve the Employee of all of his duties and responsibilities hereunder and may relieve the Employee of authority to act on behalf of, or legally bind, the Company and Hologic, provided, however, that any such action by the Company or
                     --------  -------
Hologic, other than with "just cause" or as a result of the death or "long-term disability" of Employee shall not relieve the Company of its obligation to pay to the Employee all compensation and benefits provided for in this Agreement for the balance of the Term.

    (b)  Termination by Employee. At the election of Employee, Employee's
         -----------------------
employment pursuant to this Agreement shall terminate prior to the expiration of the Term upon the occurrence of an event constituting "good reason" (as defined below), pursuant to written notice thereof to the Company and Hologic.

    For purposes hereof, "good reason" shall mean the occurrence of any of the following events during the Term:

    (i) a material breach of this Agreement by the Company or Hologic which is not cured or remedied within ten (10) business days of written notice to the Company and Hologic, indicating the manner in which such breach can be cured or remedied; provided, however, that if such breach is not capable of being cured
          -----------------
or remedied within ten (10) business days, and if the Company takes all reasonable steps to initiate the cure of such breach within such 10-day period, proceeds at all time thereafter diligently and in good faith to complete the cure thereof, and completes the cure thereof within 20 business days of such notice, "good reason" shall not be deemed to exist.

    (ii) any required relocation of the Employee outside of the Chicago, Illinois metropolitan area;

    (iii) any travel obligations which are materially in excess of those required by the Company in the past;

    (iv) any assignment of duties inconsistent with those described in Section 1 hereof;

    (v) any sale by Hologic to a third party of more than 51% of the stock or assets of the Company to a party not controlled directly or indirectly by Hologic; and

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                                     A-99

    (vi) any change in the consistency of the Board of Directors of Hologic whereby more than 50% of the present directors are no longer serving as directors, unless (and only so long as) S. David Ellenbogen is still serving as Chief Executive Officer of Hologic.

The termination by the Employee's employment hereunder for good reason shall not relieve the Company of its obligation to pay the Employee all compensation and benefits as provided for in this Agreement for the balance of the Term.

    (c)  Effect of Termination.  In the event of termination of the Employee's
         ---------------------
employment by the Company for "just cause" or by the Employee other than for "good reason," without limiting any other rights that the Company or Hologic may have, Employee agrees that neither the Company or Hologic shall be required to pay Employee any further compensation or benefits, to the extent permitted by law, other than his Base Salary, Approved Bonus (but no other bonus) and car allowance accrued to the effective date of termination and all reimbursable expenses incurred prior to such date; provided, however, that if Employee voluntarily terminates his employment hereunder without "good reason", he shall not be entitled to any portion of his Accrued Bonus not previously paid to Employee.

    12   Intellectual Property.
         ---------------------

    (a) Employee agrees to promptly disclose to the Company and Hologic all ideas and suggestions coming within the scope of the business of the Company, Hologic or any of Hologic's other subsidiaries, affiliates or successors, whether now existing or hereafter arising and wherever located, which were conceived or refined by him during his employment hereunder, or during his previous affiliation with the Company, whether or not conceived or made during regular working hours, and all such ideas and suggestions shall be the sole property of the Company. In the event that any such idea or suggestion is deemed by the Company or Hologic to be an invention of patentable nature, Employee, whether or not in the employ of the Company or Hologic, will assist the Company and Hologic in obtaining, maintaining and enforcing patents for the invention in the United States of America and in any and all foreign countries. In addition, Employee will supply evidence, give testimony, sign and execute all papers and do all other legal and proper things which the Company or Hologic reasonably may deem necessary for obtaining, maintaining, and enforcing patents for said invention and for vesting in the Company or Hologic full title thereto. The foregoing obligations of Employee shall be further subject to Employee being reimbursed for his reasonable out-of-pocket expenses in connection with services rendered by him pursuant to the previous two (2) sentences.

    (b) Employee acknowledges that all works of authorship (including, without limitation, works of authorship that contain software program code) relating to the business of the Company and produced during Employee's employment hereunder, or during his previous affiliation with the Company, whether they are or are not created on the Company's or Hologic's premises or during regular working hours, are works made for hire and are the property of the Company, and that copyrights in those works of authorship are the property of

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                                     A-100
the Company. If for any reason the Company or Hologic is not the author of any such work of authorship for copyright purposes, Employee hereby expressly assigns all of his rights in and to that work to the Company and agrees to sign any instrument of specific assignment requested.

    13   Noncompetition.
         --------------

    (a) During the period commencing on the Effective Date and ending on the later to occur of (i) February 15, 1999, or (ii) two (2) years following the latest date on which Employee receives payments from the Company or Hologic hereunder (whether in connection with Employee's employment hereunder or as a result of the termination of Employee's employment hereunder) or otherwise in connection with Employee's employment with the Company or Hologic after the expiration of the Term (the "Noncompetition Period"), Employee shall not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any competitor of the Company, Hologic or any affiliate or successor entity thereof (each an "Affiliate") or engage or attempt to engage in any employment, consulting or other activity which directly or indirectly competes with the Business of the Company, Hologic or any Affiliate. For purposes of this Agreement, the term "employment" shall include the performance of services by Employee as an employee, consultant, agent, independent contractor or otherwise and the term "Business" shall mean the research, development, manufacture, sale or distribution of any product (i) within the X-ray bone densitometer, ultrasonic bone analyzer, biochemical marker bone loss measurement, dual X-ray absorptiometry or low intensity, real time X-ray imaging device industries, including without limitation medical and commercial applications of such devices and technology and (ii) any other business engaged in, planned or under development by the Company, Hologic or any Affiliate with respect to which the Employee has had access to Company Information or Customer Information (as such terms are defined in Section 14) during the Noncompetition Period. Employee acknowledges that his participation in the conduct of any such Business alone or with any person other than the Company or Hologic will materially impair the Business and prospects of the Company and Hologic.

    (b) In addition to and without limiting the foregoing, during the Noncompetition Period, Employee shall not knowingly attempt to or assist any other person in attempting to do any of the following: (i) hire any director, officer, employee, or agent of the Company, Hologic or any Affiliate or encourage any such person to terminate such relationship with the Company, Hologic or any Affiliate, as the case may be, (ii) encourage any customer, client, supplier or other business relationship of the Company, Hologic or any Affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company, Hologic or any Affiliate, as the case may be (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company, Hologic or any Affiliate; (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company, Hologic or any Affiliate and any customer, supplier or other business relationship of the Company, Hologic or any Affiliate or; (v) sell or offer to sell or assist in or in connection with the sale to any customer or prospective customer of the Company, Hologic or any Affiliate any products of the type sold or rendered by the Company, Hologic or any Affiliate.

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                                     A-101

    (c) Nothing in this Agreement shall preclude Employee from making passive investments of not more than 2% of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934.

    14   Protection of Proprietary Information.  Employee recognizes that the
         -------------------------------------
Company, Hologic and their Affiliates are engaged in a continuous program of research and development relating to their respective business opportunities, market forecasting, data processing, operating procedures, products, methods, systems, techniques, machinery, tooling, designs, specifications, processes, plans "know how" and trade secrets and that the Company, Hologic and their Affiliates have developed information regarding costs, profits, markets, products, customer lists, tooling, designs, plans for present and future development and expansion into new markets and other proprietary information, which is secret and confidential in nature and is not available to the public, which gives the Company, Hologic and their Affiliates a special competence in their respective and various fields of endeavor which are otherwise deemed to be proprietary to the Company, Hologic and/or their Affiliates, all of which have been acquired or developed at considerable expense to the Company, Hologic and their Affiliates. Employee acknowledges that a relationship of confidence and trust has been developed between Employee, the Company and Hologic with respect to information of a confidential or secret nature made known to Employee during the term of Employee's employment by the Company and Hologic. The information referred to in the preceding two sentences is hereafter collectively referred to as the "Company Information." Employee further recognizes that the Company, Hologic and their Affiliates have obtained and have access to certain information concerning their respective customers which the Company, Hologic and such Affiliates treat and desire to continue to treat on a confidential basis ("Customer Information") and that Employee, during the course of his employment with the Company and Hologic has and will continue to have access to such Customer Information. Accordingly, Employee agrees that:

    (a) Employee shall not disclose, either directly or indirectly, under any circumstances (except as reasonably required in furtherance of the business of the Company), at any time, any of the Company Information or Customer Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; provided that the Employee shall not be deemed to be in breach of such covenant if (i) the Employee makes such disclosure pursuant to a subpoena or order of a court of competent jurisdiction, (ii) the Employee shall have promptly given written notice to the Company and Hologic of the request or demand for such disclosure, (iii) the Company and Hologic have been afforded the right to participate at their own expense in objecting to or limiting the nature and scope of such disclosure and (iv) the disclosure is subject to all judicial protection available for like material, such as protective orders and sealed records of proceedings. Employee further agrees not to use any of the Company information or Customer Information in any business which is competitive with the Business of the Company, Hologic or any Affiliate.

    (b) Employee further agrees that at any time upon the request of the Company or Hologic, Employee will deliver to the Company all documents and data of any nature in his possession or control pertaining to any Company Information and Customer Information.

- -------------------------------------------------------------------------------
ALI Employment Agreement                                               Page 10
Execution Copy

    15   Other Agreements.  Employee represents and warrants to the Company and
         ----------------
Hologic, that as of the Effective Date Employee is not under any obligation to any person or entity which is inconsistent with or in conflict with any of the terms of this Agreement or which would prevent, limit or impair in any way Employee's performance of all the terms of this Agreement and Employee agrees not to enter into any agreement, either written or oral, in conflict herewith.

    16   Remedies.  The Employee expressly acknowledges that, in the event that
         --------
the provisions of Sections 12, 13 or 14 hereof are breached, the Company and Hologic will suffer damages incapable of ascertainment and will be irreparably damaged if any provision of such Sections is not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of said Sections 12, 13 or 14, the Employee agrees and consents that, in addition to any and all other remedies available to the Company and Hologic, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach of threatened breach of any of such provisions. The Employee consents that, for purposes of any action initiated against the Employee hereunder, service of process may be effected by certified mail or overnight receipted courier as set forth in Section 20 hereof and shall be acceptable and adequate to satisfy the requirement that service of process be served on the Employee in connection therewith. All such proceedings may be pursued and such remedies sought and obtained concurrently or consecutively at the election of the Company.

    17   Integral Part of Transaction; Protection of Interests. Pursuant to the
         -----------------------------------------------------
Merger Agreement, Hologic is acquiring all of the business and goodwill of the Company, and the undertakings and covenants of the Employee contained in this Agreement are an integral part of the transactions set forth in said Merger Agreement. The Employee acknowledges, warrants and agrees that the restrictive covenants contained in Sections 12, 13 and 14 of this Agreement are necessary for the protection of the business investment by Hologic in the Merger and the legitimate business interest of the Company, Hologic and their Affiliates, respectively, and are reasonable in scope and content. The Employee further acknowledges and agrees that the territorial, time and other limitations imposed hereunder upon the current and future business activities of the Employee are reasonable and properly required for the adequate protection of the business investment by Hologic in the Merger and the business affairs of the Company, Hologic and their Affiliates, respectively, and in the event any such territorial, time or other limitations are found to be unreasonable by a court of competent jurisdiction, the Employee agrees and submits to the reduction of such territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation contained in Sections 13 or 14 of this Agreement is found to be unreasonable or otherwise invalid in whole or in part in any jurisdiction, the Employee agrees that such limitations shall be and remain valid in all other jurisdictions.

    18   Joint and Several Obligations.  Hologic shall be jointly and severally
         -----------------------------
liable for the performance of the obligations of the Company under this Agreement.

- -------------------------------------------------------------------------------
ALI Employment Agreement                                               Page 11
Execution Copy

    19   Severability.  The parties agree that each provision contained in this
         ------------
Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

    20   Notices.  Any notice or other communication in connection with this
         -------
Agreement shall be deemed to be delivered if in writing and if either (a) actually delivered (electronically or physically) at said address, or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested or forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight courier, or (c) when transmission acknowledged by telephonic receipt if sent by facsimile:

      If to Employee, to:

      Arlen L. Issette
      243 Bristol Court
      Deerfield, IL 60015
      Tel: 847-945-0374
      Fax:
          ---------------

         with a copy to:

      Katten, Muchin & Zavis
      525 West Monroe Street, Suite 1600
      Chicago, Illinois  60661
      Attn: Jeffrey R. Patt, Esq.
      Tel: 312-902-5200
      Fax: 312-902-1061

      If to the Company or Hologic to:

      Hologic, Inc.
      590 Lincoln Street
      Waltham, MA 02154
      Attn: President
      Tel: 617-890-2300
      Fax: 617-890-8031


         with a copy to:

- -------------------------------------------------------------------------------
ALI Employment Agreement                                               Page 12
Execution Copy

      Lawrence M. Levy, Esquire
      Brown, Rudnick, Freed & Gesmer, P.C.
      One Financial Center
      Boston, MA 02111
      Tel: 617 856-8200
      Tel: 617 856-8201

    and in any case at such other address as the addressee shall have specified by written notice.

    21   Entire Agreement.  This Agreement constitutes the entire agreement
         ----------------
between the parties with respect to the subject matter hereof and will supersede and replace any existing employment agreement between the Employee and the Company upon the consummation of the Merger, which is hereby canceled effective as of the Effective Date without further obligation or liability of the Company, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed.

    22   Assignability.  Employee may not assign his duties hereunder or his
         -------------
rights in this Agreement to any other person or entity.

    23   Governing Law; Venue.
         --------------------

    (a) This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Illinois (other than the choice of law principles thereof).

    (b) Any claim, dispute or controversy between the parties relating to this Agreement (including but not limited to a dispute over whether "just cause" or "good reason" for termination exists) which the parties are unable to resolve amicably shall be determined by binding arbitration before a single arbitrator exclusively in Chicago, Illinois, conducted under the Commercial Arbitration Rules of the American Arbitration Association. Judgment on the award rendered may be entered by any court of competent jurisdiction.

    (c) Notwithstanding the foregoing, the Company or Hologic may bring and prosecute an action for equitable relief (but not for damages) for any breach or alleged breach of the provisions of Section 12, 13 or 14 of this Agreement in any Federal or state court in the Commonwealth of Massachusetts, as the party bringing such action, shall elect, having jurisdiction over the subject matter thereof, and the parties hereby waive any and all rights to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. Each of the parties hereby submit themselves to the jurisdiction of each such court for the purpose described in Section 23(c) and agree that service of process on them in any such action, may be effected by the means by which notices are to be given to it under this Agreement.

- -------------------------------------------------------------------------------
ALI Employment Agreement                                               Page 13
Execution Copy

    24   Counterparts.  This Agreement may be executed in multiple
         ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    25   Effect of Headings.  Any title of an article or section heading herein
         ------------------
contained is for convenience of reference only, and shall not affect the meaning of construction of any of the provisions hereof.

    26   Successors and Assigns.  All covenants, promises and agreements by or
         ----------------------
on behalf of the parties contained in this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     27  Interpretation.  The parties hereto acknowledge and agree that: (i)
         --------------
each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representative.

                           HOLOGIC, INC.

                           By:
                              ------------------------
                              Name:
                              Title:

                           FLUOROSCAN IMAGING SYSTEMS, INC.


                           By:
                              ------------------------
                              Name:
                              Title:

                           EMPLOYEE:

                           ---------------------------
                           Arlen L. Issette

- -------------------------------------------------------------------------------
ALI Employment Agreement                                               Page 14
Execution Copy

                                                        EXHIBIT H
                                                        ---------

                             AFFILIATE'S AGREEMENT


                                              July 18, 1996


Hologic, Inc.
590 Lincoln Street
Waltham, Massachusetts  02154

Dear Sirs:

     Reference is made to an Agreement and Plan of Merger dated as of the date hereof (the "Agreement") has been entered into by and between Hologic, Inc. (the "Parent"), Fenway Acquisition Corp. (the "Acquisition Subsidiary") and FluoroScan Imaging Systems, Inc. (the "Company"). The Agreement provides for the merger of the Acquisition Subsidiary with and into the Company (the "Merger").

     In consideration of the mutual agreements, provisions and covenants set forth in the Agreement and hereinafter in this agreement, the undersigned represents and agrees as follows:

     1.   Pooling Requirements.
          --------------------

          (a) The undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any shares of the Parent's common stock, $.01 par value per share ("Parent Common Stock"), presently owned by the undersigned, or any Parent Common Stock issued to the undersigned upon exercise of any employee stock options or warrants, until after such time as the Parent has published (within the meaning of Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of the Company and the Parent.

          (b) Until the earlier of the Effective Time (as defined in the Agreement) of the Merger or the termination of the Agreement, the undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to any shares of the Company's common stock, $.0001 per value per share, presently owned by the undersigned.

     2.   Miscellaneous.
          -------------

          (a) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          (b) This agreement shall be binding on the undersigned's successors and assigns, including his heirs, executors and administrators.

     The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for the Parent.

                                   Very truly yours,


                                   ----------------------------------
                                   Signature


                                   ----------------------------------
                                   Print Name
Accepted:

HOLOGIC, INC.


By:
   -------------------------------
   Name:
   Title:

Dated:
      --------------

                                                                       EXHIBIT I

                          Opinion of Company's Counsel
                          ----------------------------

     The following opinions and confirmations will be subject to customary assumptions and qualifications, including, but not limited to, compliance with all applicable fiduciary duties.

1. Each of the Company and its Subsidiaries is a corporation duly incorporated, existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own or lease its properties and to conduct its business as presently conducted.

2. The Company is qualified to do business and is in good standing as a foreign corporation in the States of Illinois and Michigan.

3. The Company has the corporate power and authority to enter into the Agreement and to perform its obligations thereunder. The execution and delivery by the Company of each of the Agreement and the Employment Agreements have been duly authorized by all necessary corporate action, including with regard to the Agreement, stockholder action, on the part of the Company, has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, $.0001 par value, none of which are issued and outstanding, and (ii) 14,000,000 shares of common stock, $.0001 par value, of which ____ shares were issued and outstanding at the close of business on ________________[one business day prior to the date hereof] and no shares are held in treasury of the Company. All such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.

5. Except as disclosed in the Merger Agreement or the Company Disclosure Letter, the execution and delivery of the Agreement and consummation of the Merger and the other transactions contemplated thereby will not result in
     (i) a breach or violation of any of the terms or provisions of or constitute a default under or violate or conflict with the Charter or Bylaws of the Company or any of its Subsidiaries, (ii) to our knowledge, a breach or violation of any provision of any material contract or agreement
     (a) listed in the Company Disclosure Schedule or as an exhibit or incorporated by reference as an exhibit to the Company's 1995 Annual Report on Form 10-K or any subsequent Company SEC filings, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (the "Material Contracts"), or give rise to a right of termination of any such Material Contract or (iii) the creation of any lien on any property of the Company, any of its Subsidiaries or the Surviving Corporation (except due to acts of Parent or the Acquisition Subsidiary). To our knowledge, the Company is not a party to, or expressly bound by, any judgment, injunction or decree of any court or governmental authority which would restrict or interfere with the performance by the Company of its obligations under the

     Agreement. We express no opinion as to any agreement between the Company and NASA, which is the subject of a opinion of special government contract counsel.

6. To our knowledge, all authorizations, consents and approvals of all federal and state governmental agencies required in order to permit the consummation of the Merger and the other transactions contemplated by the Agreement on the part of the Company and each of its Subsidiaries have been obtained, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and (ii) approvals and registrations which if not obtained would not have a Company Material Adverse Effect. We express no opinion as to any agreement between the Company and NASA, which may be the subject of a opinion of special government contract counsel.

7. Each of the Employment Agreement, Stock Option Agreement, and Voting Rights Agreement entered into in connection with the Agreement (collectively the "Ancillary Agreements") has been duly executed and delivered by Larry S. Grossman and/or Arlen L. Issette (each a "Company Affiliate"), constitutes the legal, valid and binding obligation of the applicable Company Affiliate, enforceable against such Company Affiliate in accordance with its terms.

8. The performance of the Ancillary Agreements and the consummation of the transactions therein provided will not, to our knowledge, result in a breach or violation of any provision of any material contract or instrument to which any Company Affiliate is bound. To our knowledge, no Company Affiliate is a party to, or expressly bound by, any judgment, injunction or decree of any court of government authority which would restrict or interfere with the performance by any Company Affiliate of its obligations under the Ancillary Agreements to which it is a party.

9. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under Delaware law.

10. To our knowledge, the NASA License Agreement is a valid and binding agreement of the Company and, assuming the due authorization and execution thereof by NASA and that the NASA License Agreement is in full force and effect, is enforceable by the Company in accordance with its terms, and the consummation of the Merger will not result in a breach or violation of the Agreement or the right of NASA to terminate the agreement. [This opinion may be rendered by special government contract counsel.]

11. To our knowledge, the Company has filed with the Commission all forms, statements, reports and documents (including all exhibits, amendments, and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act since July 11, 1994, and the respective rules and regulations thereunder, all of which complied as to form in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, it being understood that we do not express any opinion with respect to the operating statistics, financial statements, financial schedules and other financial and statistical data included therein.

12. The Proxy Statement/Prospectus complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and with the rules and regulations of the Commission thereunder, it being understood that we do not express any opinion with respect to the operating statistics, financial statements, financial schedules and other financial and statistical data included therein, or any information relating to or furnished by the Parent or the Acquisition Subsidiary.

The following numbered paragraphs may be in the form of a confirmation in the Opinion Letter and not a numbered opinion:

1. We have participated in conferences with Larry S. Grossman and Arlen L. Issette, the Chairman of the Board and President of the Company and other representatives of the Company, representatives of the Parent, representatives of Brown, Rudnick, Freed & Gesmer, legal counsel for the Parent, representatives of BDO Seidman, LLP, the independent public accountants for the Company, and representatives of Arthur Andersen LLP, the independent public accountants for the Parent, at which conferences we made inquiries of such representatives of the Company and the representatives of the Company's independent public accountants, and discussed the contents of the Registration Statement, the Proxy Statement/Prospectus and related matters and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in any Registration Statement or the Proxy Statement/Prospectus, on the basis of the foregoing, and solely with respect to the Company and its Subsidiaries, no facts have come our attention which give us reason to believe that the Registration Statement, as of its effective date under the Securities Act, as of the meeting date of the shareholders of the Company (the "Meeting Date"), and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement/Prospectus, as of its mailing date to the shareholders of the Company, the Meeting Date and the date hereof, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that we do not express any opinion with respect to the operating statistics, financial statements, financial schedules and other financial and statistical data included therein, or any information concerning or furnished by the Parent or the Acquisition Subsidiary.


2. To our knowledge, based solely on an officer's certificate, except as set forth in the Agreement or the Company Disclosure Schedule and as contemplated by the Agreement, there are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by the Company or binding upon the Company to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company or which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) other securities of the Company directly or indirectly convertible into or exchangeable for shares of capital stock of the Company, (iii) restrictions on the transfer of the Company's capital stock, (iv) voting rights with respect to the capital stock of the Company, or (v) stock appreciation, phantom stock or similar rights with respect to the Company. To our knowledge, except as set forth in the Agreement or the Company Disclosure Schedule, no holders of securities of the Company have rights to register such securities for sale.

3. To our knowledge, based solely on a review of our firm's litigation docket and an officer's certificate, except as disclosed in the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, proceedings or investigations pending (or, to our knowledge, overtly threatened in writing) against the Company or any of its Subsidiary, and there are no outstanding court orders, court decrees, or court stipulations to which the Company or any of its Subsidiary is a party or by which any of their respective assets are bound, any of which (a) if adversely determined would materially restrict or interfere with the Agreement or the transactions contemplated thereby, or (b) materially restrict the present business properties, operations, prospects, assets, revenues or condition (financial or otherwise) of the Company or any of its Subsidiaries, or (c) would, individually or in the aggregate, have a Company Material Adverse Effect or materially impair or preclude the Company's ability to consummate the Merger or the other transactions contemplated thereby.

                                                                       EXHIBIT J
                                                                       ---------



                                 July 18, 1996

                                FORM OF OPINION
                            RE INTELLECTUAL PROPERTY

     Acting as special counsel, we have reviewed specified aspects of the intellectual property rights ("the Intellectual Property") of Fluoroscan Imaging Systems, Inc. ("Fluoroscan").

     In our review, we have relied upon the accuracy of factual information provided by or for Fluoroscan. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to the originals of all documents submitted to us as copies, and the authority of the originals of the copied documents. As to questions of fact material to our opinion, we have relied on public records when available and representations of representatives of Fluoroscan, when relevant facts were not or could not be independently established.

     It is our opinion based upon the foregoing that the Intellectual Property consists of:

     1. License rights under U.S. Patents Nos. 4,142,101 ("'101 patent") and its Reexamination Certificate B1, 4,510,476 ("'476 patent") and 4,517,472 ("'472 patent"), together with a license to use and sell under any foreign counterparts of these patents, products which Fluoroscan has manufactured in the United States;

     2. The likely right to continue to use the name FLUOROSCAN in connection with Fluoroscan's current line of products; and

     3. Such trade secrets as Fluoroscan has developed in its business and has maintained as such.

     We are not aware of any other intellectual property rights which Fluoroscan owns, and our search in public databases has not revealed any such other rights.

A.   PATENT RIGHTS

     1.   Licensed Patents

     As of today, any required maintenance fees for the '101, '476 and '472 patents have been paid, and the patents are subsisting.

     The '101, '476 and '472 patents are assigned on their face to the United States of America as represented by the Administrator for the National Aeronautics and Space Administration ("NASA"). The records in the U-S-Patent and Trademark Office, show that as of today these three patents are still assigned to NASA. We have not uncovered information that would indicate otherwise.

     In our opinion, the three U.S. patents under which Fluoroscan is licensed expire on the following dams::

                    '101 patent -- July 20, 1997
                    '476 patent -- June 21, 2003
                    '472 patent -- July 06, 2003
     In summary:

     1. The '101 patent, as reexamined, pertains to and claims as the protected invention, a special image intensifier/screen combination, either alone or as a part of an x-ray system;

     2. The '476 patent pertains to and claims as the protected invention, an electrical transformer that can be used in a power supply for an x-ray tube to step up relatively low voltage to relatively high voltage (such as to the voltage level needed to power an x-ray robe); and

     3. The '472 patent pertains to and claims as the protected invention, a high voltage power supply circuit which can power an x-ray robe.

     In our opinion, the current Fluoroscan products use the inventions recited in these three U.S. patents.

     We base our opinion regarding the licensed patents expressed above on our study of the patents and their file histories, including prior an of record, on our inspection of records maintained by the United States Patent and Trademark Office, and on our inspection of the current Fluoroscan products and on additional information supplied by Fluoroscan and its counsel.

2.   Patent Scope

     The '101 patent in our opinion covers an image intensifier/screen combination having specified characteristics, and x-ray system using such a combination, but may not cover certain other types of image intensifiers that can be used in conjunction with screens in x-ray systems.

     The '476 and '472 patents in our opinion cover transformers and power supply, respectively, such as used in Fluoroscan's current products, but may not cover certain other transformers and power supplies that can be used in similar products.

     We base our opinion regarding patent scope on our study of the patents, of their file histories, of prior art of record therein, of additional prior art uncovered in an independent search which we carried out, of the material retained by Fluoroscan's counsel from the litigation involving the '101 patents, and on our inspection of Fluoroscan's products and additional information supplied by Fluoroscan and its counsel.

3.   Patent Validity

     In our opinion, the '101, '476 and '472 patents are valid.

     We base our opinion on validity on our study of the patents, of their file histories, of prior art of record therein, of additional prior art uncovered in an independent search which we carried out, of the material retained by Fluoroscan's counsel from the litigation involving the '101 patents, and on additional information supplied by Fluoroscan and its counsel.

4    Patent Enforceability

     In our opinion, the '101, '476 and '472 patents are enforceable.

     We base our opinion on enforceability on our study of the patents, of their file histories, of prior art of record therein, of additional prior art uncovered in an independent search which we carried out, of the material retained by Fluoroscan's counsel from the litigation involving the '101 patents, and on additional information supplied by Fluoroscan and its counsel.

5.   Subsisting License

     In our opinion, the license rights granted to Fluoroscan under the '101, '476 and '472 patents subsist.

The license rights under the '101 patent are for a specified technology ("nonradioactive isotope" uses) and specified claims of the patent. The license rights under the '476 and '472 patents are subject to a prior license granted in the field of "Lixiscope" uses. Further, the license fights under all three patents require manufacture in the U.S. There is no exclusivity in other countries. The licensor can terminate for cause, and Fluoroscan can terminate at will upon notice.

     The license fights give Fluoroscan a qualified exclusivity in that: (a) the licensor can practice the patents at will and can make, use and sell such products in competition with Fluoroscan; (b) the licensor can license others under these patents if it determines that this would be required by factors such as public health and the national interest; (c) Fluoroscan has sublicensed its rights under the '101 patent (and the Reexamination Certificate for that patent) to Xi Tec, Inc. ("Xi Tec") for the life of the '101 patent, pursuant to the settlement of a lawsuit involving the '101 patent; and (d) the license to Fluoroscan under the '476 and '472 patents is subject to a prior field-of-use license to Hopkins International Company ("Hopkins").

     The license rights under each respective patent expire when the patent expires, unless earlier terminated (e.g., for breach).

6.   Fluoroscan's Royalty Obligations

     In our opinion, the license rights under the three U.S. patents obligate Fluoroscan to pay royalty. The royalty is at the rate of 4.5% while Fluoroscan's products use all three patents. After the '101 patent expires (or if Fluoroscan's products no longer use it, the royalty is at the rate of 3.5 % for the use of either or both of the '476 and '472 patents.

     We base this opinion on our study of the license documents supplied to us by Fluoroscan's counsel.

7.   Royalty Due To Fluoroscan

     In our opinion, Xi Tec, Inc. ("Xi Tee") has a sublicense under the '101 patent which obligates it to pay Fluoroscan a royalty of $1350 (and possibly an additional $300) for each Xi Tec machine using the '101 patent, using the '101 patent expires in approximately one year. (In turn, Fluoroscan is obligated to pay its licensor $300 of the royalty received per Xi Tec machine.)

     We base this information on our study of the license and sublicense documents and information supplied to us by Fluoroscan and its counsel, and of the material respecting the litigation involving the '101 patent retained by Fluoroscan's counsel.

B.   RIGHTS IN THE NAME, FLUOROSCAN

     In our opinion, Fluoroscan likely has the right to continue using the name Fluoroscan in connection with its current line of products, because it has used it without challenge for an extended time period and for other reasons. However, Fluoroscan has not been able to obtain a registration for that name because of a prior use or registration of the same name by another.

     We base this opinion on documents and information supplied to us by Fluoroscan and its counsel and our search of public records.

C.   TRADE SECRETS

     In our opinion, Fluoroscan owns certain trade secrets related to its products and business, and has maintained them as such.

     We base this opinion on documents and information supplied to us by Fluoroscan employees and counsel.

D.   EXPOSURE TO INTELLECTUAL PROPERTY OF OTHERS

     In our opinion, Fluoroscan's current and past products do not infringe intellectual property of others which we have been able to uncover in our search of public records.

     We base this opinion on our study of Fluoroscan's current and past products, on the results of our search in public records, and on information supplied to us by Fluoroscan and its counsel, including representations thereof that Fluoroscan is unaware of any allegations that its products have infringed intellectual property of others.

E.   GENERAL

     We are members of the bar of the State of New York and we do not express any opinion with respect to the law of any other jurisdiction other than the law of the State of New York and the federal law of the United States.

     This opinion is based on the facts and law in existence on this date, and any change in such conditions might require changes in the above opinion.

     This opinion is delivered to you in connection with the transaction for which you have requested it and it may not be relied upon by any other party or person for any other purpose.

                                   Very truly yours,
                                   COOPER & DUNHAM LLP

                                                                       EXHIBIT K
                                                                       ---------

                          Opinion of Parent's Counsel
                          ---------------------------

     The following opinions and confirmations will be subject to customary assumptions and qualifications.

1. Each of the Parent and the Acquisition Subsidiary is a corporation duly incorporated, existing and in good standing under the laws of the State of Delaware. The Parent has the corporate power and authority to own or lease its properties and to conduct is business as presently conducted.

2. Each of the Parent and the Acquisition Subsidiary has the corporate power and authority to enter into the Agreement and to perform its respective obligations thereunder. The execution and delivery by the Parent of the Agreement has been duly authorized by all necessary corporate action on the part of the Parent, has been duly executed and delivered by the Parent, and constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms. The execution and delivery by the Acquisition Subsidiary of the Agreement has been duly authorized by all necessary corporate action on the part of the Acquisition Subsidiary, has been duly executed and delivered by the Acquisition Subsidiary, and constitutes the legal, valid and binding obligation of the Acquisition Subsidiary, enforceable against the Acquisition Subsidiary in accordance with its terms.

3. The authorized capital stock of the Parent consists of (i) 1,622,685 shares of preferred stock, $.01 par value, none of which are outstanding, and (ii) 30,000,000 shares of common stock, $.01 par value, of which ____ shares were issued and outstanding at the close of business on _______ [one business day prior to the date hereof]. Each share of Parent Common Stock is, and each share of Parent Common Stock to be issued to the stockholders of the Company at the Effective Time will be accompanied by one Parent Purchase Right. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. All of the Merger Shares will be, when issued in accordance with the Agreement, duly authorized, validly issued, fully paid and nonassessable.

4. Except as disclosed in the Merger Agreement, the execution and delivery of the Agreement and consummation of the Merger and the other transactions contemplated thereby will not result in (i) a breach or violation of any of the terms or provisions of or constitute a default under or violate or conflict with the Charter or Bylaws of the Parent or the Acquisition Subsidiary, (ii) to our knowledge, a breach or violation of any provision of any material contract or agreement attached as or incorporated by reference as an exhibit to the Company's 1995 Annual Report on Form 10-K or any subsequent Company SEC filings to which the Parent or the Acquisition Subsidiary is a party or by which the Parent or the Acquisition Subsidiary is bound (the "Material Contracts"), or give rise to the right of termination of any such Material Contract or (iii) the creation of any lien on any property of the Parent or Acquisition

     Subsidiary (except due to acts of Parent or the Acquisition Subsidiary). To our knowledge, neither the Parent or the Acquisition Subsidiary is a party to, or expressly bound by, any judgment, injunction or decree of any court of governmental authority which would restrict or interfere with the performance by the Company of its obligations under the Agreement.

5. To our knowledge, all authorizations, consents and approvals of all federal and state governmental agencies required in order to permit the consummation of the Merger and the other transactions contemplated by the Agreement on the part of the Parent and the Acquisition Subsidiary have been obtained, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and (ii) the approvals and registrations which if not obtained would not have a Parent Material Adverse Effect.

6. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under Delaware law.

7. To our knowledge, Parent has filed with the Commission all forms, statements, reports and documents (including all exhibits, amendments, and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act since January 1, 1994, and the respective rules and regulations thereunder, all of which complied as to form in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, it being understood that we do not need to express any opinion with respect to the operating statistics, financial statements, financial schedules and other financial and statistical data included therein.

8. The Registration Statement has become effective under the Securities Act and to the best of our knowledge no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose are pending or threatened by the Commission.

9. The Registration Statement and the Proxy Statement/Prospectus included therein comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and with the rules and regulations of the Commission thereunder, it being understood that we do not need to express any opinion with respect to the operating statistics, financial statements, financial schedules and other financial and statistical data included therein or any information relating to or furnished by the Company or any of its Subsidiaries.

The following numbered paragraphs may be in the form of a confirmation in the Opinion Letter and not a numbered opinion:

1. We have participated in conferences with S. David Ellenbogen and Glenn P. Muir, the Chairman and Chief Financial Officer of the Parent, respectively, and other representatives of the Parent, representatives of the Company, representatives of Katten, Muchin & Zavis, counsel to the Company, representatives of BDO Seidman, LLP, the independent public accountants for the Company, and representatives of Arthur Andersen LLP, the independent public accountants for the Parent, at which conferences we made inquiries of such representatives of the Parent and the representatives of the Parent's independent public accountants, and discussed the contents of the Registration Statement, the Proxy Statement/Prospectus and related matters and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in any Registration Statement or the Proxy Statement/Prospectus, on the basis of the foregoing, and solely with respect to the Parent and the Acquisition Subsidiary, no facts have come to our attention which give us reason to believe that the Registration Statement, as of its effective date under the Securities Act, as of the meeting date of the shareholders of the Company in connection with the Transaction (the "Meeting Date") and as of the date hereof contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement/Prospectus, as of its mailing date to the shareholders of the Company, the Meeting Date and the date hereof, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that we do not need to express any opinion with respect to the operating statistics, financial statements, financial schedules and other financial and statistical data included therein, or any information concerning or furnished by the Company.

2. To our knowledge, based solely on a review of our firm's case intake and an officer's certificate, except as disclosed in the Agreement, there are no claims, actions, suits, arbitrations, proceedings or investigations pending (or, to our knowledge, overtly threatened in writing) against the Parent or the Acquisition Subsidiary, and there are no outstanding court orders, court decrees, or court stipulations to which the Parent or the Acquisition Subsidiary is a party or by which any of their respective assets are bound, any of which (a) if adversely determined would materially restrict or interfere with the Agreement or the transactions contemplated thereby, or
     (b) materially restrict the present business properties, operations, prospects, assets, revenues or condition (financial or otherwise) of the Parent or the Acquisition Subsidiaries, or (c) would, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude the Parent's or the Acquisition Subsidiary's ability to consummate the Merger or the other transactions contemplated thereby.

              [LETTERHEAD OF RODMAN & RENSHAW, INC. APPEARS HERE]


                                                      July 18, 1996

Board of Directors
FluoroScan Imaging Systems, Inc.
650-B Anthony Trail
Northbrook, IL 60062


Gentlemen:

     We understand that FluoroScan Imaging Systems, Inc., a Delaware corporation ("FluoroScan" or the "Company"), intends, subject to approval by its Board of Directors, to enter into an Agreement and Plan of Merger substantially in the form delivered to us on July 18, 1996 (the "Agreement of Merger") with a newly formed acquisition corporation, a Delaware corporation (the "Sub"), and a wholly-owned subsidiary of Hologic, Inc., a Delaware corporation ("Hologic"), relating to the proposed merger of the Company with and into Sub (FluoroScan being the surviving corporation in the merger) (the "Merger") pursuant to which, among other things: (a) each share of Class A Common Stock, $.0001 par value, of FluoroScan issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.31069 shares of Common Stock of Hologic, $.01 par value, (the "Exchange Ratio"), subject to a price collar on the Common Stock of Hologic of $30.17 and $50.29 (the "Exchange Ratio"); (b) each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger held in Treasury of the Company, by the Sub, or by Hologic shall be canceled and retired and no payment shall be made with respect thereto; and (c) all options, whether vested or unvested, to purchase FluoroScan Common Stock and all options to purchase Company units then outstanding shall be assumed by Hologic as provided in the Agreement of Merger.

     The Merger is expected to be considered by the stockholders of the Company at a special meeting of stockholders and to be consummated on or shortly after the date of such meeting.

     You have asked for our opinion, as investment bankers, as to whether the Exchange Ratio is fair to the holders of FluoroScan Common Stock from a financial point of view.

     Rodman & Renshaw, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of FluoroScan in connection with the Merger, have received fees for financial advisory services upon the execution of the Agreement of Merger and the

FluoroScan Imaging Systems, Inc.
July 18, 1996
Page 2

delivery of this opinion and will receive an additional fee contingent upon the consummation of the Merger.

        In arriving at the opinion set forth below, with respect to FluoroScan, we have, among other things: (a) reviewed, from a financial point of view, the Agreement of Merger and the annexes thereto; (b) studied the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 1994 and 1995 and its interim reports on Form 10-QSB and 8-K filed since July 11, 1994; (c) reviewed certain publicly available financial and operating data relating to FluoroScan's business and prospects, which historical information and data the management of FluoroScan has represented to us as fairly presenting the financial condition and operating results of FluoroScan as of the dates presented and, with respect to the prospects of FluoroScan, as being reasonable evaluations of FluoroScan's prospects; (d) discussed certain financial information and the business and prospects of FluoroScan with its senior management; (e) reviewed the reported historical and recent market prices and trading volumes of the FluoroScan Common Stock; (f) compared the financial, operating and stock price performance of FluoroScan with certain other companies deemed comparable; (g) reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions deemed comparable; and (h) made such other analyses and examinations as we deemed necessary or appropriate. With respect to Hologic, we have, among other things: (a) studied the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended September 25, 1993 September 24, 1994 and September 30, 1995 and its interim reports on Form 10-Q and 8-K filed since September 25, 1993; (b) reviewed certain publicly available financial and operating data relating to Hologic's business and prospects, which historical information and data the management of Hologic has represented to us as fairly presenting the financial condition and results of operations of Hologic as of the dates presented and, with respect to the prospects of Hologic, as being reasonable evaluations of Hologic's prospects; (c) discussed certain financial information and the business and prospects of Hologic with its senior management; (d) reviewed the reported historical and recent market prices and trading volumes of the Hologic Common Stock; (e) compared the financial, operating and stock price performance of Hologic with certain other companies deemed comparable; and (f) made such other analyses and examinations as we deemed necessary or appropriate. We also have taken into account our assessment of economic, market and financial conditions generally and within the industry in which FluoroScan and Hologic are engaged.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by FluoroScan and Hologic or obtained by us from other sources, and we have relied upon the representations of respective management of FluoroScan and Hologic that they are unaware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of FluoroScan or Hologic or have been furnished with any such appraisals. With respect to the publicly available financial forecasts with regard to each of FluoroScan and Hologic which we have reviewed, we have relied on the representations of the respective management of FluoroScan and Hologic that such available forecasts were reasonable and that:
(a) as to the respective forecasts, they are unaware of any facts that would make such information incomplete, in any material respect, or misleading; and
(b) there have been no material adverse developments in

FluoroScan Imaging Systems, Inc.
July 18, 1996
Page 3

the business condition (financial or otherwise) or prospects of FluoroScan or Hologic, respectively, since each company's most recent fiscal year end. We also have assumed, on the basis of advice from FluoroScan's independent public accountants and counsel, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax free reorganization for Federal income tax purposes.

        Our opinion is necessarily based on economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of this opinion. In the performance of our financial advisory services, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of FluoroScan or any of its assets. No other limitations were imposed upon us by FluoroScan with respect to the investigations to be made or procedures to be followed by us in rendering our opinion.

        The opinion expressed herein does not constitute a recommendation as to any action the Board of Directors or any stockholder of FluoroScan should take in connection with the Merger. We have expressed no opinion as to the value of the securities of Hologic to be issued to holders of FluoroScan Common Stock upon consummation of the Merger, or the prices at which such securities may trade at any time. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Merger, including, without limitation, the tax consequences thereof.

        It is understood that this letter is for the information of the Board of Directors of FluoroScan in connection with its evaluation of the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio to the holders of FluoroScan Common Stock and for inclusion in the Joint Proxy Statement of FluoroScan and Hologic relating to the Merger. Without limiting the foregoing, in rendering this opinion, we have not been engaged to act as an agent or fiduciary for FluoroScan's common stockholders or any other third party.

        Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of Common Stock of FluoroScan from a financial point of view.


                                        Very truly yours,


                                        RODMAN & RENSHAW, INC.


                                        By:  /s/Peter H. Blum
                                           ---------------------
                                           Peter H. Blum
                                           Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 10 of the Registrant's Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the Delaware General Corporation Law. Article VII of the Registrant's By-Laws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provided that indemnification shall be provided if the party in question is successful on the merits or otherwise. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. The Company may also enter into similar agreements with certain of its officers who are not also directors. The effect of these provisions is to permit indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended. The Registrant also maintains directors and officers liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     EXHIBIT
       NO.                         DESCRIPTION                        REFERENCE
     -------                       -----------                        ---------
         2.01 --Agreement and Plan of Merger dated as of July 18,       *
                1996, between the Registrant, Fenway Acquisition
                Corp. and FluoroScan Imaging Systems, Inc.
         3.01 --Certificate of Incorporation of the Registrant.         3.01-A
         3.02 --By-Laws of the Registrant.                              3.02-A
         4.01 --Specimen certificate for shares of the Registrant's     4.01-A
                Common Stock.
         4.02 --Description of capital stock contained in the           4.02-A
                Certificate of Incorporation of the Registrant,
                filed as Exhibit 3.01.
         4.03 --Rights Agreement dated December 22, 1992.               4.03-C
         4.04 --Amendment No. 1 to Rights Agreement.                    4.04-G
         5.01 --Opinion of Brown, Rudnick, Freed & Gesmer.
         8.01 --Form of Opinion of Brown, Rudnick, Freed & Gesmer       +
                with respect to federal income tax matters.
         8.02 --Form of Opinion of Katten Muchin & Zavis with           +
                respect to federal income tax matters.
        10.01 --1986 Combination Stock Option Plan, as amended.        10.07-F
        10.02 --Amended and Restated 1990 Non-Employee Director        10.08-H
                Stock Option Plan.
        10.03 --Employee Stock Purchase Plan of the Registrant.        10.09-F
        10.04 --1995 Combination Stock Option Plan.                    10.10-H
        10.05 --Form of Indemnification Agreement for directors and    10.12-A
                certain officers of the Registrant.

     EXHIBIT
       NO.                         DESCRIPTION                        REFERENCE
     -------                       -----------                        ---------
        10.06 --Management Agreement between the Registrant and        10.17-A
                Vivid Technologies, Inc.
        10.07 --License Agreement between the Registrant and Vivid     10.18-A
                Technologies, Inc.
      **10.08 --Distribution Agreement between the Registrant, Toyo
                Medic
                Company Limited and Yokogawa Medical Systems, Ltd.     10.19-B
        10.09 --Facility lease between the Registrant and Lincoln      10.20-B
                Street Trust.
      **10.10 --Orion Corporation Soredex Distribution Agreement       10.21-D
                for Scanora.
        10.11 --Employment Agreement with an officer of the            10.22-E
                Registrant.
      **10.12 --Serex License Agreement.                               10.24-H
        10.13 --Form of Amended and Restated Employment Agreement      +
                with Larry S. Grossman.
        10.14 --Form of Amended and Restated Employment Agreement      +
                with Arlen L. Issette
        10.15 --Form of Stockholder Option Agreement among the         +
                Registrant Larry S. Grossman and Arlen L. Issette.
        10.16 --Form of Irrevocable Proxy and Voting Agreement         +
                between the Registrant and each of Larry S. Grossman
                and Arlen L. Issette.
        10.17 --First Amendment to facility lease between the          +
                Registrant and Lincoln Street Trust.
        22.01 --Subsidiaries of the Registrant.                        +
        23.1  --Consent of Brown, Rudnick, Freed & Gesmer
               (contained in Exhibit 5).
        23.2  --Consent of Katten Muchin and Zavis.
        23.3  --Consent of Arthur Andersen LLP, independent
                accountants of the Registrant.
        23.4  --Consent of BDO Seidman, LLP, independent
                accountants of FluoroScan Imaging Systems, Inc.
        23.5  --Consent of Rodman & Renshaw, Inc.
        99    --Form of FluoroScan Imaging Systems, Inc. Proxy Card    +

- --------
 * Filed herewith as Appendix A to the Proxy Statement/Prospectus. Pursuant to
   Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement are omitted. A list of such schedules appears at the end of the Merger Agreement. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission on request.

** Confidentiality requested as to certain matters.

 + Each of the exhibits was previously filed as an exhibit of the same number to the Registrant's Registration Statement on Form S-4 (Registration No. 333-08977) and is incorporated herein by reference.

A. Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-33-128) filed on January 24, 1990. The number set forth in the reference column is the number of the Exhibit in said Registration Statement.

B. Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 1990. The number set forth in the reference column is the number of the Exhibit in said Report.

C. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1992. The number set forth in the reference column is the number of the Exhibit in such Report.

D. Incorporated by reference to the Registrant's Annual Quarterly Report on Form 10-Q for the third quarter of the fiscal year ended September 25, 1993. The number set forth in the reference column is the number of the
   Exhibit in such Report.

E. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 25, 1993. The number set forth in the reference column is the number of the Exhibit in such Report.

F. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 24, 1994. The number set forth is the reference column is the number of the Exhibit in such Report.

G. Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-65019) filed on December 14, 1995. The number set forth in the reference column is the number of the Exhibit in such Registration Statement.

H. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 25, 1995. The number set forth in the reference column is the number of the Exhibit in such Report.

  (b) Financial Statement Schedules

    The following financial statement schedule of the Registrant is filed herewith:

       Schedule II --Valuation and Qualifying Accounts.

  All other schedules are omitted as the information required is inapplicable or the information is presented in the financial statements or the related notes.

  (c) The opinion of Rodman & Renshaw, Inc. is included as Appendix B to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WALTHAM, COMMONWEALTH OF MASSACHUSETTS ON THE 9TH DAY OF SEPTEMBER, 1996.

                                         Hologic, Inc.

                                                 /s/ S. David Ellenbogen
                                         By: __________________________________
                                               S. DAVID ELLENBOGEN CHIEF
                                                   EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

      /s/ S. David Ellenbogen         Principal Executive      September 9,
- ------------------------------------   Officer and                 1996
        S. DAVID ELLENBOGEN            Director

         /s/ Glenn P. Muir            Principal Financial      September 9,
- ------------------------------------   and Accounting              1996
           GLENN P. MUIR               Officer

          /s/ Jay A. Stein            Director                 September 9,
- ------------------------------------                               1996
            JAY A. STEIN

          /s/ Irwin Jacobs            Director                 September 9,
- ------------------------------------                               1996
            IRWIN JACOBS

                                      Director                 September 9,
- ------------------------------------                               1996
          WILLIAM A. PECK

                                      Director                 September 9,
- ------------------------------------                               1996
            GERALD SEGEL

         /s/ Elaine Ullian            Director                 September 9,
- ------------------------------------                               1996
           ELAINE ULLIAN

       /s/ Larry S. Grossman          Director                 September 9,
- ------------------------------------                               1996
         LARRY S. GROSSMAN

                                                                     SCHEDULE II

                         HOLOGIC, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                          BALANCE AT CHARGED TO  BALANCE
                          BEGINNING  COSTS AND  AT END OF
                          OF PERIOD   EXPENSES   PERIOD
                          ---------- ---------- ---------
Allowance for Uncollect-
 ible Amounts Year End-
 ed:
September 25, 1993......     $125       $ 70      $195
September 24, 1994......      195        655       850
September 30, 1995......      850        --        850

                                 EXHIBIT INDEX

     EXHIBIT
       NO.                         DESCRIPTION                        REFERENCE
     -------                       -----------                        ---------
         2.01 --Agreement and Plan of Merger dated as of July 18,       *
                1996, between the Registrant, Fenway Acquisition
                Corp. and FluoroScan Imaging Systems, Inc.
         3.01 --Certificate of Incorporation of the Registrant.         3.01-A
         3.02 --By-Laws of the Registrant.                              3.02-A
         4.01 --Specimen certificate for shares of the Registrant's     4.01-A
                Common Stock.
         4.02 --Description of capital stock contained in the           4.02-A
                Certificate of Incorporation of the Registrant,
                filed as Exhibit 3.01.
         4.03 --Rights Agreement dated December 22, 1992.               4.03-C
         4.04 --Amendment No. 1 to Rights Agreement.                    4.04-G
         5.01 --Opinion of Brown, Rudnick, Freed & Gesmer.
         8.01 --Form of Opinion of Brown, Rudnick, Freed & Gesmer      +
                with respect to federal income tax matters.
         8.02 --Form of Opinion of Katten Muchin & Zavis with          +
                respect to federal income tax matters.
        10.01 --1986 Combination Stock Option Plan, as amended.        10.07-F
        10.02 --Amended and Restated 1990 Non-Employee Director        10.08-H
                Stock Option Plan.
        10.03 --Employee Stock Purchase Plan of the Registrant.        10.09-F
        10.04 --1995 Combination Stock Option Plan.                    10.10-H
        10.05 --Form of Indemnification Agreement for directors and    10.12-A
                certain officers of the Registrant.
        10.06 --Management Agreement between the Registrant and        10.17-A
                Vivid Technologies, Inc.
        10.07 --License Agreement between the Registrant and Vivid     10.18-A
                Technologies, Inc.
      **10.08 --Distribution Agreement between the Registrant, Toyo
                Medic
                Company Limited and Yokogawa Medical Systems, Ltd.     10.19-B
        10.09 --Facility lease between the Registrant and Lincoln      10.20-B
                Street Trust.
      **10.10 --Orion Corporation Soredex Distribution Agreement       10.21-D
                for Scanora.
        10.11 --Employment Agreement with an officer of the            10.22-E
                Registrant.
      **10.12 --Serex License Agreement.                               10.24-H
        10.13 --Form of Amended and Restated Employment Agreement      +
                with Larry S. Grossman.
        10.14 --Form of Amended and Restated Employment Agreement      +
                with Arlen L. Issette
        10.15 --Form of Stockholder Option Agreement among the         +
                Registrant Larry S. Grossman and Arlen L. Issette.
        10.16 --Form of Irrevocable Proxy and Voting Agreement         +
                between the Registrant and each of Larry S. Grossman
                and Arlen L. Issette.
        10.17 --First Amendment to facility lease between the          +
                Registrant and Lincoln Street Trust.
        22.01 --Subsidiaries of the Registrant.                        +
        23.1  --Consent of Brown, Rudnick, Freed & Gesmer
                (contained in Exhibit 5).

     EXHIBIT
       NO.                          DESCRIPTION                        REFERENCE
     -------                        -----------                        ---------
        23.2  --Consent of Katten Muchin and Zavis.
        23.3  --Consent of Arthur Andersen LLP, independent
                accountants of the Registrant.
        23.4  --Consent of BDO Seidman, LLP, independent accountants of FluoroScan Imaging Systems, Inc.
        23.5  --Consent of Rodman & Renshaw, Inc.
        99    --Form of FluoroScan Imaging Systems, Inc. Proxy Card     +

- --------
 * Filed herewith as Appendix A to the Proxy Statement/Prospectus. Pursuant to
   Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement are omitted. A list of such schedules appears at the end of the Merger Agreement. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission on request.

** Confidentiality requested as to certain matters.

 + Each of the exhibits was previously filed as an exhibit of the same number to the Registrant's Registration Statement on Form S-4 (No. 333-08977) and is incorporated herein by reference.

A. Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-33-128) filed on January 24, 1990. The number set forth in the reference column is the number of the Exhibit in said Registration Statement.

B. Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 1990. The number set forth in the reference column is the number of the Exhibit in said Report.

C. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1992. The number set forth in the reference column is the number of the Exhibit in such Report.

D. Incorporated by reference to the Registrant's Annual Quarterly Report on Form 10-Q for the third quarter of the fiscal year ended September 25, 1993. The number set forth in the reference column is the number of the
   Exhibit in such Report.

E. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 25, 1993. The number set forth in the reference column is the number of the Exhibit in such Report.

F. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 24, 1994. The number set forth is the reference column is the number of the Exhibit in such Report.

G. Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-65019) filed on December 14, 1995. The number set forth in the reference column is the number of the Exhibit in such Registration Statement.

H. Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 25, 1995. The number set forth in the reference column is the number of the Exhibit in such Report.